EXHIBIT 10.54
MASTER CONTRIBUTION AND SALE AGREEMENT
dated as of August 10, 2006
among
FOREST CITY ENTERPRISES, INC.,
CERTAIN ENTITIES AFFILIATED WITH
FOREST CITY ENTERPRISES, INC.,
FOREST CITY MASTER ASSOCIATES III, LLC,
CERTAIN ENTITIES AFFILIATED WITH
FOREST CITY MASTER ASSOCIATES III, LLC,
CERTAIN ENTITIES AFFILIATED WITH
BRUCE C. RATNER
and
CERTAIN INDIVIDUALS AFFILIATED WITH
BRUCE C. RATNER

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		Page
10.11	Captions	65
10.12	Counterparts	65
10.13	Severability	66
10.14	Prior Negotiations; Construction	66
10.15	Litigation Expenses	66
10.16	No Recordation	66
10.17	WAIVER OF TRIAL BY JURY	66

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EXHIBITS
EXHIBIT A	Master III Operating Agreement
EXHIBIT B-1	Form Interest Contribution Agreement
EXHIBIT B-2	Form Interest Transfer Agreement
EXHIBIT C-1	Form Registration Rights Agreement
EXHIBIT C-2	Form Addendum to Registration Rights Agreement
EXHIBIT D-1	Form Tax Protection Agreement
EXHIBIT D-2	Form Addendum to Tax Protection Agreement
EXHIBIT E	Form Voting Agreement
EXHIBIT F	Estoppel Certificate Standards
EXHIBIT G-1	Form Amended Operating Agreement or Partnership Agreement relating to Operating Properties
EXHIBIT G-2	Form Amended Operating Agreement or Partnership Agreement relating to Development Properties
EXHIBIT H	Form Legal Opinion

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SCHEDULES
SCHEDULE P-1A	FCE Entities
SCHEDULE P-1B	Master III Entities
SCHEDULE P-2A	BCR Entities
SCHEDULE P-2B	BCR Individuals
SCHEDULE P-3A	Properties
SCHEDULE P-3B	Property Owners and Organizational Charts
SCHEDULE P-3C	Development Property Owners and Organizational Charts
SCHEDULE P-3D	Nets, Atlantic Yards, Bloomfield and Metrotech Associates and Organizational Charts
SCHEDULE P-3E	Service Companies and Organizational Charts
SCHEDULE P-4	Preliminary Transactions
SCHEDULE P-5A	Nets, Atlantic Yards, Bloomfield and Metrotech Associates Transfers
SCHEDULE P-5B	Service Company Transfers
SCHEDULE P-6A	BCR Contributed Interests in Operating Properties
SCHEDULE P-6B	BCR Sold Interests in Operating Properties
SCHEDULE P-6C	FCE Contributed Interests in Operating Properties
SCHEDULE P-7A	BCR Contributed Interests in Development Properties
SCHEDULE P-7B	FCE Contributed Interests in Development Properties
SCHEDULE P-7C	BCR Sold Interests in Development Properties
SCHEDULE 1.2A	Ground Lease Consents
SCHEDULE 1.2B	Development Property Consents
SCHEDULE 1.3(b)	Certain Lender and Third Party Consents
SCHEDULE 2.3(c)	Determination of Value
SCHEDULE 3.1(a)	Existing Title Policies
SCHEDULE 3.1(b)	New Title Commitments
SCHEDULE 4.13-1	Anchors
SCHEDULE 4.13-2	Ground Lessors
SCHEDULE 4.13-3	Reciprocal Easement Agreements
SCHEDULE 4.17	Amended Operating Agreements or Partnership Agreements
SCHEDULE 4.18A	“Heldback” FCE Interests
SCHEDULE 4.18B	Certain Outside Investors and Outside Interests
SCHEDULE 5.3(j)	Outside Investor Consents
SCHEDULE 5.4(j)	Non-Consolidation Opinions
SCHEDULE 6.1(d)	Required Estoppel Certificates and Required BCR Consents
SCHEDULE 7.1(a)	FCE Entities Organization
SCHEDULE 7.1(e)	Capitalization of FCEI
SCHEDULE 7.1(r)	Individuals Comprising “Knowledge of Forest City”
SCHEDULE 7.2(a)	BCR Entities Organization
SCHEDULE 7.2(c)	Consents
SCHEDULE 7.2(f)	Non-Compliance with Laws
SCHEDULE 7.2(g)	Pending Tax Claims and Audits
SCHEDULE 7.2(j)	List of Ground Leases and Anchor Tenant Leases and Defaults Under Ground Leases and Anchor Tenant Leases

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SCHEDULES
SCHEDULE 7.2(k)	Unpaid Leasing Commissions, Fees and Tenant Improvement Allowances
SCHEDULE 7.2(l)	Defaults under Operating Contracts
SCHEDULE 7.2(m)	Defaults under Continuing Loans
SCHEDULE 7.2(n)	Environmental Reports
SCHEDULE 7.2(o)	Financial Information Letter
SCHEDULE 7.2(p)	FCRC Form 10-K Information
SCHEDULE 7.2(t)	Individuals Comprising “Knowledge of BCR Entities”
SCHEDULE 9.2(c)	Certain Waivers

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INDEX OF DEFINED TERMS

Page
2005 Form 10-K	44
2006 Form 10-Qs	44
80 DeKalb	17
80 DeKalb Value	18
Additional Units	13
Agreement	1
Anchor Tenant Leases	50
Anchors	26
Appraisal Notice	11
Atlantic Yards	2
BCR	1
BCR Contributed Interests	4
BCR Employment Agreement	24
BCR Entities	1
BCR Individuals	1
BCR Interests	3
BCR Master I Interests	1
BCR Master II Interests	1
BCR Material Adverse Change	47
BCR Release Date	7
BCR Representative	22
BCR Service Company Interest	2
BCR Sold Interests	4
BCR Transferor Party	7
BCR Transferred Interests	4
BCR Units	13
Beekman	17
Bloomfield	2
BR Master	1
Claims	8
Claims Notice	56
Class A Additional Common Units	13
Class A Initial Common Units	9
Class B Initial Common Units	9
Closing	29
Closing Date	29
Code	25
Commercially Reasonable Efforts	6
Commission	44
Condemnation	20
Consideration	10

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Page
Continuing Loan	6
Contributed Interests	4
Deferred Closing	29
Deferred Closing Date	29
Development Property	1
Development Property Closing	14
Development Property Joint Venture	15
Development Property Owner	2
Encumbrance	18
Environmental Reports	51
Estoppel Certificate	26
Exchange Act	44
Exchange Rights	25
Excluded Property	29
Existing Title Policy	18
FCCH	1
FCE Contributed Interests	4
FCE Contributor Party	8
FCE Entities	1
FCE Interests	2
FCE Master I Interests	1
FCE Master II Interests	1
FCE Material Adverse Change	42
FCE Release Date	8
FCE Service Company Interest	2
FCEI	1
FCEI Stock	14
FCRC	23
FCRC Form 10-K Information	52
FCRPC	33
Forest City	1
Forest City Indemnified Parties	55
Governmental Authority	40
Greenhill	46
Ground Leases	50
Ground Lessor	26
Holding Entities	1
HSR Act	22
Indemnification Claim	56
Indemnified Party	56
Indemnifying Party	56
Initial Units	9
Interest Contribution Agreement	4
Interest Transfer Agreement	5
Interests	2
Liability Claim	56

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Page
Litigation Conditions	56
Loan Documents	51
Losses	55
Master I	1
Master I Interests	1
Master II	1
Master II Interests	1
Master III	1
Master III Entities	1
Master III Operating Agreement	3
Metrotech Associates	2
Nets	2
Nets Loan	27
New Title Commitment	18
Operating Contracts	50
Operating Property	1
Opinion of Counsel	25
Outside Interests	28
Outside Investor	2
Preliminary Transactions	3
Principal Closing	29
Principal Closing Date	29
Property	1
Property Owner	1
PTP	25
Registration Rights Agreement	23
Required BCR Consents	40
Required Estoppel Certificates	40
SEC Filings	45
Securities Act	44
Service Company	2
Special Committee	43
Stabilization Date	10
Stabilization Notice	11
Stabilized Closing Date	13
Stabilized Net Operating Income	10
Stabilized Value	11
Substantial Casualty	21
Substantial Condemnation	21
Tax Protection Agreement	23
Unit Transfer	25
Units	13
Voting Agreement	24

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MASTER CONTRIBUTION AND SALE AGREEMENT
     THIS MASTER CONTRIBUTION AND SALE AGREEMENT (this “Agreement”) is made as of the 10th day of August, 2006, by and among FOREST CITY ENTERPRISES, INC., an Ohio corporation (“FCEI”), the entities affiliated with FCEI that are identified on Schedule P-1A (FCE Entities) (the “FCE Entities”; FCEI and the FCE Entities are collectively referred to as “Forest City”), Forest City Master Associates III, LLC, a New York limited liability company (“Master III”), the entities affiliated with Master III or FCEI that are identified on Schedule P-1B (Master III Entities) (the “Master III Entities”), the entities affiliated with Bruce C. Ratner, an individual (“BCR”), that are identified on Schedule P-2A (BCR Entities) (the “BCR Entities”) and the individuals affiliated with Bruce C. Ratner that are identified on Schedule P-2B (BCR Individuals) (the “BCR Individuals”).
W I T N E S S E T H:
     WHEREAS, Forest City Commercial Holdings, Inc., a New York corporation (“FCCH”), and BR Master Limited Partnership, a New York limited partnership (“BR Master”), are general partners of Forest City Master Associates, a New York general partnership (“Master I”), and Master Associates II, a New York general partnership (“Master II”) (Master I, Master II and Master III are collectively referred to as the “Holding Entities”). The partnership interests of Master I owned by FCCH and BR Master are referred to as the “FCE Master I Interests” and the “BCR Master I Interests,” respectively (collectively, the “Master I Interests”). The partnership interests of Master II owned by FCCH and BR Master are referred to as the “FCE Master II Interests” and the “BCR Master II Interests,” respectively (collectively, the “Master II Interests”).
     WHEREAS, certain of the FCE Entities and certain of the BCR Entities, directly or through affiliates, own partnership or limited liability company interests in the owners of real estate identified on Schedule P-3A (Properties) (each, a “Property,” and collectively, the “Properties”).
     WHEREAS, certain Properties have been developed prior to the date hereof (each, an “Operating Property,” and collectively, the “Operating Properties”) while certain other Properties either have not stabilized or will be developed following the date hereof (each, a “Development Property,” and collectively, the “Development Properties”).
     WHEREAS, each of the Operating Properties is owned by a separate partnership or limited liability company that is identified on Schedule P-3B (Property Owners) (each, a “Property Owner,” and collectively, the “Property Owners”) and the organizational chart for each such Property Owner is included as part of Schedule P-3B (Property Owners). Each of the Development Properties is owned by a separate partnership or limited liability company that is identified on Schedule P-3C (Development Property Owners) (each, a “Development Property Owner,” and collectively, the “Development Property Owners”) and the organizational chart for each such Development Property Owner is included as part of Schedule P-3C (Development Property Owners).

     WHEREAS, certain of the BCR Entities own direct or indirect interests in Nets Sports and Entertainment, LLC, a Delaware limited liability company (the “Nets”), Atlantic Yard Development Company, LLC, a Delaware limited liability company (“Atlantic Yards”), FC Bloomfield Associates, LLC, a New Jersey limited liability company (“Bloomfield”), and Forest City Metrotech Associates Limited Partnership, a New York limited partnership (“Metrotech Associates”). The organizational chart for the Nets, Atlantic Yards, Bloomfield and Metrotech Associates is included as part of Schedule P-3D (Nets, Atlantic Yards, Bloomfield and Metrotech Associates).
     WHEREAS, in certain instances the BCR Individuals own indirect interests in the Properties.
     WHEREAS, certain non affiliated-investors (each, an “Outside Investor,” and collectively, the “Outside Investors”) also own direct or indirect interests in certain of the Property Owners, Development Property Owners, the Nets, Atlantic Yards and Metrotech Associates.
     WHEREAS, certain of the BCR Entities and BCR Individuals collectively own a fifty percent (50%) interest (each a “BCR Service Company Interest” and, collectively, the “BCR Service Company Interests”) and certain of the FCE Entities own a fifty percent (50%) interest (each a “FCE Service Company Interest” and, collectively, the “FCE Service Company Interests”) in companies that provide services to the Property Owners and Properties (each a “Service Company” and, collectively, the “Service Companies”). The organizational chart for each Service Company is included as part of Schedule P-3E (Service Companies).
     WHEREAS, the organizational charts included as part of Schedule P-3B (Property Owners), Schedule P-3C (Development Property Owners), Schedule P-3D (Nets, Atlantic Yards, Bloomfield and Metrotech Associates) and Schedule P-3E (Service Companies) identify the interests owned, directly or indirectly, by the FCE Entities, the BCR Entities, the BCR Individuals and the Outside Investors in each of the Properties, Service Companies, the Nets, Atlantic Yards, Bloomfield and Metrotech Associates (each will be referred to herein as an “Interest”, and collectively as the “Interests”). The Interest in each of the Property Owners, the Development Property Owner and the Service Companies that are owned, directly or indirectly, by the FCE Entities (including, without limitation, the FCE Master I Interests and the FCE Master II Interests) are collectively referred to as the “FCE Interests.” The Interests in each of the Property Owners, Development Property Owners, Service Companies, the Nets, Atlantic Yards, Bloomfield and Metrotech Associates that are owned, directly or indirectly, by the BCR Entities and BCR Individuals (including, without limitation, the BCR Master I Interests and the BCR Master II Interests) are referred to as the “BCR Interests.”
     WHEREAS, prior to the Principal Closing, Forest City will cause the members of Master III to amend and restate the operating agreement for Master III to be in the form set forth in Exhibit A (the “Master III Operating Agreement”).
     WHEREAS, prior to the Principal Closing, Forest City and the BCR Entities will (i) cause each of FC Harlem Center, LLC and FC Harlem Center Office, LLC to appoint an entity wholly-owned and controlled by BCR as the managing member of each such entity, provided that the entity appointed as managing member will only have a de minimus economic interest in either FC Harlem Center, LLC or FC Harlem Center Office, LLC and (ii) perform or cause to be performed the transfers identified on Schedule P-4 (Preliminary Transactions) (items (i) and (ii) collectively being the “Preliminary Transactions”).
     WHEREAS, at the applicable Closing, (a) with respect to the Nets, Atlantic Yards, Bloomfield and Metrotech Associates, each of the BCR Entities and BCR Individuals, as identified in “Column (I)” of Schedule P-5A (Nets, Atlantic Yards, Bloomfield and Metrotech Associates Transfers), will sell or otherwise transfer to the entity identified in “Column (IV)” of Schedule P-5A (Nets, Atlantic Yards, Bloomfield and Metrotech Associates Transfers) the interest identified in “Column (II)” of Schedule P-5A (Nets, Atlantic Yards, Bloomfield and Metrotech Associates Transfers) owned by such BCR Entity or BCR Individual in the entity identified in “Column (III)” of Schedule P-5A (Nets, Atlantic Yards, Bloomfield and Metrotech Associates Transfers) and (b) with respect to the Service Companies, each of the BCR Entities, BCR Individuals and FCE Entities identified in “Column (I)” of Schedule P-5B (Service Company Transfers) will sell or otherwise transfer to Master III the Service Company Interest identified in “Column (II)” of Schedule P-5B (Service Company Transfers) owned by such BCR Entity, BCR Individual or FCE Entity in the Service Company identified in “Column (III)” of Schedule P-5B (Service Company Transfers).
     WHEREAS, at the Principal Closing, with respect to each Operating Property, (a) each of the BCR Entities and BCR Individuals, as identified in “Column (I)” of Schedule P-6A (BCR Contributed Interests in Operating Properties), will contribute to the entity identified in “Column (IV)” of Schedule P-6A (BCR Contributed Interests in Operating Properties) the interest identified in “Column (II)”of Schedule P-6A (BCR Contributed Interests in Operating Properties) owned by such BCR Entity or BCR Individual in the entity identified in “Column (III)” of Schedule P-6A (BCR Contributed Interests in Operating Properties), (b) each of the BCR Entities and BCR Individuals, as identified in “Column (I)” of Schedule P-6B (BCR Sold Interests in Operating Properties), will sell to the entity identified in “Column (IV)” of Schedule P-6B (BCR Sold Interests in Operating Properties) the interest identified in “Column (II)”of Schedule P-6B (BCR Sold Interests in Operating Properties) owned by such BCR Entity or BCR Individual in the entity identified in “Column (III)” of Schedule P-6B (BCR Sold Interests in Operating Properties) and (c) each of the FCE Entities, as identified in “Column (I)” of Schedule P-6C (FCE Contributed Interests in Operating Properties), will contribute to the entity identified in “Column (IV)” of Schedule P-6C (FCE Contributed Interests in Operating Properties) the interest identified in “Column (II)”of Schedule P-6C (FCE Contributed Interests in Operating Properties) owned by such FCE Entity in the entity identified in “Column (III)” of Schedule P-6C (FCE Contributed Interests in Operating Properties).
     WHEREAS, with respect to each Development Property, upon the occurrence of the Stabilization Date for such Development Property, the parties will determine the Stabilized Value of such Development Property and otherwise deal with such Development Property as set forth in greater detail herein.
     WHEREAS, the FCE Service Company Interests and the FCE Interests being contributed, as described on Schedules P-5B (Service Company Transfers), P-6C (FCE Contributed Interests in Operating Properties) and P-7B (FCE Contributed Interests in

Development Properties), by the FCE Entities are collectively referred to as the “FCE Contributed Interests”, the BCR Interests being contributed, as described on Schedules P-6A (BCR Contributed Interests in Operating Properties) and P-7A (BCR Contributed Interests in Development Properties), by the BCR Entities and BCR Individuals, are referred to as the “BCR Contributed Interests”, and the BCR Service Company Interests and the BCR Interests being sold or otherwise transferred, as applicable, pursuant to Schedules P-5A (Nets, Atlantic Yards, Bloomfield and Metrotech Associates Transfers), P-5B (Service Company Transfers), P-6B (BCR Sold Interests in Operating Properties) and P-7C (BCR Sold Interests in Development Properties) are referred to as the “BCR Sold Interests,” and together with the BCR Contributed Interests, the “BCR Transferred Interests.” The BCR Transferred Interests and the FCE Contributed Interests collectively are known as the “Contributed Interests.”
     NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
TRANSFERS OF INTERESTS;
CONSENTS; LOANS; PRELIMINARY TRANSACTIONS
     1.1 Transfers of Interests. Subject to and on the terms and conditions hereinafter set forth, on the date and at the time and place provided for in Section 5.1 or Section 5.2, and, to the extent applicable, Section 2.3:
          (a) Each applicable BCR Entity and each applicable BCR Individual will contribute, transfer and assign to the entity identified on Schedule P-6A (BCR Contributed Interests in Operating Properties) all of such BCR Entity’s or BCR Individual’s BCR Contributed Interests related to the Operating Properties, as are identified on Schedule P-6A (BCR Contributed Interests in Operating Properties), in each case pursuant to an Interest Contribution Agreement in the form attached as Exhibit B-1 (each such agreement, an “Interest Contribution Agreement”).
          (b) Each applicable FCE Entity will contribute, transfer and assign to the entity identified on Schedule P-6C (FCE Contributed Interests in Operating Properties) all of such FCE Entity’s FCE Contributed Interests related to the Operating Properties, as are identified on Schedule P-6C (FCE Contributed Interests in Operating Properties), in each case pursuant to an Interest Contribution Agreement.
          (c) Each applicable BCR Entity and each applicable BCR Individual will sell, transfer and assign to the entity identified on Schedule P-6B (BCR Sold Interests in Operating Properties) all of such BCR Entity’s or BCR Individual’s BCR Sold Interests related to the Operating Properties, as are identified on Schedule P-6B (BCR Sold Interests in Operating Properties), in each case pursuant to an Interest Transfer Agreement in the form attached as Exhibit B-2 (each such agreement, an “Interest Transfer Agreement”).

          (d) Each applicable BCR Entity and each applicable BCR Individual will sell, transfer and assign to Master III all of such BCR Entity’s or BCR Individual’s BCR Service Company Interests, as are identified on Schedule P-5B (Service Company Transfers), in each case pursuant to an Interest Transfer Agreement.
          (e) Each applicable FCE Entity will contribute, transfer and assign to Master III all of such FCE Entity’s FCE Service Company Interests, as are identified on Schedule P-5B (Service Company Transfers), in each case pursuant to an Interest Contribution Agreement.
          (f) Each applicable BCR Entity and each applicable BCR Individual will sell, transfer and assign to the entity identified on Schedule P-5A (Nets, Atlantic Yards, Bloomfield and Metrotech Associates Transfers) all of such BCR Entity’s or BCR Individual’s BCR Sold Interests related to the Nets, Atlantic Yards, Bloomfield and/or Metrotech Associates, as are identified on Schedule P-5A (Nets, Atlantic Yards, Bloomfield and Metrotech Associates Transfers), in each case pursuant to an Interest Transfer Agreement.
          (g) With respect to each Development Property, to the extent Forest City has elected to pursue the option set forth in Section 2.3(g)(i), on the Stabilization Closing Date for such Development Property:
          (i) Each applicable BCR Entity and each applicable BCR Individual will contribute, transfer and assign to Master III all of such BCR Entity’s or BCR Individual’s BCR Contributed Interests related to the applicable Development Property, as are identified on Schedule P-7A (BCR Contributed Interests in Development Properties), in each case pursuant to an Interest Contribution Agreement.
          (ii) Each applicable BCR Entity and each applicable BCR Individual will sell, transfer and assign to the entity identified on Schedule P-7C (BCR Sold Interests in Development Properties) all of such BCR Entity’s and/or BCR Individual’s BCR Sold Interests related to the applicable Development Property, as are identified on Schedule P-7C (BCR Sold Interests in Development Properties), in each case pursuant to an Interest Transfer Agreement.
          (iii) Each applicable FCE Entity will contribute, transfer and assign to Master III all of such FCE Entity’s FCE Contributed Interests related to the applicable Development Property, as are identified on Schedule P-7B (FCE Contributed Interests in Development Properties), in each case pursuant to an Interest Contribution Agreement.
The parties agree to amend Schedules P-3C (Development Property Owners and Organizational Charts), P-7A (BCR Contributed Interests in Development Properties), P-7B (FCE Contributed Interests in Development Properties) and P-7C (BCR Sold Interests in Development Properties) and any other schedules hereto to the extent necessary to reflect any changes in the direct or indirect ownership of all or any portion of any Development Property and correlative changes to the description of the Contributed Interests related to such Development Property.
        1.2 Consents. From the date of this Agreement until the Principal Closing Date, the BCR Entities will use commercially reasonable efforts, subject to the terms of Sections 4.2 and 4.10 hereof with respect to the allocation of related costs, to obtain the consent of each Outside

Investor identified on Schedule 5.3(j) and each ground lessor identified on Schedule 1.2A. The BCR Entities will also use commercially reasonable efforts, subject to the terms of Sections 4.2 and 4.10 hereof with respect to the allocation of related costs, to obtain the consents related to the Development Properties set forth on Schedule 1.2B prior to the Principal Closing Date. The BCR Entities will update FCEI upon request on the status of their efforts to obtain such consents. Forest City will have the right to approach any such third party directly and to participate in any meeting or negotiation held in order to obtain such consent. If Forest City exercises its right to approach any such third party directly, it will notify the BCR Representative prior to approaching such third party and will advise the BCR Representative promptly of all actions taken by it and the results thereof. For purposes of this Agreement, but subject to the terms of Sections 4.2 and 4.10 hereof with respect to the allocation of costs and Schedule 1.3(b), “commercially reasonable efforts” does not require the initiation or settlement of litigation, disproportionate payouts to any investor, the payment of money (other than usual and customary expenses associated with negotiating and closing transactions or participation payments, consent or assumption fees, prepayment fees or other similar payments required by existing contracts) or reallocations of the consideration or any component thereof among Properties or transferors of any Contributed Interests.
     1.3 Continuing Loans.
          (a) The parties currently expect that each of the loans secured by Operating Properties will remain outstanding following the Principal Closing. Each such loan that remains outstanding after the Principal Closing is referred to as a “Continuing Loan,” and, collectively, such loans are referred to as the “Continuing Loans.”
          (b) If any lender or third party identified on Schedule 1.3(b) is unwilling to grant its consent to the transactions contemplated by this Agreement on terms that are acceptable to Forest City (subject to the obligations set forth on Schedule 1.3(b)), then, notwithstanding anything in this Agreement to the contrary, Forest City and the BCR Entities agree to the transactions set forth in Schedule 1.3(b) with respect to the relevant Operating Property.
     1.4 No Representations. EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN ANY EXHIBIT OR SCHEDULE ATTACHED HERETO, OR ANY OTHER DOCUMENT REQUIRED HEREIN, THE BCR ENTITIES, BCR INDIVIDUALS AND THE FCE ENTITIES ARE TRANSFERRING THEIR RESPECTIVE INTERESTS AND, INDIRECTLY, THE PROPERTIES, SERVICE COMPANIES, THE NETS, ATLANTIC YARDS, BLOOMFIELD AND METROTECH ASSOCIATES “AS IS, WHERE IS AND WITH ALL FAULTS.” EXCEPT FOR THE REPRESENTATIONS EXPRESSLY SET FORTH HEREIN, NONE OF THE BCR ENTITIES, THE BCR INDIVIDUALS OR FOREST CITY IS RELYING ON ANY REPRESENTATIONS OR WARRANTIES, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM THE OTHER PARTIES OR ANY OF THEIR AFFILIATES, ASSOCIATES, PARTNERS, MEMBERS, SHAREHOLDERS, PRINCIPALS, OFFICERS, EMPLOYEES, ATTORNEYS, AGENTS OR BROKERS, REGARDING THE INTERESTS, THE PROPERTIES, SERVICE COMPANIES, THE NETS, ATLANTIC YARDS, BLOOMFIELD OR METROTECH ASSOCIATES.
     1.5 Release

          (a) Effective as of the date on which a BCR Transferred Interest is transferred pursuant to this Agreement (each a “BCR Release Date”), Forest City, for itself, the Holding Entities, the Master III Entities, the Service Companies, the Nets, Atlantic Yards, Bloomfield, Metrotech Associates, the Property Owners, the Development Property Owners and any other entity transferred, whether directly or indirectly, by the BCR Entities or any BCR Individual pursuant to this Agreement, and any of their respective subsidiaries, successors and assigns, irrevocably waives its right to recover from, and forever releases and discharges and covenants not to file or otherwise pursue any legal action against, (i) any of the BCR Entities or any of their respective affiliates, associates, partners, members, trustees, principals, stockholders, officers, employees or agents, (ii) each of BCR, Michael Ratner and Ellen Ratner and their respective immediate family members and (iii) each of the Ellen Ratner 2000 Trust, Brooklyn One Trust, Brooklyn Two Trust and Brooklyn Three Trust (each, a “BCR Transferor Party,” and collectively, the “BCR Transferor Parties”) with respect to any Claims (as defined below) arising prior to the relevant BCR Release Date and that relate to the BCR Interests transferred, whether directly or indirectly, on the relevant BCR Release Date or the Properties or other assets to which such BCR Interests relate, including any breach of any partnership agreement, operating agreement or other constituent documents of any Property Owner, Development Property Owner, Service Company, the Nets, Atlantic Yards, Bloomfield, Metrotech Associates or other entity that is transferred, whether directly or indirectly, on the relevant BCR Release Date or any Claim arising prior to the relevant BCR Release Date to enforce any right or obligation under any such partnership agreement, operating agreement or other constituent document; except that neither Forest City nor any of the other entities granting the release contemplated by this Section 1.5(a), nor any of their successors and assigns, waives its rights to recover from, or releases, discharges or covenants not to bring any action against, (i) any BCR Transferor Party for any act of the BCR Transferor Party that constitutes fraud, (ii) any of the BCR Entities for any breach of the representations, warranties or covenants set forth in this Agreement or in any exhibit or schedule attached hereto, or in any other document required herein, subject to the limitations and conditions provided herein and therein or (iii) any of the BCR Transferor Parties for any breach of any partnership agreement, operating agreement or other constituent document of any Property Owner or other entity owning an Interest related to an Operating Property that is excluded from the transactions contemplated by this Agreement or any Claim to enforce any right or obligation under any such partnership agreement, operating agreement or other constituent document, subject to the limitations and conditions provided herein and therein. The term “Claims” means any suits, actions, proceedings, investigations, demands, liabilities, fines, penalties, liens, judgments, losses, damages or other claims, whether direct or indirect, known or unknown, contingent or otherwise, including attorneys’ fees and expenses.
          (b) Effective as of the date on which an FCE Contributed Interest is contributed pursuant to this Agreement (each an “FCE Release Date”), the BCR Contributor Parties, BCR Individuals and any of their respective subsidiaries, successors and assigns, irrevocably waive their right to recover from, and forever release and discharge and covenant not to file or otherwise pursue any legal action against, FCEI, the FCE Entities, the Holding Entities, the Master III Entities, the Service Companies, the Property Owners, the Development Property Owners, the Nets, Atlantic Yards, Bloomfield, Metrotech Associates and any other entity contributed by the FCE Entities pursuant to this Agreement, and any of their respective affiliates, associates, partners, member, shareholders, principals, officers, employees or agents (each, a “FCE Contributor Party,” and collectively, the “FCE Contributor Parties”), with respect to any

Claims arising prior to the relevant FCE Release Date and that relate to the FCE Interests contributed, whether directly or indirectly, on the relevant FCE Release Date, or the Properties or other assets to which such FCE Interests relate, including any breach of any partnership agreement, operating agreement or other constituent documents of any Property Owner, Development Property Owner, Service Company or other entity that is contributed, whether directly or indirectly, on the relevant FCE Release Date or any Claim arising prior to the relevant FCE Release Date to enforce any right or obligation under any such partnership agreement, operating agreement or other constituent documents; except that none of the BCR Entities, BCR Individuals or the other BCR Contributor Parties, nor any of their successors and assigns, waives its rights to recover from, or releases, discharges or covenants not to bring any action against, (i) any FCE Contributor Party for any act of the FCE Contributor Party that constitutes fraud, (ii) FCEI or any of the FCE Entities for any breach of the representations, warranties or covenants set forth in this Agreement or in any exhibit or schedule attached hereto, or in any other document required herein, subject to the limitations and conditions provided herein and therein or (iii) any of the FCE Contributor Parties for any breach of any partnership agreement, operating agreement or other constituent documents of any Property Owner or other entity owning an interest related to a Operating Property that is excluded from the transactions contemplated by this Agreement or any Claim to enforce any right or obligation under any such partnership agreement, operating agreement or other constituent document, subject to the limitations and conditions provided herein and therein.
          (c) In connection with this Section 1.5, Forest City and the BCR Entities, for themselves and each of the BCR Transferor Parties and FCE Contributor Parties, expressly waive the benefits of any provision or principle of federal or state law or regulation that may limit the scope or effect of the foregoing waivers and releases.
     1.6 Preliminary Transactions. Prior to the Principal Closing, Forest City, the BCR Entities and the BCR Individuals will perform, or will cause to be performed, the Preliminary Transactions.
     1.7 Master III Operating Agreement. Prior to the Principal Closing, Forest City will cause the members of Master III to amend and restate the operating agreement for Master III to be in the form of the Master III Operating Agreement.
ARTICLE II
CONSIDERATION
     2.1 Funding of Master III. On the Principal Closing Date, assuming satisfaction of the conditions set forth in Article VI (including the delivery of all items required by Sections 6.1(a) and 6.1(d)) and assuming that the BCR Representative has advised Forest City in writing that the BCR Entities are prepared to consummate the Principal Closing, Forest City will contribute to Master III an amount of cash, payable by wire transfer of immediately available funds to a bank account maintained by Master III, sufficient to pay the cash portion of the Consideration payable by Master III to the BCR Entities and BCR Individuals. Until payment of the cash to the BCR Entities and BCR Individuals, all interest earned thereon will be for the benefit of Forest City.

     2.2 Initial Consideration
          (a) On the Principal Closing Date, assuming satisfaction of the conditions set forth in Article VI and subject to adjustment as provided in this Article II, Forest City will cause the recipients of any BCR Contributed Interests or FCE Contributed Interests to:
          (i) issue to the contributors of the BCR Contributed Interests an aggregate of 3,894,232 Class A Initial Common Units of Master III (as defined in the Master III Operating Agreement);
          (ii) issue to the contributors of the FCE Contributed Interests an aggregate of 7,277,171 Class B Common Units of Master III (as defined in the Master III Operating Agreement); and
          (iii) admit the contributors of the BCR Contributed Interests and the FCE Contributed Interests to Master III as additional members of Master III.
The Class A Initial Common Units of Master III being delivered to the BCR Entities and BCR Individuals at the Principal Closing are sometimes referred to as “Class A Initial Common Units,” and the Class B Common Units of Master III being delivered to the FCE Entities at the Principal Closing are sometimes referred to as “Class B Initial Common Units”. The Class A Initial Common Units and the Class B Initial Common Units are collectively referred to as the “Initial Units.”
          (b) On the Principal Closing Date, assuming satisfaction of the conditions set forth in Article VI (including the delivery of the items required by Sections 6.1(a) and 6.1(d)) and subject to adjustment as provided in this Article II, Forest City will cause the entity or entities acquiring the BCR Sold Interests to deliver to the appropriate BCR Entities and BCR Individuals, as consideration for the BCR Sold Interests, an aggregate of Forty Six Million Three Hundred Thirty Five Thousand Five Hundred and Thirty One Dollars ($46,335,531), payable in cash by wire transfer of immediately available funds to the bank accounts designated by the BCR Entities in writing to Forest City at least three (3) days prior to the Principal Closing Date; provided, however, that a portion of the cash consideration payable to RRG Hanson Office, LLC in the amount of Ten Million Five Hundred Thousand Dollars ($10,500,000) will be payable on January 2, 2007.
          (c) The cash and the Units to be delivered in connection with the Principal Closing are collectively referred to as the “Consideration.” The Consideration will be issued or paid, as the case may be, among the specific BCR Contributed Interests, BCR Sold Interests and FCE Contributed Interests in accordance with Schedules P-5B (Service Company Transfers), P-6A (BCR Contributed Interests in Operating Properties), P-6B (BCR Sold Interests in Operating Properties) and P-6C (FCE Contributed Interests in Operating Properties).
          (d) If less than all of the BCR Transferred Interests and FCE Contributed Interests related to the Operating Properties or Service Companies are included in the Principal Closing, the amount of cash to be contributed to Master III by Forest City, and the Consideration to be delivered in connection with the Principal Closing, will be reduced by the sum of the amounts set forth on Schedules P-5B (Service Company Transfers), P-6A (BCR Contributed

Interests in Operating Properties), P-6B (BCR Sold Interests in Operating Properties) and P-6C (FCE Contributed Interests in Operating Properties) opposite the names of the excluded Contributed Interests or as otherwise agreed between Forest City and the BCR Entities.
     2.3 Stabilization of Development Properties.
          (a) Intentionally omitted.
          (b) As used herein, the term “Stabilization Date” means the later of (i) the first day of the February immediately following the earlier of (A) the first calendar quarter in which at least ninety percent (90%) of the leaseable area of the Development Property is rented and occupied and (B) the third (3rd) anniversary of the “grand opening” of the Development Property, (ii) the date on which each of the consents set forth on Schedule 1.2B with respect to the relevant Development Property (to the extent such consents are still required under the applicable agreement with such parties) have been obtained by the BCR Entities and (iii) the date on which the conditions precedent to Forest City’s obligation to consummate the transactions related to the Development Property set forth in Sections 6.1(e) and 6.1(f), and the conditions precedent to the BCR Entities’ and BCR Individuals’ obligations to consummate the transactions related to the Development Property set forth in Sections 6.2(f) and 6.2(g), have been satisfied.
          (c) For purposes of this Agreement, the “Stabilized Net Operating Income” of any Development Property will mean the stabilized net operating income of the Development Property calculated, to the extent practicable, on the same basis as was used in the determination of net operating income for purposes of ascertaining the amount of Consideration payable under Section 2.2, as outlined in Schedule 2.3(c), which sets forth the adjustments made and steps followed in determining net operating income and net asset value for such purposes.
          (d) Promptly (and in no event later than thirty (30) days) after the Stabilization Date of each Development Property, the BCR Representative will give FCEI written notice (the “Stabilization Notice”) that the Stabilization Date has occurred with respect to such Development Property and provide FCEI with (i) a spreadsheet showing the calculation of Stabilized Net Operating Income of the related Development Property and (ii) the BCR Representative’s computation of the stabilized value of the Development Property (the “Stabilized Value”). To the extent practicable, Stabilized Value will be determined on the same basis as was used in determining net asset value for purposes of ascertaining the amount of Consideration payable under Section 2.2, as outlined in Schedule 2.3(c).
          (e) No later than thirty (30) days after delivery of the Stabilization Notice, FCEI and the BCR Representative will meet (either telephonically or in person) to attempt in good faith to agree upon the Stabilized Value of the Development Property. The terms, supporting documentation and discussions between FCEI and the BCR Representative with respect to Stabilized Value, including the BCR Representative’s computation of Stabilized Value in the Stabilization Notice, may not be shared with any third party (other than on a confidential basis to counsel, accountants and other advisors in connection with the performance of this Section 2.3), including any arbitrator appointed pursuant to this Section 2.3(e), without the prior written consent of both FCEI and the BCR Representative, which consent may be withheld in a party’s sole discretion. If FCEI and the BCR Representative are unable, within sixty (60) days after delivery of the Stabilization Notice, to agree upon the Stabilized Value of the Development Property, either party at any time following such sixtieth (60th) day may notify the other party (an “Appraisal Notice”) that it desires to refer the dispute to an arbitrator for resolution. FCEI and the BCR Representative will attempt in good faith to agree upon an arbitrator for the determination of the Stabilized Value. If they are unable within ten (10) days after delivery of the Appraisal Notice to agree upon an arbitrator, FCEI and the BCR Representative will accept the appointment of an arbitrator selected by the American Arbitration Association. The arbitration proceeding will be subject to the following:
          (i) The arbitrator will be a disinterested person of recognized competence who is an MAI appraiser with at least five (5) years of experience in appraising commercial real estate properties in New York City, New York, or such other locale where the Development Property is located.
          (ii) The arbitrator will, to the extent practicable, determine Stabilized Value on the same basis as was used in determining net asset value for purposes of ascertaining the amount of Consideration payable under Section 2.2, as set forth in Schedule 2.3(c) and in accordance with the terms of this Agreement. The arbitrator may not consider any position taken by the BCR Representative in the Stabilization Notice nor by either of the parties during the negotiation period following the delivery of the Stabilization Notice unless otherwise instructed by both FCEI and the BCR Representative in writing prior to the engagement of the arbitrator.
          (iii) FCEI and the BCR Representative will each be required to submit a written statement setting forth its or his position on the issues in dispute and any information outlined in Schedule 2.3(c) that was used by the party submitting such statement to calculate Stabilized Net Operating Income. The parties will submit such statements within ten (10) days following the appointment of the arbitrator. No party will be able to review the other party’s statement until after it has submitted its own statement to the arbitrator. The arbitrator may, in his or her sole discretion, conduct a hearing at which FCEI and the BCR Representative are given an opportunity to present further evidence and answer questions. Unless otherwise agreed by FCEI and the BCR Representative, any such hearing will take place in New York, New York.
          (iv) The arbitrator must select either FCEI’s or the BCR Representative’s determination of Stabilized Value as submitted to the arbitrator in FCEI’s or the BCR Representative’s Arbitration Statement.
          (v) The arbitrator will render his or her decision as soon as practicable (and in no event later than forty-five (45) days after his or her appointment) and will deliver such decision to both FCEI and the BCR Representative.
          (vi) Forest City and the BCR Entities will each pay one half (1/2) of the fees and reimbursable expenses of the arbitrator.

          (vii) Subject to Section 2.3(f) below, the determination by the arbitrator will be final and binding on Master III, FCEI, the FCE Entities, the BCR Individuals and the BCR Entities.
          (viii) Issues other than the Stabilized Value of the Development Property will not, unless otherwise agreed by FCEI and the BCR Representatives, be submitted to the arbitrator for resolution, but will be resolved in accordance with Section 10.10.
          (f) At any time after the sixtieth (60th) day after delivery of the Stabilization Notice but before the end of the tenth (10th) day following delivery by the arbitrator of its decision, FCEI or the BCR Representative may, in its sole discretion, elect to solicit a bona fide third-party offer to purchase the Development Property (or, if Forest City and the BCR Entities do not have the right to cause the sale of the Development Property, the Interests of the applicable Development Property Joint Venture (as defined in Section 2.3(g)(iv)) in the relevant Development Property Owner), provided the party electing to solicit such offer delivers to the other party a written notice of such election. For the avoidance of doubt, the existence of any right of first refusal, right of first offer or “due on sale” provision in any partnership agreement or loan document affecting a Development Property will not be deemed to be an impediment to the sale of a Development Property. If either FCEI or the BCR Representative elects to solicit a bona fide third-party offer, the arbitration process contemplated by Section 2.3(e) will immediately terminate. Any such bona fide third-party offer must be received, with a copy delivered to both FCEI and the BCR Representative, within one hundred twenty (120) days after delivery of the notice of the election to solicit a bona fide third-party offer. Regardless of which party elects to solicit the bona fide offer, the BCR Representative will be the party actually pursuing the bona fide offer. Any such bona fide offer must be in a writing signed by the offeror, must set forth the price and other principal terms of the acquisition of the Development Property (or Interest of the Development Property Joint Venture in the relevant Development Property Owner), and must be supported by evidence, reasonably satisfactory to the parties, demonstrating that the third party has sufficient financing or access to financing to acquire the Development Property (or Interest of the Development Property Joint Venture in the relevant Development Property Owner). If a bona fide third-party offer meeting these criteria is not received within such one hundred twenty (120) day period, the Stabilized Value of the Development Property determined by the arbitrator will be final and binding on Master III, FCEI, the FCE Entities, the BCR Individuals and the BCR Entities; if the arbitration process had been terminated prior to delivery by the arbitrator of its decision, FCEI and the BCR Representative will recommence the arbitration process and proceed with the arbitration until a decision is delivered. If a bona fide third-party offer meeting these criteria is received within such one hundred twenty (120) day period, the price set forth in the bona fide third-party offer will be the Stabilized Value of the Development Property and will be binding on Master III, FCEI, the FCE Entities, the BCR Individuals and the BCR Entities.
          (g) Once the Stabilized Value for the relevant Development Property has been determined, Forest City will elect, at its sole discretion, one of the following options, which election (subject to subsection (ii) below) will be final and binding on Master III, FCEI, the FCE Entities, the BCR Individuals and the BCR Entities:

          (i) to cause the relevant BCR Entities, BCR Individuals and FCE Entities to proceed with the contribution of the applicable BCR Contributed Interests and FCE Contributed Interests to Master III, and, to the extent applicable, the sale of the relevant BCR Sold Interests to the appropriate entity identified on Schedule P-7C (BCR Sold Interests in Development Properties), in accordance with the terms of this Agreement and the following:
          (A) On the Stabilization Closing Date of the relevant Development Property, (i) Master III will issue (A) Class A Additional Common Units (as defined in the Master III Operating Agreement) (the “Class A Additional Common Units”) to the BCR Entity and/or BCR Individual contributing the BCR Contributed Interests related to the relevant Development Property Owner to Master III and (B) Class B Common Units (the Class B Units issued on any Stabilization Closing Date, together with the Class A Additional Common Units, the “Additional Units”) to the FCE Entity contributing the FCE Contributed Interests in the relevant Development Property Owner to Master III and (ii) Master III will cause the operating agreement or partnership agreement for the relevant Development Property Owner to be amended and restated in the form attached hereto as Exhibit G-1. The Class A Initial Common Units and the Class A Additional Common Units are collectively referred to as the “BCR Units.” The BCR Units and the Class B Common Units are collectively referred to as the “Units.” Each actual date on which Master III issues Additional Units will be deemed the “Stabilization Closing Date” for the related Development Property and the issuance of Additional Units by Master III on each Stabilization Closing Date will be the “Development Property Closing” with respect to the applicable Development Property.
          (B) The value attributable to each BCR Contributed Interest in the related Development Property will be the product of (s) the Stabilized Value multiplied by (t) the BCR Contributed Interest (expressed as a decimal to four (4) decimal places) as set forth on Schedule P-7A (BCR Contributed Interests in Development Properties), the value attributable to any BCR Sold Interest in the related Development Property will be the product of (u) the Stabilized Value multiplied by (v) each BCR Sold Interest (expressed as a decimal to four (4) decimal places) as set forth in Schedule P-7C (BCR Sold Interests in Development Properties), and the value attributable to the FCE Contributed Interest in the related Development Property will be the sum of (i) the product of (w) the Stabilized Value multiplied by (x) the FCE Contributed Interest (expressed as a decimal to four (4) places) as set forth in Schedule P-7B (FCE Contributed Interests in Development Properties) and (ii) the product of (y) the value of the applicable FCE Entity’s preferred capital in such Development Property Joint Venture multiplied by (z) such FCE Contributed Interests (expressed as a decimal to four (4) places) in the Development Property as set forth in Schedule P-7B (FCE Contributed Interests in Development Properties).
          (C) The number of Class A Additional Common Units to be delivered to the BCR Entities and BCR Individuals in connection with the stabilization of the Development Property will equal the quotient of (i) the value attributable to the BCR Contributed Interests in the related Development Property divided by (ii) the average of the closing prices of Class A Common Stock of FCEI (“FCEI Stock”) as reported by the New York Stock Exchange for each of the twenty (20) days on which trading in such stock was reported immediately prior to the Stabilization Date (or such other price as may be agreed to in writing by the parties). The number of Class B Common Units to be delivered to the FCE Entity in connection with the stabilization of the Development Property will equal the quotient of (i) the value attributable to the FCE Contributed Interest in the related Development Property divided by (ii) such average of the closing prices of the FCEI Stock (or such other price that may be agreed to in writing by the parties).
          (ii) to cause Master III to purchase the relevant BCR Transferred Interests from the relevant BCR Entity and/or BCR Individual for an amount of cash equal to the sum of the product of the Stabilized Value of such Development Property multiplied by each BCR Transferred Interest (expressed as a decimal to four (4) decimal places) as set forth on Schedule P-7A (BCR Contributed Interests in Development Properties) and P-7C (BCR Sold Interests in Development Properties), and on other terms and conditions as are reasonably satisfactory to Forest City and the BCR Representative or, in the case that the Stabilized Value of the applicable Development Property was determined pursuant to a bona fide third-party offer, are substantially the same as those set forth in the third-party offer, and Forest City will cooperate with the relevant BCR Entity and/or BCR Individual to conduct a “like-kind” exchange of such BCR Transferred Interests in accordance with Section 1031 of the Code, or other tax efficient structure, provided there is no incremental cost to Forest City in connection with such an exchange. Notwithstanding the foregoing, to the extent a “like kind” exchange resulting in deferral income taxes to such BCR Entity and/or BCR Individual cannot be effected, in the reasonable judgment of the BCR Representative, the BCR Representative may override Forest City’s election with respect to all or any portion of such BCR Transferred Interests to pursue the option set forth in this Section 2.3(g)(ii) and instead pursue the option set forth in Section 2.3(g)(iv) with respect to all or any portion of the BCR Transferred Interests as elected by the BCR Representative in its sole discretion, except that the “Continuation Option” (as defined in the operating agreement or partnership agreement for each Development Property Joint Venture) will not be deemed to have occurred in the event the BCR Representative elects to pursue the option set forth in Section 2.3(g)(iv) in accordance with this Section 2.3(g)(ii). If the BCR Representative elects to override Forest City’s election to pursue the option set forth in this Section 2.3(g)(ii) only with respect to a portion of the relevant BCR Transferred Interests, prior to the purchase of such BCR Transferred Interests, to the extent requested by the relevant BCR Entities, members or partners of such BCR Entities will be admitted to the relevant Development Property Joint Venture as substitute partners or members for an aggregate interest equal to the portion of the BCR Transferred Interests that are acquired in accordance with this Section 2.3(g)(ii), so that such BCR Transferred Interests will be acquired directly from such substitute members or partners rather than the BCR Entities;

          (iii) in the case of a bona fide third-party offer, to cause the relevant Development Property Owner to proceed with the sale of the Development Property to the third party according to the terms contained in the bona fide third-party offer (or more favorable terms), or, if Forest City and the BCR Entities do not have the right to cause the sale of the Development Property, to cause the relevant Development Property Joint Venture to proceed with the sale of its Interests in the relevant Development Property Owner. Forest City and the relevant BCR Entity and BCR Individual will cooperate to conduct a “like-kind” exchange of such Development Property (or if applicable, Interests in a Development Property Joint Venture) in accordance with Section 1031 of the Code, or other tax efficient structure, provided there is no incremental cost to either Forest City, the relevant BCR Entity, the relevant BCR Individual or the relevant Development Property Owner in connection with such an exchange or other structure. Forest City will not be entitled to elect the option set forth in this Section 2.3(g)(iii) if the Stabilized Value of the applicable Development Property (or, if applicable, Interests in a Development Property Joint Venture) was determined by an agreement of the parties under Section 2.3(e); or
          (iv) to cause the Development Property to remain directly or indirectly owned by the relevant joint venture between the BCR Entity and/or BCR Individuals and the FCE Entity (the “Development Property Joint Venture”), subject to the terms and conditions contained in the organization documents for such Development Property Joint Venture (including, without limitation, the “buy-sell” option in favor of the BCR Entity following the fifth anniversary of the Stabilization Closing Date), and the “Continuation Option” (as defined in the operating or partnership agreement for each Development Property Joint Venture) will be deemed to have occurred.
Notwithstanding the above, if a BCR Entity elects to solicit a bona fide third-party offer to determine the Stabilized Value for the relevant Development Property pursuant to Section 2.3(f) above, the BCR Entities will be deemed to have consented to pursuing option (iii) above (the sale of the Development Property to a third party) if Forest City desires to sell such Development Property to a third party, and regardless of the ability to perform a Section 1031 of the Code “like-kind” exchange or the existence of incremental costs in connection with such exchange. Similarly, if Forest City elects to solicit a bona fide third-party offer to determine the Stabilized Value for the relevant Development Property pursuant to Section 2.3(f) above, Forest City will be deemed to have consented to pursuing option (iii) above (the sale of the Development Property to a third party) if the BCR Entities desire to sell such Development Property to a third party, and regardless of the ability to perform a Section 1031 of the Code “like-kind” exchange or the existence of incremental costs in connection with such exchange.
In the event that Forest City has not elected one of the options set forth in Sections 2.3(g)(i) through (iv) within twenty (20) days following the determination of Stabilized Value, the BCR Representative will provide written notice to Forest City of the expiration of such twenty (20) day period. In the event Forest City does not elect one of the options set forth in Sections 2.3(g)(i) through (iv) within five (5) days of receiving such notice from the BCR Representative, Forest City will be deemed to have elected the option set forth in Section 2.3(g)(iv) with respect to the relevant Development Property. The options described in Section 2.3(g)(i), Section 2.3(g)(ii) or Section 2.3(g)(iii) will occur as soon as commercially practicable after the determination of Stabilized Value (whether pursuant to Section 2.3(e) or Section 2.3(f)), but in no event, (A) with respect to the option described in Section 2.3(g)(i) or Section 2.3(g)(ii), more than thirty (30) days following the determination of Stabilized Value and (B) with respect to the option set forth in Section 2.3(g)(iii), more than ninety (90) days following the determination of Stabilized Value.
In the event that Forest City elects the option set forth in Section 2.3(g)(i), Forest City, the BCR Entities and the BCR Individuals acknowledge that Forest City may obtain, at Forest City’s sole discretion and at its expense, an opinion from a financial advisor stating that the market price of the FCEI Stock as of the relevant Stabilization Closing Date reasonably reflects the fair market value of the FCEI Stock as of such date. Forest City will use commercially reasonable efforts to obtain such an opinion within twenty (20) days of the date on which Forest City notifies the BCR Entities of its election to pursue the option set forth in Section 2.3(g)(i). In the event that Forest City seeks, but is not able to obtain, an opinion from a financial advisor within such twenty (20) day period, Forest City will elect either the option set forth in Section 2.3(g)(ii) or the option set forth in Section 2.3(g)(iv) with respect to the relevant Development Property.
With respect to any payments of cash consideration by Master III as the result of the election of the option set forth in Section 2.3(g)(i) or Section 2.3(g)(ii), Forest City will contribute to Master III an amount of cash, payable by wire transfer of immediately available funds to a bank account maintained by Master III, sufficient to pay such cash consideration to the BCR Entities and BCR Individuals in connection with such election.
          (h) Prior to the relevant Stabilization Closing Date, and subject to Section 2.3(k), each of the Development Properties will continue to be owned by a single purpose entity and the Interests of each of the FCE Entities and BCR Entities in each Development Property will not be modified in any way except as may be agreed to by both parties.
          (i) The development project referred to as Beekman Street Residential Tower (“Beekman”) is owned in part by (i) certain of the FCE Entities, (ii) certain of the BCR Entities and (iii) certain affiliates of FCEI and the BCR Entities whose interests in such project are not Contributed Interests. Notwithstanding anything in this Agreement to the contrary, (y) the Stabilization Date for Beekman means the later of (A) the first day of the February immediately following the earlier of (1) the first calendar quarter in which at least ninety percent (90%) of the rental units of Beekman are rented and occupied and (2) the fourth (4th) anniversary of the “grand opening” of the rental portion of Beekman and (B) the date on which the conditions precedent to Forest City’s obligation to consummate the transactions related to Beekman set forth in Sections 6.1(e) and 6.1(f), and the conditions precedent to the BCR Entities’ and BCR Individuals’ obligations to consummate the transactions related to Beekman set forth in Sections 6.2(f) and 6.2(g), have been satisfied, and (z) the determination of Stabilized Value for Beekman will be the Stabilized Value of the rental portion of Beekman.
          (j) Notwithstanding anything in this Agreement to the contrary, with respect to any Development Property that is developed in two or more phases, (i) each phase must be capable of being financed separately and, prior to the Stabilization Date for the first phase, each phase must be owned by a separate Development Property Owner, unless otherwise agreed by Forest City and the relevant BCR Entity, with the right to cross-collateralize and cross-default, (ii) each phase will be treated as if it is a separate Development Property and have its own

Stabilization Date and Stabilized Value determined in accordance with this Section 2.3, (iii) in determining Stabilized Value for each phase, project costs allocable to multiple phases will be allocated among such phases in a manner agreed to by both Forest City and the relevant BCR Entity, (iv) each phase will be valued and treated in accordance with this Section 2.3 at such time as such phase has reached a Stabilization Date and (v) the aggregate value of the Additional Units and any additional consideration that may be payable with respect to each phase will equal the Stabilized Value for such phase.
          (k) The parties intend to separately develop a portion of the Operating Property referred to as 10 Metrotech Center (a/k/a 625 Fulton Street) abutting DeKalb Avenue (“80 DeKalb”). Accordingly, the parties have applied for the creation of a separate tax lot for 80 DeKalb. Upon satisfaction or waiver of any applicable conditions for a release of 80 DeKalb from the Continuing Loan affecting 10 Metrotech Center and upon attainment of a permanent separate tax lot for 80 Dekalb, the parties will cooperate to facilitate the treatment of 80 DeKalb as a Development Property in a tax efficient manner that is owned by a separate Development Property Owner. All costs in connection with obtaining the separate tax lot and developing 80 DeKalb will be borne by the FCE Entity that is a member of the new Development Property Owner and be credited to the capital account of such FCE Entity in such new Development Property Owner. The terms of the limited liability company operating agreement of the new Development Property Owner for 80 DeKalb will be in the form of Exhibit G-2 to this Agreement. The parties will use good faith efforts to agree upon a feasible development project for 80 DeKalb prior to the third (3rd) anniversary of the Principal Closing Date. If, during such three (3) year period, the parties are able to agree upon a feasible development project for 80 DeKalb, the parties will proceed to complete such development, and upon the Stabilization Date for such Development Property, same will be treated in a manner similar to the other Development Properties as described in this Section 2.3. If, notwithstanding such good faith efforts, the parties are unable to agree upon a feasible development project for 80 DeKalb, the value for 80 DeKalb will be determined in accordance with the process described in Section 2.3(e) and Section 2.3(f) (the “80 DeKalb Value”). Once the 80 DeKalb Value has been determined, Forest City will elect, at its sole discretion, one of the options set forth in Section 2.3(g).
ARTICLE III
TITLE AND
OTHER PROPERTY RELATED MATTERS
     3.1 Title to the Properties.
          (a) The BCR Entities have made available to Forest City for review the title policies listed on Schedule 3.1(a) with respect to each of the Operating Properties (each, an “Existing Title Policy,” and collectively, “Existing Title Policies”).
          (b) The BCR Entities have obtained, and have made available to Forest City for review, the title commitments issued by Fidelity National Title Insurance Company and the title certifications issued by New York Land Services identified on Schedule 3.1(b) with respect to each of the Operating Properties (each, a “New Title Commitment,” and collectively, the

“New Title Commitments”). Forest City and the BCR Entities acknowledge that all of the exceptions identified in the Existing Title Policies and the New Title Commitments are acceptable to them and require no adjustment in the Consideration to be delivered under this Agreement.
          (c) If, prior to the Principal Closing, any lien, restriction, security interest or other encumbrance of record (each, an “Encumbrance”) is discovered with respect to any Operating Property (i) that is not reflected in the Existing Title Policy or New Title Commitment for such Operating Property and (ii) for which a tenant is responsible under the terms of the lease or other binding obligation of the tenant to the related Property Owner, notwithstanding the existence of such Encumbrance, the Operating Property will be included in the transactions contemplated by this Agreement without any delay in the Principal Closing, adjustment in the Consideration to be delivered pursuant to this Agreement or liability or claim post-Closing under the indemnification provisions set forth in Article VIII, provided that the tenant still occupies all or any portion of the premises covered by the lease on the Principal Closing Date. If the tenant does not occupy the premises on the Principal Closing Date, the value of the Consideration to be delivered to the BCR Entities and BCR Individuals related to such Property Owner will be decreased by the product of (A) the BCR Transferred Interests in the Operating Property (expressed as a decimal to four (4) decimal places) as indicated on Schedules P-6A (BCR Contributed Interests in Operating Properties) and P-6B (BCR Sold Interests in Operating Properties) and (B) the amount of the Encumbrance, if the Encumbrance is monetary, or the amount by which the Encumbrance diminishes the value of the Operating Property (as set forth on Schedule P-6A (BCR Contributed Interests in Operating Properties), Schedule P-6B (BCR Sold Interests in Operating Properties) and P-6C (FCE Contributed Interests in Operating Properties)), if the Encumbrance is not monetary, and the value of the Class B Common Units to be delivered to the FCE Entities related to such Property Owner will be decreased by the product of (A) the FCE Contributed Interests in the Operating Property (expressed as a decimal to four (4) decimal places) as indicated on Schedule P-6C (FCE Contributed Interests in Operating Properties) and (B) the amount of the Encumbrance, if the Encumbrance is monetary, or the amount by which the Encumbrance diminishes the value of the Operating Property (as set forth on Schedule P-6A (BCR Contributed Interests in Operating Properties), Schedule P-6B (BCR Sold Interests in Operating Properties) and P-6C (FCE Contributed Interests in Operating Properties)), if the Encumbrance is not monetary. For purposes of this Section 3.1(c), the amount by which a non-monetary Encumbrance diminishes the value of an Operating Property will be determined by an arbitrator in accordance with the arbitration process set forth in Section 2.3(e). In no case will the reduction in the value of the Consideration payable to the BCR Entities and/or BCR Individuals, on the one hand, or the FCE Entities, on the other hand, with respect to any specific Operating Property exceed the aggregate value of the BCR Transferred Interests or FCE Contributed Interests (as applicable) related to such Property as set forth on Schedules P-6A (BCR Contributed Interests in Operating Properties), P-6B (BCR Sold Interests in Operating Properties) and P-6C (FCE Contributed Interests in Operating Properties). Any reduction in Consideration payable to the BCR Entities and/or BCR Individuals pursuant to this Section 3.1(c) will be allocated between Consideration and BCR Units on a pro rata basis relative to the amount of cash and BCR Units initially scheduled to be delivered to the BCR Entities with respect to the relevant Operating Property. If, after the Principal Closing Date, the Encumbrance is removed other than at the expense of the relevant Property Owner, Master III or other relevant entity will deliver the cash Consideration and/or issue the BCR Units to the BCR

Entities and/or BCR Individuals (as applicable) and/or issue Class B Initial Common Units to the FCE Entities not delivered or issued at the Principal Closing pursuant to this Section 3.1(c), and Master III will pay the Class A Distribution Preference and the Class B Distribution Amount (as defined in the Master III Operating Agreement) that would have been payable with respect to any such Units in accordance with the terms of the Master III Operating Agreement if such Units had been issued on the Principal Closing Date. With respect to any payments of cash consideration by Master III in connection with this Section 3.1(c), Forest City will contribute to Master III an amount of cash, payable by wire transfer of immediately available funds to a bank account maintained by Master III, sufficient to pay such cash consideration to the BCR Entities and BCR Individuals pursuant to this Section 3.1(c).
          (d) If, prior to the Principal Closing, the relevant BCR Entity breaches the covenant contained in Section 4.4(c) or any Encumbrance (other than an Encumbrance subject to Section 3.1(c)) is discovered with respect to such Operating Property that is not reflected in the Existing Title Policy or New Title Commitment for such Operating Property, the value of the Consideration to be delivered to the BCR Entities and/or BCR Individuals related to such Operating Property will be decreased by the product of (A) the BCR Transferred Interests in the Operating Property (expressed as a decimal to four (4) decimal places) as indicated on Schedules P-6A (BCR Contributed Interests in Operating Properties) and P-6B (BCR Sold Interests in Operating Properties) and (B) the amount of the Encumbrance, if the Encumbrance is monetary, or the amount by which the Encumbrance diminishes the value of the Operating Property (as set forth on Schedule P-6A (BCR Contributed Interests in Operating Properties), Schedule P-6B (BCR Sold Interests in Operating Properties) and P-6C (FCE Contributed Interests in Operating Properties)), if the Encumbrance is not monetary. If, after the Principal Closing Date, such Encumbrance is removed other than at the expense of the relevant Property Owner, Master III or other relevant entity will deliver the cash Consideration and/or issue the BCR Units to the BCR Entities and/or BCR Individuals (as applicable) not delivered or issued at the Principal Closing pursuant to this Section 3.1(d), and Master III will pay the Class A Distribution Preference that would have been payable with respect to any such BCR Units in accordance with the terms of the Master III Operating Agreement if such BCR Units had been issued on the Principal Closing Date. With respect to any payments of cash consideration by Master III in connection with this Section 3.1(d), Forest City will contribute to Master III an amount of cash, payable by wire transfer of immediately available funds to a bank account maintained by Master III, sufficient to pay such cash consideration to the BCR Entities and BCR Individuals pursuant to this Section 3.1(d). In no case will the reduction in the value of the Consideration payable to the BCR Entities and/or BCR Individuals with respect to any specific Operating Property exceed the aggregate value of the BCR Transferred Interests related to such Operating Property as set forth on Schedules P-6A (BCR Contributed Interests in Operating Properties) and P-6B (BCR Sold Interests in Operating Properties). Any reduction in Consideration payable to the BCR Entities and/or BCR Individuals pursuant to this Section 3.1(d) will be allocated between Consideration and BCR Units on a pro rata basis relative to the amount of cash and BCR Units initially scheduled to be delivered to the BCR Entities with respect to the relevant Operating Property.
          (e) Forest City acknowledges that it will not be entitled to exclude any Operating Property from the Principal Closing because of the discovery of any Encumbrances not reflected in an Existing Title Policy or New Title Commitment, but that its remedies for the discovery of any Encumbrances not reflected in an Existing Title Policy or New Title Commitment will be limited as expressly set forth in this Section 3.1.
          (f) Notwithstanding anything in this Section 3.1 to the contrary, the BCR Entities will not be responsible (in any way) for any Encumbrances caused by FCEI, the FCE Entities or any of their affiliates or by the Outside Investors with Interests related to the Operating Property known as Queenswood Apartments.
     3.2 Condemnation
          (a) In the event that any Governmental Authority commences any condemnation action or any taking by power of eminent domain (such action, a “Condemnation”) against any Operating Property or threatens in writing to do so prior to the Principal Closing, the BCR Entities will notify Forest City of such action or threatened action promptly upon obtaining knowledge thereof. If any Operating Property or portion thereof is taken in a Condemnation or a transfer in lieu thereof and the action (i) deprives the related Property Owner of 20% or more of the gross area owned or ground leased by the Property Owner at the Operating Property, (ii) deprives the affected Operating Property of access to public roads in a manner that materially and adversely affects the value of the Operating Property taken as a whole, (iii) permits any Anchor at that Operating Property to terminate its operating covenant with respect to that Operating Property under the applicable Anchor Tenant Leases, and the Anchor does not affirmatively waive its right to terminate the operating covenant, (iv) constitutes or causes an event of default under the terms of the mortgage loan then encumbering the Operating Property, and the lender does not affirmatively waive the default, or (v) deprives the Operating Property of parking area such that the Operating Property is no longer in compliance with the parking count requirements of any of the Anchor Tenant Leases in force at the Operating Property or any applicable laws (any such Condemnation, a “Substantial Condemnation”), and following such occurrence the BCR Entities and the relevant Property Owner are unwilling or unable to restore the Operating Property to substantially the same condition as existed on the date of this Agreement (or, in the case of a reduction in parking area, to substantially the same condition and number of spaces as is required by the relevant Anchor Tenant Leases and applicable law) by the Principal Closing Date, Forest City will have the right to exclude that Operating Property from the transactions contemplated by this Agreement.
          (b) If a Condemnation occurs with respect to an Operating Property and (i) the Condemnation constitutes a Substantial Condemnation but Forest City does not elect to exclude the Operating Property as permitted in Section 3.2(a) or (ii) the Condemnation does not constitute a Substantial Condemnation, then in either case this Agreement will remain in full force and effect with respect to the affected Operating Property, and the BCR Transferred Interests and the FCE Contributed Interests in the relevant Operating Property will be transferred on the terms and conditions set forth in this Agreement and the related Interest Contribution Agreement and, if applicable, Interest Transfer Agreement, and the related Property Owner will be entitled to receive all Condemnation and rent insurance proceeds. The BCR Entities and the FCE Entities, as the case may be, will promptly remit to the applicable Property Owner any such proceeds received by them.
     3.3 Destruction or Damage

          (a) If any Operating Property or portion thereof is destroyed or damaged by any casualty in a manner that: (i) deprives the related Property Owner of 20% or more of the gross area owned or ground leased by the Property Owner at the Operating Property, (ii) deprives the affected Operating Property of access to public roads in a manner that materially and adversely affects the value of the Operating Property taken as a whole, (iii) permits any Anchor at that Operating Property to terminate its operating covenant with respect to that Operating Property under the applicable Anchor Tenant Leases, and the Anchor does not affirmatively waive its right to terminate the operating covenant, (iv) constitutes or causes an event of default under the terms of the mortgage loan then encumbering the Operating Property, and the lender does not affirmatively waive the default, or (v) deprives the Operating Property of parking area such that the Operating Property is no longer in compliance with the parking count requirements of any of the Anchor Tenant Leases in force at the Operating Property or any applicable laws (any such casualty, a “Substantial Casualty”), and following such occurrence the BCR Entities and the relevant Property Owner are unwilling or unable to restore the Operating Property to substantially the same condition as existed on the date of this Agreement (or, in the case of a reduction in parking area, to substantially the same condition and the number of spaces as is required by the relevant Anchor Tenant Leases and applicable law) by the Principal Closing Date, Forest City will have the right to exclude that Operating Property from the transactions contemplated by this Agreement.
          (b) If (i) any Substantial Casualty occurs at an Operating Property and Forest City does not elect to exclude the affected Operating Property from the Principal Closing as permitted in Section 3.3(a), or (ii) damage or destruction occurs at an Operating Property that does not constitute a Substantial Casualty, then in either case this Agreement will remain in full force and effect with respect to the affected Operating Property, and the BCR Transferred Interests and the FCE Contributed Interests in the relevant Operating Property will be transferred on the terms and conditions set forth in this Agreement and the related Interest Contribution Agreement and, if applicable, Interest Transfer Agreement, and the relevant Property Owner will be entitled to receive all insurance proceeds relating to such damage or destruction. The BCR Entities and the FCE Entities, as the case may be, will promptly remit to the applicable Property Owner any such proceeds received by them.
ARTICLE IV
COVENANTS
     4.1 Appointment of BCR Representative. Each of the BCR Entities and BCR Individuals hereby appoints BR Retail Member, LLC (sometimes referred to in this Agreement as the “BCR Representative”) as its representative for all purposes of this Agreement and the transactions contemplated hereby, including signing the Master III Operating Agreement, Interest Contribution Agreements, Interest Transfer Agreements, Tax Protection Agreement, Registration Rights Agreement and other agreements and documents contemplated by this Agreement. The BCR Entities and BCR Individuals acknowledge that Forest City is entitled to rely upon the action or failure to act of the BCR Representative as fully and completely as if the action or failure to act with respect to any particular matter was the action or failure to act of the BCR Entities and BCR Individuals. Without limiting the generality of the foregoing, Forest City may notify any or all of the BCR Entities and BCR Individuals by notice given to the BCR Representative.
     4.2 Commercially Reasonable Efforts. Forest City and the BCR Entities will use commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary or appropriate to consummate and make effective the transactions contemplated by this Agreement, the Interest Contribution Agreements, Interest Transfer Agreements, Tax Protection Agreement, Registration Rights Agreement and the other agreements being executed pursuant to this Agreement, including using commercially reasonable efforts to satisfy any conditions precedent to the Principal Closing as promptly as possible and to cause Master III and any other direct and indirect subsidiaries of FCEI to obtain any approvals, qualifications, licenses or permits necessary for the acceptance by Master III and such subsidiaries of FCEI of the Contributed Interests and indirectly the Properties, Service Companies, the Nets, Atlantic Yards, Bloomfield and Metrotech Associates; provided, however, that the cost of obtaining any such approvals, qualifications, licenses or permits will be paid by FCEI.
     4.3 Post-Closing HSR Act Filings. Upon exchange of any BCR Units, Forest City, Master III, the BCR Entities and the BCR Individuals will make any filings and use commercially reasonable efforts to obtain any requisite clearances that may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). If at any time HSR Act filings are required, Forest City, Master III, the BCR Entities and the BCR Individuals will use commercially reasonable efforts to make such filings in a timely fashion and to comply with all lawful requests of Governmental Authorities for additional information and documents pursuant to the HSR Act as expeditiously as possible. Forest City will bear all costs and expenses incurred by the BCR Entities and/or BCR Individuals in order to comply with the covenants contained in this Section 4.3.
     4.4 Conduct of Business. Between the date of this Agreement and the applicable Closing or Development Property Closing: (a) each of the Properties controlled, managed or operated by the BCR Entities as of the date hereof will be operated in a manner consistent with past practices, the terms of the organizational documents of the related Property Owner or Development Property Owner, as the case may be, and the terms of any existing management and other agreements relating to the Property, and in compliance with law; (b) each Property Owner, Development Property Owner, Service Company, the Nets, Atlantic Yards, Bloomfield, Metrotech Associates, each other entity jointly owned by the FCE Entities and the BCR Entities that holds a direct or indirect interest in a Property Owner or Development Property Owner and Forest City Ratner Companies, a New York general partnership (“FCRC”), will continue to make distributions and otherwise continue to operate in a manner consistent with past practices, the terms of their respective organizational documents and the terms of the existing management and other agreements; and (c) the BCR Entities will cause each of the Property Owners and each of the Development Property Owners related to Properties controlled, managed or operated by the BCR Entities as of the date hereof to refrain from taking any action that would result in the creation of any Encumbrance on any Property without the prior written consent of Forest City. BCR, the management team of FCRC and the relevant Property Owner (as applicable) will continue to dedicate a reasonable amount of time operating any Operating Property or property jointly owned by affiliates of the BCR Entities and FCEI that is excluded from the transactions contemplated by this Agreement.
     4.5 Registration Rights Agreement. At the Principal Closing, FCEI will execute and deliver a Registration Rights Agreement in the form attached hereto as Exhibit C-1 (the “Registration Rights Agreement”) with and for the benefit of each Holder (as defined in the Registration Rights Agreement) receiving or entitled to receive any BCR Units as a result of the contributions contemplated by this Agreement. Upon each issuance of Additional Units and upon any transfer permitted by the Master III Operating Agreement, the relevant BCR Entity, BCR Individual or the permitted transferee, as applicable, will execute and deliver to Master III an addendum to the Registration Rights Agreement in the form attached hereto as Exhibit C-2.
     4.6 Tax Protection Agreement. At the Principal Closing, FCEI, Master III and certain other entities affiliated with FCEI will execute and deliver a tax protection agreement in the form attached hereto as Exhibit D-1 (the “Tax Protection Agreement”) with BCR and for the benefit of each of the Persons receiving or entitled to receive any BCR Units at the Principal Closing as a result of the contributions contemplated by this Agreement and the Interest Contribution Agreements. Upon each transfer of BCR Units that does not terminate the obligations of FCEI, Master III and certain other entities affiliated with FCEI under the Tax Protection Agreement with respect to the transferee of such BCR Units, the transferee of such BCR Units will execute and deliver an addendum to the Tax Protection Agreement in the form attached hereto as Exhibit D-2 so as to become a Protected Party (as defined in the Tax Protection Agreement).
     4.7 Voting Agreement. At the Principal Closing, FCEI, BCR and a sufficient number of Forest City Principals (as defined in the Voting Agreement) will execute and deliver a Voting Agreement in the form attached hereto as Exhibit E (the “Voting Agreement”).
     4.8 BCR Employment Agreement; FCRC Operations. At the Principal Closing, FCEI and BCR will enter into an employment agreement that is acceptable to both of them (the “BCR Employment Agreement”). Following the Principal Closing, FCRC will be a strategic business unit of FCEI and will operate in a manner that is consistent with FCEI’s corporate policies and requirements for all of FCEI’s strategic business units. To the knowledge of Forest City, FCRC, as currently operated, is operating in a manner that is consistent with FCEI’s corporate policies and requirements applicable to FCEI’s strategic business units as of the date hereof. For the avoidance of doubt, nothing in this Section 4.8 may be interpreted as prohibiting or restricting FCEI’s right to amend, modify, adopt or rescind any corporate policy or requirement applicable to FCRC or any other strategic business unit of FCEI after the Principal Closing Date.
     4.9 Limitation on Actions by Forest City. Between the date of this Agreement and the Principal Closing Date, FCEI will continue to operate its business in a manner consistent with past practices but will not engage in any transaction (other than the transactions contemplated by this Agreement) that requires approval by its shareholders without the prior written consent of the BCR Entities. During the period from the date hereof until the date on which all Interests in all Development Properties have been transferred pursuant to this Agreement, neither Forest City nor any then existing subsidiary or affiliate of FCEI will enter into any contract or take any action that would materially interfere with the BCR Entities and/or Forest City’s legal right to perform its obligations under this Agreement.

     4.10 Expenses. Each party will pay its own expenses (including the fees and expenses of its own attorneys, accountants and other advisers) in connection with its due diligence, negotiating this Agreement and any related documents or agreements and otherwise preparing for the Principal Closing, any Deferred Closing or any Development Property Closing. In addition to the expenses to be paid by FCEI pursuant to Sections 1.2 and 4.2 of this Agreement and Schedule 1.3(b), FCEI will be responsible for transfer and recording taxes, the cost of obtaining New Title Commitments and all filing fees (including any fees incurred in connection with any filings made pursuant to the HSR Act) and expenses arising in connection with the contributions contemplated by this Agreement or the exercise of the Exchange Rights (as that term is defined in the Master III Operating Agreement). FCEI will pay all fees and expenses associated with obtaining the non-consolidation opinions contemplated by Section 5.4(j), the cost of obtaining certified copies of organizational documents and good standing certificates required by this Agreement and any participation payments that may be required as a result of the transactions contemplated by this Agreement or the exercise of the Exchange Rights. The parties will cooperate with each other in connection with the preparation and filing of all transfer tax returns, affidavits and other similar instruments required in connection with the payment of the foregoing expenses.
     4.11 Intentionally Omitted.
     4.12 Tax Treatment.
          (a) Forest City and the BCR Entities will cause the initial and all subsequent tax returns of Master III to be filed to reflect that (i) the contributions of the FCE Contributed Interests and the BCR Contributed Interests are contributions of property governed by Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the Units are membership interests in Master III, unless FCEI determines, in its reasonable discretion, that as a result of a change of law there is not at least a “reasonable basis” for such treatment (as defined in Section 6662 of the Code and the Treasury Regulations promulgated thereunder). If FCEI makes such a determination, it will advise the BCR Representative in advance of taking such position, and any dispute regarding such position will be resolved in the manner provided in the Tax Protection Agreement.
          (b) Forest City and the BCR Entities will report the transactions contemplated by this Agreement, for federal and state income tax purposes (including the filing of federal and state income tax returns), in a manner consistent with (i) the allocation of Consideration among the BCR Entities, the BCR Individuals and the BCR Contributed Interests established pursuant to Section 2.2(c) hereof.
          (c) Forest City and the BCR Entities will use commercially reasonable efforts to ensure that (i) Master III is not treated, as a “publicly traded partnership” as that term is used in Section 7704(b) of the Code (a “PTP”), (ii) the “Exchange Rights” (as that term is defined in the Master III Operating Agreement) associated with the BCR Units will not be amended unless FCEI receives an opinion of independent tax counsel (an “Opinion of Counsel”) to the effect that exercises of the Exchange Rights will not cause Master III to be treated as a PTP, (iii) neither FCEI nor Master III will waive any restrictions with respect to the exercise of any Exchange Right unless the waiver is with respect to either (A) a transaction that qualifies as a “private transfer” described in Treasury Regulations Section 1.7704-1(e), or (B) a transaction with respect to which FCEI and Master III have received an Opinion of Counsel concluding that the transaction will not cause Master III to be treated as a PTP, (iv) Master III will not permit a transfer of Units other than pursuant to an exercise of Exchange Rights (a “Unit Transfer”) unless either (A) the Unit Transfer qualifies as a “private transfer” described in Treasury Regulations Section 1.7704-1(e), (B) FCEI and Master III have received an Opinion of Counsel to the effect that the Unit Transfer will not cause Master III to be treated as a PTP or (C) the transfer occurs within twelve (12) months of the death of a person that held a direct or indirect interest in the units at the time of death, provided that the transferor may not make more than two transfers under this clause (C) that are not described in clause (A) during such twelve (12) month period; and (v) to the extent that an Opinion of Counsel received by FCEI and Master III in connection with the requirements of this Section 4.12(c) is based upon assumptions regarding subsequent transfers of interests in Master III, whether pursuant to Exchange Rights or otherwise, Master III will not permit transfers other than in accordance with such assumptions unless FCEI and Master III obtain a new Opinion of Counsel to the same effect as the original Opinion of Counsel, taking into account the variations from such assumptions. Notwithstanding the above, neither FCEI nor Master III will be required to receive an opinion of counsel that a Unit Transfer would not result in Master III becoming a PTP if (i) all Units in Master III have been issued in a transaction (or transactions) that did not require the registration of the Units under the Securities Act and (ii) Master III has not had more than one hundred (100) members.
     4.13 Estoppel Certificates. Commencing promptly after the date hereof, the BCR Entities agree to prepare and deliver an estoppel certificate to (i) each of the tenants listed on Schedule 4.13-1 (the “Anchors”), (ii) each landlord under a ground lease pursuant to which any Property Owner has access to space at any Operating Property that is listed on Schedule 4.13-2 (each such landlord, a “Ground Lessor”) and (iii) to the extent not covered above, each entity identified on Schedule 4.13-3 that is a party to a reciprocal easement agreement encumbering or benefiting any Operating Property. With respect to Development Properties, following the Stabilization Date for the applicable Development Property, Forest City may require that the BCR Entities prepare and deliver an estoppel certificate to each landlord under a ground lease relating to a Development Property that is listed on Schedule 4.13-2. Each such estoppel certificate will include a provision addressing each of the matters set forth on Exhibit F, and each such estoppel certificate will be completed to reflect the relevant terms of the lease, ground lease or reciprocal easement agreement to which it relates (each such estoppel certificate, an “Estoppel Certificate”). The BCR Entities agree to use commercially reasonable efforts, but without being required to incur any material expense (other than the administrative expense customarily incurred in preparing, distributing and collecting such certificates), to obtain signed Estoppel Certificates from each such Anchor, Ground Lessor and party to reciprocal easement agreement on or before the Principal Closing Date or, as applicable, the relevant Stabilization Closing Date.
     4.14 Reservation of FCEI Stock. Commencing on or prior to the Principal Closing and at all times thereafter until all of the BCR Units (including any Additional Units) have been exchanged, FCEI will reserve and keep available, free from preemptive rights, out of its authorized but unissued FCEI Stock or FCEI Stock held in treasury, solely for the purpose of issuance upon exchange of the BCR Units (including any Additional Units), the full number of shares of FCEI Stock then deliverable upon exchange of all of the BCR Units (including the Additional Units) then outstanding. Prior to the first date upon which any of the BCR Units may be exchanged to FCEI Stock, FCEI will obtain all consents, approvals, authorizations, orders, clearances and qualifications of any Governmental Authority or stock exchange authorities for the issuance and subsequent trading of the FCEI Stock issuable upon exchange of the BCR Units (including any Additional Units) (other than the registration of the FCEI Stock with the SEC, which registration will be governed by the terms of the Registration Rights Agreement).
     4.15 Treatment of Certain Priority Payments. With respect to certain Property Owners, Development Property Owners or other entities jointly owned by certain of the FCE Entities and certain of the BCR Entities (or their respective affiliates), Forest City has funded development and other costs through capital contributions and, upon distribution of net cash flow, financing proceeds or net sales proceeds by such Property Owners, Development Property Owners or jointly owned entities and, before distributions to the members or other owners of the Property Owners, Development Property Owners or jointly owned entities in accordance with their respective percentage interests, is entitled to receive amounts consisting of these unreturned capital contributions and a return on such unreturned capital contributions (“Priority Payments”). By way of illustration, and without limiting the meaning of Priority Payments under the standard form of Property Owner Agreement prescribed by the Second Amended and Restated Partnership Agreement of FCRC, dated as of February 1, 2004, Priority Payments consist of a Section 3.01(c) Return, Unreturned Capital attributable to Section 3.01(c) Contributions and a Priority Return (as these terms are defined in the form of Property Owner Agreement). Forest City acknowledges that the consideration received under this Agreement includes consideration on account of their contributing of a portion of the right to receive Priority Payments (as set forth on Schedules P-6C (FCE Contributed Interests in Operating Properties) and P-7B (FCE Contributed Interests in Development Properties) that have accrued through January 31, 2006 and that would otherwise be payable to the relevant FCE Entities by the Property Owners, Development Property Owners or jointly owned entities. The portion not contributed will continue to be owned by Forest City, pari passu with Master III, and the relevant Property Owner, Development Property Owner or other jointly owned entity will make its distributions accordingly.
     4.16 Nets Loan. BR Basketball, LLC received a loan from Forest City Sports, LLC in order to fund BR Basketball, LLC’s capital contributions in FCR Sports, LLC (the “Nets Loan”). Forest City and the BCR Entities acknowledge that (i) as set forth in Schedule P-5A (Nets, Atlantic Yards, Bloomfield and Metrotech Associates Transfers), the BCR Sold Interests related to the Nets will be acquired by the entity identified on Schedule P-5A (Nets, Atlantic Yards, Bloomfield and Metrotech Associates Transfers) at the Deferred Closing (without regard to the Cure Cut-off Date) at such time that all conditions precedent to the transfer of such BCR Sold Interests have been satisfied and (ii) BR Basketball, LLC will use the consideration received for such BCR Sold Interests to repay the Nets Loan at the Deferred Closing.
     4.17 Certain Amendments. At the Principal Closing, the operating agreement or partnership agreement for each of the entities identified on Schedule 4.17 will be amended by the members or partners of each such entity. The form of partnership agreement or operating agreement for each such entity related to an Operating Property, as amended, will be substantially in the form set forth in Exhibit G-1, and the form of partnership agreement or operating agreement for each such entity related to a Development Property, as amended, will be substantially in the form set forth in Exhibit G-2.

     4.18 Contribution of Additional FCE Interests.
     (a) Except as provided in Section 4.18(b) below, in no event will Forest City or Master III have any obligation to acquire any Interests that are owned, directly or indirectly, by an Outside Investor with respect to any Property. In the event that any such Interest owned by an Outside Investor has not been acquired by Master III prior to the third anniversary of the Principal Closing Date or Stabilization Closing Date for the relevant Property, (a) the FCE Entity owning Interests in the relevant Property Owner, Development Property Owner or other entity in which such FCE Entity contributed Interests on the Principal Closing Date or Stabilization Closing Date related to such Property will promptly contribute an additional amount of Interests in such Property Owner, Development Property Owner or other entity equal to the Interests in such Property that are owned by such Outside Investor as of the date hereof and (b) Master III will issue to such FCE Entity an amount of Class B Common Units equal to the value of the Interests being contributed by such FCE Entity determined as of the day of the closing of the contribution of the other Interests related to the applicable Property. In the event that FCEI or a subsidiary thereof desires to acquire such Interest owned by an Outside Investor prior to the third anniversary of the Principal Closing Date or Stabilization Closing Date, FCEI or such subsidiary may, in its sole discretion, either (x) contribute to Master III the consideration necessary to acquire such Interest from the Outside Investor and cause Master III or its wholly-owned subsidiary to acquire such Interest or (y) acquire such Interest directly from the Outside Investor and contribute such Interest to Master III or its wholly-owned subsidiary, provided that the option selected by FCEI does not create any tax liability for the BCR Entities or the BCR Individuals. In the case of subsection (x) and subsection (y) above, Master III will issue to FCEI or such other subsidiary a number Class B Common Units that is equal to the quotient of (i) the value of the consideration or Interests (determined as of the date of such contribution) contributed to Master III pursuant to this Section 4.18 divided by (ii) the average of the closing prices of the FCEI Stock as reported by the New York Stock Exchange for each of the twenty (20) days on which trading in such stock was reported immediately prior to the date of such contribution. Schedule 4.18A contains a list of each of Interests held by any FCE Entities which are to be contributed for Class B Common Units upon the third anniversary of the Principal Closing or Development Property Closing to the extent same have not been acquired by Master III prior to such date (the “Outside Interests”).
     (b) With respect to the Outside Investors and Outside Interests identified on Schedule 4.18B, in the event that any or all of such Outside Investors desire to sell its or their entire Outside Interests to FCEI or Master III, FCEI (or its subsidiary or Master III) will acquire such Interests by electing either option (x) or (y) described in Section 4.18(a) above; provided, however, that (i) the option selected by FCEI may not create any tax liability for the BCR Entities or the BCR Individuals, (ii) in no event will FCEI or Master III, as applicable, be obligated to pay an amount for each such Outside Interest that is greater than the pro rata portion of the amount set forth on Schedule 4.18B attributable to such Outside Interest and (iii) in no event will FCEI (or its subsidiary or Master III) be obligated to acquire such Outside Interests following the date on which the BCR Transferred Interests with respect to the Property to which such Outside Interests relate have been transferred in accordance with this Agreement. Pursuant to penultimate sentence of Section 4.18(a), in connection with the acquisition of any such Outside Interests, Master III will issue to the entity acquiring such Outside Interests and contributing same to Master III or contributing cash to Master III, as applicable, an amount of Class B Common Units calculated in accordance with such penultimate sentence of 4.18(a).
ARTICLE V
CLOSING
     5.1 Closing. Subject to the terms and conditions of this Agreement, the Principal Closing will take place at the office of Thompson Hine LLP, 127 Public Square, 3900 Key Center, Cleveland, Ohio 44114, at and as of 9:00 A.M., E.S.T. on the fifth (5th) business day following the date on which each of the conditions stated in Article VI has been satisfied or waived, except for those conditions that may only be satisfied at the Principal Closing or on the Principal Closing Date, or at such other place, time and date as the BCR Entities and Forest City may agree. Forest City and the BCR Entities will advise each other on a regular basis of the progress in satisfying the as yet unmet conditions precedent to the Principal Closing. Notwithstanding the foregoing, in the event that the Principal Closing has not occurred by December 15, 2006 other than as a result of a default by any party to this Agreement, this Agreement will automatically terminate and none of Forest City, Master III, the Master III Entities, the BCR Entities or the BCR Individuals will have any further obligations under this Agreement other than any obligation that expressly survives any such termination. As used in this Agreement, the term “Principal Closing” means the transfers contemplated by Sections 1.1(a) through 1.1(f) with respect to the Operating Properties and the Service Companies, Atlantic Yards, Bloomfield and Metrotech Associates and the performance by each party hereto of the obligations on its part then to be performed under and in accordance with this Agreement with respect to the Operating Properties, the Service Companies, Atlantic Yards, Bloomfield and Metrotech Associates. The term “Principal Closing Date” means the date on which the Principal Closing occurs, as the same may be extended by Forest City or the BCR Entities pursuant to this Agreement. The parties will conduct a “pre-closing” commencing on the third business day preceding the Principal Closing Date, and will use commercially reasonable efforts to finalize the closing statement for the Principal Closing at least forty-eight (48) hours prior to the Principal Closing Date. As used in this Agreement, the term “Closing” means the transfer of Contributed Interests as contemplated hereby at the Principal Closing or the Deferred Closing, and the performance by each party of the obligations on its part then to be performed under and in accordance with this Agreement, and the term “Closing Date” means the date on which a Closing is to occur as the same may be extended by FCEI or the BCR Entities pursuant to this Agreement.
     5.2 Deferred Closing. Operating Properties as to which a Substantial Condemnation or Substantial Casualty has occurred that cannot be cured prior to the Principal Closing Date will be excluded from the Principal Closing (any such Operating Property excluded or removed because it is subject to a Substantial Condemnation or a Substantial Casualty, an “Excluded Property”). The parties acknowledge that the BCR Sold Interests with respect to FCR Sports, LLC will not be transferred at the Principal Closing but will be included in a subsequent Closing (the “Deferred Closing”) at such time as all conditions precedent to the sale of such BCR Sold Interests have been satisfied. The BCR Entities will use commercially reasonable efforts to satisfy any conditions precedent to (including obtaining all third party consents required to be obtained in advance of) the transfer of the BCR Sold Interests with respect to FCR Sports, LLC pursuant to this Agreement. The Deferred Closing will be held at a date to be mutually agreed between the BCR Entities and Forest City, but not later than thirty (30) days after the date on which all conditions precedent to the transfer of the BCR Sold Interests with respect to FCR Sports, LLC have been satisfied (the “Deferred Closing Date”). The BCR Entities will advise Forest City on a regular basis of the progress in satisfying the as yet unmet conditions or circumstances to the Deferred Closing and will cooperate in scheduling the Deferred Closing Date as soon as practical after those conditions or circumstances are met. Notwithstanding the foregoing, in the event that the BCR Entities determine in good faith that they will not be able to satisfy all conditions precedent to the transfer of the BCR Sold Interests with respect to the Nets by June 30, 2007, the BCR Entities will notify Forest City in writing of such determination, this Agreement automatically will terminate with respect to the Nets, and neither Forest City nor the BCR Entities will have any further obligation hereunder in respect of the Nets, except as may expressly be provided to survive any such termination.
     5.3 Principal Closing and Deferred Closing Deliveries by BCR Entities. At the Principal Closing and at the Deferred Closing, the BCR Entities (and to the extent applicable, the BCR Individuals) transferring the BCR Transferred Interests at such Closing will execute, acknowledge where appropriate and deliver, or cause to be delivered, each of the following instruments and documents:
          (a) Operating Agreement. In the case of the Principal Closing, the Operating Agreement for Master III duly executed by the BCR Entities and BCR Individuals (or by the BCR Representative on behalf of the BCR Entities and BCR Individuals) contributing BCR Contributed Interests at the Principal Closing.
          (b) Interest Contribution Agreements and Interest Transfer Agreements. In the case of the Principal Closing, (i) an Interest Contribution Agreement providing for the contribution of the BCR Contributed Interests contributed at the Principal Closing, and all certificates, agreements and other documents required to be delivered thereunder, each duly executed by the appropriate transferee and the appropriate BCR Entity or BCR Individual (or by the BCR Representative on behalf of the BCR Entities and BCR Individuals) and (ii) an Interest Transfer Agreement providing for the transfer of the BCR Sold Interests transferred at the Principal Closing, and all certificates, agreements and other documents required to be delivered thereunder, each duly executed by the appropriate transferee and the appropriate BCR Entity or BCR Individual (or by the BCR Representative on behalf of the BCR Entities and BCR Individuals). In the case of the Deferred Closing, an Interest Transfer Agreement providing for the transfer of the BCR Sold Interests transferred at such Deferred Closing, and all certificates, agreements and other documents required to be delivered thereunder, each duly executed by the appropriate transferee and the appropriate BCR Entity or BCR Individual (or by the BCR Representative on behalf of the BCR Entities and BCR Individuals).
          (c) Tax Protection Agreement. In the case of the Principal Closing, the Tax Protection Agreement duly executed by BCR.
          (d) Registration Rights Agreement. In the case of the Principal Closing, the Registration Rights Agreement duly executed by the BCR Entities and BCR Individuals (or by the BCR Representative on behalf of the BCR Entities and BCR Individuals) contributing BCR Contributed Interests at the Principal Closing.
              (e) BCR Employment Agreement. In the case of the Principal Closing, the BCR Employment Agreement duly executed by BCR.
              (f) Intentionally Omitted.
              (g) Certificates.
          (i) A letter, dated not earlier than thirty (30) business days prior to the relevant Closing Date, from CT Corporation confirming that (A) CT Corporation has completed a search of publicly available sources from the secretary of state of each state in which the BCR Entities transferring BCR Transferred Interests at such Closing have been organized and (B) the result of such search indicated that each such BCR Entity is in good standing under the laws of such jurisdiction.
          (ii) A duly executed certificate of each of the BCR Entities transferring BCR Transferred Interests at such Closing, dated as of such Closing Date, certifying:
          (A) that the general partner, board of directors or other similar authority of such BCR Entity has adopted resolutions approving the transactions contemplated hereunder and authorizing such BCR Entity to execute and deliver this Agreement, the Interest Contribution Agreement or Interest Transfer Agreement and each other agreement and instrument necessary for the consummation of the transactions contemplated by this Agreement and the Interest Contribution Agreement or Interest Transfer Agreement (which resolutions will be attached to or incorporated in such certificate), that such action by such general partner, board of directors or other similar authority constitutes the only authorization required for such execution, delivery and consummation by the BCR Entity, and that it has not been revoked or otherwise withdrawn and remains in full force and effect.
          (B) as to a true and complete copy of the partnership agreement and certificate of limited partnership, or operating agreement and certificate of formation, or other similar organizational documents, as the case may be, of the BCR Entity, that the same have not been amended (except as noted therein) and that they are in full force and effect as of such Closing Date, and also certifying as to the incumbency of the officers of the BCR Entity executing and delivering this Agreement, the Interest Contribution Agreement or Interest Transfer Agreement and the other documents and instruments provided herein to be executed and delivered by the BCR Entity.
          (iii) In the case of the Principal Closing, a duly executed certificate signed by or on behalf of the BCR Entities transferring BCR Transferred Interests at the Principal Closing, dated as of the Principal Closing Date, certifying that the representations and warranties made by the BCR Entities (other than those relating solely to the BCR Entities, BCR Individuals and BCR Transferred Interest and the Properties,

Development Property Owners and other jointly owned entities that are not part of the Principal Closing) are true and correct as if remade on and as of the Principal Closing Date, or, if made as of a specified date, as of that date (with all qualifications in the specific representations and warranties as to materiality disregarded), except where the failure of any such representation or warranty to be true and correct on the Principal Closing Date would not reasonably be expected to result in a BCR Material Adverse Effect (with appropriate modifications of those representations and warranties to reflect actions taken by or on behalf of the BCR Entities in accordance with the provisions of this Agreement or identifying any representation or warranty that was not or no longer is true and correct and explaining the state of facts giving rise to the change).
          (iv) In the case of the Deferred Closing, a duly executed certificate signed by or on behalf of the BCR Entities transferring BCR Transferred Interests at such Deferred Closing, dated as of the Deferred Closing Date, certifying that the representations and warranties made by the BCR Entities with respect to such BCR Entities and BCR Transferred Interests, the Nets and any other jointly owned entities that are part of the Deferred Closing are true and correct as if remade on and as of the Deferred Closing Date, or, if made as of a specified date, as of that date (with all qualifications in the specific representations and warranties as to materiality disregarded), except where the failure of any such representation or warranty to be true and correct on the Deferred Closing Date would not reasonably be expected to result in a BCR Material Adverse Effect (with appropriate modifications of those representations and warranties to reflect actions taken by or on behalf of the BCR Entities in accordance with the provisions of this Agreement or identifying any representation or warranty that was not or no longer is true and correct and explaining the state of facts giving rise to the change).
          (h) Estoppel Certificates. In the case of the Principal Closing, all executed Estoppel Certificates obtained by the BCR Entities pursuant to Section 4.13.
          (i) Lender Consents. Any lender consents obtained pursuant to Section 1.3.
          (j) Outside Investor Consents. The consent of each Outside Investor identified on Schedule 5.3(j) with respect to a Property included in such Closing whose consent, as identified on Schedule 5.3(j), is required in respect of the consummation of the transactions at such Closing, which consents will be acceptable to Forest City acting reasonably; provided, however, that all Outside Investor consents constituting Required BCR Consents will be delivered at or prior to the Principal Closing.
          (k) Ground Lease Consents. In the case of the Principal Closing, the consent of each ground lessor identified on Schedule 1.2A, which consents will be acceptable to Forest City acting reasonably.
          (l) Other Documents. All other instruments and documents, if any, required to be executed, acknowledged or delivered by the BCR Entities and BCR Individuals pursuant to and in accordance with any of the other provisions of this Agreement or the Interest Contribution Agreements and Interest Transfer Agreements, and such other documents or instruments as

Forest City may reasonably request to effect the transactions contemplated in this Agreement and the Interest Contribution Agreements and Interest Transfer Agreements.
     5.4 Principal Closing and Deferred Closing Deliveries by Forest City. At the Principal Closing and at the Deferred Closing, FCEI and/or the relevant FCE Entities transferring the FCE Contributed Interests at such Closing will execute, acknowledge where appropriate and deliver, or cause to be executed, acknowledged where appropriate and delivered, each of the following instruments, documents and payments:
          (a) Consideration. The Consideration, or portion of the Consideration allocated to the BCR Transferred Interests being transferred in connection with such Closing as provided for in Section 2.2 of this Agreement, as set forth on the closing statement for such Closing to be prepared and agreed to in writing by the BCR Entities and Forest City at least forty-eight (48) hours prior to such Closing.
          (b) Operating Agreement. In the case of the Principal Closing, the Operating Agreement for Master III duly executed by the FCE Entities contributing FCE Contributed Interests at the Principal Closing.
          (c) Interest Contribution Agreements. In the case of the Principal Closing, an Interest Contribution Agreement providing for the contribution of the FCE Contributed Interests contributed at the Principal Closing, and all certificates, agreements and other documents required to be delivered thereunder, each duly executed by the applicable transferee and the appropriate FCE Entity.
          (d) Registration Rights Agreement. In the case of the Principal Closing, the Registration Rights Agreement duly executed by FCEI.
          (e) Tax Protection Agreement. In the case of the Principal Closing, the Tax Protection Agreement duly executed by Master III, FCEI and certain other entities affiliated with FCEI.
          (f) BCR Employment Agreement. In the case of the Principal Closing, the BCR Employment Agreement duly executed by FCEI.
          (g) Voting Agreement. In the case of the Principal Closing, the Voting Agreement duly executed by FCEI and a sufficient number of the Forest City Principals.
          (h) Certificates.
          (i) In the case of the Principal Closing, a certificate, dated not earlier than thirty (30) business days prior to the Principal Closing Date, from the Secretary of State of Ohio certifying as to the good standing of FCEI and Forest City Rental Properties Corporation (“FCRPC”).
          (ii) In the case of the Principal Closing, a duly executed certificate of FCEI and each of the FCE Entities that are contributing FCE Contributed Interests at such Closing, dated as of the Principal Closing Date, certifying:

          (A) in the case of FCEI, that the board of directors of FCEI has adopted resolutions approving the transactions contemplated hereunder and authorizing FCEI to execute and deliver this Agreement and each other agreement and instrument necessary for the consummation of the transactions contemplated by this Agreement and the Interest Contribution Agreement (which resolutions will be attached to or incorporated in such certificate), that such action by the board of directors constitute the only authorization required for such execution, delivery and consummation by FCEI, and that it has not been revoked or otherwise withdrawn and remains in full force and effect.
          (B) in the case of each of the FCE Entities that are contributing FCE Contributed Interests at such Closing, that the general partner, board of directors or other similar authority of such FCE Entity has adopted resolutions approving the transactions contemplated hereunder and authorizing the FCE Entity to execute and deliver this Agreement, the Interest Contribution Agreement and each other agreement and instrument necessary for the consummation of the transactions contemplated by this Agreement and the Interest Contribution Agreement (which resolutions will be attached to or incorporated in such certificate), that such action by such general partner, board of directors or other similar authority constitutes the only authorization required for such execution, delivery and consummation by the FCE Entity, and that it has not been revoked or otherwise withdrawn and remains in full force and effect.
          (C) as to a true and complete copy of the partnership agreement and certificate of limited partnership, or operating agreement and certificate of formation, or other similar organizational documents, as the case may be, of FCEI or the FCE Entity, that the same have not been amended (except as noted therein) and that they are in full force and effect as of such Closing Date, and also certifying as to the incumbency of the officers of FCEI or the FCE Entity, as the case may be, executing and delivering this Agreement, the Interest Contribution Agreement and the other documents and instruments provided herein to be executed and delivered by FCEI or the FCE Entity.
          (iii) In the case of the Principal Closing, a duly executed certificate signed by or on behalf of FCEI and the FCE Entities transferring FCE Contributed Interests at the Principal Closing, dated as of the Principal Closing Date, certifying that the representations and warranties made by Forest City (other than those relating solely to the FCE Entities, FCE Contributed Interest, Properties, Development Property Owners and other jointly owned entities that are not part of the Principal Closing) are true and correct as if remade on and as of the Principal Closing Date, or, if made as of a specific date, as of that date (with all qualifications in the specific representations and warranties as to materiality disregarded), except where the failure of any such representation or warranty to be true and correct on the Principal Closing Date would not reasonably be expected to result in an FCE Material Adverse Effect (with appropriate modifications of those representations and warranties to reflect actions taken by or on behalf of the FCE Entities in accordance with the provisions of this Agreement or identifying any representation or warranty that was not or no longer is true and correct and explaining the state of facts giving rise to the change).
          (i) Legal Opinion. In the case of the Principal Closing, an opinion of the General Counsel of FCEI as to the matters identified on Exhibit H attached hereto.
          (j) Non-Consolidation Opinions. In the case of the Principal Closing, a non-consolidation opinion with respect to each of the loans listed on Schedule 5.4(j).
          (k) Other Documents. All other instruments and documents, if any, required to be executed, acknowledged and/or delivered by Forest City pursuant to and in accordance with any of the other provisions of this Agreement or the Interest Contribution Agreements and such other documents or instruments as the BCR Entities may reasonably request to effect the transactions contemplated in this Agreement and the Interest Contribution Agreements.
     5.5 Development Property Closing Deliveries by BCR Entities. At each Development Property Closing, the BCR Entities and/or BCR Individuals transferring the BCR Transferred Interests at such Development Property Closing will execute, acknowledge where appropriate and deliver, or cause to be delivered, each of the following instruments and documents:
          (a) Operating Agreement. The Operating Agreement for Master III duly executed by the BCR Entities and BCR Individuals (or by the BCR Representative on behalf of the BCR Entities and BCR Individuals) contributing BCR Contributed Interests to Master III at such Development Property Closing.
          (b) Interest Contribution Agreements and Interest Transfer Agreements. An Interest Contribution Agreement providing for the contribution of the BCR Contributed Interests related to the Development Property included in such Development Property Closing, and all certificates, agreements and other documents required to be delivered thereunder, each duly executed by the appropriate transferee and the appropriate BCR Entity or BCR Individual (or by the BCR Representative on behalf of the BCR Entities and BCR Individuals), and an Interest Transfer Agreement providing for the transfer of the BCR Sold Interests transferred at such Development Property Closing, and all certificates, agreements and other documents required to be delivered thereunder, each duly executed by the appropriate transferee and the appropriate BCR Entity or BCR Individual (or by the BCR Representative on behalf of the BCR Entities and BCR Individuals).
          (c) Registration Rights Agreement. An addendum to the Registration Rights Agreement duly executed by each BCR Entity and BCR Individual (or by the BCR Representative on behalf of each such BCR Entity and BCR Individual) contributing BCR Contributed Interests to Master III at such Development Property Closing.
          (d) Certificates.
          (i) A certificate, dated not earlier than thirty (30) business days prior to such Stabilization Closing Date, from the secretary of state of each state in which the BCR Entities transferring BCR Transferred Interests at such Development Property

Closing have been organized certifying as to the good standing of each such BCR Entity under the laws of such jurisdiction.
          (ii) A duly executed certificate of each BCR Entity transferring BCR Transferred Interests at such Development Property Closing, dated as of such Stabilization Closing Date, certifying:
          (A) that the general partner, board of directors or other similar authority of such BCR Entity has adopted resolutions approving the transactions contemplated hereunder and authorizing the BCR Entity to execute and deliver this Agreement, the Interest Contribution Agreement or Interest Transfer Agreement and each other agreement and instrument necessary for the consummation of the transactions contemplated by this Agreement and the Interest Contribution Agreement or Interest Transfer Agreement (which resolutions will be attached to or incorporated in such certificate), that such action by such general partner, board of directors or other similar authority constitutes the only authorization required for such execution, delivery and consummation by the BCR Entity, and that it has not been revoked or otherwise withdrawn and remains in full force and effect.
          (B) as to a true and complete copy of the partnership agreement and certificate of limited partnership, or operating agreement and certificate of formation, or other similar organizational documents, as the case may be, of the BCR Entity, that the same have not been amended (except as noted therein) and that they are in full force and effect as of such Stabilization Closing Date, and also certifying as to the incumbency of the officers of the BCR Entity executing and delivering this Agreement, the Interest Contribution Agreement or Interest Transfer Agreement and the other documents and instruments provided herein to be executed and delivered by the BCR Entity.
          (iii) A duly executed certificate of the BCR Representative, dated as of the Stabilization Closing Date, certifying that each of the representations and warranties of the BCR Entities contemplated by Section 7.4 of this Agreement is true and correct as of such Stabilization Closing Date. For purposes of the delivery of the certificate contemplated by this Section 5.5(d)(iii), the references to the BCR Entities, BCR Transferred Interests, or Development Property Owners or other jointly owned entities in the relevant representations and warranties will be deemed to be references only to the BCR Entities, BCR Transferred Interests, and Development Property Owners and other jointly owned entities included in the Development Property Closing at hand.
              (e) Other Documents. All other instruments and documents, if any, required to be executed, acknowledged or delivered by the BCR Entities and BCR Individuals transferring BCR Transferred Interests at such Development Property Closing pursuant to and in accordance with any of the other provisions of this Agreement or the Interest Contribution Agreements or Interest Transfer Agreements, and such other documents or instruments (including any Estoppel Certificate relating to a Development Property identified on Schedule 4.13-2) as Forest City may reasonably request to effect the transactions contemplated in this Agreement and the Interest Contribution Agreements or Interest Transfer Agreements.
          5.6 Development Property Closing Deliveries by Forest City. At each Development Property Closing, FCEI and/or the relevant FCE Entities transferring the FCE Contributed Interests at such Development Property Closing will execute, acknowledge where appropriate and deliver, or cause to be executed, acknowledged where appropriate and delivered, each of the following instruments, documents and payments:
               (a) Additional Consideration. The portion of the Additional Units allocated to the BCR Contributed Interests being contributed at such Development Property Closing as provided for in Section 2.3 of this Agreement, together with any cash consideration payable with respect to any BCR Sold Interests being transferred at such Development Property Closing, as provided for in Section 2.3 of this Agreement.
               (b) Operating Agreement. The Operating Agreement for Master III duly executed by the FCE Entities contributing FCE Contributed Interests to Master III at such Development Property Closing.
               (c) Interest Contribution Agreements. An Interest Contribution Agreement providing for the contribution of the FCE Contributed Interests in the related Development Property Owner to Master III, and each certificate, agreement and other document required to be delivered thereunder, each duly executed by Master III and the appropriate FCE Entity.
               (d) Registration Rights Agreement. An addendum to the Registration Rights Agreement duly executed by FCEI.
               (e) Certificates. With respect to each FCE Entity contributing FCE Contributed Interests at a Development Property Closing for a Development Property:
               (i) A certificate, dated not earlier than thirty (30) business days prior to such Stabilization Closing Date, from the secretary of state of each state in which FCEI, FCRPC (or, to the extent FCRPC is no longer a principal borrower under FCEI’s principal revolving credit facility, such principal borrower) and any of the FCE Entities contributing FCE Contributed Interests to Master III at such Development Property Closing have been organized certifying as to the good standing of FCEI, FCRPC (or, to the extent FCRPC is no longer a principal borrower under FCEI’s principal revolving credit facility, such principal borrower) and the FCE Entities under the laws of such jurisdiction.
               (ii) A duly executed certificate of FCEI and each FCE Entity contributing FCE Contributed Interests to Master III at such Development Property Closing, dated as of such Stabilization Closing Date, certifying:
               (A) in the case of FCEI, that the board of directors of FCEI has adopted resolutions approving the transactions contemplated hereunder and authorizing FCEI to execute and deliver this Agreement, the Interest Contribution Agreement and each other agreement and instrument necessary for the consummation of the transactions contemplated by this Agreement and the Interest Contribution Agreement (which resolutions will be attached to or incorporated in such certificate), that such action by the board of directors constitutes the only authorization required for such execution, delivery and consummation by FCEI, and that it has not been revoked or otherwise withdrawn and remains in full force and effect.
               (B) in the case of each of the FCE Entities, that the general partner, board of directors or other similar authority of such FCE Entity has adopted resolutions approving the transactions contemplated hereunder and authorizing the FCE Entity to execute and deliver this Agreement, the Interest Contribution Agreement and each other agreement and instrument necessary for the consummation of the transactions contemplated by this Agreement and the Interest Contribution Agreement (which resolutions will be attached to or incorporated in such certificate), that such action by such general partner, board of directors or other similar authority constitutes the only authorization required for such execution, delivery and consummation by the FCE Entity, and that it has not been revoked or otherwise withdrawn and remains in full force and effect.
               (C) as to a true and complete copy of the partnership agreement and certificate of limited partnership, or operating agreement and certificate of formation, or other similar organizational documents, as the case may be, of FCEI or the FCE Entity, that the same have not been amended (except as noted therein) and that they are in full force and effect as of such Stabilization Closing Date, and also certifying as to the incumbency of the officers of FCEI or the FCE Entity, as the case may be, executing and delivering this Agreement, the Interest Contribution Agreement and the other documents and instruments provided herein to be executed and delivered by FCEI or the FCE Entity.
               (iii) A duly executed certificate of FCEI, dated as of the Stabilization Closing Date, certifying that each of the representations and warranties of Forest City referenced in Section 7.3 of this Agreement is true and correct as of such Stabilization Closing Date. For purposes of the delivery of the certificate contemplated by this Section 5.6(e)(iii), the references to the FCE Entities, FCE Contributed Interests, Development Property Owners or other jointly owned entities in the relevant representations and warranties will be deemed to be references only to the FCE Entities, FCE Contributed Interests, Development Property Owners and other jointly owned entities included in the Development Property Closing at hand.
               (f) Legal Opinion. An opinion of the General Counsel of FCEI as to the matters identified on Exhibit H attached hereto.
               (g) Other Documents. All other instruments and documents, if any, required to be executed, acknowledged and/or delivered by Forest City pursuant to and in accordance with any of the other provisions of this Agreement or the Interest Contribution Agreements and such other documents or instruments as the BCR Entities may reasonably request to effect the transactions contemplated in this Agreement and the Interest Contribution Agreements.

ARTICLE VI
CONDITIONS PRECEDENT TO CLOSING
          6.1 Conditions Precedent to Obligation of Forest City. The obligation of Forest City to consummate the transactions contemplated by this Agreement will be subject to the fulfillment on or before the Principal Closing Date, the Deferred Closing Date or any Stabilization Closing Date, as applicable, of the following conditions, any or all of which may be waived by Forest City in its sole discretion:
               (a) Preliminary Transactions; Delivery of Documents. The BCR Entities and the BCR Individuals have performed, or have caused to be performed, each of the Preliminary Transactions required to be performed, or caused to be performed, by them. Except for the delivery of the Required Estoppel Certificates and the Required BCR Consents, which is governed by Section 6.1(d) below, the BCR Entities and BCR Individuals transferring BCR Transferred Interests at such Closing or Development Property Closing have delivered all of the items required to be delivered to Forest City pursuant to Section 5.3 (other than deliveries under Sections 5.3(h), 5.3(i) and 5.3(j) and 5.3(k)) or Section 5.5 for such Closing or Development Property Closing.
               (b) Accuracy of Representations and Warranties.
               (i) In the case of the Principal Closing, the representations and warranties of the BCR Entities in Section 7.2 of this Agreement are true and correct as originally made and, if applicable, as remade on and as of the Principal Closing Date (or, if made as of a specified date, as of such date), as the same may be modified to reflect any actions taken by or on behalf of the BCR Entities as permitted herein, except where a breach of such representations and warranties would not result in a BCR Material Adverse Effect.
               (ii) In the case of the Deferred Closing, the representations and warranties of the BCR Entities in Section 7.4(b) of this Agreement are true and correct as if made as of the date of each such Deferred Closing (or, if made as of a specified date, as of such date), as the same may be modified to reflect any actions taken by or on behalf of the BCR Entities as permitted herein, except where a breach of such representations and warranties would not result in a BCR Material Adverse Effect.
               (iii) In the case of each Development Property Closing, the representations and warranties of the BCR Entities referenced in Section 7.4 of this Agreement are true and correct as of the date of each such Development Property Closing (or, if made as of a specified date, as of such date).
               (iv) For purposes of this condition precedent, (i) the references in Section 7.2 and Section 7.4 to the BCR Entities, BCR Transferred Interests, Operating Properties, Development Properties, Service Companies, Property Owners or Development Property Owners or any other jointly owned entities will be deemed to be references only to the BCR Entities, BCR Transferred Interests, Operating Properties,

Development Properties, Service Companies, Property Owners, Development Property Owners or any other jointly owned entities included in the Closing or Development Property Closing at hand and (ii) in the case of the Principal Closing and the Deferred Closing, all qualifications in the specific representations and warranties as to materiality will be disregarded and merged into the concept of a BCR Material Adverse Effect.
               (c) Observance of Covenants. The BCR Entities transferring BCR Transferred Interests at such Closing or Development Property Closing have performed and observed all covenants and agreements in this Agreement to be performed and observed by such BCR Entities as of the applicable Closing Date or Stabilization Closing Date, except where the failure to perform or observe any such covenant has not resulted in a BCR Material Adverse Effect.
               (d) Required Estoppel Certificates; Required BCR Consents. With respect to the Principal Closing, the BCR Entities have delivered to Forest City (i) Estoppel Certificates for the Anchors listed on Schedule 6.1(d) (collectively, the “Required Estoppel Certificates”) and (ii) those Outside Investor and ground lessor consents listed on Schedule 6.1(d) (collectively, the “Required BCR Consents”).
               (e) No Injunction. No action, suit or legal or administrative proceedings have been instituted by or before any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign (referred to herein as “Governmental Authority”), seeking to enjoin the transactions contemplated by this Agreement and intended to occur at the related Closing or Development Property Closing, other than any such proceeding initiated by or on behalf of Forest City or any of its affiliates.
               (f) Transactions Not Prohibited. No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation by the BCR Entities, BCR Individuals, Forest City or Master III of the transactions contemplated by this Agreement and the Interest Contribution Agreements and Interest Transfer Agreements to occur at the related Closing or Development Property Closing is in effect or, if applicable, has been threatened by any Governmental Authority or any third party, other than any such order or other legal restraint or prohibition or threat thereof obtained or instituted by or on behalf of Forest City or any of its affiliates.
               (g) Intentionally Omitted.
               (h) Market Price of FCEI Stock. In the case of the Principal Closing, the average of the closing prices of the FCEI Stock as reported by the New York Stock Exchange for each of the twenty (20) days on which trading in such stock was reported immediately prior to the Principal Closing Date (assuming that all others conditions precedent to the occurrence of the Principal Closing will have been satisfied or waived) is not greater than Fifty Five and 86/100 Dollars ($55.86) per share.

          6.2 Conditions Precedent to Obligations of the BCR Entities and BCR Individuals. The obligation of the BCR Entities and the BCR Individuals to consummate the transactions contemplated herein will be subject to the fulfillment on or before the Principal Closing Date, the Deferred Closing Date and any Stabilization Closing Date, as applicable, of the following conditions, any or all of which may be waived by the BCR Entities in their sole discretion:
               (a) Receipt of Consideration or Additional Units. Forest City has delivered and has caused Master III or affiliates of Master III to deliver the consideration or Additional Units for the BCR Transferred Interests included in such Closing or Development Property Closing, as adjusted pursuant to and payable in the manner provided for in this Agreement and the Interest Contribution Agreements and Interest Transfer Agreements.
               (b) Preliminary Transactions; Delivery of Documents. Forest City has performed, or has caused to be performed, each of the Preliminary Transactions required to be performed, or caused to be performed, by them. Forest City has delivered all of the items required to be delivered to the BCR Entities pursuant to Section 5.4 or Section 5.6 for such Closing or Development Property Closing.
               (c) Accuracy of Representations and Warranties.
               (i) In the case of the Principal Closing, the representations and warranties of Forest City contained in Section 7.1 of this Agreement are true and correct as originally made and as remade on and as of the Principal Closing Date (or, if made as of a specified date, as of that date) as the same may be modified to reflect any actions taken by or on behalf of Forest City as permitted herein, except where a breach of such representations and warranties would not result in an FCE Material Adverse Effect.
               (ii) In the case of each Development Property Closing, the representations and warranties of Forest City contained in Section 7.3 of this Agreement are true and correct as of the date of such Development Property Closing (or, if made as of a specified date, as of that date).
               (iii) For purposes of this condition precedent, (i) the references in Section 7.1 and Section 7.3 to the FCE Entities and FCE Contributed Interests will be deemed to be references only to the FCE Contributed Interests included in the Closing at hand and (ii) in the case of the Principal Closing, all qualifications in the specific representations and warranties as to materiality will be disregarded and merged into the concept of an FCE Material Adverse Effect.
               (d) Observance of Covenants. Forest City has performed and observed all covenants and agreements in this Agreement to be performed and observed by Forest City as of such Closing Date or Stabilization Closing Date, except where the failure to perform or observe any such covenant has not resulted in an FCE Material Adverse Effect.
               (e) Market Price of FCEI Stock. In the case of the Principal Closing, the average of the closing prices of the FCEI Stock as reported by the New York Stock Exchange for each of the twenty (20) days on which trading in such stock was reported immediately prior to the Principal Closing Date (assuming that all others conditions precedent to the occurrence of the

Principal Closing will have been satisfied or waived) is not less than Forty Five and 86/100 Dollars ($45.86) per share.
               (f) No Injunction. No action, suit or legal or administrative proceedings have been instituted by or before any court or Governmental Authority seeking to enjoin the transactions contemplated by this Agreement and intended to occur at the related Closing or Development Property Closing, other than any such proceeding initiated by or on behalf of the BCR Entities.
               (g) Transactions Not Prohibited. No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation by the BCR Entities, BCR Individuals, Forest City or Master III of the transactions contemplated by this Agreement and the Interest Contribution Agreements and Interest Transfer Agreements to occur at the related Closing or Development Property Closing is in effect or, if applicable, has been threatened by any Governmental Authority or by any third party, other than any such order or other legal restraint or prohibition or threat thereof obtained or initiated by or on behalf of the BCR Entities.
               (h) Intentionally Omitted.
               (i) No Suspension of Trading of FCEI Stock. In the case of the Principal Closing, there has been no suspension in the trading of FCEI Stock on the New York Stock Exchange at any time between the date of this Agreement and the Principal Closing Date, other than a temporary suspension (no longer than one day) in order to give the market time to assimilate the announcement of material information.
               (j) FCEI Stock. In the case of the Principal Closing, the board of directors of FCEI has reserved for issuance, free from preemptive rights, out of FCEI’s authorized but unissued FCEI Stock, solely for the purpose of issuance upon exchange of the BCR Units into FCEI Stock, the full number of shares of FCEI Stock deliverable upon exchange of all of the BCR Units (including the Additional Units).
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
          7.1 Representations and Warranties of Forest City. In order to induce the BCR Entities and the BCR Individuals to carry out the transactions contemplated by this Agreement, as of the date of this Agreement, Forest City represents and warrants to, and agrees with, each of the BCR Entities and each of the BCR Individuals as follows:
               (a) Organization, Good Standing and Authority. FCEI is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Schedule 7.1(a) sets forth a complete and correct list reflecting the full legal name, type of legal entity and the jurisdiction in which each of the FCE Entities is organized. Master III and each of the Master III Entities is either a limited liability company or a corporation, as the case may be, duly organized, validly existing and in good standing under the laws of the State of New York.

Each of the FCE Entities is duly organized, validly existing and in good standing under the laws of the jurisdiction indicated with respect to it on Schedule 7.1(a). Each of FCEI, the FCE Entities, Master III and the Master III Entities is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its business as now conducted, except where failure to do so would not result in an FCE Material Adverse Effect. Each of FCEI, the FCE Entities, Master III and Master III Entities has all necessary power to execute and deliver, and perform its obligations under, this Agreement and all documents contemplated hereunder to be executed by it. “FCE Material Adverse Effect” means any change or effect that (i) is, or is reasonably likely to be, materially adverse to the business, operations or financial condition of FCEI, the FCE Entities, Master III and the Master III Entities, taken as a whole, or (ii) materially delays or hinders, or is reasonably likely materially to delay or hinder, the completion of the transactions contemplated by this Agreement.
               (b) Authorization and Binding Effect. This Agreement has been, and all documents contemplated hereunder to be executed by Forest City, Master III and the Master III Entities when executed and delivered will be, duly authorized by all requisite action on the part of Forest City, Master III and the Master III Entities, including approval by the Special Committee of FCEI’s Board of Directors appointed to consider and act upon this Agreement and the transactions contemplated hereby (the “Special Committee”). Shareholder approval is not required for the consummation of the transactions contemplated by this Agreement, including the issuance of FCEI Stock upon exchange of the BCR Units (including any Additional Units). This Agreement and each such document is, or upon execution and delivery will be, the valid and legally binding obligation of FCEI, the FCE Entities, Master III or the Master III Entities, as the case may be, enforceable in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.
               (c) No Conflicts. Neither the execution and delivery of this Agreement nor any documents contemplated hereunder to be executed by Forest City, Master III or the Master III Entities, nor the performance by Forest City, Master III or the Master III Entities of any of their respective obligations hereunder or thereunder, including the contribution of the FCE Contributed Interests and the issuance of the FCEI Stock upon exchange of the BCR Units, will (i) violate any law or regulation of any Governmental Authority that is applicable to FCEI, Master III, the Master III Entities or any of the FCE Entities or the FCE Interests, (ii) violate any order or decree of any court, arbitrator or other Governmental Authority against or binding upon FCEI, Master III, the Master III Entities or any of the FCE Entities; (iii) violate any provision of the articles of incorporation, bylaws or other organizational documents of FCEI, Master III, the Master III Entities, any of the FCE Entities or any entity that is jointly owned by Forest City and any of the BCR Entities, (iv) require Forest City, Master III or the Master III Entities to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority or any other Person, except for (A) the consents set forth on Schedule 7.2(c) attached hereto, (v) conflict with or result in a breach of, or constitute a default or accelerate any right under, any agreement or instrument to which FCEI, Master III, the Master III Entities or any of the FCE Entities is a party or by which FCEI or any of the FCE Entities or FCE Interests are bound, or (vi) result in, or require the creation or imposition of, any lien upon or with respect to any of the FCE Interests, except in the case of clauses (i), (ii), (iv) and (v) above, for such violations, consents, approvals, notices, conflicts, breaches or defaults as could not reasonably be expected to result in an FCE Material Adverse Effect. To the knowledge of Forest City, Schedule 7.2(c) identifies all of the consents under agreements effective as of the date hereof that are required as a result of the transactions contemplated by this Agreement, except that Forest City makes no representation or warranty regarding the third-party consents identified on Schedule 7.2(c) that Forest City and the BCR Entities agree are not required in connection with the transactions contemplated by this Agreement.
               (d) FCE Contributed Interests. The organizational charts included as part of Schedule P-3B (Property Owners and Organizational Charts) and Schedule P-3E (Service Companies and Organizational Charts) are true and correct to the extent they reflect the direct or indirect ownership by FCEI or any of the FCE Entities in the Operating Properties and the Service Companies. The FCE Interests have been duly authorized and validly issued in accordance with the organizational documents of the issuer thereof and applicable law. Immediately preceding the Principal Closing, the contributors of the FCE Contributed Interests will own the FCE Contributed Interests to be contributed at such Closing free and clear of all rights, liens, claims and encumbrances other than claims or encumbrances arising pursuant to the organizational documents of the relevant issuer of such FCE Contributed Interests and claims arising pursuant to this Agreement, and subject to restrictions on transfer under federal and state securities laws. None of the FCE Entities has pledged its FCE Contributed Interests or consented to the pledge or encumbrance of any of the FCE Contributed Interests.
               (e) FCEI Stock. Schedule 7.1(e) and the 2005 Form 10-K set forth as of July 21, 2006 (i) the authorized capital stock of FCEI, (ii) the total number of shares of each class of capital stock outstanding and (iii) the total number of options and warrants to acquire such capital stock and any commitments to issue or grant any of the foregoing. All of the outstanding shares of the capital stock of FCEI are duly and validly issued, fully paid and non-assessable and not subject to any preemptive rights. When issued, the FCEI Stock issuable upon exchange of the BCR Units, including the Additional Units, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights. The FCEI Stock issued upon exchange of the BCR Units, including the Additional Units, (a) will be free and clear of all liens and other claims other than those suffered or permitted or granted by the contributors of the BCR Contributed Interests in consideration of the BCR Units (including the potential restrictions contained in the Master III Operating Agreement and the Voting Agreement), and (b) will not require any approval or consent of any Person except any such approval or consent that will be obtained on or prior to the Principal Closing Date (other than the registration of such FCEI Stock, which will be governed by the Registration Rights Agreement).
               (f) Private Offering. Neither FCEI, any of the FCE Entities, Master III nor any Person acting on their behalf has taken or will take any action (including, without limitation, any offering of any securities of Master III or FCEI under circumstances which would require the integration of such offering with the issuance of the Units under the Securities Act of 1933, as amended (the “Securities Act”)) which might subject the Units, or the issuance of FCEI Stock upon exchange of any BCR Units, including the Additional Units, to the registration requirements of Section 5 of the Securities Act.

               (g) SEC Filings. FCEI has filed with the Securities and Exchange Commission (the “Commission”) its annual report on Form 10-K for the fiscal year ended January 31, 2006 (such annual report, and all documents incorporated by reference therein, are referred to the “2005 Form 10-K”) and since February 1, 2006, has made all material filings required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder. From the date of this Agreement through the Principal Closing Date, FCEI may file one or more quarterly reports on Form 10-Q (“2006 Form 10-Qs” and, together with the 2005 Form 10-K and any current reports on Form 8-K filed from January 31, 2006 through the Principal Closing Date, the “SEC Filings”). Except as provided in the final sentence of this Section 7.1(g), each of the SEC Filings, as of its filing date, (i) complied or will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and (ii) did not (or will not) contain any untrue statement of a material fact or omit (or will omit) to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, other than any misstatements or omissions in an SEC filing that were corrected in a subsequent SEC Filing filed prior to the date hereof. Notwithstanding anything in this Section 7.1(g) to the contrary, to the extent the SEC Filings relate to the Property Owners, the Operating Properties or the operations of FCRC, the representations and warranties contained in this Section 7.1(g) are limited to the knowledge of Forest City.
               (h) Forest City Financial Statements. Except as provided in the final sentence of this Section 7.1(h), the consolidated financial statements of FCEI for the fiscal year ended January 31, 2006, and the consolidated financial statements of FCEI included in the SEC Filings, (i) present or will present in all material respects the consolidated financial condition of Forest City as of the dates thereof, and their consolidated results of operations and cash flows for the periods then ended, in accordance with generally accepted accounting principles, consistently applied, and (ii) complied, or with respect to those not yet filed, will comply, as to form in all material respects with the published rules and regulations of the Commission with respect thereto in effect at the time such SEC Filings were or are filed, except in either event in the case of quarterly financial statements, for normal audit adjustments. Notwithstanding anything in this Section 7.1(h) to the contrary, to the extent such financial statements relate to the Property Owners, the Operating Properties or the operations of FCRC, the representations and warranties contained, in this Section 7.1(h) are limited to the knowledge of Forest City.
               (i) RMS Limited Partnership. RMS Limited Partnership currently controls the voting of 74.6% of the outstanding Class B Common Stock of FCEI. FCEI is not party to any voting trust, shareholders agreement or similar arrangement governing the voting of either Class A Common Stock or Class B Common Stock of FCEI.
               (j) Redemption of FCEI Stock. FCEI is not party to any material commitment or obligation to redeem or otherwise acquire any Class A Common Stock or Class B Common Stock of FCEI.
               (k) Sarbanes-Oxley and NYSE Rules. FCEI is in substantial compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the listing and corporate governance rules of the NYSE.

               (l) Antitakeover. FCEI has not adopted any shareholder rights plan or other similar plan. No action by the Board of Directors or shareholders of FCEI is required in order to exempt the transactions contemplated by this Agreement, the Voting Agreement, the Master III Operating Agreement or any other document contemplated hereunder to be executed by Forest City from Chapter 1704 of the Ohio Revised Code, Section 1701.831 of the Ohio General Corporation Law or any other antitakeover statute or similar statute that is applicable to Forest City, including, without limitation, any “moratorium,” “control share,” “fair price,” “affiliate transaction” or “business combination” laws and regulations or FCEI’s Articles of Incorporation or Bylaws.
               (m) Form S-3 Eligible. FCEI is eligible to file a Form S-3 registration statement under the Securities Act, as contemplated by the Registration Rights Agreement.
               (n) Fairness Opinion. The Special Committee has received an opinion from Greenhill & Co., its financial advisor (“Greenhill”), stating that the consideration paid by FCEI in connection with the transactions contemplated by this Agreement is fair to FCEI from a financial point of view.
               (o) Brokers. Except for fees and commissions owed to Greenhill and that will be paid by FCEI, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of FCEI or any of the FCE Entities.
               (p) Private Offering. Each of the FCE Entities acknowledges that:
               (i) The Class B Common Units will not be registered under the Securities Act and will be issued in reliance on an exemption from registration under Section 4(2) and Regulation D of the Securities Act or other applicable exemptions. The Class B Common Units cannot be resold without registration, or an exemption from registration, under the Securities Act.
               (ii) The Class B Common Units will be acquired for investment purposes only and not with a view to the resale or distribution in violation of the Securities Act. Each of the FCE Entities is an “accredited investor” (as defined in Rule 501 of Regulation D of the Securities Act). Each of the FCE Entities has the requisite knowledge and experience in tax, financial and business matters and financial resources such that it is capable of evaluating the merits and risks of acquiring the Class B Common Units and bearing all risks associated with an investment in the Class B Common Units for an indefinite period of time, including the complete loss of its investment in the Class B Common Units.
               (iii) None of the FCE Entities nor any person acting on their behalf has taken, or will prior to the Principal Closing Date, take any action that could reasonably be expected to subject the Class B Common Units issued on such Closing Date to the registration requirements of Section 5 of the Securities Act.

               (q) Jointly Owned Entities. To the knowledge of Forest City, no affiliate of FCEI (including any FCE Entity), as partner or member of any entity jointly owned with any of the BCR Entities (including, without limitation, any Service Company or Property Owner), is in breach of, or default under, the organizational documents of such jointly owned entity.
               (r) Forest City’s Knowledge. As used in this Agreement, the words “to the knowledge of Forest City” and other words of similar tenor mean the actual knowledge of the individuals listed on Schedule 7.1(r), without any further duty of inquiry.
          7.2 Representations and Warranties of BCR Entities. In order to induce Forest City to carry out the transactions contemplated by this Agreement, as of the date of this Agreement, the BCR Entities represent and warrant to and agree with Forest City as follows:
               (a) Organization, Good Standing and Authority of BCR Entities. Schedule 7.2(a) sets forth a complete and correct list reflecting the full legal name, type of legal entity and the jurisdiction in which each of the BCR Entities is organized. Each of the BCR Entities is duly organized, validly existing and in good standing under the laws of the jurisdiction indicated with respect to it on Schedule 7.2(a). Each of the BCR Entities is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its business as now conducted, except where failure to do so would not result in a BCR Material Adverse Effect. Each of the BCR Entities has all necessary power to execute and deliver, and perform its obligations under, this Agreement and all documents contemplated hereunder to be executed by it. “BCR Material Adverse Effect” means any event occuring or condition existing on or before the applicable Closing Date or Stabilization Closing Date that (i) has had, or is reasonably likely to have, a material adverse effect on the business, operations or financial condition of the Service Companies, the Property Owners, Development Property Owners, the Properties, the Nets, Atlantic Yards, Bloomfield or Metrotech Associates, whether before or after the applicable Closing Date or Stabilization Closing Date (exclusive of any rights of any Outside Investors in or to any of the foregoing), taken as a whole, assuming, however, with respect to the business, operations or financial condition of such entities or assets after the applicable Closing Date or Stabilization Closing Date, that the operations of such entities or assets from and after the applicable Closing Date or Stabilization Closing Date are identical in all material respects to the operations of such entities or assets as of the date hereof, or (ii) materially delays or hinders, or is reasonably likely materially to delay or hinder, the completion of the transactions contemplated by this Agreement.
               (b) Authorization and Binding Effect. This Agreement has been, and all documents contemplated hereunder to be executed by the BCR Entities when executed and delivered will be, duly authorized by all requisite action on the part of the BCR Entities. This Agreement and each such document is, or upon execution and delivery will be, the valid and legally binding obligation of the BCR Entities, enforceable in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

               (c) No Conflicts. Neither the execution and delivery of this Agreement or any documents contemplated hereunder to be executed by any of the BCR Entities, nor the performance by the BCR Entities of any of their obligations hereunder or thereunder, including the contribution of the BCR Contributed Interests and the transfer of the BCR Sold Interests by the BCR Entities, will (i) violate any law or regulation of any Governmental Authority that is applicable to any of the BCR Entities, BCR Interests, Service Companies, Property Owners or Operating Properties, (ii) violate any order or decree of any court, arbitrator or other Governmental Authority against or binding upon any of the BCR Entities or any of the Service Companies, Property Owners or Operating Properties; (iii) violate any provision of the organizational documents of any of the BCR Entities, Service Companies, Property Owners or any other entity that is jointly owned by the BCR Entities and any of the FCE Entities, (iv) require any of the BCR Entities or Service Companies to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority, except for those consents required to be given by any Governmental Authority in its capacity as ground lessor, tenant or lender in connection with the transactions contemplated by this Agreement, (v) conflict with or result in a breach of, or constitute a default or accelerate any right under, any agreement or instrument to which any of the BCR Entities or Service Companies is a party or by which any of the BCR Entities, BCR Interests, or Service Companies are bound, or (vi) result in, or require the creation or imposition of, any lien upon or with respect to any of the BCR Interests, Service Companies, Property Owners, or Operating Properties, except in the case of clauses (i), (ii), (iv) and (v) above for such violations, consents, approvals, notices, conflicts, breaches or defaults as would not result in a BCR Material Adverse Effect. Schedule 7.2(c) sets forth (x) each third-party consent that will be sought by the BCR Entities in connection with the transactions contemplated by this Agreement and (y) certain third-party consent that Forest City and the BCR Entities agree are not required in connection with the transactions contemplated by this Agreement. To the knowledge of the BCR Entities, Schedule 7.2(c) identifies all of the consents under agreements effective as of the date hereof that are required as a result of the transactions contemplated by this Agreement, except that the BCR Entities make no representation or warranty regarding the third-party consents referred to in clause (y) of the preceding sentence.
               (d) BCR Transferred Interests. The organizational charts included as part of Schedule P-3B (Property Owners) and Schedule P-3E (Service Company Transfers) are true and correct to the extent they reflect the direct or indirect ownership by BCR, the BCR Individuals or any of the BCR Entities in the Operating Properties and the Service Companies. The BCR Transferred Interests have been duly authorized and validly issued in accordance with the organizational documents of the issuers thereof and applicable law. Immediately preceding the Principal Closing, the transferors of the BCR Transferred Interests will own the BCR Transferred Interests to be transferred in such Closing free and clear of all rights, liens, claims and encumbrances other than claims or encumbrances arising pursuant to the organizational documents of the relevant issuer of such BCR Transferred Interests and claims arising pursuant to this Agreement, and subject to restrictions on transfer under federal and state securities laws. None of the BCR Entities has pledged its BCR Transferred Interests or consented to the pledge or encumbrance of any of the BCR Transferred Interests.
               (e) Adverse Claims, Litigation and Proceedings. There are no material actions, claims, suits, investigations, arbitrations or other proceedings pending against any of the

BCR Entities or, to the knowledge of the BCR Entities, any of the Service Companies, Property Owners or Operating Properties other than those (i) described in the letter attached hereto as Schedule 7.2(o) or (ii) as have been disclosed by FCEI to employees of the BCR Entities in periodic litigation summaries. To the knowledge of the BCR Entities, no material actions, claims, suits, investigations, arbitrations or other proceedings are threatened against any of the BCR Entities, Service Companies, Property Owners or Operating Properties other than those, if any, (x) described in the letter attached hereto as Schedule 7.2(o) or (y) as have been disclosed by FCEI to employees of the BCR Entities in periodic litigation summaries.
               (f) Compliance with Laws. None of the BCR Entities and, to the knowledge of the BCR Entities, none of the Service Companies or Property Owners is, in any material respect, in violation of any law, regulation, order or decree of any Governmental Authority or any court order, decision, ruling, order or arbitration award other than non-material departmental violations affecting the Operating Properties or Property Owners. Except as set forth on Schedule 7.2(f), the BCR Entities have not received, and to the knowledge of the BCR Entities none of the Service Companies or Property Owners has received, notice of any such material violation or claimed material violation, or of any pending regulatory proceeding, action or investigation with respect thereto, or of any threat by any Governmental Authority to take regulatory action against any of the BCR Entities, Service Companies or Operating Properties by reason of any such material violation or claimed material violation.
               (g) Taxes.
               (i) All tax returns required to be filed on or before the date hereof (including any valid extensions of time to file such tax returns) with respect to each Operating Property and by or on behalf of each Service Company, Property Owner, and each other entity relating to an Operating Property or Service Company which is being directly or indirectly transferred to Master III or a wholly-owned subsidiary thereof or of FCEI pursuant to this Agreement (other than tax returns filed by Forest City on behalf of such Service Company or Property Owner) have been timely filed in accordance with all applicable laws. Except as set forth on Schedule 7.2(g), no action, suit or proceeding is pending against any of the Service Companies, Property Owners or other such entities with respect to any such tax returns, nor has any claim for additional taxes been asserted by any Government Authority with respect to any such tax returns. All taxes due with respect to tax returns have been paid, unless such taxes are being contested in good faith and adequate reserves for the payment of such taxes have been established by the applicable Service Company, Property Owner or other such entity.
               (ii) As of the date hereof, and except as set forth on Schedule 7.2(g), there is no pending or, to the knowledge of the BCR Entities, threatened in writing tax audit of any such tax return.
               (h) Permits. To the knowledge of the BCR Entities, each of the Service Companies and Property Owners has all material permits that are necessary, in the case of the Service Companies, for the performance of all services it performs, and, in the case of the Property Owners, for the ownership, use, operation and management of its Properties (other than any permits required by any tenants in connection with their operations). The BCR Entities have not received, and, to the knowledge of the BCR Entities, none of the Service Companies or Property Owners has received, written notice of any material violation or claimed material violation of any such permit, or of any pending regulatory proceeding, action or investigation with respect thereto, or of any threat by any Governmental Authority to revoke any such material permit or to take regulatory action against any of the Service Companies, BCR Entities, Property Owners or any of the Operating Properties by reason of any such material violation or claimed material violation.
               (i) Property Owners and Service Companies. To the knowledge of the BCR Entities, (i) none of the Service Companies or Property Owners is in breach of, or default under, the organizational documents of such Service Company or Property Owner, and (ii) no BCR Entity, as partner or member of any Service Company or Property Owner, is in breach of, or default under, the organizational documents of such Service Company or Property Owner.
               (j) Ground Leases; Anchor Tenant Leases. The BCR Entities have delivered or otherwise made available to Forest City true, correct and complete copies in all material respects of each ground lease to which a Property Owner is a party (collectively, the “Ground Leases”) and each of the leases with the anchor tenants listed on Schedule 7.2(j) (collectively, the “Anchor Tenant Leases”). To the knowledge of the BCR Entities, each of the Ground Leases and the Anchor Tenant Leases is in full force and effect. Except as set forth on Schedule 7.2(j) or with respect to any breach or default for which Forest City has received written notice prior to the date hereof, none of the Property Owners is in material breach of, or default under, any monetary obligation under any of the Ground Leases or Anchor Tenant Leases, which breach or default remains uncured on the date hereof, and, to the knowledge of the BCR Entities, none of the Property Owners, ground lessors under Ground Leases or tenants under Anchor Tenant Leases is in material breach of, or default under, any non-monetary obligation under any of the Ground Leases or Anchor Tenant Leases, which breach or default remains uncured on the date hereof. Except as set forth on Schedule 7.2(j) or with respect to any breach or default for which Forest City has received written notice prior to the date hereof, and to the knowledge of the BCR Entities none of the Property Owners has received, any written notice that the Property Owner is in material breach of, or default under, any of the Ground Leases or Anchor Tenant Leases, which breach or default remains uncured on the date hereof. For purposes of this Section 7.2(j), all Ground Lease and Anchor Tenant Lease documents that are accessible to Forest City through FCRC’s AMT document management system have been deemed to be “made available” to Forest City.
               (k) Leasing Commissions, Fees and Tenant Improvement Allowances. All leasing commissions, fees and tenant improvement allowances unconditionally payable (other than for the mere passage of time) by the Property Owners with respect to the current unexpired leases applicable to each Operating Property have been paid in full except as set forth on Schedule 7.2(k).
               (l) Operating Contracts. The BCR Entities have delivered or otherwise made available to Forest City complete and correct copies in all material respects of each management, service, operating, listing, brokerage, supply and maintenance agreement, equipment lease or other contract or agreement between any Service Company, Property Owner, or any of their respective affiliates, and any other party relating to the operation of the Operating Properties as of the date hereof that provides for the payment or receipt of consideration in excess of $500,000 in any twelve (12) month period, has a term that extends for more than one year after the date of this Agreement and is cancelable without penalty only on 365 days’ or greater advance notice (“Operating Contracts”). To the knowledge of the BCR Entities, each of the Operating Contracts is in full force and effect. Except as set forth on Schedule 7.2(l) or with respect to any breach or default for which Forest City has received written notice prior to the date hereof, none of the Service Companies, Property Owners or other parties thereto is in material breach of, or default under, any monetary obligation under any of the Operating Contracts which breach or default remains uncured on the date hereof, and, to the knowledge of the BCR Entities, none of the Service Companies, Property Owners or other parties thereto is in material breach of, or default under, any non-monetary obligation under any of the Operating Contracts which breach or default remains uncured on the date hereof. Except as set forth on Schedule 7.2(l) or with respect to any breach or default for which Forest City has received written notice prior to the date hereof, none of the BCR Entities has received, and to the knowledge of the BCR Entities none of the Service Companies or Property Owners has received, any written notice that such Service Company or Property Owner is in material breach of, or default under, any of the Operating Contract, which breach or default remains uncured on the date hereof. For purposes of this Section 7.2(l), all Operating Contract documents that are accessible to Forest City through FCRC’s AMT document management system have been deemed to be “made available” to Forest City.
               (m) Continuing Loans. The BCR Entities have delivered or otherwise made available to Forest City complete and correct copies in all material respects of all loan agreements and other documents relating to the Continuing Loans, as amended to date (the “Loan Documents”). The applicable Property Owners are current in all payments of principal and interest due under each Continuing Loan through the most recent scheduled payment date. To the knowledge of the BCR Entities, each of the Loan Documents is in full force and effect. To the knowledge of the BCR Entities and except with respect to any breach or default for which Forest City has received written notice prior to the date hereof, none of the Property Owners or lenders is in material breach of, or default under, any of the Loan Documents, which breach or default remains uncured on the date hereof. Except as set forth on Schedule 7.2(m) or with respect to any breach or default for which Forest City has received written notice prior to the date hereof, none of the BCR Entities has received, and to the knowledge of the BCR Entities none of the Property Owners has received, any written notice that such Property Owner is in material breach of, or default under, any of the Loan Documents, which breach or default remains uncured on the date hereof. For purposes of this Section 7.2(m), all Continuing Loan documents that are accessible to Forest City through FCRC’s AMT document management system have been deemed to be “made available” to Forest City.
               (n) Environmental Reports. Schedule 7.2(n) contains a list of all environmental and hazardous waste reports relating to the Operating Properties that are dated after January 1, 2001 that are in the possession of the BCR Entities or the Property Owners (collectively, the “Environmental Reports”). A true, correct and complete copy of each Environmental Report has been delivered or made available to Forest City. Except as set forth on Schedule 7.2(n), to knowledge of the BCR Entities, (i) as of the date hereof there are no material violations of any applicable environmental law or regulation with respect to the Operating Properties and (ii) none of the BCR Entities, Property Owners or Service Companies

has received notice of any material violation of any applicable environmental laws from any Governmental Authority with respect to the Operating Properties not otherwise identified on the Environmental Reports, other than any notices which Forest City has independently received written notice of prior to the date hereof.
               (o) Financial Information. To the knowledge of the BCR Entities, the information set forth in the representation letter which is attached hereto as Schedule 7.2(o), was accurate in all material respects as of the date thereof.
               (p) Information in Form 10-K. Schedule 7.2(p) identifies each section of the Form 10-K that contains information relevant to the Property Owners, the Development Property Owners, the Operating Properties and the operations conducted by FCRC (the “FCRC Form 10-K Information”). To the knowledge of the BCR Entities, at the time the Form 10-K was filed, the FCRC Form 10-K Information did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
               (q) Private Offering. Each of the BCR Entities acknowledges that:
               (i) The BCR Units will not be registered under the Securities Act and will be issued in reliance on an exemption from registration under Section 4(2) and Regulation D of the Securities Act or other applicable exemptions. The BCR Units, and the FCEI Stock issuable upon exchange of the BCR Units, cannot be resold without registration, or an exemption from registration, under the Securities Act.
               (ii) The BCR Units, and the FCEI Stock issuable upon exchange of the BCR Units, will not be acquired with a view to the resale or distribution in violation of the Securities Act. Each of the BCR Entities is an “accredited investor” (as defined in Rule 501 of Regulation D of the Securities Act). Each of the BCR Entities has the requisite knowledge and experience in tax, financial and business matters and financial resources such that it is capable of evaluating the merits and risks of acquiring the BCR Units, and the FCEI Stock issuable upon exchange of the BCR Units, and bearing all risks associated with an investment in the BCR Units, and the FCEI Stock issuable upon exchange of the BCR Units, for an indefinite period of time, including the complete loss of its investment in the BCR Units.
               (iii) None of the BCR Entities nor any person acting on their behalf has taken, or will prior to the Principal Closing Date take, any action that could reasonably be expected to subject the BCR Units issued on such Closing Date, or the issuance of FCEI Stock upon exchange of any BCR Units, to the registration requirements of Section 5 of the Securities Act, except as provided in the Registration Rights Agreement.
               (r) Queenswood Apartments, Worth Street. Notwithstanding any other provisions of this Agreement, all representations and warranties made in Section 7.2(c) and Sections 7.2(e) through 7.2(p) with respect to the Properties referred to as Queenswood Apartments and Worth Street and the related Property Owners of such Operating Properties are subject to the limitation that the BCR Entities have no reason to believe that such representations and warranties are not true and correct as of the date hereof, notwithstanding the absence or presence of any qualifier limiting such representation to the knowledge of the representing party.
               (s) Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of BCR or any of the BCR Entities.
               (t) BCR Entities’ Knowledge. As used in this Agreement, the words “to the knowledge of the BCR Entities” and other words of similar tenor mean the actual knowledge of the designees of the BCR Entities listed on Schedule 7.2(t), without any further duty of inquiry.
          7.3 Forest City’s Representations and Warranties with Respect to Development Properties. Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 7.1 will be made by Forest City in connection with each Development Property Closing on and as of the applicable Stabilization Closing Date, except that, to the extent that the representations and warranties relate to Operating Properties, Property Owners, Interests in Property Owners and other jointly owned entities, such representations and warranties will be deemed to relate to the Development Properties, Development Property Owners, Interests in the Development Property Owners and other jointly owned entities through which Development Properties are owned that relate to the Development Property that is the subject of applicable Development Property Closing.
          7.4 BCR Entities’ Representations and Warranties with Respect to Development Properties and the Nets, Atlantic Yards, Bloomfield and Metrotech Associates.
               (a) Notwithstanding anything in this Agreement to the contrary, (i) none of the representations and warranties contained in Section 7.2 (except for the representations and warranties contained in Section 7.2(p)) will be made by the BCR Entities on or as of the Principal Closing Date with respect to the Development Properties, Development Property Owners or Interests in the Development Property Owners or other jointly owned entities through which Development Properties are owned, and (ii) the representations and warranties contained in Section 7.2 will be made by the BCR Entities in connection with each Development Property Closing on and as of the applicable Stabilization Closing Date, except that (A) to the extent that the representations and warranties relate to Operating Properties, Property Owners, Interests in Property Owners and other jointly owned entities, such representations and warranties will be deemed to relate to the Development Properties, Development Property Owners, Interests in the Development Property Owners and other jointly owned entities through which Development Properties are owned that relate to the Development Property that is the subject of applicable Development Property Closing and (B) all such representations and warranties that are deemed to relate to the Development Properties, Development Property Owners, Interests in the Development Property Owners and other jointly owned entities through which Development Properties are owned will be limited to the knowledge of the BCR Entities, and the BCR Entities will have no liability or other responsibility for a breach of any such representations and warranties to the extent that, at or prior to the Stabilization Closing Date, the representations and warranties were incorrect to the knowledge of Forest City.

               (b) None of the representations and warranties of the BCR Entities contained in Section 7.2 apply to the transactions contemplated by this Agreement with respect to the Nets, Atlantic Yards, Bloomfield or Metrotech Associates, except that the representations and warranties contained in Sections 7.2(a) (Organization, Good Standing and Authority), 7.2(b) (Authorization and Binding Effect), 7.2(c) (No Conflicts) and 7.2(d) (BCR Transferred Interests) will be made by the BCR Entities transferring the BCR Sold Interests with respect to the Nets, Atlantic Yards, Bloomfield and Metrotech Associates on and as of the relevant Closing Date for the Closing at which the BCR Sold Interests in the Nets, Atlantic Yards, Bloomfield or Metrotech Associates are transferred to Forest City pursuant to this Agreement.
          7.5 Notice of Breach. If, after the date of this Agreement and prior to the Principal Closing or the Deferred Closing, either Forest City or the BCR Entities becomes aware that any of their respective representations or warranties contained in this Agreement that are required to be made or remade at and as of the applicable Closing are untrue, inaccurate or incorrect in any material respect, or will be untrue, inaccurate or incorrect if required to be remade at such Closing, Forest City or the BCR Representative will provide written notice of the potential breach of such representation or warranty to the other party promptly after obtaining such knowledge. Except as expressly set forth herein to the contrary, any such notice will not constitute a waiver of the breach, whether or not the Closing occurs.
ARTICLE VIII
INDEMNIFICATION
          8.1 Survival Period. The representations, warranties and covenants made or to be made by Forest City and the BCR Entities in this Agreement, and in each of the documents contemplated hereunder to be executed by them, will survive the Principal Closing, each Deferred Closing and each Development Property Closing, although any claim for indemnification with respect to the breach of any such representations, warranties or covenants must be brought within the following periods:
               (a) With respect to any covenants, without limitation as to time, except as prescribed by the applicable statute of limitations.
               (b) With respect to the representations and warranties in the next to last sentence of Section 7.1(a) (Organization, Good Standing and Authority), (Section 7.1(b) (Authorization and Binding Effect), Section 7.1(d) (FCE Contributed Interests), Section 7.1(e) (FCEI Stock), Section 7.1(f) (Private Offering), the next to last sentence in Section 7.2(a) (Organization, Good Standing and Authority of BCR Entities), Section 7.2(b) (Authorization and Binding Effect), Section 7.2(d) (BCR Contributed Interests) and Section 7.2(q) (Private Offering) (and as such representations are modified by Section 7.3 and 7.4 with respect to any Development Property Closing, the Nets, Atlantic Yards, Bloomfield or Metrotech Associates), without limitation as to time, except as prescribed by the applicable statute of limitations.
               (c) With respect to all representations and warranties other than those specified in Section 8.1(b), within a period of twelve (12) months following the applicable Closing Date or Stabilization Closing Date.

Any claim for indemnification for which written notice is given within the applicable period described above will continue to survive until it is resolved, provided litigation is, or adjudication proceedings are, instituted within one hundred twenty (120) days following receipt of a Claims Notice delivered in accordance with Section 8.4.
          8.2 Obligation of Forest City to Indemnify. Subject to Sections 8.1 and 8.6, FCEI and the FCE Entities will jointly and severally indemnify, defend and hold harmless each of the BCR Transferor Parties from and against all costs, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements but excluding consequential and other indirect damages) (“Losses”) imposed upon, incurred by (whether by way of judgment, award, decree, settlement payment or otherwise) or suffered by any of them by reason of (a) any breach or inaccuracy of any representation or warranty of Forest City contained in this Agreement or in any other document contemplated herein to be executed by FCEI or any of the FCE Entities, (b) any breach of any covenant of Forest City, Master III or the Master III Entities contained herein or any other document contemplated herein to be executed by FCEI, Master III, the Master III Entities or any of the FCE Entities or (c) the conduct of the business of the Service Companies, the Property Owners, Development Property Owners and the Properties after the applicable Closing Date or Stabilization Closing Date (as applicable), except (i) to the extent the Losses are caused by BCR or the BCR Entities, (ii) for Losses arising out of any lawsuit filed by BCR, the BCR Entities or the BCR Individuals in connection with this Agreement, (iii) for Losses attributable to the recognition of any taxable income or gain, or in tax terminations under Section 708(b)(1)(B) of the Code, or other adverse tax consequences resulting from the transactions contemplated by this Agreement and (iv) for Losses incurred by directors and officers of FCEI and its subsidiaries that are governed by the indemnification provisions of FCEI’s Articles of Incorporation. Except as set forth in Section 9.3(b), the BCR Entities acknowledge that the indemnification provisions in this Section 8.2 are the sole and exclusive remedies available to them with respect to any and all claims arising from any breach by FCEI or any of the FCE Entities of any representation, warranty or covenant contained in this Agreement or in any other document contemplated herein to be executed by FCEI or any of the FCE Entities.
          8.3 Obligation of BCR Entities to Indemnify. Subject to Sections 8.1 and 8.5, the BCR Entities will jointly and severally indemnify, defend and hold harmless FCEI and the FCE Entities (the “Forest City Indemnified Parties”) from and against all Losses imposed upon, incurred by (whether by way of judgment, award, decree, settlement payment or otherwise) or suffered by the Forest City Indemnified Parties by reason of any (a) breach or inaccuracy of any representation or warranty of the BCR Entities contained in this Agreement or in any other document contemplated herein to be executed by any of the BCR Entities or (b) breach of any covenant of the BCR Entities contained herein or any other document contemplated herein to be executed by any of the BCR Entities. Except as set forth in Section 9.3(a), Forest City acknowledges that the indemnification provisions in this Section 8.3 are the sole and exclusive remedies available to it with respect to any and all claims arising from any breach by any of the BCR Entities of any representation, warranty or covenant contained in this Agreement or in any other document contemplated herein to be executed by any of the BCR Entities or BCR Individuals. In no event will the BCR Individuals have any personal liability in connection with the transactions contemplated by this Agreement. Subject to the limitations set forth in Section 8.5 below, the BCR Entities and the BCR Individuals acknowledge that the BCR Entities will be responsible for (i) any breach of any representation or warranty relating to any Interests being contributed or sold by any BCR Individual pursuant to this Agreement and (ii) any breach of any covenant by any of the BCR Individuals or the failure of any of the BCR Individuals to perform any their respective obligations in connection with the transactions contemplated by this Agreement.
          8.4 Notice and Resolution of Claims.
               (a) As soon as is reasonably practicable after a party entitled to indemnification pursuant to Section 8.2 or 8.3 becomes aware of any claim that it has under Section 8.2 or 8.3, as applicable, that may result in a Loss (an “Indemnification Claim”), such party (the “Indemnified Party”) will give notice thereof (a “Claims Notice”) to the party from which indemnity is sought (the “Indemnifying Party”). A Claims Notice will describe the Indemnification Claim in reasonable detail, and will indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 8.4(a) will adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party, to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.
               (b) If an Indemnification Claim pursuant to Section 8.2 or 8.3 arises from any action that involves a claim involving a third party (a “Liability Claim”), the Indemnifying Party will have the right, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of the Claims Notice for such Liability Claim, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (i) the defense of such Liability Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (ii) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result from such Liability Claims; (iii) such Liability Claim solely seeks (and continues to seek) monetary damages; and (iv) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party may only satisfy and discharge such Liability Claim in accordance with terms of this Agreement (the conditions set forth in clauses (i) through (iv) are, collectively, the “Litigation Conditions”). In the event that the Indemnified Party believes, after consulting with legal counsel, that use of counsel of the Indemnifying Party’s choice with respect to any Liability Claim would give rise to a conflict of interest, the Indemnified Party will retain the right to employ its own counsel and participate in the defense of such Liability Claim, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with the retention by the Indemnified Party of its own counsel. If the Indemnifying Party does not assume the defense of such Liability Claim in accordance with this Section 8.4(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 8.4(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; except that if any of the Litigation Conditions ceases to be met or the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. The Indemnifying Party or the Indemnified Party, as the case may be, will have the right to participate in (but not control), at its own expense, the defense of any Liability Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Liability Claim as provided in this Agreement, will not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim which (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Liability Claim, or (ii) grants any injunctive or equitable relief, or (iii) may reasonably be expected to have a material adverse effect on the affected business of the Indemnified Party. The Indemnified Party will not settle any Liability Claim, without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld.
          8.5 Limitations on Forest City’s Recovery.
               (a) With respect to a breach of the representations and warranties by the BCR Entities in Section 7.2(c) (to the extent they relate to the Property Owners, Service Companies or Properties) and in Sections 7.2(e) through (q) relating to any specific Property Owner, Service Company or Property (and as such representations and warranties are modified by Section 7.4 with respect to any Development Property), the amount of the Losses for which Forest City is entitled to indemnification will be limited to the product of (i) the aggregate BCR Transferred Interest (expressed as a decimal to four (4) decimal places) as set forth in Schedules P-5B (Service Company Transfers), P-6A (BCR Contributed Interests in Operating Properties), P-6B (BCR Sold Interests in Operating Properties), P-7A (BCR Contributed Interests in Development Properties) and P-7C (BCR Sold Interests in Development Properties) related to the relevant Property Owner, Development Property Owner, Property or Service Company that was transferred pursuant to Section 1.1 and (ii) the aggregate amount of the Losses attributable to the relevant Property Owner, Development Property Owner, Property or Service Company.
               (b) The Forest City Indemnified Parties will not be entitled to any indemnification pursuant to Section 8.3(a) for breach or inaccuracy of any representations or warranties (other than the representations and warranties referred to in Section 8.5(d)) unless: (i) with respect to claims for breach or inaccuracy of any representations or warranties relating to Operating Properties and Service Companies, the aggregate amount of all valid claims for indemnification of the Forest City Indemnified Parties for breach or inaccuracy of such representations and warranties exceeds One Million Dollars ($1,000,000.00); or (ii) with respect to claims for breach or inaccuracy of any representation or warranty relating to a Development Property, the aggregate amount of all valid claims for indemnification of the Forest City Indemnified Parties for breach or inaccuracy of representations and warranties relating to such Development Property exceeds an amount equal to the product of (A) a fraction, the numerator of which is the sum of the product of the Stabilized Value of such Development Property (determined in accordance with Section 2.3 hereof) multiplied by each BCR Transferred Interest (expressed as a decimal to four (4) decimal places) applicable to such Development Property as set forth on Schedule P-7A (BCR Contributed Interests in Development Properties) and P-7C (BCR Sold Interests in Development Properties), and the denominator of which is Two Hundred

Thirty Two Million Seven Hundred Thirteen Thousand Five Hundred and One Dollars ($232,713,501) and (B) One Million Dollars ($1,000,000.00). For purposes of determining whether the applicable threshold for indemnification has been met, all qualifications in specific representations and warranties as to materiality will be disregarded. Once the aggregate amount of all valid claims for indemnification of the Forest City Indemnified Parties for breach or inaccuracy of such representations and warranties exceeds the applicable threshold, the Forest City Indemnified Parties will be entitled to indemnification only for amounts in excess of the applicable threshold amount. For the avoidance of doubt, determining whether the applicable threshold for indemnification has been met with respect to each Development Property in Section 8.5(b)(ii) is independent of the amount of claims for breach or inaccuracy of any representation or warranty with respect to the Operating Properties, Service Companies or any other Development Properties. In no event will (y) any claims for breach or inaccuracy of any representations or warranties relating to an Operating Property, Service Company or any other Development Property be applied towards determining whether the applicable threshold for indemnification has been met with respect to any claims for breach or inaccuracy of any representation or warranty with respect to any Development Property and (z) any claim for breach or inaccuracy of any representation or warranty relating to a Development Property be applied towards determining whether the applicable threshold for indemnification has been met with respect to any claims for a breach or inaccuracy of any representations or warranties with respect to the Operating Properties, Service Companies or any other Development Properties.
               (c) In no event will the BCR Entities be liable under Section 8.3(a) for breach or inaccuracy of any representations or warranties (other than the representations and warranties referred to in Section 8.5(d)): (i) with respect to claims for breach or inaccuracy of representations or warranties relating to Operating Properties and Service Companies, an amount in excess of Ten Million Dollars ($10,000,000.00) in the aggregate for all such claims for indemnification of the Forest City Indemnified Parties; or (ii) with respect to claims for breach or inaccuracy of any representation or warranty relating to a Development Property, an amount in excess of the amount equal to the product of (A) a fraction, the numerator of which is the sum of the product of the Stabilized Value of such Development Property (determined in accordance with Section 2.3 hereof) multiplied by each BCR Transferred Interest (expressed as a decimal to four (4) decimal places) applicable to such Development Property as set forth on Schedule P-7A (BCR Contributed Interests in Development Properties) and P7-C (BCR Sold Interests in Development Properties), and the denominator of which is Two Hundred Thirty Two Million Seven Hundred Thirteen Thousand Five Hundred and One Dollars ($232,713,501) and (B) Ten Million Dollars ($10,000,000.00). For the avoidance of doubt, the maximum liability for breach or inaccuracy of any representation or warranty with respect to each Development Property in Section 8.5(c)(ii) is independent of the maximum liability for breach or inaccuracy of any representations or warranties with respect to the Operating Properties, Service Companies and any other Development Properties. In no event will (y) any claims for breach or inaccuracy of any representations or warranties relating to an Operating Property, Service Company or any other Development Property be subject to, or be applied towards, the maximum liability for a breach or inaccuracy of any representation or warranty with respect to each Development Property and (z) any claim for breach or inaccuracy of any representation or warranty relating to a Development Property be subject to, or be applied towards, the maximum liability for a breach or inaccuracy of any representations or warranties with respect to the Operating Properties, Service Companies or any other Development Properties.

               (d) The limitations in Section 8.5(b) and 8.5(c) do not apply to claims by the Forest City Indemnified Parties (i) for indemnification under Section 8.3(b) for breach of any covenant of the BCR Entities contained herein or any other document contemplated herein to be executed by any of the BCR Entities or (ii) for indemnification under Section 8.3(a) for beach of any of the representations and warranties contained in Section 7.2(a) (Organization, Good Standing and Authority of BCR Entities), 7.2(b) (Authorization and Binding Effect), 7.2(d) (BCR Interests) or 7.2(q) (Private Offering) (and as such representations and warranties are modified by Section 7.4 with respect to any Development Property, the Nets, Atlantic Yards, Bloomfield or Metrotech Associates).
               (e) Claims for indemnification pursuant to Section 8.3 will be reduced by the amount of any insurance proceeds actually received by the Forest City Indemnified Parties with respect to such claim, less the present value of any premium increase that results from the assertion of the insurance claim resulting in the receipt of such insurance proceeds.
               (f) The amount of any satisfied required capital contributions pursuant to Section 2.7 of the Master III Operating Agreement or the value of any eliminated Units resulting from a failure to satisfy any such required capital contribution, as such value is determined pursuant to the Master III Operating Agreement, will on a dollar-for-dollar basis be included in any determinations concerning the limitations on Forest City’s recovery set forth in this Section 8.5 and the satisfaction of any valid indemnification claim brought by any of the Forest City Indemnified Parties pursuant to this Article VIII.
          8.6 Limitation on BCR Entities’ Recovery.
               (a) The BCR Transferor Parties will not be entitled to any indemnification pursuant to Section 8.2(a) for breach or inaccuracy of any representations or warranties (other than the representations and warranties referred to in Section 8.6(c)) unless: (i) with respect to claims for breach or inaccuracy of any representations or warranties relating to Operating Properties and Services Companies, the aggregate amount of all valid claims for indemnification of the BCR Contributor Parties for breach or inaccuracy of such representations and warranties exceeds One Million Dollars ($1,000,000.00); or (ii) with respect to claims for breach or inaccuracy of any representation or warranty relating to a Development Property, the aggregate amount of all valid claims for indemnification of the BCR Transferor Parties for breach or inaccuracy of representations and warranties relating to such Development Property exceeds an amount equal to the product of (A) a fraction, the numerator of which is the sum of the product of the Stabilized Value of such Development Property (determined in accordance with Section 2.3 hereof) multiplied by each FCE Contributed Interest (expressed as a decimal to four (4) decimal places) applicable to such Development Property as set forth on Schedule P-7B (FCE Contributed Interests in Development Properties), and the denominator of which is Three Hundred Forty Eight Million Two Hundred Eighty Five Thousand Four Hundred and Four Dollars ($348,285,404) and (B) One Million Dollars ($1,000,000.00). For purposes of determining whether the applicable threshold for indemnification has been met, all qualifications in specific representations and warranties as to materiality will be disregarded. Once the aggregate amount of all valid claims for indemnification of the BCR Transferor Parties for breach or inaccuracy of such representations and warranties exceeds the applicable threshold, the BCR Transferor Parties will be entitled to indemnification only for amounts in excess of the applicable threshold amount. For the avoidance of doubt, determining whether the applicable threshold for indemnification has been met with respect to each Development Property in Section 8.6(a)(ii) is independent of the amount of claims for breach or inaccuracy of any representation or warranty with respect to the Operating Properties, Service Companies and any other Development Properties. In no event will (y) any claims for breach or inaccuracy of any representations or warranties relating to an Operating Property, Service Company or any other Development Property be applied towards determining whether the applicable threshold for indemnification has been met with respect to any claims for breach or inaccuracy of any representation or warranty with respect to any Development Property and (z) any claim for breach or inaccuracy of any representation or warranty relating to a Development Property be applied towards determining whether the applicable threshold for indemnification has been met with respect to any claims for a breach or inaccuracy of any representations or warranties with respect to the Operating Properties, Service Companies or any other Development Properties.
               (b) In no event will Forest City be liable under Section 8.2(a) for breach or inaccuracy of any representations or warranties (other than the representations and warranties referred to in Section 8.6(c)): (i) with respect to claims for breach or inaccuracy of representations or warranties relating to Operating Properties and Service Companies, an amount in excess of Ten Million Dollars ($10,000,000.00) in the aggregate for all such claims for indemnification of the BCR Contributor Parties; or (ii) with respect to claims for breach or inaccuracy of any representation or warranty relating to a Development Property, an amount in excess of the amount equal to the product of (A) a fraction, the numerator of which is the sum of the product of the Stabilized Value of such Development Property (determined in accordance with Section 2.3 hereof) multiplied by each FCE Contributed Interest (expressed as a decimal to four (4) decimal places) applicable to such Development Property as set forth on Schedule P-7B (FCE Contributed Interests in Development Properties), and the denominator of which is Three Hundred Forty Eight Million Two Hundred Eighty Five Thousand Four Hundred and Four Dollars ($348,285,404) and (B) Ten Million Dollars ($10,000,000.00). For the avoidance of doubt, the maximum liability for breach or inaccuracy of any representations or warranties with respect to each Development Property in Section 8.6(b)(ii) is independent of the maximum liability for breach or inaccuracy of any representation or warranty with respect to the Operating Properties, Service Companies and any other Development Properties. In no event will (y) any claim for breach or inaccuracy of any representation or warranty relating to an Operating Property, Service Company or any other Development Property be subject to, or be applied towards, the maximum liability for a breach or inaccuracy of any representation or warranty with respect to each Development Property and (z) any claim for breach or inaccuracy of any representation or warranty relating to a Development Property be subject to, or be applied towards, the maximum liability for a breach or inaccuracy of any representations or warranties with respect to the Operating Properties, Service Companies or any other Development Properties.
               (c) The limitations in Section 8.6(a) and 8.6(b) do not apply to claims by the BCR Transferor Parties (i) for indemnification under Section 8.2(b) for breach of any covenant of the BCR Entities contained herein or any other document contemplated herein to be executed by any of the BCR Entities or (ii) for indemnification under Section 8.2(a) for breach of any of the representations and warranties contained in Section 7.1(a) (Organization, Good Standing and Authority of BCR Entities), 7.1(b) (Authorization and Binding Effect), 7.1(d) (FCE Interests) or

7.1(e) (FCEI Stock) or 7.1(f) (Private Offering) (and as such representations and warranties are modified by Section 7.3 with respect to any Development Property).
               (d) Claims for indemnification pursuant to Section 8.2 will be reduced by the amount of any insurance proceeds actually received by the BCR Transferor Parties with respect to such claim, less the present value of any premium increase that results from the assertion of the insurance claim resulting in the receipt of such insurance proceeds.
ARTICLE IX
TERMINATION
          9.1 Intentionally Omitted.
          9.2 Failure to Satisfy Certain Conditions Prior to the Principal Closing.
               (a) If the conditions precedent to the obligations of Forest City set forth in Section 6.1(b) or Sections 6.1(d) through (h) are not satisfied on or before December 15, 2006, and Forest City is unwilling to waive the unmet conditions, then Forest City will have the right to terminate this Agreement. In such event, none of Forest City, Master III, the Master III Entities, the BCR Entities or the BCR Individuals will have any further obligations under this Agreement.
               (b) If the conditions precedent to the obligations of the BCR Entities and the BCR Individuals set forth in Section 6.2(c), Sections 6.2(e) through (i) are not satisfied on or before December 15, 2006, and the BCR Entities and BCR Individuals are unwilling to waive the unmet conditions, then the BCR Entities will have the right to terminate this Agreement. In such event, none of Forest City, Master III, the Master III Entities, the BCR Entities or the BCR individuals will have any further obligations under this Agreement.
               (c) Notwithstanding anything in this Section 9.2 to the contrary, in the event that the BCR Entities have failed to (x) either satisfy the condition precedent set forth in Section 6.1(d) as a result of the BCR Entities delivering to Forest City one or more Required Estoppel Certificates that identify a violation, breach or default that, in the aggregate, could not reasonably be expected to result in a valid claim of Five Million Dollars ($5,000,000.00) or more or the BCR Entities not delivering to Forest City an Estoppel Certificate (other than a Required Estoppel Certificate) or (y) deliver to Forest City a waiver with respect to the matter identified in Schedule 9.2(c), and Forest City is unwilling to waive the same and elects to terminate this Agreement, Forest City will pay to the BCR Entities, as liquidated damages, reimbursement for all reasonable documented out-of-pocket costs incurred by the BCR Entities in connection with this transaction up to a maximum of Three Million Dollars ($3,000,000.00) within ten (10) days after receipt of a demand for such payment by wire transfer of immediately available funds to an account designated by the BCR Entities. Upon payment of the same, none of Forest City, the BCR Entities or the BCR Individuals will have any further obligations under this Agreement. In the event that Forest City elects to waive the satisfaction of the condition precedent set forth in Section 6.1(d), the BCR Entities acknowledge that Forest City will be entitled to be indemnified against any Losses incurred as a result of any claim that may arise from or that is related to such waiver, subject to the limitations set forth in Sections 8.1, 8.5(b) and 8.5(c).

          9.3 Default Prior to Principal Closing.
               (a) If the conditions precedent to the obligations of Forest City set forth in Sections 6.1(a) or 6.1(c) are not satisfied on or before December 15, 2006, and Forest City is unwilling to waive the unmet conditions, then Forest City will have the right either:
               (i) to terminate this Agreement and receive from the BCR Entities, as liquidated damages, reimbursement for all reasonable documented out-of-pocket costs incurred by Forest City in connection with this transaction up to a maximum of Three Million Dollars ($3,000,000.00); or
               (ii) to sue for specific performance of the BCR Entities’ obligations under this Agreement.
If Forest City elects the remedy in clause (i) above, the BCR Entities will pay the amount of the liquidated damages to Forest City within ten (10) days after demand therefore by wire transfer to an account designated by FCEI. Upon payment of the liquidated damages, none of Forest City, Master III, the Master III Entities, the BCR Entities or the BCR Individuals will have any further obligations under this Agreement.
               (b) If the conditions precedent to the obligations of the BCR Entities and BCR Individuals set forth in Sections 6.2(a), Section 6.2(b), Section 6.2(d) or Section 6.2(j) are not satisfied on or before December 15, 2006, and the BCR Entities and BCR Individuals are unwilling to waive the unmet conditions, then the BCR Entities will have the right to terminate this Agreement and receive from Forest City, as liquidated damages, reimbursement for all reasonable documented out-of-pocket costs incurred by the BCR Entities and BCR Individuals in connection with this transaction up to a maximum of Three Million Dollars ($3,000,000.00). If the BCR Entities elect this remedy, FCEI will pay the amount of the liquidated damages to the BCR Entities and the BCR Individuals within ten (10) days after demand therefore by wire transfer to an account designated by the BCR Entities. Upon payment of the liquidated damages, none of Forest City, the BCR Entities or the BCR Individuals will have any further obligations under this Agreement.
               (c) The parties acknowledge that: (i) the amount payable pursuant to Sections 9.2(c), 9.3(a) or 9.3(b) is a reasonable estimate of and bear a reasonable relationship to the damages that would be suffered and the costs that would be incurred as a result of the failure of the Closing to occur for the reasons specified; (ii) the actual damages suffered and costs incurred as a result of such failure to close would be extremely difficult and impractical to determine; (iii) each party seeks to limit its liability under this Agreement to the amount of such liquidated damages in the event this Agreement is terminated and the transactions contemplated by this Agreement do not close for the reasons specified; and (iv) the amount payable under Section 9.2(c), 9.3(a) or Section 9.3(b) above constitutes valid liquidated damages.
          9.4 Default Prior to Deferred Closing.
               (a) If the conditions precedent to the obligations of Forest City set forth in Section 6.1(a) or Section 6.1(c) are not satisfied on or before June 30, 2007, and Forest City is unwilling to waive the unmet conditions, then Forest City will have the right to sue for specific performance of the BCR Entities’ obligations under this Agreement related to the Nets.
               (b) If the conditions precedent to the obligations of the BCR Entities and BCR Individuals set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(d) are not satisfied on or before June 30, 2007, and the BCR Entities are unwilling to waive the unmet conditions, then the BCR Entities and the BCR Individuals will have the right to terminate this Agreement with respect to the Nets as the sole and exclusive remedy for Forest City’s failure to satisfy such conditions precedent.
          9.5 Default Prior to Development Property Closing.
               (a) If the conditions precedent to the obligations of Forest City set forth in Section 6.1(a) or Section 6.1(c) are not satisfied prior to the expiration of the applicable time period established in the third to final paragraph of Section 2.3(g), and Forest City is unwilling to waive the unmet conditions, then Forest City will have the right to sue for specific performance of the BCR Entities’ obligations under this Agreement related to the applicable Development Property.
               (b) If the conditions precedent to the obligations of the BCR Entities and BCR Individuals set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(d) are not satisfied prior to the expiration of the applicable time period established in the third to final paragraph of Section 2.3(g), and the BCR Entities and the BCR Individuals are unwilling to waive the unmet conditions, then the BCR Entities and the BCR Individuals will have the right to terminate this Agreement with respect to the applicable Development Property and, as the sole and exclusive remedy for Forest City’s failure to satisfy such conditions precedent, the ownership of the applicable Development Property will remain unchanged, except that (i) the “Continuation Option,” as such term is defined in the organizational documents for the relevant Development Property Joint Venture, will be deemed to have occurred and (ii) such organizational documents will be amended to provide that the relevant BCR Entity and the BCR Individuals will be entitled to immediately exercise the “buy-sell” option and the “Put Right” with respect to the relevant Development Property Owner or other jointly owned entity pursuant to the terms of Section 5.05 and Section 8.04, respectively, of the relevant organizational document.
ARTICLE X
MISCELLANEOUS
          10.1 Further Assurances. The BCR Entities, Master III (and its subsidiaries) and Forest City will, at any time and from time to time after the Principal Closing, execute, acknowledge where appropriate and deliver such further instruments and documents and take such other action as the other party may reasonably request in order to carry out the intent and purpose of this Agreement, at the expense of the party making such request, except that, neither the BCR Entities, Master III nor Forest City will, in connection with the foregoing, be obligated to incur any liabilities or obligations other than those expressly contemplated in this Agreement.

          10.2 Notices. All notices, demands, consents, requests or other communications provided for or permitted to be given hereunder by a party hereto must be in writing, may be delivered in person, confirmed facsimile transmission, registered or certified mail, return receipt requested, or overnight courier, and will be deemed to have been properly given or served upon actual receipt (with rejection of delivery by addressee to constitute receipt) by such party as follows:
If to FCEI, Master III (or any of its affiliates) or any of the FCE Entities:
Forest City Enterprises, Inc.
1100 Terminal Tower
50 Public Square
Cleveland, OH 44113-2203
Attention: James A. Ratner
Fax: (216) 263-6208
with a copy sent simultaneously to:
Forest City Enterprises, Inc.
1360 Terminal Tower
50 Public Square
Cleveland, OH 44113-2203
Attention: General Counsel
Fax: (216) 263-6206
If to any of the BCR Entities or any of the BCR Individuals:
BR Retail Member, LLC
c/o Forest City Ratner Companies
1 Metrotech Center North
11th Floor
Brooklyn, NY 11201
Attention: Joanne Minieri
Fax: (718) 923-8788
with a copy sent simultaneously to:
BR Retail Member, LLC
c/o Forest City Ratner Companies
1 Metrotech Center North
11th Floor
Brooklyn, NY 11201
Attention: David Berliner
Fax: (718) 923-8705

with a second copy sent simultaneously to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Eugene A. Pinover
Fax: (212) 728-9254
Any of the parties may change its address for the receipt of notices, demands, consents, requests and other communications by giving written notice to the other parties in the manner provided for above.
          10.3 Assignment. None of the parties to this Agreement will have the right to assign, transfer, convey or otherwise sell (or enter into any agreement to do the same), directly or indirectly, any interest it may have in or under this Agreement without first having obtained the written consent of the other parties, which consent may be withheld in the other parties’ sole discretion.
          10.4 Binding Obligation. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns, but will not inure to the benefit of, or be enforceable by, any other Person.
          10.5 Waiver. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of the change, waiver, discharge or termination is sought or, in the case of a default, by the non-defaulting party or parties.
          10.6 Incorporation of Recitals and Schedules. The Recitals to this Agreement and the Exhibits and Schedules attached hereto are hereby incorporated by reference into the body of this Agreement and made a part hereof.
          10.7 Confidentiality; Press Releases. None of Forest City, Master III, the Master III Entities, the BCR Entities or the BCR Individuals will disclose the contents of this Agreement to any third parties or issue any press release with respect thereto or any Closing hereunder without the consent of the other parties, except (i) as may be required or, based on the advice of counsel, advisable to ensure compliance with any applicable laws, rules or regulations of the Commission or any Governmental Authority having jurisdiction over such party, (ii) as is expressly authorized or required by the terms of this Agreement (e.g., in connection with soliciting FCEI shareholder approval or obtaining any required third-party consents or approvals) or (iii) if and to the extent such contents have already been publicly disclosed (other than by the party seeking to disclose and in a manner not permitted by this Section 10.7). Nothing contained in this Section 10.7 will be construed as prohibiting the parties from disclosing the contents of this Agreement (A) on a confidential basis to the their counsel, accountants and other advisors, or (B) to regulatory authorities having jurisdiction over them, or (C) to Persons from which it is seeking financing. The BCR Entities and Forest City will consult with and cooperate with the other parties on the content and timing of the initial press release to be issued with respect to the transactions contemplated by this Agreement and all subsequent press releases and other public announcements relating to the transactions contemplated by this Agreement.
          10.8 Merger. All understandings and agreements heretofore had between the parties hereto with respect to the transactions contemplated herein are merged in this Agreement and the instruments and documents referred to herein, which fully and completely express their agreements with respect to the transactions contemplated herein, and supersede all prior agreements, written or oral, with respect thereto.
          10.9 GOVERNING LAW. AS PERMITTED BY SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, THE PARTIES HERETO AGREE THAT THIS AGREEMENT WILL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          10.10 Jurisdiction. Each of the parties submits to the jurisdiction of any New York State Court or Federal Court of the United States of America sitting in the borough of Manhattan, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement (other than issues submitted to an arbitrator for resolution under Section 2.3), or for recognition or enforcement of any judgment. All claims in respect of any such suit, action or proceeding may be brought, heard and determined in such New York State Court or, to the extent permitted by law, in such Federal Court. Final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State Court or Federal Court sitting in the borough of Manhattan. Each of the parties waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court. Nothing contained in this Section 10.10 will be construed as preventing any of the parties from (i) objecting to the jurisdiction of any New York State Court on the ground that the matter involved exceeds the statutory jurisdiction of such court or (ii) from seeking to remove any suit, action or proceeding from a New York State Court to a Federal Court sitting in the borough of Manhattan, or vice versa.
          10.11 Captions. The captions and Article headings included in this Agreement and the table of contents are for convenience only, do not constitute part of this Agreement and will not be considered or referred to in interpreting the provisions of this Agreement.
          10.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same instrument. The submission of a signature page transmitted by facsimile, .pdf file or similar electronic transmission facility will be considered as an “original” signature page for purposes of this Agreement.

          10.13 Severability. If any provision hereof is held invalid or not enforceable to its fullest extent, such provision will be enforced to the extent permitted by law, and the validity of the remaining provisions hereof will not be affected thereby.
          10.14 Prior Negotiations; Construction. No negotiations concerning or modifications made to prior drafts of this Agreement will be construed in any manner to limit, reduce or impair the rights, remedies, duties and obligations of the parties under this Agreement or to restrict or expand the meaning of any of the provisions of this Agreement or to construe any of the provisions of this Agreement in any party’s favor. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendment, Schedule or Exhibit hereto.
          10.15 Litigation Expenses. In the event that either the BCR Entities, the BCR Individuals, Master III, the Master III Entities or Forest City is required to employ an attorney because any litigation arises out of this Agreement between the parties hereto, the non-prevailing party or parties (other than the BCR Individuals) will pay the prevailing party or parties all reasonable fees and expenses, including attorneys’ fees and expenses, incurred in connection with such litigation.
          10.16 No Recordation. Neither this Agreement nor any memorandum or notice hereof will be recorded. Forest City will not file any notice of pendency or other instrument (other than a judgment or lis pendens filed by Forest City in connection with Forest City’s enforcement of its rights hereunder) against any of the Properties or any portion thereof in connection herewith.
          10.17 WAIVER OF TRIAL BY JURY. THE BCR ENTITIES, THE BCR INDIVIDUALS, MASTER III, THE MASTER III ENTITIES AND FOREST CITY HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM FILED BY THE BCR ENTITIES, THE BCR INDIVIDUALS, MASTER III, THE MASTER III ENTITIES OR FOREST CITY, WHETHER IN CONTRACT, TORT OR OTHERWISE, WHICH RIGHT OR CLAIM RELATES DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY DOCUMENTATION RELATED THERETO, OR ANY ACTS OR OMISSIONS IN CONNECTION WITH THIS AGREEMENT. THIS WAIVER HAS BEEN AGREED TO AFTER CONSULTATION WITH LEGAL COUNSEL SELECTED BY FOREST CITY, MASTER III, THE MASTER III ENTITIES, THE BCR ENTITIES AND THE BCR INDIVIDUALS.
[signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FOREST CITY ENTERPRISES, INC., an Ohio corporation

By:	/s/ CHARLES A. RATNER Charles A. Ratner, President & Chief Executive Officer

FOREST CITY MASTER ASSOCIATES III, LLC, a New York limited liability company

By:		FC Master Associates III, Inc.,
a New York corporation and its sole member

	By:	/s/ LAYTON MCCOWN Layton McCown, Vice President
FCE ENTITIES

FOREST CITY B.U.G. BUILDING, INC., a New York corporation

By:	/s/ LAYTON MCCOWN Layton McCown, Vice President

FOREST CITY S.I.A.C. BUILDING, INC., a New York corporation

By:	/s/ LAYTON MCCOWN Layton McCown, Vice President

FOREST CITY FLATBUSH, INC., a New York corporation

By:	/s/ LAYTON MCCOWN Layton McCown, Vice President

F.C. MEMBER, INC., a New York corporation

By:	/s/ LAYTON MCCOWN Layton McCown, Vice President
[signatures continued on next page]

FOREST CITY FULTON STREET BUILDING, INC., a New York corporation

By:	/s/ LAYTON MCCOWN Layton McCown, Vice President

FOREST CITY TECH PLACE, INC., a New York corporation

By:	/s/ LAYTON MCCOWN Layton McCown, Vice President

FOREST CITY PIERREPONT, INC., a New York corporation

By:	/s/ LAYTON MCCOWN

Layton McCown, Vice President

FOREST CITY COMMERCIAL HOLDINGS, INC., a New York corporation

By:	/s/ LAYTON MCCOWN

Layton McCown, Vice President

FOREST CITY BLUFFSIDE CORPORATION, an Ohio corporation

By:	/s/ LAYTON MCCOWN

Layton McCown, Vice President

CLEVELAND/NY RESIDENTIAL, LLC, a New York limited liability company

By:	Forest City Residential Group, Inc.,
an Ohio corporation and its sole member

	By:	/s/ JAMES J. PROHASKA James J. Prohaska, Executive Vice President and COO
[signatures continued on next page]

FOREST CITY EQUITY SERVICES, INC., an Ohio corporation

By:	/s/ JAMES J. PROHASKA James J. Prohaska Executive Vice President and COO

FIRST NEW YORK MANAGEMENT COMPANY, INC., a New York corporation

By:	/s/ LAYTON MCCOWN

Layton McCown, Vice President

FOREST CITY N.Y., INC., a New York corporation

By:	/s/ LAYTON MCCOWN

Layton McCown, Vice President

FOREST CITY N.Y. GROUP, INC., a New York corporation

By:	/s/ LAYTON MCCOWN

Layton McCown, Vice President

FC 8 SOUTH, INC., a New York corporation

By:	/s/ LAYTON MCCOWN

Layton McCown, Vice President
MASTER III ENTITIES

FC NEW FLATBUSH, LLC, a New York limited liability company

By:	Forest City Master Associates III, LLC,
a New York limited liability company and its sole member

	By:	FC Master Associates III, Inc., a New York corporation and its sole member

		By:	/s/ LAYTON MCCOWN Layton McCown, Vice President
[signatures continued on next page]

FC NEW TECH, LLC, a New York limited liability company

By:	Forest City Master Associates III, LLC,
a New York limited liability company and its sole member

	By:	FC Master Associates III, Inc., a New York corporation and its sole member

		By:	/s/ LAYTON MCCOWN Layton McCown, Vice President

FC NEW KERA, LLC, a New York limited liability company

By:	Forest City Master Associates III, LLC,
a New York limited liability company and its sole member

	By:	FC Master Associates III, Inc., a New York corporation and its sole member

		By:	/s/ LAYTON MCCOWN Layton McCown, Vice President

MASTER III FC/BCR HOLDINGS, INC., a New York corporation

By:	/s/ LAYTON MCCOWN
Layton McCown, Vice President
[signatures continued on next page]

BCR ENTITIES

Brooklyn One Trust, a New York Trust

By:	/s/ MICHAEL D. RATNER Michael D. Ratner, solely as trustee
of Brooklyn One Trust, and not
individually

Brooklyn Two Trust, a New York Trust

By:	/s/ BRUCE C. RATNER

Bruce C. Ratner, solely as trustee
of Brooklyn Two Trust, and not
individually

Brooklyn Three Trust, a New York Trust

By:	/s/ MICHAEL D. RATNER

Michael D. Ratner, solely as trustee
of Brooklyn Three Trust, and not
individually

RRG New B.U.G., LLC, a New York limited liability company

By:	/s/ BRUCE C. RATNER

Bruce C. Ratner
Managing Member

RRG New S.I.A.C., LLC, a New York limited liability company

By:	/s/ BRUCE C. RATNER

Bruce C. Ratner
Member
[signatures continued on next page]

RRG Flatbush Associates, L.P., a New York limited partnership

By:	RRG Flatbush, Inc.,
a New York corporation

	By:	/s/ BRUCE C. RATNER Bruce C. Ratner
President

RRG Myrtle, LLC, a New York limited liability company

By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Managing Member

RRG Fulton Associates, L.P., a Delaware limited partnership

By:	RRG Fulton Corp.,
a New York corporation

	By:	/s/ BRUCE C. RATNER Bruce C. Ratner
President

RRG Tech Place Associates, L.P., a New York limited partnership

By:	RRG Tech, Inc.,
a New York corporation

	By:	/s/ BRUCE C. RATNER Bruce C. Ratner
President

RRG Harlem Office, LLC, a New York limited liability company

By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Member
[signatures continued on next page]

RRG Hanson Office, LLC, a New York limited liability company

By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Managing Member

BR Master Limited Partnership, a New York limited partnership

By:	BR Retail Member, LLC,
a New York limited liability company

	By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Managing Member

RRG Queens Place, LLC, a New York limited liability company

By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Member

RRG Retail Properties, LLC, a New York limited liability company

By:	/s/ BRUCE C. RATNER

Bruce C. Ratner
Managing Member

RRG Hanson, LLC, a New York limited liability company

By:	/s/ BRUCE C. RATNER

Bruce C. Ratner
Member

RRG Gowanus Canal, Inc., a New York corporation

By:	/s/ BRUCE C. RATNER

Bruce C. Ratner
President
[signatures continued on next page]

FC Quartermaster Retail II, L.P., a New York limited partnership

By:	RRG Quartermaster Retail II, LLC,
a Pennsylvania limited liability company

	By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Managing Member

RRG Quartermaster II, LLC, a Pennsylvania limited liability company

By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Managing Member

FC Quartermaster Retail III, L.P., a New York limited partnership

By:	RRG Quartermaster Retail II, LLC,
a New York limited liability company

	By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Managing Member

RRG Quartermaster III, LLC, a Pennsylvania limited liability company

By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Managing Member

FC Quartermaster Retail, L.P., a New York limited partnership

By:	RRG Quartermaster Retail, LLC,
a New York limited liability company

	By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Managing Member
[signatures continued on next page]

FC Quartermaster Retail IV, L.P., a Pennsylvania limited liability company

By:	RRG Quartermaster Retail IV, LLC,
a New York limited liability company

	By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Managing Member

RRG New Residential Properties, LLC, a New York limited liability company

By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Managing Member

The Ellen Ratner 2000 Trust, a New York trust

By:	/s/ BRUCE C. RATNER Bruce C. Ratner, solely as Trustee of
The Ellen Ratner 2000 Trust, and not individually

By:	/s/ MICHAEL D. RATNER Michael D. Ratner, solely as Trustee of
The Ellen Ratner 2000 Trust, and not individually

FC Forest Avenue Retail, LLC, a New York limited liability company

By:	BR Retail Member, LLC,
a New York limited liability company

	By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Managing Member
[signatures continued on next page]

RRG Court Street Retail, LLC,
a New York limited liability company

By:	BR Retail Member, LLC, a New York limited liability company

	By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Managing member
RRG Steinway Street Retail, LLC,
a New York limited liability company

By:	BR Retail Member, LLC, a New York limited liability company

	By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Title:

RRG Bloomfield, LLC, a New York limited liability company

By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Managing Member

BR Basketball, LLC, a New York limited liability company

By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Managing Member

BR Land, LLC, a New York limited liability company

By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Managing Member
[signatures continued on next page]

BR First New York, L.P.,
a New York limited partnership

By:	RRG First New York Corp., a New York corporation

	By:	/s/ BRUCE C. RATNER Bruce C. Ratner President
Ratner Realty Group, Inc.,
a New York corporation

By:	/s/ BRUCE C. RATNER Bruce C. Ratner President
BR 42 Hotel, LLC,
a New York limited liability company

By:	BCR 42, LLC, a New York limited liability company

	By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Managing Member

BR 8 South, LLC, a New York limited liability company

By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Managing Member

RRG East River, LLC, a New York limited liability company

By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Managing Member
[signatures continued on next page]

RRG Yonkers, LLC, a New York limited liability company

By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Managing Member

RRG 330 Jay Office, LLC, a New York limited liability company

By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Managing Member

RRG Mill Basin, LLC, a New York limited liability company

By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Managing Member
RRG Tilden Associates, L.P.,
a New York limited partnership

By:	RRG Tilden, Inc., a New York corporation

	By:	/s/ BRUCE C. RATNER Bruce C. Ratner President

RRG Tilden, Inc., a New York corporation

By:	/s/ BRUCE C. RATNER Bruce C. Ratner President

BR Retail Member, LLC, a New York limited liability company

By:	/s/ BRUCE C. RATNER Bruce C. Ratner
Managing Member
[signatures continued on next page]
BCR INDIVIDUALS

/s/ BRUCE C. RATNER BRUCE C. RATNER

/s/ MICHAEL D. RATNER MICHAEL D. RATNER

/s/ ELLEN RATNER ELLEN RATNER
[end of signatures]

EXHIBIT A
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
FOREST CITY MASTER ASSOCIATES III, LLC
                    , 2006

ARTICLE I DEFINITIONS, ETC.		2
1.1.	Definitions	2
	Act	2
	Administrative Expenses	2
	Affiliate	3
	Agreement	3
	Articles of Organization	3
	Assignee	3
	Bankruptcy	4
	BCR	4
	BCR Entities	4
	Capital Account	4
	Class A Additional Common Units	5
	Class A Common Units	5
	Class A Cumulative Distribution Shortfall	5
	Class A Distribution Preference	5
	Class A Initial Common Units	7
	Class A Member Representative	7
	Class B Common Units	7
	Class B Cumulative Distribution Shortfall	8
	Class B Distribution Amount	8
	Class B Member Representative	8
	Code	8
	Common Units	8
	Company	8
	Control	8
	Conversion Factor	9
	Current Per Share Market Price	9
	Depreciation	10
	Development Property Closing	10
	Entity	10
	ERISA	10
	Exchange Consideration	10
	Exchange Notice	10
	Exchange Right	10
	FCE Borrower	10
	FCE Entities	10
	FCEI	10
	FCEI Stock	10
	Fiscal Quarter	10
	Fiscal Year	11
	Gross Asset Value	11
	Immediate Family	12
	Indemnified Party	12

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	Initial BCR Entities	12
	Initial Capital Contribution	12
	Initial FCE Entities	13
	Interest	13
	Key Management	13
	Liens	13
	Liquidating Event	13
	Loss	13
	Majority-in-Interest of the Members	13
	Managing Member	13
	Master Contribution Agreement	13
	Member Representatives	13
	Members	14
	Net Cash Flow	14
	Net Distributable Cash	14
	Net Financing Proceeds	14
	Net Income	15
	Net Loss	15
	Net Sale Proceeds	16
	Person	17
	Principal Closing	17
	Priority Return	17
	Demand Note	17
	Properties	17
	Property Owners	17
	Regulations	17
	Treasury Regulations	17
	Treas. Reg	17
	Safe Harbor Rate	17
	SEC	17
	Securities Act	18
	Service Companies	18
	Stabilized Value	18
	Subsequent BCR Entities	18
	Subsequent FCE Entities	18
	Substituted Member	18
	Tax Matters Member	18
	Trading Day	18
	Transfer	18
	Units	19
	Unreturned Capital	19
1.2.	Exhibits, Etc.	19

ARTICLE II ORGANIZATION		19
2.1.	Limited Liability Company	19
2.2.	Name	19
2.3.	Character of the Business	19

2.4.	Location of the Principal Place of Business	20
2.5.	Registered Agent and Registered Office	20
2.6.	Issuance of Common Units; Member Acceptance	20
2.7.	Class A Special Common Units	21

ARTICLE III TERM		22

ARTICLE IV CONTRIBUTIONS TO CAPITAL		23
4.1.	Initial Capital Contributions	23
4.2.	Capital Accounts	23
4.3.	Liability for Deficits in Capital Accounts	23
4.4.	Common Units Have Not Been Registered	24
4.5.	Future Capital Contributions	24
4.6.	No Third Party Beneficiary	25
4.7.	No Interest; No Return	25

ARTICLE V ALLOCATIONS, DISTRIBUTIONS, AND OTHER TAX AND ACCOUNTING MATTERS		25
5.1.	Allocations	25
5.2.	Distributions	26
5.3.	Redemption or Repurchase of Common Units	28
5.4.	Books of Account	28
5.5.	Reports	28
5.6.	Tax Elections and Returns	29
5.7.	Tax Matters Partner	30
5.8.	Risk Insurance	32

ARTICLE VI RIGHTS, DUTIES AND RESTRICTIONS OF THE MANAGING MEMBER		32
6.1.	Expenditures by the Company	32
6.2.	Powers and Duties of Managing Member	33
6.3.	Promissory Notes	34
6.4.	Decisions Requiring Vote of Majority-in-Interest of Members	36
6.5.	Reliance by Third Parties	38
6.6.	Title Holder	38
6.7.	Compensation of the Managing Member	38
6.8.	Waiver and Indemnification	39
6.9.	Member Representatives	40
6.10.	Other Matters Concerning the Managing Member	40
6.11.	Certain Restrictions on Property Owners and Service Companies	41

ARTICLE VII DISSOLUTION, LIQUIDATION AND WINDING-UP		42
7.1.	Accounting	42
7.2.	Distribution on Dissolution	42
7.3.	Timing Requirements	42
7.4.	Net Sale Proceeds; Sale of Properties	43
7.5.	Distributions in Kind	43

7.6.	Documentation of Liquidation	44
7.7.	Dissolution	44

ARTICLE VIII TRANSFER OF UNITS		45
8.1.	Transfers by Members	45
8.2.	Restrictions on Transfer	46
8.3.	Attempted Transfers That Do Not Comply with this Article VIII	48
8.4.	Record of Transfers; Certificates for Units	49

ARTICLE IX RIGHTS AND OBLIGATIONS OF THE MEMBERS		49
9.1.	No Participation in Management	49
9.2.	Rights to Obtain Certain Documents and Information	49
9.3.	No Withdrawal	50
9.4.	Limited Liability	50
9.5.	Other Ventures	50

ARTICLE X GRANT OF EXCHANGE RIGHTS TO MEMBERS		51

ARTICLE XI GENERAL PROVISIONS		51
11.1.	Notices	51
11.2.	Successor	53
11.3.	Effect and Interpretation	53
11.4.	Counterparts	53
11.5.	Members Not Agents	53
11.6.	Entire Understanding	53
11.7.	Amendments	53
11.8.	Severability	54
11.9.	Pronouns and Headings	54
11.10.	Assurances	54
11.11.	Expenses	55
11.12.	Waiver of Partition	55
11.13.	GOVERNING LAW	55
11.14.	Jurisdiction	55

ADDENDUM		59

EXHIBITS

EXHIBIT A	Terms of Exchange Rights
EXHIBIT B	Form of Promissory Note
EXHIBIT C	Form of Assignment and Assumption of Units
EXHIBIT D	Illustration of Class A Distribution Preference

SCHEDULES

SCHEDULE A	BCR Entities
SCHEDULE B	FCE Entities
SCHEDULE C	BCR Persons
SCHEDULE D	Tax Matters
SCHEDULE E	Initial Capital Accounts

v

THE UNITS REFERRED TO IN THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. ACCORDINGLY, NO UNITS MAY BE RESOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS SUBSEQUENTLY REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE, AND UNLESS THE OTHER TRANSFER RESTRICTIONS CONTAINED HEREIN HAVE BEEN SATISFIED. REFERENCE IS MADE TO ARTICLE VIII OF THIS AGREEMENT FOR PROVISIONS RELATING TO VARIOUS RESTRICTIONS ON THE SALE OR OTHER TRANSFER OF THESE UNITS.
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
FOREST CITY MASTER ASSOCIATES III, LLC
     THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of Forest City Master Associates III, LLC, a New York limited liability company (the “Company”), is made and entered into as of the ___day of ___, 2006 by and among the entities affiliated with Forest City Enterprises, Inc., an Ohio corporation (“FCEI”), that are identified on Schedule B (the “Initial FCE Entities”), the entities affiliated with Bruce C. Ratner, an individual (“BCR”), that are identified on Schedule A and the individuals identified on Schedule A (including BCR) (the “Initial BCR Entities”) and any other Persons who become Members after the date hereof. This Agreement supersedes the Limited Liability Company Operating Agreement of the Company dated ___, 2006.
W I T N E S S E T H:
     WHEREAS, the Company, FCEI, the Initial FCE Entities, certain other entities affiliated with FCEI, the Initial BCR Entities and certain other entities affiliated with BCR have entered into a Master Contribution and Sale Agreement, dated as of ___, 2006 (as amended from time to time, the “Master Contribution Agreement”).
     WHEREAS, the Company was formed as a limited liability company by filing Articles of Organization with the Secretary of State of New York on July 25, 2006.

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     WHEREAS, pursuant to the Master Contribution Agreement, the Initial BCR Entities as of the date hereof are contributing to the Company or certain wholly owned subsidiaries thereof certain Interests in Property Owners (as defined below) in exchange for an aggregate of ___Class A Initial Common Units and the Initial FCE Entities as of the date hereof are contributing to the Company cash and certain Interests in Property Owners and Service Companies in exchange for an aggregate of ___Class B Common Units.
     WHEREAS, upon and subject to the terms of this Agreement, the Company has or will admit the Initial BCR Entities and the Initial FCE Entities as Members of the Company.
     NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS, ETC.
     1.1. Definitions. Each of the following terms will have the meaning set forth below:
     “Act” means the Limited Liability Company Law (Chapter 34 of the Consolidated Laws) enacted in the State of New York, and as the same may hereafter be amended from time to time and any successor to such statute.
     “Administrative Expenses” means (i) all administrative and operating costs and expenses incurred by the Company, (ii) all administrative, operating and other costs and expenses incurred by the Property Owners or Service Companies that are to be paid, advanced or reimbursed by the Company pursuant to the partnership agreements, operating agreements or other governing documents of the Property Owners or the Service Companies, (iii) all salaries paid to officers of the Company and the Managing Member, and all accounting and legal expenses undertaken by

2

the Company and the Managing Member, in each case on behalf or for the benefit of the Company, (iv) costs and expenses relating to the formation and continuity of existence of the Company, including taxes, fees and assessments associated therewith, (v) costs and expenses associated with compliance by the Company and the Managing Member (to the extent solely related to its capacity as Managing Member of the Company) with laws, rules and regulations promulgated by any regulatory body, and (vi) all other operating or administrative costs of the Company and the Managing Member incurred in the ordinary course of its business on behalf of the Company.
     “Affiliate” means, with respect to any Person, (i) any member of the Immediate Family of such Person; (ii) any trust established for the benefit of such Person or member of the Immediate Family of such Person or such Person’s or member of the Immediate Family of such Person’s estate; or (iii) any Entity in which such Person, Immediate Family member and/or trust, in the aggregate, own of record and beneficially a majority of the capital or economic interests, and such Person or Immediate Family member or trust is the managing member, sole general partner or otherwise controls the management.
     “Agreement” means this Amended and Restated Limited Liability Company Operating Agreement of Forest City Master Associates III, LLC, as originally executed and as hereafter amended, supplemented or restated from time to time as the context requires.
     “Articles of Organization” means the Articles of Organization establishing the Company, filed with the office of the Secretary of State of New York on July 25, 2006, as they may be amended from time to time in accordance with the terms of this Agreement and the Act.
     “Assignee” means a Person to whom one or more Common Units have been transferred, but who has not been admitted as a Substitute Member.

3

     “Bankruptcy” means, with respect to any Person, (i) the commencement by such Person of any proceeding seeking relief under any provision of the federal Bankruptcy Code, U.S.C. §101 et. seq., as the same may be amended from time to time, or any other federal or state law relating to insolvency, bankruptcy or reorganization, (ii) an adjudication that such Person is insolvent or bankrupt, (iii) the entry of an order for relief under the federal Bankruptcy Code with respect to such Person, (iv) the filing of any petition with respect to such Person under the Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization, unless the proceeding initiated by the petition is stayed or dismissed within ninety (90) days from the date of such filing, (v) the filing of an answer by such Person admitting the allegations of any such petition, (vi) the appointment of a trustee, receiver or custodian for all or substantially all of the assets of such Person, unless such appointment is stayed, vacated or dismissed within ninety (90) days from the date of such appointment, (vii) the execution by such Person of a general assignment for the benefit of creditors, (viii) the levy, attachment, execution or other seizure of substantially all of the assets of such Person, unless such seizure is discharged within thirty (30) days thereafter, or (ix) the admission by such Person in writing of its inability generally to pay its debts as they mature or that it is generally not paying its debts as they become due.
     “BCR” is defined in the preamble to this Agreement.
     “BCR Entities” means any Initial BCR Entities, Subsequent BCR Entities and any entities or individuals affiliated with BCR that become party to this Agreement after the date hereof and are identified as BCR Entities on an amendment of Schedule A.
     “Capital Account” means, with respect to any Member, the separate “book” account that the Company will establish and maintain for such Member in accordance with Section 704(b) of

4

the Code and Section 1.704-1(b)(2) (iv) of the Regulations and such other provisions of Section 1.704-1(b) of the Regulations that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of such Regulations. In furtherance of the foregoing, the Capital Accounts will be maintained in compliance with Section 1.704-1(b)(2)(iv) of the Regulations, and the provisions hereof will be interpreted and applied in a manner consistent therewith. In the event that a Unit is transferred in accordance with the terms of this Agreement, the Capital Account of the transferor, at the time of the transfer, attributable to the transferred interest will carry over to the transferee.
     “Class A Additional Common Units” means the Units issued to the Subsequent BCR Entities at any Development Property Closing under the Master Contribution Agreement.
     “Class A Common Units” means the Class A Initial Common Units and the Class A Additional Common Units. The Class A Initial Common Units and the Class A Additional Common Units will rank pari passu. The terms of the Class A Initial Common Units and the Class A Additional Common Units will be identical, except as provided in the definition of “Class A Distribution Preference.”
     “Class A Cumulative Distribution Shortfall,” with respect to each outstanding Class A Common Unit, means the excess, if any, of (i) the Class A Distribution Preference for any Fiscal Quarter over (ii) the amount actually distributed by the Company to Members holding the Class A Common Units for that Fiscal Quarter, together with a return at a rate of ten percent (10%) per annum on the unpaid amount, compounded quarterly, and combined with any such unpaid shortfall and return for prior Fiscal Quarters.
     “Class A Distribution Preference” for any Fiscal Quarter ending prior to ___, 2011, with respect to each outstanding Class A Initial Common Unit, means the sum of (i) the

5

product of (A) the dividends paid with respect to one share of FCEI Stock (other than dividends paid in shares of FCEI common stock and rights, options, warrants or convertible or exchangeable securities entitling the holders to subscribe for or purchase additional shares of FCEI common stock, other securities or property) for that quarter multiplied by (B) Conversion Factor and (ii) an amount equal to the quotient of (A) $2.5 million divided by (B) four times the total number of Class A Initial Common Units to be issued by the Company at the Principal Closing under the Master Contribution Agreement (including any Class A Initial Common Units issued after the Principal Closing pursuant to Section 3.1 of the Master Contribution Agreement, as and when any such Class A Initial Common Unit are issued); except that, the Class A Distribution Preference for the Fiscal Quarter with respect to each outstanding Class A Initial Common Unit that includes the date on which the Class A Initial Common Units is issued (unless such date is the first day of a Fiscal Quarter) will be such sum multiplied by a fraction, the numerator of which is the number of days from the date of this Agreement to and including the last day of the Fiscal Quarter and the denominator of which is the full number of days in the Fiscal Quarter. “Class A Distribution Preference” for any Fiscal Quarter ending on or after ___, 2011, with respect to each outstanding Class A Initial Common Unit, means the product of (x) the dividends paid with respect to one share of FCEI Stock (other than dividends paid in shares of FCEI common stock and rights, options, warrants or convertible or exchangeable securities entitling the holders to subscribe for or purchase additional shares of FCEI common stock, other securities or property) for that quarter multiplied by (y) Conversion Factor. “Class A Distribution Preference” for any Fiscal Quarter with respect to each outstanding Class A Additional Common Unit means the product of (x) the dividends paid with respect to one share of FCEI Stock (other than dividends paid in shares of FCEI common stock

6

and rights, options, warrants or convertible or exchangeable securities entitling the holders to subscribe for or purchase additional shares of FCEI common stock, other securities or property) for that quarter multiplied by (y) Conversion Factor; except that, the Class A Distribution Preference for the Fiscal Quarter with respect to each outstanding Class A Additional Common Unit that includes the date on which the Class A Additional Common Unit is issued (unless such date is the first day of a Fiscal Quarter) will be such amount multiplied by a fraction, the numerator of which is the number of days from the date of issuance to and including the last day of the Fiscal Quarter and the denominator of which is the full number of days in the Fiscal Quarter. An illustration of how the Class A Distribution Preference is to be determined is set forth in Exhibit D. The Class A Distribution Preference is not subject to the continued employment of BCR or any member of Key Management with FCEI or any of its Affiliates.
     “Class A Initial Common Units” means the Units issued to the Initial BCR Entities at the Principal Closing under the Master Contribution Agreement (including any Class A Special Common Units (as described in Section 2.7)) and any Units issued to the Initial BCR Entities after the Principal Closing pursuant to Section 3.1 of the Master Contribution Agreement.
     “Class A Member Representative” means Bruce C. Ratner, or such other individual or Entity appointed as successor pursuant to Section 6.9.
     “Class B Common Units” means the Units issued to the Initial FCE Entities in the Principal Closing or pursuant to Section 4.18 of the Master Contribution Agreement, Units issued to the Subsequent FCE Entities in any Development Property Closing under the Master Contribution Agreement and Units issued to or acquired by FCEI upon exchange of Offered Units in accordance with Paragraph 3 of Exhibit A.

7

     “Class B Cumulative Distribution Shortfall,” with respect to each outstanding Class B Common Unit, means the excess, if any, of (i) the Class B Distribution Amount for any Fiscal Quarter over (ii) the amount actually distributed to the holders of the Class B Common Units for that Fiscal Quarter, together with a return at a rate of twelve percent (12%) per annum on the unpaid amount, compounded quarterly, and combined with any such unpaid shortfall and return for prior Fiscal Quarters.
     “Class B Distribution Amount” for any Fiscal Quarter, with respect to each outstanding Class B Common Unit, means the Priority Return with respect to such Class B Common Unit for the Fiscal Quarter.
     “Class B Member Representative” means James A. Ratner, or such other individual or Entity appointed as successor pursuant to Section 6.9.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Units” means the Class A Common Units, the Class B Common Units or both, as the context requires.
     “Company” is defined in the preamble to this Agreement.
     “Control” means the ability, whether by the direct or indirect ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership, to select the managing member of a limited liability company or otherwise to select a majority of those persons exercising governing authority over an Entity. In the case of a limited partnership, the sole managing partner, all of the general partners to the extent they have equal management control and authority, or the managing general partner or managing general partners thereof will be deemed to have control of

8

such partnership, and, in the case of a trust, any trustee of the trust or any Person having the right to select any such trustee or to revoke the trust will be deemed to have control of such trust.
     “Conversion Factor” means one (1.0); except that, if FCEI (i) makes a distribution to all holders of its FCEI Class A Stock or FCEI Class B Stock that is payable in FCEI Common Stock, (ii) subdivides or splits its outstanding FCEI Common Stock or (iii) combines or reverse splits its outstanding FCEI Common Stock into a smaller number of shares of FCEI Common Stock (in each case, unless the Company makes a comparable distribution, subdivision, split, combination or reverse split with respect to the Class A Common Units), the Conversion Factor in effect immediately preceding such event will be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which is the number of shares of FCEI Common Stock issued and outstanding on the record date for such distribution, subdivision, split, combination or reverse split (assuming for such purposes that such distribution, subdivision, split, combination or reverse split occurred as of the record date), and the denominator of which is the number of shares of FCEI Common Stock (determined without such assumption) issued and outstanding on the record date for such distribution, subdivision, split, combination or reverse split. Any adjustment to the Conversion Factor will become effective immediately after the record date for such event in the case of the dividend or distribution or the effective date in the case of a subdivision, split, combination or reverse split.
     “Current Per Share Market Price” on any date means the average of the closing price of the FCEI Stock as reported by the principal national securities exchange on which the FCEI Stock is listed or admitted to trading for the five (5) consecutive Trading Days ending on and including such date (or if such date is not a Trading Day, ending on the immediately preceding Trading Day).

9

     “Depreciation” means, with respect to any asset of the Company, for any fiscal year or other period, the depreciation or amortization, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period; except that, if there is a difference between the Gross Asset Value and the adjusted tax basis of such asset, Depreciation means “book depreciation or amortization” as determined under Section 1.704-l (b)(2) (iv) (g) (3) of the Regulations.
     “Development Property Closing” is defined in the Master Contribution Agreement.
     “Entity” means any general partnership, limited partnership, corporation, joint venture, limited liability company, trust, business trust, cooperative or association.
     “ERISA” means the Employee Retirement Income Security Act of 1974 or any corresponding provisions of succeeding laws, as amended from time to time.
     “Exchange Consideration” is defined in Exhibit A.
     “Exchange Notice” is defined in Article X.
     “Exchange Right” is defined in Article X.
     “FCE Borrower” is defined in Section 6.3.
     “FCE Entities” means the Initial FCE Entities, Subsequent FCE Entities and any Entities affiliated with FCEI that become party to this Agreement after the date hereof and are identified as FCE Entities on an amendment of Schedule B.
     “FCEI” is defined in the preamble to this Agreement.
     “FCEI Stock” means the Class A Common Stock, $.33-1/3 par value, of FCEI.
     “Fiscal Quarter” means the three-month period ending on April 30, July 31, October 31 or January 31 in each year, except that the Managing Member may, from time to time, designate

10

different fiscal quarters corresponding to any new Fiscal Year designated by the Managing Member.
     “Fiscal Year” means the twelve-month period ending on January 31 in each year, except that the Managing Member may, from time to time, designate a different annual period as the Fiscal Year.
    “Gross Asset Value” means, with respect to any asset of the Company, such asset’s adjusted basis for federal income tax purposes, except as follows:
     (a) the Gross Asset Value of any Interest in a Property Owner or Service Company contributed by a Member to the Company will, at the time of contribution, be the amount set forth under the column entitled “Value of Capital Contributions” on Schedule A and Schedule B;
     (b) if the Managing Member reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Members, the Gross Asset Values of all assets of the Company will be adjusted to equal their respective gross fair market values, as determined by the Managing Member using a reasonable method of valuation, as of the following times:
     (i) a capital contribution (other than a de minimis capital contribution) to the Company;
     (ii) the distribution by the Company to a Member of more than a de minimis amount of property of the Company as consideration for the exchange of Common Units; and
     (iii) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations;
     (c) the Gross Asset Values of assets of the Company distributed to any Member will be the gross fair market values of such assets (without taking Section 7701(g) of the Code into account) as reasonably determined by the Managing Member as of the date of distribution; and
     (d) the Gross Asset Values of assets of the Company will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b) (2) (iv) (m) of the Regulations; except that, Gross Asset Values will not be adjusted pursuant to this paragraph to the extent that the Managing Member reasonably determines that an adjustment pursuant to subparagraph (b) above is necessary or appropriate in

11

connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).
At all times, Gross Asset Values will be adjusted by any Depreciation taken into account with respect to the Company’s assets for purposes of computing Net Income and Net Loss. Any adjustment to the Gross Asset Values of property of the Company will require an adjustment to the Members’ Capital Accounts; as for the manner in which such adjustments are allocated to the Capital Accounts, see subparagraph (c) of the definition of Net Income and Net Loss in the case of adjustment by Depreciation, and subparagraph (d) of such definition in all other cases.
     “Immediate Family ” of a Person means the lineal predecessors (i.e., parents and grandparents), step-parents, spouse, brothers and sisters, lineal descendants (whether by blood or adoption) and step-children of that Person and, in the case of BCR and members of Key Management, the Persons identified on Schedule C. BCR and members of Key Management will have the right, subject to the limitations set forth on Schedule C, to amend Schedule C from time to time.
     “Indemnified Party” is defined in Section 6.8.
     “Initial BCR Entities” is defined in the preamble to this Agreement.
     “Initial Capital Contribution” means, with respect to any Member, the amount of any money and the value of the Interests in Property Owners and Service Companies contributed by the Member (a) in connection with the initial capitalization of the Company, as set forth under the column entitled “Value of Capital Contributions” in Schedule A and Schedule B, (b) pursuant to Section 4.18 of the Master Contribution Agreement and (c) in connection with the contribution of Interests in any Development Property Owners, in accordance with the Master Contribution Agreement. When Interests are transferred or issued pursuant the Master Contribution Agreement or Exhibit A or Interests in Development Property Owners are

12

contributed to the Company at any Development Property Closing, Schedule A and Schedule B will be amended to reflect the Interests being contributed.
     “Initial FCE Entities” is defined in the preamble to this Agreement.
     “Interest” means an equity interest in an Entity.
     “Key Management” means key employees of FCEI’s New York strategic business unit who are designated from time to time by BCR.
     “Liens” means any liens, security interests, mortgages, deeds of trust, charges, claims, encumbrances, pledges, options, rights of first offer or first refusal and any other encumbrances.
     “Liquidating Event” is defined in Section 7.7.
     “Loss” is defined in Section 6.8(a).
     “Majority-in-Interest of the Members” means Members who hold in the aggregate more than fifty percent (50%) of the then outstanding Class A Common Units and Members who hold in the aggregate more than fifty percent (50%) of the then outstanding Class B Common Units; except that, whenever the number of outstanding Class A Common Units constitutes less than five (5%) of the total number of outstanding Common Units, “Majority-in-Interest of the Members” will mean Members who hold in the aggregate more than fifty percent (50%) of the then outstanding Common Units (treating the Class A Common Units and the Class B Common Units as the same for this purpose).
     “Managing Member” means ___, a ___corporation.
     “Master Contribution Agreement” is defined in the preamble to this Agreement.
     “Member Representatives” means the Class A Member Representative and the Class B Member Representative.

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     “Members” means (i) the Initial BCR Entities and the Initial FCE Entities, (ii) the Subsequent BCR Entities and the Subsequent FCE Entities, when they are admitted as members such pursuant to Section 2.6, and (iii) all Substituted Members.
     “Net Cash Flow” means, with respect to any Fiscal Quarter, the excess, if any, of “Receipts” over “Expenditures.” For purposes hereof, the term “Receipts” means the sum of all cash receipts of the Company from all sources for such period (excluding Net Sale Proceeds, Net Financing Proceeds and net proceeds from any condemnation or casualty, including insurance proceeds). The term “Expenditures” means the sum of (a) all cash expenditures of the Company for such period, (b) the amount of all payments of principal of and interest on account of any indebtedness of the Company, and (c) such additions to cash reserves as of the last day of such period as may be required by any third-party lender or, provided the additions to the reserves do not result in any Class A Cumulative Distribution Shortfall or inability to pay Exchange Consideration, as may be customary and reasonable, but the term “Expenditures” does not include any expense paid from a cash reserve previously established by the Company.
     “Net Distributable Cash” means the sum of Net Cash Flow, Net Sales Proceeds and Net Financing Proceeds.
     “Net Financing Proceeds” means the cash proceeds received by the Company in connection with any borrowing or refinancing of borrowing by or on behalf of the Company or by or on behalf of any Property Owner or Service Company (whether or not secured), after deduction of all costs and expenses incurred by the Company, Property Owner or Service Company in connection with such borrowing or refinancing, and after deduction of that portion of such proceeds used (i) to finance any improvements to the Property with respect to which any such borrowing was incurred, and (ii) to repay any other indebtedness of the Company, Property

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Owners or Service Companies with respect to which any such refinancing or borrowing was incurred, together with accrued interest thereon. For this purpose, cash proceeds received by a Property Owner or Service Company will not be deemed to be received or available to the Company until (i) the distribution of such proceeds is actually received by the Company or (ii) under the terms of the Property Owner’s or Service Company’s partnership agreement or operating agreement, the Company controls the timing of the Property Owner’s or Service Company’s distributions and then only to the extent of the Company’s entitlement to such distributions.
     “Net Income” or “Net Loss” means, for each Fiscal Year or other applicable period, an amount equal to the Company’s net income or loss for such period as determined for federal income tax purposes by the Managing Member, determined in accordance with Section 703 (a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703 (a) of the Code will be included in taxable income or loss), with the following adjustments: (a) by including as an item of gross income any tax-exempt income received by the Company; (b) by treating as a deductible expense any expenditure of the Company described in Section 705 (a) (2) (B) of the Code (including amounts paid or incurred to organize the Company, unless an election is made pursuant to Code Section 709 (b), or to promote the sale of interests in the Company) and by treating deductions for any losses incurred in connection with the sale or exchange of property of the

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Company disallowed pursuant to Section 267 (a) (i) or Section 707 (b) of the Code as expenditures described in Section 705 (a) (2) (B) of the Code; (c) in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing total income or loss, there will be taken into account Depreciation; (d) gain or loss resulting from any disposition of property of the Company with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of such property rather than its adjusted tax basis; (e) in the event of an adjustment of the Gross Asset Value of any asset of the Company which requires that the Capital Accounts of the Company be adjusted pursuant to Regulation Sections 1.704-l (b) (2) (iv) (e) , (f) and (m), the amount of such adjustment is to be taken into account as additional Net Income or Net Loss pursuant to Schedule D; and (f) excluding any items specially allocated pursuant to Schedule D. Once an item of income, gain, loss or deduction has been included in the initial computation of Net Income or Net Loss or is subject to the special allocation rules in Schedule D, Net Income or Net Loss will be recomputed without regard to such item.
     “Net Sale Proceeds” means the cash proceeds received by or available to the Company in connection with a sale, condemnation or casualty of, or other capital event with respect to, any asset by or on behalf of the Company, a Property Owner or a Service Company, after deduction of any costs or expenses incurred by the Company, the Property Owner or the Service Company with respect to, or payable specifically out of the proceeds of, such transaction (including any repayment of any indebtedness required to be repaid as a result of such sale together with accrued interest thereon and any sales commissions or other costs and expenses due and payable to any Person in connection with a sale, including to a Member or its Affiliates). For this purpose, cash proceeds received by a Property Owner or Service Company will not be deemed to be received or available to the Company until (i) the distribution of such proceeds is actually received by the Company or (ii) under the terms of the partnership agreement, operating agreement or other governing documents of the Property Owner or Service Company, the

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Company controls the timing of the Property Owner’s or Service Company’s distributions and then only to the extent of the Company’s entitlement to such distributions.
     “Person” means any individual or Entity.
     “Principal Closing” is defined in the Master Contribution Agreement.
     “Priority Return,” with respect to each outstanding Class B Common Unit for any Fiscal Quarter, means a return at the rate of twelve percent (12%) per annum on the Unreturned Capital of the Member holding the Class B Common Unit at the beginning of the Fiscal Quarter (or, in the case of the Priority Return for the Fiscal Quarter in which the Class B Common Unit is first issued, the Capital Account of such Member on the date of the issuance of the Class B Common Unit). The “Priority Return” for any Fiscal Quarter will be zero if the Unreturned Capital of such Member, at the beginning of the Fiscal Quarter, is zero.
     “Promissory Note” is defined in Section 6.3.
     “Properties” or “Property” means any real property in which the Company, directly or indirectly, holds or acquires ownership of a fee, mortgage or leasehold interest.
     “Property Owners” means any partnership or other Entity in which the Company is or becomes a partner or holds an equity interest and which is or was formed for the purpose of acquiring, leasing, developing or owning a Property or any Entity that directly or indirectly owns or leases a Property.
     “Regulations,” “Treasury Regulations” and “Treas. Regs.” means the final or temporary Income Tax Regulations promulgated pursuant to the Code by the U.S. Department of the Treasury or any successor regulations.
     “Safe Harbor Rate” is defined in Section 5.2(e) hereof.
     “SEC” means the Securities and Exchange Commission.

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     “Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder or any successor act.
     “Service Companies” is defined in the Master Contribution Agreement.
     “Stabilized Value” is defined in the Master Contribution Agreement.
     “Subsequent BCR Entities” means the Entities and individuals identified on Schedule B-2, which the parties anticipate will be contributing Interests in Development Property Owners to the Company at a Development Property Closing, as provided in the Master Contribution Agreement.
     “Subsequent FCE Entities” means the Entities and individuals identified on Schedule A-2, which the parties anticipate will be contributing Interests in Development Property Owners to the Company at a Development Property Closing, as provided in the Master Contribution Agreement.
     “Substituted Member” means any Person admitted to the Company as a Member pursuant to Section 8.1.
     “Tax Matters Member” is defined in Section 5.7.
     “Trading Day” means a day on which the principal national securities exchange on which the FCEI Stock is listed or admitted to trading is open for the transaction of business or, if the FCEI Stock is not listed or admitted to trading on any national securities exchange, means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
     “Transfer” as a noun, means any sale, assignment, conveyance, pledge, hypothecation, gift, encumbrance or other transfer, including a transfer by operation of law or through the laws of inheritance and succession, and as a verb, means to sell, assign, convey, pledge, hypothecate,

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give, encumber or otherwise transfer, including by operation of law or through the laws of inheritance and succession.
     “Units” mean Common Units and any other ownership interest in the Company that entitles the holder to the distributions under Section 5.2 or Section 7.2 or to rights of consent under Section 6.4 and Section 11.7.
     “Unreturned Capital,” for purposes of determining the Priority Return on Class B Common Units, means an amount equal to the Capital Account of the Member holding the Class B Common Units after reversing all Net Losses that were allocated to that Member under Section 5.1(b) but not previously reversed by an allocation of Net Income under Section 5.1(a).
     1.2. Exhibits, Etc. References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.
ARTICLE II
ORGANIZATION
     2.1. Limited Liability Company. The Company was formed as a limited liability company under the Act by the filing Articles of Organization with the Secretary of State of New York on July 25, 2006. The rights and liabilities of the Members will be as provided in the Act except as otherwise expressly provided in this Agreement or the Articles of Organization.
     2.2. Name. The name of the Company is Forest City Master Associates III, LLC.
     2.3. Character of the Business. The purpose of the Company is: to acquire, hold, own, develop, redevelop, construct, improve, maintain, operate, manage, sell, lease, rent, transfer, encumber, mortgage, convey, exchange and otherwise dispose of, deal with, foreclose

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upon or exercise rights with respect to, any of the Properties and any other real, personal or intangible property; to exercise all of the powers of a partner, member or owner of the Property Owners and Service Companies; and to undertake such other activities as may be necessary, advisable, desirable or convenient to carry out the foregoing purposes.
     2.4. Location of the Principal Place of Business. The location of the principal place of business of the Company will be at 1360 Terminal Tower, 50 Public Square, Cleveland, Ohio 44113-2203, or such other location as may be selected from time to time by the Managing Member.
     2.5. Registered Agent and Registered Office. The registered agent of the Company will be CT Corporation System or such other Person as the Managing Member may select. The registered office of the Company will be 111 Eighth Avenue, New York, New York 10011, or such other location as the Managing Member may select.
     2.6. Issuance of Common Units; Member Acceptance.
     (a) Upon contribution of Interests in Property Owners and Service Companies to the Company or certain wholly owned subsidiaries thereof at the Principal Closing as provided in the Master Contribution Agreement, the Company is issuing (i) to each of the Initial FCE Entities contributing Interests in Property Owners or Service Companies at the Principal Closing the number of Class B Common Units set forth opposite its name under the column entitled “Number of Units” on Schedule B, and (ii) to each of the Initial BCR Entities contributing Interests in Property Owners at the Principal Closing the number of Class A Initial Common Units set forth opposite its name under the column entitled “Number of Units” on Schedule A. Any Class A Common Units or Class B Common Units issued after the Principal Closing pursuant to Section 3.1 of the Master Contribution Agreement shall be added to Schedule A or Schedule B, as applicable, upon the issuance of any such units. The Company accepts each such Initial FCE Entity and Initial BCR Entity as a Member of the Company.
     (b) Class B Common Units will be issued pursuant to Section 4.18 of the Master Contribution Agreement.
     (c) When the Stabilized Value of Development Properties are determined and Interests in the Development Properties are contributed at a Development Property Closing as provided in the Master Contribution Agreement, the Company will issue (i) to each of the Subsequent FCE Entities contributing Interests in the Development Property

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Owners the number of Class B Common Units to which it is entitled under the Master Contribution Agreement and (ii) to each of the Subsequent BCR Entities contributing Interests in the Development Property Owners the number of Class A Additional Common Units to which it is entitled under the Master Contribution Agreement. The Company will accept such Subsequent FCE Entities and Subsequent BCR Entities as Members of the Company upon execution of instruments by which they confirm to the Company that they accept and adopt the provisions of this Agreement applicable to them.
     2.7. Class A Special Common Units. The Members acknowledge and agree that 208,943 of the Class A Initial Common Units shall be deemed to be Class A Special Common Units. The subset of the Class A Initial Common Units comprising the Class A Special Common Units is identified on Schedule A annexed hereto. Notwithstanding the above, the Class A Member Representative, in its sole discretion, may from time to time redesignate which of the Class A Initial Common Units shall comprise the Class A Special Common Units. The terms of the Class A Special Common Units will be identical to the terms of the other Class A Initial Common Units, except that: (x) no Member may Transfer or exercise Exchange Rights with respect to any Class A Special Common Units and (y) the Members holding Class A Special Common Units collectively will be required to make a capital contribution to the Company in an amount equal to any final, non-appealable order, judgment, decree or decision of a court of competent jurisdiction concerning an Indemnification Claim under the Master Contribution Agreement, or an amount as to which FCEI and the BCR Representative may agree to in settlement of such Indemnification Claim, subject to the limitations thereon set forth in Section 8.5 of the Master Contribution Agreement. Any capital contributions made pursuant to this Section 2.7 shall not be added to a Members Capital Account nor result in the issuance of additional Common Units. In the event that the Members holding Class A Special Common Units fail to satisfy their obligation to make a required capital contribution to the Company under this Section 2.7 within fifteen (15) days after demand therefor by the Class B Member Representative, the Company, as its sole and exclusive remedy with respect to the failure to

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make such required capital contribution, as permitted by Section 502(c) of the Act, will be entitled to eliminate Class A Special Common Units, valued at the Current Per Share Market Price as of the date of the expiration of such 15-day period, in an amount equal to the required capital contribution. The Class A Member Representative may designate the specific order in which Class A Special Common Units are to be eliminated within such 15-day period. In the event the Class A Member Representative has not designated which Class A Special Common Units are to be eliminated within such 15-day period, the Class B Member Representative will determine which Class A Special Common Units are to be eliminated. On the first anniversary of the Principal Closing, all then outstanding Class A Special Common Units automatically shall be deemed ordinary Class A Initial Common Units, and the terms and provisions of this Section 2.7 shall thereafter terminate; provided, however, that with respect to any Indemnification Claims asserted prior to the first anniversary of the Principal Closing that are pending as of the first anniversary of the Principal Closing, an amount of Class A Special Common Units, based on the per unit value set forth on Schedule A, with an aggregated value equal to the disputed Indemnification Claim (subject to the limitations thereon set forth in Section 8.5 of the Master Contribution Agreement) will continue to remain as Class A Special Common Units until either FCEI and the BCR Representative have settled such Indemnification Claim or a final, non-appealable order, judgment, decree or decision of a court of competent jurisdiction is issued as to whether or not payment is owed under such Indemnification Claim.
ARTICLE III
TERM
     The Company’s term began upon the filing Articles of Organization with the Secretary of State of New York on July 25, 2006, and will continue until the Company is dissolved and its

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affairs wound up in accordance with the provisions of this Agreement or the Act. The Company will have a perpetual existence unless terminated as stated above.
ARTICLE IV
CONTRIBUTIONS TO CAPITAL
     4.1. Initial Capital Contributions. Each Member has made, or concurrently with its acceptance as a Member will make, an Initial Capital Contribution to the Company as set forth under the column entitled “Value of Capital Contributions” in Schedule A and Schedule B. When Interests are transferred or issued pursuant to the Master Contribution Agreement or Exhibit A or Interests in Development Property Owners are contributed to the Company at any Development Property Closing, Schedule A and Schedule B will be amended to reflect the value of the Interests being contributed, as determined by the Master Contribution Agreement.
     4.2. Capital Accounts. The Company will establish and maintain a separate Capital Account for each Member. The initial Capital Accounts of the Members will be as set forth in Schedule E. When Interests are transferred or issued pursuant to the Master Contribution Agreement or Exhibit A or Interests in Development Property Owners are contributed to the Company at any Development Property Closing, Schedule E will be amended to reflect the initial Capital Accounts of the newly admitted Members, as determined by the Master Contribution Agreement. Except as provided in Section 5.2 or Section 7.2, no Member will have the right to the distribution or payment of its Capital Account.
     4.3. Liability for Deficits in Capital Accounts. A Member will not be liable to the Company for all or a portion of any deficit in its Capital Account unless it elects to be liable for such deficit or a portion thereof. Any election to be liable for a Capital Account deficit may be for either a limited or an unlimited amount and may be amended or withdrawn at any time. The

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election, and any amendment thereof, will be made by written notice to the Managing Member stating that the Member elects to be liable, and specifying the limitations, if any, on the maximum amount or duration of such liability. Such election, or amendment thereof, will be effective only from the date the written notice is received by the Managing Member and will terminate upon the date, if any, specified therein as a termination date or upon delivery to the Managing Member of a subsequent written notice withdrawing or otherwise amending such election. A withdrawal, or an amendment reducing the Member’s maximum liability, will not be effective to avoid responsibility for any loss incurred prior to such amendment or withdrawal.
     4.4. Common Units Have Not Been Registered. Each of the Members acknowledges that the Common Units were issued in transactions that were exempt from the registration requirements of the Securities Act of 1933, as amended, have not been registered under any federal or state securities laws and, as a result thereof and in addition to the limitations on Transfer set forth in Article VIII, may not be sold or otherwise Transferred unless such Transfer is exempt from registration under such laws or the Transfer is registered under such laws.
     4.5. Future Capital Contributions. No Member will be required to make any loans to the Company or capital contribution, other than the Initial Capital Contributions, without such Member’s prior written consent, unless such Member otherwise is required to make a capital contribution (other than its Initial Capital Contribution) pursuant to this Agreement or the Master Contribution Agreement. No Member will be permitted to make any such additional capital contribution unless requested to do so by the Managing Member. Members do not have the right to participate, on a pro rata basis or otherwise, in any such additional capital contributions. No Member will be permitted to make any loans to the Company without the consent of a Majority-in-Interest of the Members, which consent is not to be unreasonably withheld.

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     4.6. No Third Party Beneficiary. No creditor or other third party having dealings with the Company will have the right to enforce any right or obligation of any Member to make capital contributions, pay any deficit in its Capital Account, make loans to the Company or pursue any other right or remedy hereunder; the provisions of this Agreement are solely for the benefit of, and may be enforced only by, the parties hereto and their respective successors and assigns.
     4.7. No Interest; No Return. No Member will be entitled to interest on its capital contributions or its Capital Account. Except as provided herein or by law or in this Agreement, no Member will have any right to demand or receive the return of its capital contribution or its Capital Account from the Company or from any of the other Members.
ARTICLE V
ALLOCATIONS, DISTRIBUTIONS, AND OTHER TAX AND ACCOUNTING MATTERS
     5.1. Allocations.
       (a) Except as otherwise required by the relevant provisions of the Code and the Regulations, Net Income for each Fiscal Year will be allocated to the Members in the following order:
     (i) First, to reverse any allocation of Net Losses under Section 5.1(b)(vi) in excess of amounts previously allocated under this clause (i).
     (ii) Second, to reverse any allocation of Net Losses under Section 5.1(b)(v) in excess of amounts previously allocated under this clause (ii).
     (iii) Third, to reverse any allocation of Net Losses under Section 5.1(b)(iv) in excess of amounts previously allocated under this clause (iii).
     (iv) Fourth, to Members holding Class A Common Units to the extent of the Class A Distribution Preference accrued during the Fiscal Year and prior Fiscal Years in excess of amounts previously allocated under this clause (iv).
     (v) Fifth, to the Members holding Class B Common Units to the extent of the Class B Distribution Amount accrued during the Fiscal Year and prior Fiscal Years in excess of amounts previously allocated under this clause (v).

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     (vi) Sixth, five percent (5%) to Members holding Class A Common Units and ninety-five percent (95%) to Members holding Class B Common Units.
       (b) Except as otherwise required by the relevant provisions of the Code and the Regulations, Net Losses for each Fiscal Year will be allocated to the Members in the following order:
     (i) First, to reverse any allocation of Net Income under Section 5.1(a)(vi) in excess of amounts previously allocated under this clause (i).
     (ii) Second, to reverse any allocation of Net Income under Section 5.1(a)(v) not previously distributed in excess of amounts previously allocated under this clause (ii).
     (iii) Third, to reverse any allocation of Net Income under Section 5.1(a)(iv) not previously distributed in excess of amounts previously allocated under this clause (iii).
     (iv) Fourth, to the extent of any positive balance of the Capital Account of each Member holding Class B Common Units.
     (v) Fifth, to the extent of any positive balance of the Capital Account of each Member holding Class A Common Units.
     (vi) Sixth, five percent (5%) to Members holding Class A Common Units and ninety-five percent (95%) to Members holding Class B Common Units.
       (c) Other tax matters will be as set forth in Schedule D.
     5.2. Distributions.
       (a) The Managing Member will cause the Company to distribute Net Distributable Cash to the Members at such times and in such amounts, consistent with this Agreement, as the Managing Member may from time to time determine; except that, the Managing Member will cause the Company to distribute, within forty-five days after the end of each Fiscal Quarter, Net Distributable Cash in an amount equal to the lesser of (i) the amount of any Class A Cumulative Distribution Shortfall and the Class A Distribution Preference for such Fiscal Quarter and (ii) the entire amount of the Net Distributable Cash for the Fiscal Quarter.
       (b) Subject to Sections 5.2(a) and 7.2, all distributions of Net Distributable Cash will be made in accordance with the following order of priority:
     (i) First, to the Members holding the Class A Common Units to the extent of any Class A Cumulative Distribution Shortfall;

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     (ii) Second, to the Members holding the Class A Common Units to the extent of the Class A Distribution Preference on account of the Fiscal Quarter for which the distribution is made;
     (iii) Third, to the Members holding the Class B Common Units to the extent of the Class B Cumulative Distribution Shortfall;
     (iv) Fourth, to the Members holding the Class B Common Units to the extent of the Class B Distribution Amount on account of the Fiscal Quarter for which the distribution is made;
     (v) Fifth, to the Members holding the Class B Common Units to the extent of the positive balance of their Capital Accounts;
     (vi) Sixth, to the Members holding the Class A Common Units to the extent of the positive balance of their Capital Accounts; and
     (vii) Seventh, ninety-five percent (95%) to the Members holding Class B Common Units, and five percent (5%) to the Members holding Class A Common Units.
       (c) If the amount being distributed is not sufficient to pay in full the amount that the Members holding Class A Common Units or Class B Common Units, as the case may be, would otherwise be entitled to receive, the distribution will be made pro rata, based on the number of Common Units held by each such Member.
       (d) Only Members that, according to the books and records of the Company, are holders of Common Units as of the close of business on the last day of the last Fiscal Quarter prior the date on which a distribution under this Section 5.2 is made will be entitled to receive the distribution. If Common Units are transferred of record prior to the close of business on the last day of a Fiscal Quarter, the transferor will be entitled to receive all distributions with respect to such Common Units for any Fiscal Quarter ended prior to the transfer, and the transferee will be entitled to receive all distributions with respect to the Common Units for the Fiscal Quarter in which the transfer is made. If Class A Common Units are exchanged or redeemed pursuant to Exhibit A, the holder of the Class A Common Units will be entitled to receive all distributions with respect to the Class A Common Units for any Fiscal Quarter ended prior to the exchange and a pro rata portion (based on the number of days in the Fiscal Quarter elapsed prior to the exchange or redemption, as applicable) of the distributions with respect to the Class A Common Units for the Fiscal Quarter in which the exchange or redemption occurs, except that, if the Class A Common Units are exchanged for FCEI Stock prior to the record date for the determination of shareholders entitled to receive dividends payable on the FCEI Stock in the Fiscal Quarter in which the exchange occurs, the pro rata portion of any Class A Distribution Preference to be received by the holder with respect to such Fiscal Quarter will not include any amount corresponding to the dividends payable on the FCEI Stock.
       (e) Notwithstanding the provisions of this Section 5.2, if the distributions with respect to the Common Units made on or prior to the second anniversary of the issuance

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of the Common Units would result in any holder of a Common Unit receiving an annual return on such holder’s “unreturned capital” (as defined for purposes of Regulation Section 1.707-4(a)) for a tax year (treating the Company tax year in which such second anniversary occurs as ending on such date) in excess of the Safe Harbor Rate (as defined below), then the distributions to such holder in excess of such Safe Harbor Rate will be deferred, will continue to cumulate and will be payable on the earlier to occur of (i) the disposition of the Common Units to which such deferred distributions relate in a transaction in which the disposing holder recognizes taxable gain thereon or (ii) the first distribution payment date with respect to the Common Units following the second anniversary of the issuance of the Common Units. For purposes of the foregoing, the “Safe Harbor Rate” will equal 150% of the highest applicable Federal rate, based on quarterly compounding, in effect for purposes of Section 1274(d) of the Code at any time between the date of the issuance of the Common Units and the date on which the relevant distribution payment is made.
     5.3. Redemption or Repurchase of Common Units. The Company has no right to redeem or repurchase Common Units without the consent of the Member holding the Common Units being redeemed or repurchased. The Company may not, without the consent of the Managing Member and Members holding a majority of the Class A Common Units then outstanding, repurchase any of the Class B Common Units. The Company may not repurchase Common Units unless it first pays in full the amount of any Class A Cumulative Distribution Shortfall.
     5.4. Books of Account. At all times during the continuance of the Company, the Managing Member will maintain or cause to be maintained books of account in accordance with this Agreement, including Exhibit A. In addition, the Company will keep all records as required to be kept pursuant to the Act. Each Member will at all reasonable times have access to such books and records and the right to inspect the same.
     5.5. Reports. The Managing Member will submit, or cause to be submitted to the Class A Member Representative and the Class B Member Representative, and otherwise make available to other Members, not later than July 31 of each year (provided FCEI’s New York strategic business unit furnishes on a timely basis all requisite information) (a) a consolidated

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balance sheet, statement of income, statement of members’ equity and statement of cash flows for the Company, the Properties, the Property Owners and the Service Companies for the prior Fiscal Year, prepared in accordance with generally accepted accounting principles, (b) a consolidated budget for the Company, the Properties, the Property Owners and the Service Companies for the current Fiscal Year, (c) a copy of the federal, state and local income tax returns for such Entities for the prior Fiscal Year and (d) for each Person to which the Company has made a loan pursuant to Section 6.3, the name of the Person that received the loan and the aggregate amount outstanding under such loan. As soon as practicable after the end of each fiscal quarter (other than the fourth quarter), the Managing Member will also submit to the Class A Member Representative and the Class B Member Representative, and otherwise make available to the other Members, (a) a consolidated balance sheet, statement of income, statement of members’ equity and statement of cash flows for the Company, the Properties, the Property Owners and the Service Companies for the fiscal quarter, prepared in accordance with generally accepted accounting principles, (b) an adjusted consolidated budget for the Company, Properties, the Property Owners and the Service Companies for the Fiscal Year and (c) at the end of each fiscal quarter (including the fourth quarter) a statement showing, for each FCE Entity that has received a distribution pursuant to Section 5.2, the aggregate amount distributed to such Entity and the date of the distribution to such FCE Entity.
     5.6. Tax Elections and Returns. Except as otherwise provided in this Agreement or the Tax Protection Agreement, all elections required or permitted to be made by the Company under any applicable tax law will be made by the Managing Member in its sole discretion; without limiting the foregoing, with respect to any federal income tax year of the Company (other than the Company’s federal income tax year including the Principal Closing Date), the

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Company will, at the request of the Class A Member Representative, make or cause to be made an election under section 754 of the Code for the Company and any Entity in which the Company holds a direct or indirect interest, if (i) such election does not adversely affect the Company and (ii) the Company has the ability to make such election or cause such election to be made. The Managing Member will prepare and file, or cause to be prepared and filed, all state and federal tax returns on a timely basis. The Managing Member will, on a timely basis, provide the Members with the tax information required by them to prepare their tax returns, including a Form K-1. The Company will provide the Class A Member Representative annually for his review a draft of the federal income tax return of the Company as soon as is reasonably practical following the end of the Company’s fiscal year, but in no event later than forty five (45) days before its final due date for the Company’s initial federal income tax return and thirty (30) days before the final due date for each fiscal year thereafter. The Company will give due consideration to any requests for changes to the income tax return by the Class A Member Representative.
     5.7. Tax Matters Partner. The Managing Member is hereby designated as the tax matters partner (the “Tax Matters Member”) within the meaning of Section 6231(a) (7) of the Code for the Company; except that, (a) in exercising its authority as Tax Matters Member it will be limited by the provisions of this Agreement; (b) the Managing Member will consult with (but is not required to obtain the approval of) the Member Representatives regarding the filing of a Code Section 6227(b) administrative adjustment request with respect to the Company or a Property or a Service Company before filing such request, it being understood that the provisions hereof will not be construed to limit the ability of any Member, including the Managing Member, to file an administrative adjustment request on its own behalf pursuant to

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Section 6227(a) of the Code; (c) the Managing Member will consult with (but is not required to obtain the approval of) the Member Representatives regarding the filing of a petition for judicial review of an administrative adjustment request under Section 6228 of the Code, or a petition for judicial review of a final partnership administrative judgment under Section 6226 of the Code, relating to the Company before filing such petition; (d) the Managing Member will give prompt notice to the Member Representatives of the receipt of any written notice that the Internal Revenue Service or any state or local taxing authority intends to examine the Company’s income tax returns for any year, receipt of written notice of the beginning of an administrative proceeding at the Company level relating to the Company under Section 6223 of the Code, receipt of written notice of the final administrative adjustment relating to the Company pursuant to Section 6223 of the Code and receipt of any request from the Internal Revenue Service for waiver of any applicable statute of limitations with respect to the filing of any tax return by the Company; and (e) the Managing Member will promptly notify the Member Representatives if the Managing Member does not intend to file for judicial review with respect to the Company. The Managing Member, in acting on behalf of the Company as Tax Matters Member of a Property Owner or Service Company, will afford the Members the same rights with respect to Property Owner or Service Company tax matters as afforded to the Members under this Section 5.7. Each of the Members will give prompt written notice to the Managing Member of the receipt of any written notice that the Internal Revenue Service or any state or local taxing authority intends to examine the Member’s income tax returns for any year, the receipt of written notice of the beginning of an administrative proceeding relating to the Member under Section 6223 of the Code and the receipt of written notice of the final administrative adjustment relating to the Member pursuant to Section 6223 of the Code, provided the examination,

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proceeding or adjustment relates to such Member’s Interest in the Company. In connection with any dispute potentially affecting the tax liability of a Member, at the election of and expense of the Class A Member Representative, counsel or an accountant selected by the Class A Member Representative shall have the right to be present at and participate in any litigation with or administrative hearing before the Internal Revenue Service, and the Company will not settle any such dispute without first consulting with the Class A Member Representative and giving full, fair and deliberate consideration to its recommendations and suggestions. As the Company makes its decision with respect to any litigation or administrative hearing with the Internal Revenue Service, the Company will consider the intentions of the Members as reflected in this Agreement and the relative economic impact of the proposed settlement on the Members such that the settlement is as neutral to the Members as possible.
     5.8. Risk Insurance. The Managing Member will, at the expense of the Company, maintain risk insurance with respect to the Property Owners and Properties with financially sound and established reputable insurers in amounts that are reasonable and customary in the industry for Property Owners and Properties of comparable sizes and activities.
ARTICLE VI
RIGHTS, DUTIES AND RESTRICTIONS OF THE MANAGING MEMBER
     6.1. Expenditures by the Company. The Managing Member is hereby authorized to pay compensation for accounting, administrative, legal, technical, management and other services rendered to the Company. All such Administrative Expenditures will be made on behalf of the Company, and the Managing Member will be entitled to reimbursement by the Company for any such Administrative Expenditures. The Company will also assume, and pay when due, all Administrative Expenses.

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     6.2. Powers and Duties of Managing Member. The Managing Member will be responsible for the management of the Company’s business and affairs. Except as otherwise expressly provided in this Agreement, and subject to Sections 6.3 and 6.4, the Managing Member will have, and is hereby granted, full power and authority to take all actions, for and on behalf of the Company, as the Managing Member, in its sole discretion, deems necessary or appropriate to carry out the purposes for which the Company was organized. Without limiting the foregoing, except as otherwise expressly provided in this Agreement, and subject to Sections 6.3 and 6.4, the Managing Member will have the power and authority, in its sole discretion:
     (a) To own, develop, redevelop, manage, operate, provide services to, improve, remodel, alter, repair, maintain, grant easements appurtenant to and otherwise deal with all or any part of the Properties;
     (b) To lease, extend or renew leases and amend the terms of leases with respect to all or any part of the Properties;
     (c) To acquire any additional property, whether personal, real or intangible, or any interest therein;
     (d) To borrow any funds, to refinance any indebtedness, to repay or settle any indebtedness and enter into related contracts and arrangements, including interest rate swaps, caps and hedges;
     (e) To encumber, subdivide, partition, sell, transfer, exchange for other property, vacate or otherwise dispose of all or any part of the Properties or any interest therein;
     (f) To employ Persons for the operation and management of the Company’s business or to contract with other Persons for such operation and management;
     (g) To enter into, perform, amend, cancel or rescind contracts and other obligations on behalf of the Company, including insurance contracts;
     (h) To conduct banking transactions; to draw, sign, accept, endorse, guarantee, deliver, receive and pay any checks, drafts, bills of exchange, acceptances, notes and other instruments for or relating to the payment of money; to make deposits into and withdrawals from the Company’s bank accounts; and to negotiate or discount commercial paper, acceptances, negotiable instruments, bills of exchange and drafts;

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     (i) To demand, sue for, receive and otherwise take steps to collect or settle any debts, rents and other amounts owed to the Company; to commence, prosecute, defend and settle any legal proceedings or arbitration in which the Company is or may hereafter have an interest;
     (j) To prepare and deliver, or cause to be prepared and delivered, all financial and other reports with respect to the operations of the Company and all federal and state tax returns and reports;
     (k) To do all acts that are necessary, customary or appropriate for the protection and preservation of the Company’s assets, including the establishment of reserves; and
     (l) In general, to exercise all of the rights, privileges and powers permitted to be had and exercised by a managing member under the provisions of the Act.
Except to the extent expressly set forth herein, the Managing Member, in its capacity as such, will not be required to expend its own funds to pay any obligation to third parties on behalf of the Company or to undertake any individual liability or obligation on behalf of the Company.
     6.3. Promissory Notes. The Managing Member will have the authority, in its discretion, to cause the Company from time to time to make loans to Forest City Rental Properties Corporation, provided Forest City Rental Properties Corporation is a principal borrower under FCEI’s principal revolving credit facility, or to FCEI or another wholly owned subsidiary of FCEI that is a principal borrower under such credit facility (Forest City Rental Properties Corporation, FCEI or such other subsidiary, the “FCE Borrower”), but in each case only if no Class A Cumulative Distribution Shortfall exists at the time the loans are made. Each such loan will be represented by a promissory note payable to the Company and executed by the FCE Borrower, which promissory note will be in the form attached hereto as Exhibit B (a “Promissory Note”). Each Promissory Note will bear interest at a commercially reasonable rate. The obligations of the borrower under each Promissory Note may, if the Managing Member deems necessary or appropriate, be subordinated to the obligations of FCEI and the FCE

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Borrower under FCEI’s and the FCE Borrower’s principal revolving credit facilities. Any such subordination of the Promissory Notes will be evidenced by a subordination agreement in form and substance satisfactory to the lenders under such credit facilities, provided that any such subordination agreement does not preclude the repayment of the Promissory Notes in accordance with their terms and this Agreement unless there is a default under such credit facility. If the FCE Borrower that signs any Promissory Note ceases at any time to be a principal borrower under FCEI’s principal revolving credit facility, FCEI will immediately cause the Promissory Note to be assumed by FCEI or another wholly owned subsidiary of FCEI that is a principal borrower under such credit facility. If a Class A Cumulative Distribution Shortfall occurs while any Promissory Notes are outstanding, the Managing Member will cause the Company to demand payment of the Promissory Notes in an amount equal to the lesser of (a) the amount of the Class A Cumulative Distribution Shortfall and (b) the unpaid principal balance of all Promissory Notes then outstanding. If the Company receives an Exchange Notice and either (i) elects to pay the Exchange Consideration in cash rather than assign the obligation to pay the Exchange Consideration to FCEI and does not have enough cash to pay the Exchange Consideration in full, (ii) elects to assign the obligation to pay the Exchange Consideration to FCEI, but FCEI declines to assume the obligation and the Company does not have enough cash to pay the Exchange Consideration in full or (iii) the Company is being dissolved and its assets are being liquidated, the Managing Member will cause the Company to demand payment of the Promissory Notes in an amount equal to the lesser of (x) the amount needed to pay the Exchange Consideration in full (if applicable) and (y) the unpaid principal balance of all Promissory Notes then outstanding. In the event that the Managing Member does not cause the Company to demand payment of the Promissory Notes pursuant to the foregoing two sentences, the Members

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holding a majority of the then outstanding Class A Common Units will have the right to cause the Company to demand payment and enforce its rights under the Promissory Notes. In addition to the Company’s obligations under Section 5.5, upon the request of a Member holding Class A Common Units, the Managing Member will provide such Member with the principal amount of each loan outstanding pursuant to this Section 6.3, together with a copy of the Promissory Note evidencing each such loan and any subordination agreements.
     6.4. Decisions Requiring Vote of Majority-in-Interest of Members. The following actions require the consent of a Majority-in-Interest of the Members:
     (a) A general assignment for the benefit of creditors or appointment or acquiescence in the appointment of a custodian, receiver or trustee for all or any part of the assets of the Company.
     (b) Commencement of any proceeding for Bankruptcy on behalf of the Company.
     (c) Liquidation and dissolution of the Company or (except as required by law) the filing of a petition or initiation of any other proceeding that seeks a decree of judicial dissolution of the Company pursuant to the provisions of the Act.
     (d) Issuance of any Units, except as provided in this Agreement or the Master Contribution Agreement.
     (e) Entering into any contract or taking any action, or permitting any Property Owner or Service Company from entering into any contract or taking any action, that would materially interfere with the Company’s legal right to perform its obligations under the Exchange Rights or that would otherwise alter such Exchange Rights.
     (f) Entering into any contract or taking any action, or permitting any Property Owner or Service Company from entering into any contract or taking any action, that would materially interfere with the Company’s legal right to make the allocations and distributions to the holders of Class A Common Units in accordance with Article V or that would otherwise alter such allocation and distribution rights.
     (g) Making an investment in the securities of any Entity, other than investments in the Promissory Notes and Interest in Property Owners and Service Companies, deposits in bank accounts and other customary investments of cash balances, and other investments permitted by the terms of this Agreement.

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     (h) Using the Properties or the Service Companies to secure the debts or obligations of any Person other than the Company, the Property Owners or the Service Companies.
     (i) Loaning funds to any Entity, except for loans evidenced by Promissory Notes in accordance with Section 6.3.
     (j) Settling any claim or action involving the Members holding Class A Common Units unless the settlement includes an unconditional release of such Members with respect to such claim or action.
     (k) Admitting new Members, except as provided in Section 2.6 and for Substitute Members.
     (l) Admitting any additional or successor Managing Member, except in connection with a reorganization, merger, consolidation or sale involving FCEI, its outstanding equity securities or a substantial portion of its assets.
     (m) A transfer of ownership of the Managing Member, except for transfers (i) to an Entity that is, directly or indirectly, wholly owned by FCEI and (ii) in connection with a reorganization, merger, consolidation or sale involving FCEI, its outstanding equity securities or a substantial portion of its assets.
     (n) Permitting any Property Owner or Service Company not to distribute cash available for distribution to the Company on a current basis if the failure to distribute such cash will result in a Class A Cumulative Distribution Shortfall or inability to pay Exchange Consideration.
     (o) Permitting any Property Owner or Service Company to establish cash reserves except as may be required by any third-party lender or, provided the reserves do not result in any Class A Cumulative Distribution Shortfall or inability to pay Exchange Consideration, as may be customary and reasonable.
Except as specifically provided in this Agreement, including this Section 6.4 and Section 11.7, the Members will have no right to vote on any matter concerning the business and affairs of the Company. For the consideration received by them under this Agreement, including the rights and preferences pertaining to the respective Common Units held by them, the Members waive, to the maximum extent permitted by law, any right that they might have, without the approval of a Majority-in-Interest of the Members, to file a petition or initiate any other proceeding that seeks a decree of judicial dissolution of the Company.

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     6.5. Reliance by Third Parties. Any Person dealing with the Company will be entitled to assume that the Managing Member has full power and authority to encumber, sell or otherwise use any and all assets of the Company and to enter into any contracts on behalf of the Company, and such Person will be entitled to deal with the Managing Member as if it were the Company’s sole party in interest, both legally and beneficially. Each Member hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Managing Member in connection with any such dealing. In no event will any Person dealing with the Managing Member or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Managing Member or its representatives. Each certificate, document or other instrument executed on behalf of the Company by the Managing Member will be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (a) at the time of the execution and effect of such certificate, document or instrument, this Agreement (or prior versions thereof) was in full force and effect; (b) the Managing Member was authorized and empowered to execute and deliver such certificate, document or instrument on behalf of the Company; and (c) such certificate, document or instrument is binding upon the Company.
     6.6. Title Holder. To the extent allowable under applicable law, title to all or any part of the assets of the Company may be held in the name of the Company or in the name of any other Person that is (a) a special purpose Entity, (b) wholly owned, directly or indirectly, by the Company and (c) disregarded as a separate Entity for federal tax purposes.
     6.7. Compensation of the Managing Member. The Managing Member will not be entitled to any compensation for services rendered to the Company solely in its capacity as

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Managing Member except with respect to reimbursement of expenditures pursuant to Section 6.1.
     6.8. Waiver and Indemnification.
     (a) None of the Members, including the Managing Member, their respective Affiliates and any Person acting on their behalf (each an “Indemnified Party”) will be liable, responsible or accountable in damages or otherwise to the Company or to any other Member for any acts or omissions performed or omitted to be performed by them within the scope of the authority conferred upon them by this Agreement and the Act, provided that, the Indemnified Party’s conduct or omission to act was taken in good faith and in the belief that such conduct or omission was in the best interests of the Company and did not constitute fraud, gross negligence, willful misconduct or recklessness. The Company will indemnify and hold harmless the Indemnified Parties from any liability, demand, claim, action or cause of action, assessment, loss, fine, penalty, cost, damage and expense, including reasonable attorneys’ and accountants’ fees and expenses (each a “Loss”) incurred by them by reason of any acts or omissions performed or omitted to be performed by them within the scope of the authority conferred upon them by this Agreement and the Act and in accordance with the standards set forth above or in enforcing the provisions of this indemnity.
     (b) The Indemnified Parties will be entitled to receive, upon application therefor, advances to cover the costs of defending any proceeding against them by reason of any act or omission performed or omitted to be performed by them within the scope of the authority conferred upon them by this Agreement and the Act; provided that, such advances will be repaid to the Company, without interest, if such Person is found by a court of competent jurisdiction upon entry of a final judgment not to be entitled to such indemnification. All rights to indemnification hereunder will survive the dissolution of the Company. The indemnification rights contained in this Agreement will be cumulative of, and in addition to, any and all other rights, remedies and recourse to which the Indemnified Party may be entitled, whether at law or at equity.
     (c) The Managing Member will give written notice to the other Members whenever any Indemnified Party asserts a claim for indemnification or expenses advancement under this Section 6.8.
     (d) No Member will have any personal liability with respect to the foregoing indemnification, which will be satisfied solely out of the assets of the Company.
     (e) The indemnification provided by this Section 6.8 will be in addition to any other rights to which an Indemnified Party or any other Person may be entitled under any agreement, as a matter of law or otherwise, will continue after an Indemnified Party ceases to be a Member and will inure to the benefit of the heirs, successors, assigns and administrators of the Indemnified Party unless otherwise provided in a written agreement with such Indemnified Party.

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     (f) The provisions of this Section 6.8 are for the benefit of the Indemnified Parties, their heirs, successors, assigns and administrators. Any amendment, modification or repeal of this Section 6.8 or any provision hereof will be prospective only and will not affect the rights of any Indemnified Party under this Section 6.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
     6.9. Member Representatives. By signing this Agreement, the Members holding Class A Common Units hereby appoint Bruce C. Ratner as the Class A Member Representative, and the Members holding Class B Common Units appoint James A. Ratner as the Class B Member Representative. The Member Representatives will have full authority to act on behalf of the Members that they represent, including receiving any notices or reports, granting any consents or taking any other actions permitted or required to be taken by the Members under this Agreement. A successor Member Representative may be appointed by the written consent of Members holding a majority of the Class A Common Units, in the case of a Class A Member Representative, or Members holding a majority of the Class B Common Units, in the case of a Class B Member Representative. The Managing Member will not be required to recognize the authority of any successor Member Representative until the Managing Member has received written notice, signed by or on behalf of Members holding a sufficient number of Common Units to appoint such successor.
     6.10. Other Matters Concerning the Managing Member.
     (a) The Managing Member upon good faith may rely, and will be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.
     (b) The Managing Member may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters that the Managing Member reasonably believes to

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be within such Person’s professional expertise will be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
     (c) The Managing Member will have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and any attorney or attorneys-in-fact duly appointed by the Managing Member. Each such attorney will, to the extent provided by the Managing Member in the power of attorney, have full power and authority to do and perform any act and duty that is permitted or required to be done by the Managing Member hereunder.
     6.11. Certain Restrictions on Property Owners and Service Companies. For so long as the number of outstanding Class A Common Units constitutes five percent (5%) or more of the total number of outstanding Common Units, the Managing Member shall cause the organizational documents of any Property Owners and Service Companies in which a third party is not a member or partner to provide (to the extent permissible) that to the extent the amount being distributed in the aggregate to the Company from all Property Owners and Service Companies is not sufficient to pay currently the Class A Distribution Preference and pay in full any then outstanding Class A Cumulative Distribution Shortfall, distributions of distributable cash under such organizational documents are to be distributed in accordance with the respective percentage interests of the members or partners of such entity prior to the repayment of any member loans (including the payment of any interest thereon) made after the date hereof, accrued and unpaid priority returns, priority equity, accrued and unpaid preferred returns and preferred equity, until such time as the Company receives distributions from the Property Owners and Service Companies in an aggregate amount sufficient to pay currently the Class A Distribution Preference and pay in full any then outstanding Class A Cumulative Distribution Shortfall.

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ARTICLE VII
DISSOLUTION, LIQUIDATION AND WINDING-UP
     7.1. Accounting. In the event of the dissolution, liquidation and winding-up of the Company, a proper accounting will be made of the Capital Account of each Member and of the Net Income or Net Losses of the Company from the date of the last accounting prior to the date of dissolution. Financial statements presenting such accounting will include a report of a national certified public accountant selected by the Managing Member.
     7.2. Distribution on Dissolution. In the event of the liquidation and dissolution of the Company for any reason, the assets of the Company will be distributed in the following order and priority:
     (a) First, payment of creditors of the Company (other than Members) in the order of priority as provided by law;
     (b) Second, establishment by the Managing Member of reasonable reserves to provide for contingent liabilities, if any, as and to the extent required by law;
     (c) Third, payment of debts of the Company to Members, if any, in the order of priority provided by law; and
     (d) Fourth, pro rata to the Members in accordance with the positive balances of their respective Capital Accounts.
Whenever the Managing Member reasonably determines that any reserves established pursuant to paragraph (b) above are in excess of the reasonable requirements of the Company, the amount determined to be excess will be distributed to the Members in accordance with the order and priority set forth above.
     7.3. Timing Requirements. In the event that the Company is “liquidated” within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, any and all distributions to the Members pursuant to Sections 7.2(c) through (f) will be made no later than the later to occur of

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(i) the last day of the taxable year of the Company in which such liquidation occurs or (ii) ninety (90) days after the date of such liquidation.
     7.4. Net Sale Proceeds; Sale of Properties. Net Sale Proceeds will be distributed as part of Net Distributable Cash in accordance with Section 5.2(b), unless the sale of the assets by or on behalf of the Company, the Property Owners or the Service Companies is made contemporaneously with, and as part of a plan for, the liquidation and dissolution of the Company. In the event of the liquidation and dissolution of the Company, the Managing Member may sell assets of the Company, or (subject to the terms of the operating agreement, partnership agreement or other governing documents of the Property Owners or Service Companies) cause the Property Owners or Service Companies to sell Properties and other assets, on the best terms and conditions as the Managing Member in good faith believes are reasonably available at the time and under the circumstances and on a non-recourse basis to the Members. The liquidation of the Company will not be deemed completed until the Company has received cash payments in full with respect to obligations such as notes, installment sale contracts or other similar receivables received by the Company in connection with the sale of assets of the Company and all obligations of the Company have been satisfied, released or assumed by the Managing Member. The Managing Member will continue to act to enforce all of the rights of the Company pursuant to any such obligations until such obligations are paid in full or otherwise satisfied.
     7.5. Distributions in Kind. To the extent practicable, all distributions under Section 7.2 will be paid in cash. In the event that it becomes necessary to make a distribution of property of the Company in kind, the Managing Member may Transfer and convey such property to the distributees as tenants in common, subject to any liabilities attached thereto, so as to vest

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in them undivided interests in the whole of such property in proportion to their respective rights to share in the proceeds of the sale of such property (other than as a creditor) in accordance with the provisions of Section 7.2.
     7.6. Documentation of Liquidation. Upon the completion of the dissolution and liquidation of the Company, the Company will terminate and the Managing Member will have the authority to execute and record any and all documents or instruments required to effect the dissolution, liquidation and termination of the Company.
     7.7. Dissolution. The Company will not be dissolved by the admission of a Member or Substitute Member or by the admission of a successor Managing Member in accordance with the terms of this Agreement. Upon the withdrawal of the Managing Member, any successor Managing Member selected in accordance with the terms of this Agreement will continue the business of the Company without dissolution. However, the Company will dissolve, and its affairs will be wound up, upon the first to occur of any of the following (a “Liquidating Event”):
     (a) as set forth in Section 6.4(c) above, an election to dissolve the Company made by the Managing Member and a Majority-in-Interest of the Members; and
     (b) entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act, provided that the filing of any petition or the initiation of any other proceeding that results in the entry of the decree was (except as required by law) approved by a Majority-in-Interest of the Members pursuant to Section 6.4.
     Upon the occurrence of a Liquidating Event, the Company will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members.
     The Members acknowledge that the business of the Company includes the ownership of interests in the Properties, and the ownership of direct and indirect interests in other real property; and that so long as the Company owns, or is seeking to acquire, any such interests, no Member will seek judicial dissolution of the Company.

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ARTICLE VIII
TRANSFER OF UNITS
8.1. Transfers by Members.
     (a) Subject to the provisions of Section 6.4 and Section 8.2, each holder of Class B Common Units may Transfer all or a portion of its Class B Common Units to another Member or to an Entity that is, directly or indirectly, wholly owned by FCEI (or, in the event of a reorganization, merger, consolidation or sale involving FCEI, its outstanding equity securities or a substantial portion of its assets, to an Entity that is, directly or indirectly, wholly owned by FCEI or by the Entity that is the surviving or resulting Entity in the reorganization, merger or consolidation or is the Entity that acquires a substantial portion of FCEI’s assets), and the Managing Member may Transfer all or a portion of its Interest in the Company to an Entity that is, directly or indirectly, wholly owned by FCEI (or, in the event of a reorganization, merger, consolidation or sale involving FCEI, its outstanding equity securities or a substantial portion of its assets, to an Entity that is, directly or indirectly, wholly owned by FCEI or by the Entity that is the surviving or resulting Entity in the merger or consolidation or is the Entity that acquires a substantial portion of FCEI’s assets). Holders of Class A Common Units may Transfer all or a portion of its Common Units to any Person that is:
     (i) another Member;
     (ii) BCR or a member of the Immediate Family of BCR;
     (iii) an Affiliate of BCR or FCEI;
     (iv) a member of Key Management or an Affiliate of a member of Key Management;
     (v) an institutional lender, or another Entity reasonably acceptable to the Managing Member that customarily loans money or provides other financial products secured by REIT OP-type units, in either case as security for a bona fide obligation of such Member; or
     (vi) a charitable organization,
provided that, in each such case prior written notice of the proposed Transfer is delivered to the Managing Member.
     (b) Any Person to whom Common Units are transferred in accordance with the first sentence of Section 8.1(a) or clause (i), (ii) or (iii) of Section 8.1(a) automatically will be admitted as a Substituted Member upon the filing with the Company of a duly executed instrument of assignment and assumption among the transferor, the transferee and the Company substantially in the form attached to this Agreement as Exhibit C.

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     (c) Any Person to whom Common Units are transferred in accordance with clause (iv), (v) or (vi) of Section 8.1(a) will be deemed to be an Assignee and, as such, will be entitled only to receive distributions under Section 5.2 and Section 7.2 that the Member transferring the Common Units would otherwise have been entitled to receive and, in the case of Class A Common Units, to the benefit of the Exchange Right; except that, the Exchange Rights held by members of Key Management or Affiliates of a member of Key Management, charitable organizations, institutional lenders and other Entities that customarily loan money or provide other financial products secured by REIT OP-type units will be subject to the provisions set forth in Paragraph 8 of Exhibit A. An Assignee will have no right (i) to receive notices or to vote on any matter requiring the consent or approval of Members, (ii) to demand or receive any account of the Company’s business, (iii) to inspect the Company’s books and records or (iv) to any right or privilege under this Agreement of the Member transferring the Common Unit other than the right to receive such distributions and, if applicable, the benefit of the Exchange Right. In addition, the Member transferring the Common Units will not be relieved of any of its obligations under this Agreement.
     (d) Except as set forth in Section 8.1(a), no Transfer of Class A Common Units may be effected without the consent of the Managing Member, which consent may be given, withheld or conditioned in the Managing Member’s sole discretion. Except as set forth in Section 8.1(a), no Transfer of Class B Common Units may be effected without the approval of the holders of a majority of the Class A Common Units then outstanding, which consent may be given, withheld or conditioned in such holders’ sole discretion. The Managing Member or the holders of Class A Common Units, as the case may be, may in their discretion consent to a transfer under this Section 8.1(d), but not consent to the admission of the transferee as a Substituted Member, in which case the transferee will be deemed to be an Assignee. If the Managing Member or the holders of the Class A Common Units, as the case may be, consent to the transferee becoming a Substitute Member, the transferee will become a Substituted Member only upon the execution and deliver of an instrument of assignment and assumption among the transferor, the transferee and the Company substantially in the form attached to this Agreement as Exhibit C.
     8.2. Restrictions on Transfer. In addition to any other restrictions on Transfer herein contained, in no event may any Transfer of a Common Unit by any Member be made (i) to any Person or Entity who or which, in each case, to the knowledge of the transferring Member, lacks the legal right, power or capacity to own a Common Unit, or, except with the prior written consent of the Managing Member, to a Person or Entity that is not either (x) an “Accredited Investor” within the meaning of Regulation D

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promulgated by the SEC under the Securities Act or (y) a Person with a “Purchaser Representative” within the meaning of Regulation D promulgated by the SEC under the Securities Act; (ii) in violation of this Agreement; (iii) in violation of applicable law; (iv) of any component portion of a Common Unit, such as the Capital Account, or rights to Net Cash Flow, separate and apart from other components of the Common Unit; (v) if such Transfer would cause a termination of the Company for federal income tax purposes; (vi) if such Transfer would, in the opinion of counsel to the Company, cause the Company to cease to be classified as a partnership for federal income tax purposes; (vii) if such Transfer would, in the opinion of counsel to the Company, cause the Company to become, with respect to any employee benefit plan subject to Title 1 of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code), (viii) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101; (ix) if such Transfer would result in the transferor or the transferee owning Common Units having a value (computed as of the date of such proposed Transfer by multiplying the FCEI Stock Amount for such Common Units by the Current Per Share Market Price) of less than $20,000, unless either (A) such Common Units constitute all of the Common Units then owned by the transferor, (B) the transferee is an existing Member or (C) the Managing Member has consented to such transfer; (x) if such Transfer may not be effected without registration of such Common Units under the Securities Act or would otherwise violate any federal, state or foreign securities laws or regulations applicable to the Company or such Common Units; (xi) to a lender to the Company or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Company whose loan constitutes a “nonrecourse liability” (within the meaning of Section 1.752-1(a)(2) of the Regulations) without the consent of the Managing Member,

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unless the Company’s basis for tax purposes would not be reduced as a result of such Transfer; (xii) except with the express written consent of the Managing Member, if such Transfer, in the opinion of counsel to the Managing Member, would result in either the Company having more than one hundred Members or in the Company being classified as a “publicly traded partnership” within the meaning of the Code and the Regulations; (xiii) except with the express written consent of the Managing Member, to any Entity that is a partnership, grantor trust or S corporation if (A) substantially all of the value of the interest of a person owning an interest in such Entity is attributable to the Entity’s (direct or indirect) interest in a Common Unit, and (B) a principal purpose of the use of the tiered arrangement is to permit the Company to satisfy the 100-person limitation in paragraph (h) (i) (ii) of Section 1.7704-1 of the Regulations; (xiv) except with respect to (A) transfers qualifying as a “private transfer” for purposes of Regulations Section 1.7704-1(e) or any successor provision or (B) up to two Transfers (excluding for this purpose, transfers qualifying as “private transfers”) of interests directly or indirectly held by the estate of or other successor to, a person that has died within the preceding twelve (12) months, if the Managing Member determines in its reasonable discretion that if it permitted such transfer the Company would be unable to obtain an opinion of counsel recognized standing to the effect that the Company should not be treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code or (xv) if the Transfer would result in the payment of a participation or transaction fee under the terms of any agreement in existence on the date of this Agreement, unless the transferor first reimburses the Company for the amount of the fee.
     8.3. Attempted Transfers That Do Not Comply with this Article VIII. Any attempt to Transfer Common Units that does not comply with this Article VIII will be ineffective. In the

48

event of any such attempted Transfer, the Managing Member may, in its discretion, upon written notice to the transferring Member with a thirty (30) day period for the transferring Member to cure, withhold any distributions, decline to honor any Exchange Rights or refuse to recognize any other rights of ownership of the Common Units purported to be transferred until the attempted Transfer is rescinded or a Transfer in compliance with this Article VIII is made.
     8.4. Record of Transfers; Certificates for Units. The Managing Member will maintain a record of all Transfers of Units. None of the Units will be represented by certificates.
ARTICLE IX
RIGHTS AND OBLIGATIONS OF THE MEMBERS
     9.1. No Participation in Management. Except as expressly permitted hereunder, the Members, in their capacities as Members of the Company, will not take part in the management of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company; except that, this provision is not intended to limit the authority of the Managing Member or to prohibit or preclude any Member or its Affiliates from serving as an officer, director or employee of the Company or any Property Owner or Service Company.
     9.2. Rights to Obtain Certain Documents and Information. In addition to other rights provided by this Agreement, including, without limitation, Section 5.5 and Section 6.3, or by the Act, each Member will have the right, for a purpose reasonably related to such Member’s interest as a Member, upon written demand with a statement of the purpose of such demand and at such Member’s own expense (including such copying and administrative charges as the Managing Member may establish from time to time):
     (a) to obtain a copy of the Company’s federal, state and local income tax returns for each Fiscal Year;

49

     (b) to obtain a current list of the name and last known business, resident or mailing address of each Member; and
     (c) to obtain a copy of this Agreement and the Articles of Organization.
     9.3. No Withdrawal. No Member may withdraw from the Company without the prior written consent of the Managing Member, other than as expressly provided in this Agreement or in the Act.
     9.4. Limited Liability. No Member will be bound, or personally liable for, the expenses, liabilities or obligations of the Company, except as provided by this Agreement or the Act.
     9.5. Other Ventures. Members (other than Members who are employees of FCEI or an Affiliate of FCEI or a director of FCEI during the term of such employment or directorship), and any assignees, officers, directors, members, employees, agents, trustees, affiliates or stockholders of such Member are permitted to engage in other business ventures and investments and are not required to present corporate opportunities to the Company, FCEI or their Affiliates, even if such opportunities directly or indirectly compete with FCEI, the Company or their Affiliates. Neither FCEI, the Company, the other Members nor their Affiliates will have any rights in or to such opportunities, and such opportunities are hereby renounced. Members who are employees of FCEI or of an Affiliate of FCEI during the term of such employment will be subject to the restrictions on participating in business ventures and investments, and to the requirements for presenting corporate opportunities, that are set forth in FCEI’s Code of Legal and Ethical Conduct, as amended from time to time. Any Member who is a director of FCEI during the term of such directorship will also be subject to the restrictions on participating in business ventures and investments, and to the requirements for presenting corporate opportunities, that are set forth in FCEI’s Corporate Governance Guidelines, as amended from

50

time to time. Such Members acknowledge that the Code of Legal and Ethical Conduct and the Corporate Governance Guidelines may also restrict conduct by their Affiliates.
ARTICLE X
GRANT OF EXCHANGE RIGHTS TO MEMBERS
     The Company hereby grants to each Member holding Class A Common Units the exchange right (the “Exchange Right”) set forth in Exhibit A. The Exchange Right may be exercised by delivery to the Company of a notice of exchange (an “Exchange Notice”) in accordance with Exhibit A.
ARTICLE XI
GENERAL PROVISIONS
     11.1. Notices. All notices, demands, consents, requests or other communications provided for or permitted to be given hereunder by a party hereto must be in writing, may be delivered in person, confirmed facsimile transmission, registered or certified mail, return receipt requested, or overnight courier, and will be deemed to have been properly given or served upon actual receipt (with rejection of delivery by addressee to constitute receipt) by such party. For purposes of this Section 11.1:
     The address of the Managing Member is:
c/o Forest City Enterprises, Inc.
1360 Terminal Tower
50 Public Square
Cleveland, OH 44113-2203
Attention: Mr. James A. Ratner
Fax: (216) 263-6208

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with a copy sent simultaneously to:
Forest City Enterprises, Inc.
1360 Terminal Tower
50 Public Square
Cleveland, OH 44113-2203
Attention: General Counsel
Fax: (216) 263-6206
     The address of the Class A Member Representative is:
Mr. Bruce C. Ratner
Forest City Ratner Companies
One MetroTech Center North
Brooklyn, New York 11201
Fax: (___) ___-____
with a copy sent simultaneously to:
Forest City Ratner Companies
One MetroTech Center North
Brooklyn, New York 11201
Attention: General Counsel
Fax: (___) ___-____
     The address of the Class B Member Representative is:
Mr. James A. Ratner
Forest City Enterprises, Inc.
1360 Terminal Tower
50 Public Square
Cleveland, OH 44113-2203
Fax: (216) 263-6208
with a copy sent simultaneously to:
Forest City Enterprises, Inc.
1360 Terminal Tower
50 Public Square
Cleveland, OH 44113-2203
Attention: General Counsel
Fax: ((216) 263-6206
The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.

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     11.2. Successor. This Agreement and all the terms and provisions hereof will be binding upon and will inure to the benefit of the Company, the Members and their legal representatives, heirs, successors and permitted assigns, except as otherwise provided in this Agreement.
     11.3. Effect and Interpretation. This Agreement will be governed by and construed in conformity with the laws of the State of New York.
     11.4. Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but all of which will constitute one and the same instrument.
     11.5. Members Not Agents. Nothing contained in this Agreement will be construed to constitute any Member as the agent of another Member or of the Company.
     11.6. Entire Understanding. Subject to the terms of the Master Contribution Agreement, this Agreement constitutes the entire agreement and understanding among the Members regarding the subject matter of this Agreement and supersedes any prior understandings and written or oral agreements among them respecting the subject matter.
     11.7. Amendments.
     (a) Except as provided in Section 11.7(b), this Agreement may not be amended unless such amendment is approved by the Managing Member and a Majority-in-Interest of the Members. No amendment may, without the approval of all of the affected Members, (i) modify the limited liability of any Member, (ii) modify the Exchange Rights in a manner adverse to any Member, (iii) modify the provisions of Section 5.2, Section 6.4, Section 6.8 or Section 7.2, or any of the definitions used therein, in a manner adverse to any Member or (iv) otherwise modify or repeal the provisions of this Agreement in a manner that would adversely affect in any material respect the Members disproportionately with respect to their rights as holders of Common Units.
     (b) The Managing Member will have the power, without the consent of any Member, to amend this Agreement as may be required to facilitate or implement any of the following:
     (i) to add to the obligations of the Managing Member or surrender any right or power granted to the Managing Member or any Affiliate of the Managing Member;

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     (ii) to reflect the admission, substitution or withdrawal of Members in accordance with this Agreement;
     (iii) to reflect any change that does not adversely affect the Members in any material respect, to cure any ambiguity or to correct or supplement any defective provision in this Agreement; and
     (iv) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulations of a federal or state agency or contained in federal or state law.
     (c) This Section 11.7 may not be amended except with the prior written consent of all of the Members.
     11.8. Severability. If any provision of this Agreement, or the application of any provision to any person or circumstance, is held to be invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of the provision to persons or circumstances other than those to which it is held invalid by such court, will not be affected thereby.
     11.9. Pronouns and Headings. As used herein, all pronouns will include the masculine, feminine and neuter, and all defined terms will include the singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are for convenience of reference only and are to be ignored in any construction of the provisions hereof. Any references in this Agreement to “including” will be deemed to mean “including without limitation.”
     11.10. Assurances. Each of the Members will hereafter execute and deliver such further instruments and do such further acts and things as may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof, at the expense of the party making such request, except that no Member will, in connection with the foregoing, be obligated to incur any liabilities or obligations other than those expressly contemplated in this Agreement.

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     11.11. Expenses. Each of the parties will pay its own expenses, including expenses of counsel, incurred in connection with the negotiation, drafting and execution of this Agreement and the schedules and exhibits hereto.
     11.12. Waiver of Partition. Except as otherwise expressly provided in this Agreement, no Member will, either directly or indirectly, take any action to require partition or appraisement of the Company or any of its assets or properties or cause the sale of any assets of the Company or property, and notwithstanding any provision of applicable law to the contrary, each Member (for itself and its legal representatives, successors and assigns) hereby irrevocably waives any and all right to partition, or to maintain any action for partition, or to compel any sale with respect to its interest in, or with respect to, any assets or properties of the Company, except as expressly provided in this Agreement.
     11.13. GOVERNING LAW. AS PERMITTED BY SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, THE PARTIES HERETO AGREE THAT THIS AGREEMENT WILL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     11.14. Jurisdiction. Each of the parties submits to the jurisdiction of any New York State Court or Federal Court of the United States of America sitting in the borough of Manhattan, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment. All claims in respect of any such suit, action or proceeding may be brought, heard and determined in such New York State Court or, to the extent permitted by law, in such Federal Court. Final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other

55

jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State Court or Federal Court sitting in the borough of Manhattan. Each of the parties waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court. Nothing contained in this Section 11.14 will be construed as preventing any of the parties from (i) objecting to the jurisdiction of any New York State Court on the ground that the matter involved exceeds the statutory jurisdiction of such court or (ii) from seeking to remove any suit, action or proceeding from a New York State Court to a Federal Court sitting in the borough of Manhattan, or vice versa.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
[signature blocks to be added]

57

ADDENDUM TO AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
FOREST CITY MASTER ASSOCIATES III, LLC
     FOREST CITY ENTERPRISES, INC., an Ohio corporation, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, covenants and agrees with the Company and Members holding Class A Common Units as follows:
     1. Definitions. Each of the defined terms used in this Addendum has the meaning given to it in the foregoing Amended and Restated Limited Liability Company Operating Agreement of Forest City Master Associates III, LLC (the “Operating Agreement”).
     2. Reservation of FCEI Stock. Commencing on the date hereof and at all times thereafter until all of the Class A Common Units have been exchanged, FCEI will reserve and keep available, free from preemptive rights, out of its authorized but unissued FCEI Stock or FCEI Stock held in treasury, solely for the purpose of issuance upon exchange of the Class A Common Units, the full number of shares of FCEI Stock then deliverable upon exchange of all of the Class A Common Units then outstanding. Prior to the first date upon which any portion of the Class A Common Units may be converted to FCEI Stock, FCEI will obtain all consents, approvals, authorizations, orders, clearances and qualifications of any Governmental Authority (as defined in the Master Contribution Agreement) or stock exchange authorities for the issuance and subsequent trading of the FCEI Stock issuable upon exchange of the Class A Common Units (other than the registration of the FCEI Stock with the SEC, which registration will be governed by the terms of the Registration Rights Agreement (as defined in the Master Contribution Agreement)).
     3. Assumption of Exchange Right. If the Company assigns to FCEI the Company’s right to acquire the Offered Units (as defined in Exhibit A of the Operating Agreement) and its

58

obligation to pay the Exchange Consideration, FCEI may, in its sole and absolute discretion, elect to assume that right and obligation, acquire the Offered Units and pay the Exchange Consideration in accordance with the terms of Exhibit A. Any Offered Units acquired by FCEI upon exercise of the Exchange Rights will be immediately converted into Class B Common Units and remain outstanding, and FCEI will succeed to the Capital Account attributable to such Offered Units. For these purposes, the Capital Account attributable to such Offered Units will be a pro rata portion (based on the ratio of the number of such Offered Units over the total number of Class A Common Units held by the Exercising Holder immediately prior to the exchange) of the Capital Accounts attributable to all of the Class A Common Units held by the Exercising Holder immediately prior to the exchange. Any such acquisition by FCEI of Offered Units will be treated by the parties as a purchase of partnership interests for federal income tax purposes.
     4. Clawback. If the Company receives an Exchange Notice and either (i) elects to pay the Exchange Consideration in cash rather than assign the obligation to pay the Exchange Consideration to FCEI and does not have enough cash to pay the Exchange Consideration in full or (ii) elects to assign the obligation to pay the Exchange Consideration to FCEI, but FCEI declines to assume the obligation and the Company does not have enough cash to pay the Exchange Consideration in full, FCEI will, and will cause each of the FCE Entities and any other Affiliates of FCEI that have received distributions from the Company under Section 5.2 of the Operating Agreement to, make capital contributions to the Company in an aggregate amount equal to the lesser of (x) the amount of all distributions previously paid to FCEI, the FCE Entities and any other Affiliates of FCEI and (y) the amount of cash needed by the Company to pay the Exchange Consideration.

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     IN WITNESS WHEREOF, FCEI has executed this Addendum as of the ___day of ___, 2006.

FOREST CITY ENTERPRISES, INC.
By:
Name:
Title:

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EXHIBIT A TO THE MASTER III OPERATING AGREEMENT
EXCHANGE RIGHTS
     1. Definitions. Each capitalized term that is used in this Exhibit A and is not otherwise defined has the meaning given to it in the Amended and Restated Limited Liability Company Operating Agreement of Forest City Master Associates III, LLC (the “Operating Agreement”). In addition, each of the following terms has the meaning set forth below:
     (a) “Business Day” means days other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
     (b) “Exchange Consideration” means the product of (i) the FCEI Stock Amount with respect to the Offered Units and (ii) the Current Per Share Market Price, each computed as of the date on which the Exchange Notice was delivered to the Company.
     (c) “FCEI Class A Stock” means the Class A Common Stock, $.33-1/3 par value, of FCEI; “FCEI Class B Stock” means the Class B Common Stock, $.33-1/3 par value, of FCEI; and “FCEI Common Stock” means, collectively, the FCEI Class A Stock and the FCEI Class B Stock.
     (d) “FCEI Stock Amount” means the number of shares of FCEI Class A Stock equal to the number of Offered Units multiplied by the Conversion Factor; except that, if FCEI issues to all holders of FCEI Class A Stock rights, options, warrants or convertible or exchangeable securities entitling the shareholders to subscribe for or purchase additional shares of FCEI Common Stock, other securities or property of FCEI (collectively, “additional rights”), then the FCEI Stock Amount will also include such additional rights as a holder of that number of shares of FCEI Class A Stock would have been entitled to receive.
     (e) “Protection Period” has the meaning given to it in the Tax Protection Agreement executed and delivered in connection with the Master Contribution Agreement.
     2. Exchange. At any time following the earlier to occur of (a) ___, 2007, (b) the death of the direct or indirect holder or beneficial owner thereof, (c) the termination of the Protection Period with respect to the direct or indirect holder or beneficial owner thereof or (d) the date of the first public announcement of a transaction of the type described in Section 10, a holder of Class A Common Units will have the right to exchange all or any portion of such holder’s Class A Common Units (the “Offered Units”) for the Exchange Consideration, subject to the limitations contained in Paragraph 4 below. The holder (an “Exercising Holder”) may exercise the Exchange Right by delivering an Exchange Notice to the Company.
     3. Payment of Exchange Consideration; Assignment of Obligations to FCEI. The Exchange Consideration will, in the sole discretion of the Company, be paid in the form of (a) cash in the amount of the Exchange Consideration, payable by delivery of a cashier’s or certified check or by wire transfer of immediately available funds to the Exercising Holder’s designated account, or (b) shares of FCEI Class A Stock (valued at the Current Per Share Market Price as of the date on which the Exchange Notice was delivered to the Company) equal in number to the FCEI Stock Amount or (c) any combination of cash and FCEI Class A Stock (valued at the Current Per Share Market Price as of the date on which the Exchange Notice was delivered to the Company) equal in value to the Exchange Consideration. In addition to the Exchange Consideration, concurrently with the completion of any exchange pursuant to this Exhibit A, the Company will pay to the Exercising Holder cash in an amount equal to any Class A Cumulative Distribution Shortfall and payments under Section 5.2(d) of this Agreement with respect to the Offered Units that are outstanding on the date of the exchange. The Company may, in its discretion, acquire the Offered Units and pay the Exchange Consideration by itself or may assign to FCEI its right to acquire the Offered Units and to pay the Exchange Consideration. FCEI may, in its sole and absolute discretion elect to accept such assignment, in which event it will pay the Exchange Consideration. Any Offered Units acquired by the Company will be cancelled and no longer remain outstanding, and the Capital Account attributable to such Offered Units will be deemed to be discharged and satisfied in full in consideration of the Exchange

Consideration, unless the Exchange Consideration used to acquire the Offered Units is contributed to the Company by FCEI; if the Exchange Consideration is contributed to the Company by FCEI, the Offered Units will be converted into Class B Common Units, issued to FCEI and remain outstanding, and FCEI will succeed to the Capital Account attributable to such Offered Units. Similarly, any Offered Units acquired directly by FCEI will be immediately converted into Class B Common Units and remain outstanding, and FCEI will succeed to the Capital Account attributable to such Offered Units. For these purposes, the Capital Account attributable to such Offered Units will be a pro rata portion (based on the ratio of the number of such Offered Units over the total number of Class A Common Units held by the Exercising Holder immediately prior to the exchange) of the Capital Accounts attributable to all of the Class A Common Units held by the Exercising Holder immediately prior to the exchange. Any such acquisition by FCEI of Offered Units will be treated by the parties as a purchase of partnership interests for federal income tax purposes.
     4. Limitations on Exercise of Exchange Rights. Exchange Rights may be exercised at any time after the date set forth in Paragraph 2 and from time to time, except that, without the prior written consent of the Company, (a) only one (1) Exchange Notice may be delivered to the Company by each holder of Class A Common Units during any calendar quarter (except that the limitation in this item (a) will not apply to any Exchange Notice delivered as a result of the occurrence of any of the events set forth in items (b) through (d) of Paragraph 2 or, after the expiration of the Protection Period (as defined in the Tax Protection Agreement), if any of the Protected Parties (as defined in the Tax Protection Agreement) recognizes Disposition Gain (as defined in the Tax Protection Agreement)); and (b) no Exchange Notice may be delivered with respect to Class A Common Units either (i) having a value of less than $20,000 calculated by multiplying the FCEI Stock Amount with respect to such Class A Common Units by the Current Per Share Market Price or (ii) if a holder does not own Class A Common Units having a value of $20,000 or more, constituting less than all of the Class A Common Units owned by such holder.
     5. Election Notice. Within ten (10) days after receipt by the Company of an Exchange Notice delivered in accordance with Paragraph 2, the Company will deliver to the Exercising Holder a notice (an “Election Notice”) setting forth the computation of the Exchange Consideration, the form of the Exchange Consideration to be paid to such Exercising Holder, and the date, time and location for completion of the exchange, which date may not be later than (a) ten (10) days after the delivery of the Election Notice in the case of Offered Units to be exchanged for FCEI Class A Stock; provided, however, the Exercising Holder will have the right, in such Exercising Holder’s sole discretion, to request that the delivery of the FCEI Class A Stock be delayed to the extent necessary to comply with law or any regulatory filings, including, without limitation, the HSR Act (as defined below) and any filings thereunder and (b) sixty (60) days after the delivery of the Election Notice in the case of Offered Units to be exchanged for cash, except that, if the amount of cash is less than Five Million Dollars ($5,000,000), the date may not be later than thirty (30) days after the date of the delivery of the Election Notice. If the Company fails to deliver the Election Notice within such ten-day period, the Company will be deemed to have elected FCEI Class A Stock as the form of the Exchange Consideration. Notwithstanding the foregoing, the Company will use commercially reasonable efforts to cause the completion of the exchange to occur as quickly as possible. Once the Company has delivered an Election Notice with respect to an Exchange Notice, the Exchange Notice may not be withdrawn or modified by the Exercising Holder without the consent of the

Company. Similarly, if the Company delivers an Election Notice to an Exercising Holder, the Company may not modify the Election Notice without the consent of the Exercising Holder.
     6. Closing Deliveries. At the closing of the exchange of Offered Units, payment of the Exchange Consideration will be accompanied by proper instruments of transfer and assignment and by the delivery of:
     (a) representations and warranties of the Exercising Holder that (i) it has due authority to sell all of the right, title and interest in and to such Offered Units to the Company or FCEI, as the case may be, (ii) the Offered Units are being sold free and clear of all Liens except, if all or part of the Exchange Consideration is being paid in cash, for Liens being discharged concurrently with the payment of the cash, and (iii) any FCEI Class A Stock issued to the Exchanging Holder will not be transferred in violation of the Securities Act.
     (b) representations and warranties of the Company or FCEI, as the case may be, that (i) it has due authority for the purchase of such Offered Units and (ii) if shares of FCEI Class A Stock are delivered in payment of all or any portion of the Exchange Consideration, such             shares have been duly authorized and are validly issued, fully-paid and non-assessable and are free and clear of all Liens.
     (c) if shares of FCEI Class A Stock are delivered in payment of all or any portion of the Exchange Consideration, (i) a stock certificate or certificates evidencing the shares of FCEI Class A Stock registered in the name of the Exercising Holder or its designee, with an appropriate legend reflecting that such shares are not registered under the Securities Act and may not be offered or sold unless registered pursuant to the provisions of the Securities Act or an exemption therefrom is available.
     7. Offered Units Free and Clear of Liens; Transfer Tax. All Offered Units tendered to the Company or FCEI upon exercise of Exchange Rights will be delivered to the Company or FCEI free and clear of all Liens. If any state or local stamp or securities transfer tax is payable as a result of the transfer of the Exchange Consideration to any Person other than the transferring holder, the transferring holder will assume and pay such tax. FCEI will be responsible for the payment of, and for the filing of any returns related to, any real property transfer taxes payable as a result of the transfer of the Exchange Consideration to any Person (including, without limitation, the transferring holder.)

     8. Exchange Rights of Key Management, Charitable Organizations and Institutional Lenders. Any members of Key Management, Affiliates of a member of Key Management and charitable organizations that become Assignees of rights with respect to Class A Common Units in accordance with Section 8.1(c) of the Operating Agreement will, at the time the Company is notified of the assignment, be deemed to have delivered an Exchange Notice to the Company pursuant to Paragraph 2, and such Class A Common Units will be exchanged for cash or FCEI Class A Stock in accordance with this Exhibit A. Any institutional lender or other Entity that customarily loans money or provides other financial products secured by REIT OP-type units that becomes an Assignee of rights with respect to Class A Common Units in accordance with Section 8.1(c) of the Operating Agreement will, at the time the Company is notified that the institutional lender or other such Entity is foreclosing upon such rights, be deemed to have delivered an Exchange Notice pursuant to Paragraph 2, and such Class A Common Units will be exchanged for cash or FCEI Class A Stock in accordance with this Exhibit A.
     9. Rights of Assignee. Subject to the restrictions on transfer set forth in the Operating Agreement, an Assignee of any holder of Class A Common Units may exercise the Exchange Rights of such holder of Class A Common Units pursuant to this Exhibit A, and such holder of Class A Common Units will be deemed to have assigned such Exchange Rights to such Assignee and will be bound by the exercise thereof by the Assignee. In connection with any exercise of such Exchange Rights by the Assignee, the Exchange Consideration will be paid by the Company directly to the Assignee and not to such holder.
     10. Conversion of FCEI Class A Stock. If the Company or FCEI is a party to any transaction (including, without limitation, a merger or consolidation) as a result of which shares of FCEI Class A Stock are converted into the right to receive shares of stock, other securities, property (including cash) or any combination thereof, the Exchange Consideration will be, in lieu of each share of FCEI Class A Stock that would otherwise be included in the Exchange Consideration, the kind and amount of shares of stock, other securities, property or any combination thereof that was received upon consummation of such transaction in return for one share of FCEI Class A Stock in such transaction. Notwithstanding the above, if, as part of such transaction, the form of consideration into which the FCEI Class A Stock is converted (other than cash) is not covered by the Registration Rights Agreement or a registration rights agreement with equivalent terms, then notwithstanding the terms of Paragraph 3 of this Exhibit A, the Exchange Consideration shall be paid in the form of cash.
     11. Hart-Scott-Rodino. Upon exchange of the Class A Common Units, FCEI, the Company, the FCE Entities and the BCR Entities will make any filings and use commercially reasonable efforts to obtain any requisite clearances that may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), as provided in the Master Contribution Agreement. As contemplated by the Master Contribution Agreement, FCEI and the FCE Entities will bear all costs and expenses, including filing fees, incurred by FCEI, the Company, the FCE Entities or the BCR Entities in order to comply with the covenants contained in this Section 11.
     12. Headings of Subdivisions. The headings of the various paragraphs of this Exhibit A are for convenience of reference only and will not affect the interpretation of any of the provisions hereof.
     13. Severability of Provisions. If any rights, preferences, restrictions, terms or conditions applicable to the Class A Common Units set forth in the Operating Agreement or in this Exhibit A are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences, restrictions, terms or conditions applicable to the Class A Common Units set forth in the Operating Agreement or in this Exhibit A that can be given effect without the invalid, unlawful or unenforceable provision thereof will, nevertheless, remain in full force and effect and no other rights, preferences, restrictions, terms or conditions applicable to the Class A Common Units will be deemed dependent upon any other provision thereof.
     14. No Preemptive Rights. No holder of Class A Common Units will be entitled to any preemptive rights to subscribe for or acquire any unissued Units (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire Units of the Company.
     15. Redemption at Option of Holders of Class A Common Units for In-Kind Distribution.
     (i) General.
          (A) At any time or times after the first anniversary of the date hereof, each holder of Class A Common Units has the right (the “Property Redemption Right”), exercisable individually or as part of a group of holders of Class A Common Units acting in concert, by delivery to the Managing Member of a notice (a “Notice of Redemption”), to request that the Company redeem all or a portion of the Class A Common Units held by such holder of Class A Common Units (each a “Redeeming Member”) for, subject to the terms hereof, one or more properties identified by such Redeeming Member and acquired by the Company from one or more third party sellers (each, an “In-Kind Redemption Property”); provided, however, that the Property Redemption Right may be exercised only with respect to an amount of Class A Common Units with an aggregate value of at least $5,000,000 (calculated by multiplying the FCEI Stock Amount with respect to the Class A Common Units that are the subject of the Notice of Redemption by the Current Per Share Market Price). The Notice of Redemption also shall set forth any supplements and/or modifications to the procedures set forth below in this Paragraph 15 for effectuating the Property Redemption Right that the Redeeming Member(s) will require. The Company will, promptly following receipt of any Notice of Redemption pursuant to this Paragraph 15, forward a copy of such notice to all record holders of Class A Common Units at the last address set forth in the Company’s registry of Members. The Company may in its sole discretion elect not to proceed with the in-kind redemption in accordance with the procedure set forth in this Paragraph 15, as supplemented and modified by the terms of any Notice of Redemption, by giving notice (a “Response Notice”) to the sender(s) of any Notice of Redemption within fifteen (15) days after receipt of the Notice of Redemption if the Company determines in good faith that the Company will suffer any adverse effects from proceeding with the in-kind redemption.
          (B) If a Notice of Redemption containing a request for a Property Redemption Right has been delivered by one or more holders of Class A Common Units and the Company agrees, subject to the terms hereof, to proceed with the in-kind redemption, the Company will acquire an In-Kind Redemption Property identified by such Redeeming Member(s), provided the net fair value (as described below) of such property to the Company does not substantially exceed the aggregate value of the Class A Common Units that are the subject of the Notice of Redemption, and the Redeeming Member(s) undertake to pay the Company cash equal to the amount by which the net fair value of such In-Kind Redemption Property exceeds the aggregate value of the Class A Common Units that are the subject of the Notice of Redemption. If the net fair value of an In-Kind Redemption Property exceeds the aggregate value of the Class A Common Units that are the subject of the Notice of Redemption, such excess will be paid in cash to the Company by the Redeeming Member(s) at the closing of the redemption. If the aggregate value of the Class A Common Units that are the subject of the Notice of Redemption exceeds the net fair value of such In-Kind Redemption Property, then the Redeeming Member(s) designated by the Class A Member Representative in its sole discretion will retain the number of Class A Common Units (including if necessary fractional Class A Common Units) with a value equal to such excess.
          (C) In each case, the Company shall use commercially reasonable efforts to distribute the In-Kind Redemption Property subject to sufficient “qualified liabilities” as defined in section 707 of the Code (with all costs of arranging such debt being borne by the Redeeming Member(s) through an appropriate adjustment to the property valuation) to enable the Redeeming Member(s) to avoid triggering their negative tax capital accounts as a result of the redemption. The Company will not be required to incur any expense or liability with respect to such debt unless and only to the extent that such expense is paid by the Redeeming Member(s) or taken into account in calculating the net fair value of the In-Kind Redemption Property. The qualified liabilities will have a minimum remaining term of at least 18 months and will have commercially reasonable terms, as determined in good faith by the Managing Member. At the request of the Company, the Redeeming Member(s) shall be responsible, at their expense, for arranging the indebtedness to be secured by the In-Kind Redemption Property to be distributed to such Redeeming Member(s) pursuant hereto, in which event any indebtedness arranged by the Redeeming Member(s) shall be presumed conclusively to satisfy this Paragraph 15(i)(C). Any such indebtedness shall provide that the debtholder’s recourse for repayment of such indebtedness shall be limited to the In-Kind Redemption Property and any guarantees provided by the Redeeming Member(s), it being acknowledged that the Company shall not have any personal recourse for the repayment of such indebtedness, or any resulting tax liability arising out of this transaction to the Redeeming Members.
          (D) In all events, neither the Managing Member, the Company nor any of their respective affiliates shall assume or be required to bear, directly or indirectly, any costs or expenses or any environmental, tax, legal, economic or reporting risks or liabilities arising during or attributable to periods prior to the Company’s acquisition of the In-Kind Redemption Property. In particular, none of them will make any representations or warranties regarding the In-Kind Redemption Property so acquired, tax treatment, or otherwise, other than customary representations and warranties with respect to the periods during which the Company has owned the In-Kind Redemption Property. The Company shall assign to the Redeeming Member(s) any and all rights, if any, that it has with respect to an In-Kind Redemption Property pursuant to the contract for the acquisition of such In-Kind Redemption Property. Consistent with the foregoing, all legal, survey, title, environmental, financing and all other costs arising with respect to the acquisition of an In-Kind Redemption Property or the transfers of an In-Kind Redemption Property to the Redeeming Member(s) pursuant hereto (including the costs of negotiating any acquisition agreement for any In-Kind Redemption Property and any debt to be incurred by the Company with respect thereto) will be paid by the Redeeming Member(s) or included in the calculation of net fair value of the In-Kind Redemption Property at the time of any distribution to the Redeeming Member(s).
          (E) If in any Response Notice the Company disagrees with any or all of the supplements or modifications to the procedures described in this Paragraph 15 for effectuating the Property Redemption Right set forth in any Notice of Redemption but otherwise the Company is willing to proceed with the in-kind redemption, the Redeeming Member(s) who delivered the Notice of Redemption shall not be required to proceed with the in-kind redemption but may, within five (5) days after delivery of the Response Notice, withdraw such Notice of Redemption.
          (F) If within three months after acceptance of a Notice of Redemption sent by one or more Members the Company has not acquired an In-Kind Redemption Property identified by such Redeeming Member(s) for any reason (other than a default by the Company of its obligations under this Paragraph 15), the Company may, at its option, treat such Notice of Redemption as being void and of no further force or effect.
     (ii) In-Kind Redemption Property
          (A) The selection of an In-Kind Redemption Property shall be subject to the consent of the Managing Member, such consent not to be unreasonably withheld or delayed. For purposes of clarification, a refusal to consent shall be deemed to be reasonable if (i) the Redeeming Member(s) either do(es) not perform Phase I environmental testing or it or they perform Phase I environmental testing and such Phase I does not indicate that “no material adverse environmental condition” exists or other language having substantially the same meaning, (ii) the Managing Member determines in its reasonable judgment that such In-Kind Redemption Property is reasonably likely to produce negative cash flow in the period prior to the date the Put (hereinafter defined) would be exercisable or (iii) in the case that any Redeeming Member(s) or an Affiliate of any Redeeming Member(s) is in employee of FCEI, or any subsidiary or Affiliate of FCEI, the Audit Committee of FCEI determines in good faith that the ownership of the In-Kind Redemption Property by such Redeeming Member(s) or Affiliate of any such Redeeming Member(s) would constitute a violation of any of FCEI’s then current corporate policies or procedures or any non-competition provision in such Redeeming Member(s)’s or Redeeming Member(s) Affiliate’s employment agreement (if any). Further, if the Managing Member determines in good faith that the projected cash on cash return of any proposed In-Kind Redemption Property in the period prior to the date the Put would be exercisable is less than fifteen percent (15%) on an annual basis, the amount of such projected deficiency may in the Managing Member’s sole discretion be added to the calculation of net fair value of such In-Kind Redemption Property. Prior to making a proposal for the Company to acquire an In-Kind Redemption Property, the Redeeming Members shall fully negotiate a transaction (including price) with a prospective seller of such In-Kind Redemption Property and with all lenders, if any, and then the Company shall use commercially reasonable efforts to consummate such transaction in accordance with its terms, subject to the Company’s consent right and the other provisions set forth in this Paragraph 15.
          (B) The Company will have a put option (the “Put”), exercisable no earlier than ninety (90) days and no later than one hundred ten (110) days after the Company acquires an In-Kind Redemption Property, to put such In-Kind Redemption Property to the Redeeming Members in exchange for all of their Class A Common Units (subject to the provisions of the last two sentences of the first paragraph of Paragraph 15(i)(B) of this Exhibit A). The “net fair value” of the In-Kind Redemption Property shall be the price the Company pays for such In-Kind Redemption Property, plus costs described in Paragraphs 15(i)(D) and 15(ii)(E) of this Exhibit A not paid by the Member(s) less the proceeds of any debt incurred to acquire such In-Kind Redemption Property and assumed, directly or indirectly, by such Redeeming Member(s) in such redemption. If any Redeeming Members do not honor their Put obligations, the Company may either (1) cancel the Class A Common Units included in the Redemption Notice (including without limitation any right to receive any future distributions, except for the right to receive payment of any unpaid amounts due with respect to such Class A Common Units pursuant to Section 5.2 of the Operating Agreement and Paragraph 3 of this Exhibit A), so that the Redeeming Member(s) will no longer be Members in respect of such Class A Common Units and any such Class A Common Units will no longer be deemed to be outstanding, or (2) pursue any remedies at law or in equity for breach, including the right to seek specific performance.
          (C) The Redeeming Member(s) will have a call option (the “Call”), exercisable no earlier than one hundred eighty (180) days and no later than two hundred (200) days after the Company acquires the In-Kind Redemption Property, to cause the Company to redeem all of their Class A Common Units in exchange for the In-Kind Redemption Property (subject to the provisions of the last two sentences of Paragraph 15(i)(B) of this Exhibit A). If the Company does not honor its Call obligations, the Redeeming Member(s) may pursue any remedies at law or in equity for breach, including the right to seek specific performance.
          (D) During the time that the Company owns the In-Kind Redemption Property, the Company will operate the In-Kind Redemption Property in a commercially reasonable manner consistent with the operation by FCEI of properties it owns in the same geographic region, and it will bear all operating expenses and risk of loss (subject to the terms below) with respect to the In-Kind Redemption Property, and receive all revenues from operations. In the event of a casualty loss during the Company’s ownership of an In-Kind Redemption Property, the Company will assign to the Redeeming Member(s) its rights to the proceeds from insurance recoverable in connection with such loss at the closing of the redemption. The Company shall not be permitted to exercise the Put if both (i) a material casualty (a casualty resulting in a loss of more than twenty percent (20%) of the value of the In-Kind Redemption Property) has occurred prior to the closing of the redemption and (ii) the Company has not maintained stand-alone casualty insurance on the In-Kind Redemption Property (including, without limitation, customary earthquake, flood and terrorism insurance) with coverage limits comparable to those maintained for properties owned by FCEI (provided such insurance is commercially reasonable and was available at the time of the acquisition of the In-Kind Redemption Property by the Company). The cost for any such casualty insurance for the period during which the In-Kind Redemption Property is owned by the Company shall be borne by the Company.
          (E) The Company may acquire any In-Kind Redemption Property through a newly-formed special purpose limited liability company (and shall so acquire such In-Kind Redemption Property in that manner at the request of the Redeeming Member(s)) and then distribute the interests in such limited liability company to the Redeeming Member(s) at the closing of the redemption in lieu of transferring title to the In-Kind Redemption Property. Any transfer tax due with respect to distribution of such interests in such limited liability company either will be paid by the Redeeming Member(s) or will be included in the calculation of the net fair value of the In-Kind Redemption Property.
          (iii) Tax Reporting. The Company will report the distribution of any In-Kind Redemption Property as a distribution of property to the Redeeming Member(s). In the event that the Managing Member concludes in good faith, after consultation with its tax advisors, that the Company may not report the distribution of the In-Kind Redemption Property as a non-taxable distribution of property, the Managing Member and its tax advisors will consult in good faith with the affected Redeeming Member(s) and their designated tax advisor to determine whether modifications to the Property Redemption Right would permit reporting a distribution of In-Kind Redemption Property as a non-taxable distribution of property; provided, however, that the Managing Member and the Company shall not be required to bear any incremental expense or risk as a result of such modifications unless reimbursed therefor by the Redeeming Member(s).
          (iv) No Further Rights. To the fullest extent permitted by applicable law, on the applicable date of redemption, (1) the Member(s) redeemed pursuant to this section, (A) shall have no further rights in respect of such Class A Common Units (including without limitation any right to receive any distributions paid after the applicable date of redemption), other than the right to receive the In-Kind Redemption Property and except for the right to receive payment of any unpaid amounts due to such Member(s) pursuant to Section 5.2 of the Operating Agreement and Paragraph 3 of this Exhibit A, and (B) shall no longer be Members in respect of such redeemed Class A Common Units and (2) any redeemed Class A Common Units shall no longer be deemed to be outstanding.

EXHIBIT B TO THE MASTER III OPERATING AGREEMENT
THE INDEBTEDNESS EVIDENCED BY THIS SUBORDINATED PROMISSORY NOTE (THIS “NOTE”) IS SUBORDINATE TO THE INDEBTEDNESS OF THE MAKER (OR ANY SUCCESSOR THERETO) INCURRED UNDER OR RELATING TO (A) THAT CERTAIN CREDIT AGREEMENT BY AND AMONG FOREST CITY RENTAL PROPERTIES CORPORATION, AS BORROWER, VARIOUS LENDING INSTITUTIONS, AS BANKS, KEYBANK NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT FOR THE BANKS, AND NATIONAL CITY BANK, AS SYNDICATION AGENT FOR THE BANKS, DATED AS OF MARCH 24, 2004, INCLUDING AS SUCH CREDIT AGREEMENT MAY FROM TIME TO TIME BE AMENDED, RESTATED OR OTHERWISE MODIFIED (THE “CREDIT AGREEMENT”) AND (B) ANY OTHER AGREEMENT OR AGREEMENTS THAT REFINANCE OR REPLACE THE CREDIT AGREEMENT IN WHOLE OR IN PART AT ANY TIME, INCLUDING IN EACH CASE AS SUCH AGREEMENT(S) MAY FROM TIME TO TIME BE AMENDED, RESTATED OR OTHERWISE MODIFIED TO THE EXTENT SUCH AGREEMENT OR AGREEMENTS REQUIRE SUCH SUBORDINATION. THE INDEBTEDNESS TO WHICH THIS NOTE IS SUBORDINATED PURSUANT TO THE PRECEDING SENTENCE INCLUDES INDEBTEDNESS ARISING FROM GUARANTEES OF INDEBTEDNESS DESCRIBED IN CLAUSE (A) OR (B) OF THE PRECEDING SENTENCE.
SUBORDINATED PROMISSORY NOTE
[Date]
Cleveland, Ohio
     FOR VALUE RECEIVED, the undersigned (“Maker”) hereby promises to pay to the order of FOREST CITY MASTER ASSOCIATES III, LLC (herein referred to, together with its successors or any subsequent holder hereof as the “Holder”) the principal sum set forth on Attachment A hereto, together with simple interest on the unpaid balance thereof from time to time outstanding at a rate of                      percent (___%) [lowest applicable federal rate as of the date of the note] per annum, principal and interest being payable when and as herein provided.
     The principal of this Note and all accrued interest thereon shall be due and payable in whole or in part, on demand, as follows:
     (a) in the event of issuance of a notice by Holder to Maker specifying an amount of principal required to be repaid and the date such payment shall be due, which date shall not be earlier than five (5) days after the date of the notice and will not be later than ten (10) days after the date of the notice, and stating any of the following:
          (1) that a Class A Distribution Shortfall (as defined in that certain Amended and Restated Limited Liability Company Operating Agreement by and among the members of Holder dated                     , 2006, as the same may be amended from time to time, (the “Agreement”)) has occurred; and/or
          (2) that Holder has received an Exchange Notice (as defined in the Agreement) and either (x) the Holder has elected to pay the Exchange Consideration (as

1

defined in the Agreement) in cash rather than assign the obligation to pay the Exchange Consideration to FCEI and does not have enough cash to pay the Exchange Consideration in full or (y) the Holder has elected to assign the obligation to pay the Exchange Consideration to FCEI, but FCEI declines to assume the obligation and the Holder does not have enough cash to pay the Exchange Consideration in full; and/or
          (3) that Holder is being dissolved and its assets are being liquidated.
     Holder may issue one or more notices under any or all of subparagraphs (a)(1), (a)(2) and/or (a)(3) above from time to time and the amount of the principal required to be paid by the issuance of any such notice may be all or any portion of the then outstanding principal balance of this Note, as determined by Holder and set forth in such notice. Any notice given pursuant to this subparagraph (a) shall be deemed delivered on the day transmitted by electronic means, facsimile or physical delivery to Maker or the business day after the dispatch of such notice by national overnight courier service properly addressed to Maker at the address set forth below.
     (b) The entire principal hereof shall become due and payable in full, without notice or demand, in the event that (1) Maker fails to pay any principal of or interest on this Note when due and such failure continues for ten (10) days, (2) Maker becomes a debtor in any voluntary or involuntary case or proceeding under title 11, United States Code (Bankruptcy) as in effect from time to time, (3) a receiver, trustee, liquidator or similar official is appointed for all or any material portion of the assets of Maker, (4) any material assets of Maker is seized or subject to foreclosure or other process or procedure for the enforcement of rights of any creditor(s), and/or (5) Maker ceases to conduct any substantial portion of its business operations for a period of more than ten (10) days, For purposes of this paragraph, “material assets” means assets that generate net operating income equal to 20% or more of the total net operating income of Maker.
     (c) Unless the same shall have become due and payable earlier pursuant to the provisions of subparagraphs (a) and/or (b) above, the principal hereof shall be due and payable in full on the date that is thirty (30) years after the date appearing at the beginning of this Note.
     Interest shall begin to accrue on each borrowing represented by this Note on the first day of the calendar month following the month in which the borrowing is made. Accrued interest shall be due and payable on each date any or all of the principal hereof becomes due and payable pursuant to any of the foregoing provisions relating thereto. Interest shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

2

     Payments hereunder shall be made to Holder c/o                     . Maker shall be notified by Holder in writing of any change in the address or location of payments.
     Maker will have the right to prepay, in whole or in part, the outstanding principal amount of this Note, together with accrued interest, without penalty or premium.
     Holder acknowledges and agrees, by acceptance of this Note, that payment of principal and interest under this Note is subordinate to the indebtedness described in the legend at the beginning of this Note pursuant to and in accordance with the terms and conditions of that certain Subordination Agreement among                                          dated as of                                         .
     If any principal of or interest on this Note is not paid when due, the entire unpaid principal balance hereof shall bear interest from the date the unpaid amount was due until all principal and interest due have been paid in full at a rate                      basis points above the interest rate otherwise in effect hereunder, computed and payable in the same manner as provided with respect to interest in the first paragraph hereof.
     Failure of Holder to enforce or exercise any provision, right or remedy in respect hereof shall not constitute a waiver of the right to enforce or exercise the same.
     If any principal of or interest on this Note is not paid when due, Maker agrees to pay all reasonable costs of collection, including, but not limited to, reasonable attorneys’ fees and reasonable expenses incurred in connection with the enforcement of any guaranty hereof incurred by the Holder on account of such collection, and expenses incurred by the Holder in connection with any insolvency, bankruptcy, reorganization, arrangement, or similar proceedings involving the Maker, or involving any endorser or guarantor hereof, which in any way affect the exercise by the Holder of his rights and remedies under this Note.
     Maker and any endorser, surety, or guarantor, hereby severally waive presentment, notice of dishonor, protest, notice of protest, and diligence in collection or bringing suit on this Note against any party liable hereon in whole or in part, and agree that Holder may, without notice to or the consent of any such parties, extend the time for payment, accept partial payment, take security therefor, or exchange or release any collateral without discharging or releasing Maker or any other such party.
     If any of the terms or provisions of this Note shall be deemed unenforceable, the enforceability of the remaining terms and provisions shall not be affected. This Note shall be governed and construed in accordance with the laws of the State of New York.

3

     IN WITNESS WHEREOF, Maker has executed and delivered this Subordinated Promissory Note as of the date first set forth above.

Address of Maker:

Maker

By:

Title:

email:

Facsimile:

4

EXHIBIT C TO THE MASTER III OPERATING AGREEMENT
ASSIGNMENT AND ASSUMPTION OF UNITS
     THIS ASSIGNMENT AND ASSUMPTION OF UNITS (this “Assignment”), dated as of                     ,                     , is made by and between                                          (the “Assignor”) and                                          (the “Assignee”).
     WHEREAS, the Assignor is the owner of                      Class ___Common Units (the “Transferred Units”) of Forest City Master Associates III, LLC, a New York limited liability company (the “Company”).
     WHEREAS, the Assignor desires to Transfer the Transferred Units to the Assignee and the Assignee desires to assume and accept the Transferred Units and all of the obligations related thereto accruing from and after the date hereof, pursuant to the terms hereof and pursuant to Section 8.1(b) of that certain Amended and Restated Limited Liability Company Operating Agreement of the Company (as the same may have been amended from time to time, the “Agreement”).
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Assignor and the Assignee hereby agree as follows:
ARTICLE I
Assignment and Assumption
     Section 1.1 Defined Terms. All terms used but not otherwise defined in this Assignment will have the meanings given to such terms in the Agreement.
     Section 1.2 Assignment and Assumption. The Assignor hereby Transfers to the Assignee all of the Assignor’s right, title and interest in and to the Transferred Units in accordance with Section 8.1(b) of the Agreement, and the Assignee hereby agrees to assume and accept the Transferred Units and all of the obligations related thereto accruing from and after the date hereof, and accepts and adopts the provisions of the Agreement applicable to a Member of the Company.
     Section 1.3 Admission. Each of parties acknowledges and agrees that, contemporaneously with the assignment described in Section 1.2 hereof, the Assignee shall be admitted as a Substituted Member.
     Section 1.4 Continuation of Company. The parties agree that the Transfer of the Transferred Units will not dissolve the Company and that the business of the Company will continue.

ARTICLE II
Miscellaneous
     Section 2.1 GOVERNING LAW. AS PERMITTED BY SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, THE PARTIES HERETO AGREE THAT THIS ASSIGNMENT WILL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     Section 2.2 Jurisdiction. Each of the parties submits to the jurisdiction of any New York State Court or Federal Court of the United States of America sitting in the borough of Manhattan, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Assignment, or for recognition or enforcement of any judgment. All claims in respect of any such suit, action or proceeding may be brought, heard and determined in such New York State Court or, to the extent permitted by law, in such Federal Court. Final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Assignment in any New York State Court or Federal Court sitting in the borough of Manhattan. Each of the parties waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court. Nothing contained in this Section 2.2 will be construed as preventing either of the parties from (i) objecting to the jurisdiction of any New York State Court on the ground that the matter involved exceeds the statutory jurisdiction of such court or (ii) from seeking to remove any suit, action or proceeding from a New York State Court to a Federal Court sitting in the borough of Manhattan, or vice versa.
     Section 2.3 Counterparts. This Assignment may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same instrument. The submission of a signature page transmitted by facsimile, by e-mail (as a .pdf file or otherwise) or similar electronic transmission facility will be considered as an “original” signature page for purposes of this Assignment.
[signature page follows]

     IN WITNESS WHEREOF, this Assignment has been duly executed by the parties hereto as of the day and year first written above.

[ASSIGNOR]	[ASSIGNEE]

By:	By:

Name:	Name:
Title:	Title:

EXHIBIT D TO THE MASTER III OPERATING AGREEMENT
EXHIBIT D
EXAMPLE SHOWING CALCULATION
OF CLASS A DISTRIBUTION PREFERENCE
Assumptions:

Quarterly Dividend	=	$.07 per share
Conversion Factor	=	1.0
Number of Class A Common Units	=	4,300,000
Class A Distribution Preference =

($.07 x 1.0)	+	$2,500,000

(4 x 4,300,000 Units)

$.07 + $.14535=	$.21535 = Class A Distribution Preference (per Unit)
x 4,300,000 Units

	$926,000	Quarterly Distribution

Calculation Check:

Quarterly Distribution		$926,000
	x	4

Annual Distribution	$ ($	3,704,000 2,500,000)

		$1,204,000
Annual Dividend	÷ $.28		($.07 x 4)

Total # of Units		4,300,000
NOTE: the above amounts will be adjusted for any of the following.
1.	Any increase or decrease in the FCE dividend rate.

2.	Termination of the 5-year period for the $2,500,000 fixed annual preference.

3.	Decrease in the number of units outstanding during any fiscal quarter and thereafter resulting from conversion of units

4.	Increase in units issued for development projects applicable only to the FCE dividend rate.

5.	The Conversion Factor may change pursuant to the definition of Conversion Factor.

EXHIBIT B-1
INTEREST CONTRIBUTION AGREEMENT
With Respect To
[Insert name of entity in which Interests are being contributed] (the “Company”)
     THIS INTEREST CONTRIBUTION AGREEMENT (this “Agreement”), dated as of                     , 2006, is made by and between [                    ], a [                    ] (the “Contributor”), and Forest City Master Associates III, LLC, a New York limited liability company/                                         (the “Contributee”).
     WHEREAS, Forest City Enterprises, Inc., an Ohio corporation, [the Contributee/Forest City Master Associates III, LLC], the FCE Entities, the BCR Entities and the BCR Individuals are parties to that certain Master Contribution and Sale Agreement, dated as of                     , 2006 (as amended, the “Master Contribution Agreement”), pursuant to which the BCR Entities have agreed to contribute and to cause the BCR Individuals to contribute the BCR Contributed Interests and the FCE Entities have agreed to contribute the FCE Contributed Interests, each in the manner set forth in the Master Contribution Agreement and to the entities designated in the Master Contribution Agreement.
     WHEREAS, the Contributor desires to contribute, transfer and assign to the Contributee, and the Contributee desires to accept from the Contributor, the interests in the Company identified on Schedule 1 (collectively, the “Contributed Interests”) in exchange for the consideration set forth on Schedule 1, all upon the terms and conditions set forth in this Agreement and in the Master Contribution Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Contributee and the Contributor hereby agree as follows:
ARTICLE I
Contribution
     Section 1.1 Defined Terms. All terms used but not otherwise defined in this Agreement will have the meanings given to such terms in the Master Contribution Agreement.
     Section 1.2 Contribution. In consideration of the mutual covenants and agreements set forth in this Agreement and in the Master Contribution Agreement, the Contributor agrees to contribute, transfer and assign to the Contributee, and the Contributee agrees to accept from the Contributor, the Contributed Interests, subject to and in accordance with the terms, conditions, provisions and covenants set forth in the Master Contribution Agreement.

     Section 1.3 Condition of Contributed Interests. The Contributee accepts each Contributed Interest from the Contributor without any representation or warranty except as expressly set forth in the Master Contribution Agreement.
     Section 1.4 Withdrawal. Upon the execution and delivery of this Agreement, the Contributor will withdraw from the Company, unless the Contributed Interests comprise less than all of the Interests of the Contributor in the Company, in which case the Contributor will remain a partner, shareholder or member of the Company, as the case may be, with respect to any Interests in the Company not contributed to the Contributee pursuant to this Agreement.
     Section 1.5 Continuation of Company. The parties agree that the contribution of the Contributed Interests and the withdrawal of the Contributor from the Company will not dissolve the Company, and that the business of the Company will continue.
ARTICLE II
Consideration
     Section 2.1 Consideration. As consideration for the Contributed Interests, the Contributee will issue to the Contributor the consideration set forth on Schedule 1 in accordance with the terms of the Master Contribution Agreement.
ARTICLE III
Miscellaneous
     Section 3.1 Notices. All notices, demands, consents, requests or other communications provided for or permitted to be given hereunder by a party to this Agreement will be given in the manner provided in the Master Contribution Agreement.
     Section 3.2 Assignment. Neither of the parties to this Agreement will have the right to assign, transfer, convey or otherwise sell (or enter into any agreement to do the same), directly or indirectly, any interest it may have in or under this Agreement without first having obtained the written consent of the other party, which consent may be withheld in such party’s sole and absolute discretion.
     Section 3.3 Waiver. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of the change, waiver, discharge or termination is sought or, in the case of a default, by the non-defaulting party or parties.
     Section 3.4 GOVERNING LAW. AS PERMITTED BY SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, THE PARTIES HERETO AGREE THAT THIS AGREEMENT WILL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     Section 3.5 Jurisdiction. Each of the parties submits to the jurisdiction of any New York State Court or Federal Court of the United States of America sitting in the borough of Manhattan, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment. All claims in respect of any such suit, action or proceeding may be brought, heard and determined in such New York State Court or, to the extent permitted by law, in such Federal Court. Final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State Court or Federal Court sitting in the borough of Manhattan. Each of the parties waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court. Nothing contained in this Section 3.5 will be construed as preventing either of the parties from (i) objecting to the jurisdiction of any New York State Court on the ground that the matter involved exceeds the statutory jurisdiction of such court or (ii) from seeking to remove any suit, action or proceeding from a New York State Court to a Federal Court sitting in the borough of Manhattan, or vice versa.
     Section 3.6 Captions. The captions and section headings included in this Agreement are for convenience only, do not constitute part of this Agreement and will not be considered or referred to in interpreting the provisions of this Agreement.
     Section 3.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same instrument. The submission of a signature page transmitted by facsimile, by e-mail (as a .pdf file or otherwise) or similar electronic transmission facility will be considered as an “original” signature page for purposes of this Agreement.
     Section 3.8 Severability. If any provision hereof is held invalid or not enforceable to its fullest extent, such provision will be enforced to the extent permitted by law, and the validity of the remaining provisions hereof will not be affected thereby.
     Section 3.9 Prior Negotiations; Construction. No negotiations concerning or modifications made to prior drafts of this Agreement will be construed in any manner to limit, reduce or impair the rights, remedies, duties and obligations of the parties under this Agreement or to restrict or expand the meaning of any of the provisions of this Agreement or to construe any of the provisions of this Agreement in any party’s favor. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendment, schedule or exhibit hereto.
[signature page follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first written above.

[CONTRIBUTEE]	[Contributor]

By:	By:

By:	By:

Name:	Name:
Title:	Title:

Acknowledged and agreed to by:

[Company]

By:

By:

Name:
Title:

EXHIBIT B-2
INTEREST TRANSFER AGREEMENT
With Respect To
[Insert name of entity in which Interests are being transferred] (the “Company”)
     THIS INTEREST TRANSFER AGREEMENT (this “Agreement”), dated as of                     , 2006, is made by and between [                    ], a [                    ] (the “Transferor”), and [                    ], a [                    ] (the “Transferee”).
     WHEREAS, Forest City Enterprises, Inc., an Ohio corporation, [the Transferee/Forest City Master Associates III, LLC], the FCE Entities, the BCR Individuals and the BCR Entities are parties to that certain Master Contribution and Sale Agreement, dated as of                     , 2006 (as the same may have been amended from time to time, the “Master Contribution Agreement”), pursuant to which, among other things, the BCR Individuals and the BCR Entities have agreed to sell, transfer and assign the BCR Sold Interests to the entities designated in the Master Contribution Agreement in the manner set forth in the Master Contribution Agreement.
     WHEREAS, the Transferor desires to sell, transfer and assign to the Transferee, and the Transferee desires to accept from the Transferor, the interests in the Company identified on Schedule 1 (collectively, the “Transferred Interests”) [in exchange for the consideration set forth on Schedule 1] 1, all upon the terms and conditions set forth in this Agreement and in the Master Contribution Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Transferee and the Transferor hereby agree as follows:
ARTICLE I
Transfer
     Section 1.1 Defined Terms. All terms used but not otherwise defined in this Agreement will have the meanings given to such terms in the Master Contribution Agreement.
     Section 1.2 Transfer. In consideration of the mutual covenants and agreements set forth in this Agreement and in the Master Contribution Agreement, the Transferor agrees to sell, transfer and assign to the Transferee, and the Transferee agrees to accept from the Transferor, the Transferred Interests, subject to and in accordance with the terms, conditions, provisions and covenants set forth in the Master Contribution Agreement.
     Section 1.3 Condition of Transferred Interests. The Transferee accepts each Transferred Interest from the Transferor without any representation or warranty except as expressly set forth in the Master Contribution Agreement.

1	Bracketed text to be deleted with respect to any transfers for nominal consideration only.

     Section 1.4 Withdrawal. Upon the execution and delivery of this Agreement, the Transferor will withdraw from the Company, unless the Transferred Interests comprise less than all of the Interests of the Transferor in the Company, in which case the Transferor will remain a partner, shareholder or member of the Company, as the case may be, with respect to any Interests in the Company not transferred to the Transferee pursuant to this Agreement.
     Section 1.5 Continuation of Company. The parties agree that the transfer of the Transferred Interests and the withdrawal of the Transferor from the Company will not dissolve the Company, and that the business of the Company will continue.
ARTICLE II
[Consideration
     Section 2.1 Consideration. As consideration for the Transferred Interests, the Transferee will issue to the Transferor the consideration set forth on Schedule 1 in accordance with the terms of the Master Contribution Agreement.]2
ARTICLE III
Miscellaneous
     Section 3.1 Notices. All notices, demands, consents, requests or other communications provided for or permitted to be given hereunder by a party to this Agreement will be given in the manner provided in the Master Contribution Agreement.
     Section 3.2 Assignment. Neither of the parties to this Agreement will have the right to assign, transfer, convey or otherwise sell (or enter into any agreement to do the same), directly or indirectly, any interest it may have in or under this Agreement without first having obtained the written consent of the other party, which consent may be withheld in such party’s sole and absolute discretion.
     Section 3.3 Waiver. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of the change, waiver, discharge or termination is sought or, in the case of a default, by the non-defaulting party or parties.
     SECTION 3.4 GOVERNING LAW. AS PERMITTED BY SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, THE PARTIES HERETO AGREE THAT THIS AGREEMENT WILL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     Section 3.5 Jurisdiction. Each of the parties submits to the jurisdiction of any New York State Court or Federal Court of the United States of America sitting in the borough of

2	Bracketed text to be replaced with “INTENTIONALLY OMITTED” with respect to any transfers for nominal consideration only.

Manhattan, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment. All claims in respect of any such suit, action or proceeding may be brought, heard and determined in such New York State Court or, to the extent permitted by law, in such Federal Court. Final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State Court or Federal Court sitting in the borough of Manhattan. Each of the parties waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court. Nothing contained in this Section 3.5 will be construed as preventing either of the parties from (i) objecting to the jurisdiction of any New York State Court on the ground that the matter involved exceeds the statutory jurisdiction of such court or (ii) from seeking to remove any suit, action or proceeding from a New York State Court to a Federal Court sitting in the borough of Manhattan, or vice versa.
     Section 3.6 Captions. The captions and section headings included in this Agreement are for convenience only, do not constitute part of this Agreement and will not be considered or referred to in interpreting the provisions of this Agreement.
     Section 3.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same instrument. The submission of a signature page transmitted by facsimile, by e-mail (as a .pdf file or otherwise) or similar electronic transmission facility will be considered as an “original” signature page for purposes of this Agreement.
     Section 3.8 Severability. If any provision hereof is held invalid or not enforceable to its fullest extent, such provision will be enforced to the extent permitted by law, and the validity of the remaining provisions hereof will not be affected thereby.
     Section 3.9 Prior Negotiations; Construction. No negotiations concerning or modifications made to prior drafts of this Agreement will be construed in any manner to limit, reduce or impair the rights, remedies, duties and obligations of the parties under this Agreement or to restrict or expand the meaning of any of the provisions of this Agreement or to construe any of the provisions of this Agreement in any party’s favor. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendment, schedule or exhibit hereto.
[signature page follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first written above.

[Transferee]	[Transferor]

By:	By:

By:	By:

Name:	Name:
Title:	Title:

Acknowledged and agreed to by:

[Company]

By:

By:

Name:
Title:

EXHIBIT C-1
REGISTRATION RIGHTS AGREEMENT
     THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of                     , 2006, by and among Forest City Enterprises, Inc., an Ohio corporation (the “Company”), and the holders of BCR Units listed from time to time on Schedule A hereto (collectively, and as further described in the recitals below, the “Holders”).
     WHEREAS, in connection with the consummation of the transactions contemplated by the Master Contribution Agreement, certain of the BCR Entities and BCR Individuals have received BCR Units in Master III; and
     WHEREAS, in connection therewith, the Company has agreed to grant to those BCR Entities and BCR Individuals and each permitted transferee of BCR Units under the Master III Operating Agreement (including members of Key Management and Affiliates of members of Key Management to the extent that may be required in connection with an Exchange Notice delivered pursuant to Paragraph 8 of Exhibit A to the Master III Operating Agreement (as such terms are defined in the Master III Operating Agreement)) (each a “Holder”) the registration rights set forth below.
     NOW, THEREFORE, the parties hereto, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, hereby agree as follows:
ARTICLE I
DEFINITIONS
  1.1. Definitions. In addition to the words and terms defined elsewhere in this Agreement, each capitalized word or term used as a defined term but not otherwise defined in this Agreement shall have the meaning assigned to it in the Master Contribution Agreement (defined below), unless the context or use clearly indicates another meaning or intent. In addition, the following terms and phrases shall, for purposes of this Agreement, have the meanings set forth below:
     “Agreement” has the meaning set forth in the recitals.
     “BCR” means Bruce C. Ratner, an individual.
     “Business Day” means any day on which the New York Stock Exchange (or any successor exchange) is open for trading.
     “Common Stock” means the Class A Common Stock ($.33 1/3 par value) of the Company.
     “Company” has the meaning set forth in the recitals.

     “Company Offering” has the meaning set forth in Section 4.1(b).
     “Company Sale Period” has the meaning set forth in Section 4.1(b).
     “Conversion Shares” means (i) all or any portion of the shares of Common Stock received by the Holders, or issuable to the Holders, upon exercise of their rights to exchange or convert all or a portion of their BCR Units for shares of Common Stock pursuant to the Master III Operating Agreement and (ii) any shares of Common Stock issued as a dividend or other distribution with respect to, in exchange for or in replacement of the BCR Units or Common Stock referred to in clause (i) above.
     “Eligible Securities” means all or any portion of the Conversion Shares; provided, that, as to any proposed offer or sale of Eligible Securities, such securities shall cease to be Eligible Securities with respect to such proposed offer or sale when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities are permitted to be sold pursuant to Rule 144(k) (or any successor provision to such Rule) under the Securities Act to be confirmed in a written opinion of counsel to the Company addressed to the Holders, or (iii) such securities shall have been otherwise transferred pursuant to an applicable exemption under the Securities Act, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and such securities shall be freely transferable to the public without registration under the Securities Act.
     “End of Suspension Notice” has the meaning set forth in Section 6.3(b).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the relevant time.
     “Holder” shall have the meaning set forth in the recitals.
     “Initial Shelf Effectiveness Period” has the meaning set forth in Section 3.1(b).
     “Master III” means Forest City Master Associates III, LLC, a New York limited liability company.
     “Master III Operating Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of Forest City Master Associates III, LLC, dated                     , 2006, as the same may be amended from time to time.
     “Master Contribution Agreement” means the Master Contribution and Sale Agreement, dated as of                     , 2006, among the Company, certain entities affiliated with the Company, Master III and certain entities and individuals affiliated with BCR, as the same may have been amended, supplemented or modified.
     “Other Holder” has the meaning set forth in Section 4.2.
     “Other Securities” has the meaning set forth in Section 5.1.

     “Person” means an individual, a partnership (general or limited), corporation, limited liability company, joint venture, business trust, cooperative, association or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane or incompetent person, a quasi-governmental entity, a government or any agency, authority, political subdivision or other instrumentality thereof, or any other entity.
     “Post-Effective Suspension Event” has the meaning set forth in Section 6.3(a).
     “Pre-Effective Suspension Event” has the meaning set forth in Section 4.1(c).
     “Registration Expenses” means all expenses incident to the Company’s performance of or compliance with the registration requirements set forth herein including, without limitation, the following: (i) the fees, disbursements and expenses of the Company’s attorneys, accountants and experts in connection with the registration of Eligible Securities under the Securities Act; (ii) all expenses in connection with the preparation, printing and filing of the registration statement, any preliminary or final prospectus, any other offering document and any amendments and supplements thereto and the mailing and delivering of copies thereof to the underwriters and dealers; (iii) the cost of printing or producing any agreement(s) among underwriters, underwriting agreement(s) and blue sky or legal investment memoranda, any selling agreements and any other documents in connection with the offering, sale or delivery of Eligible Securities; (iv) all expenses in connection with the qualification of Eligible Securities for offering and sale under the securities or “blue sky” laws of any state, including the fees and disbursements of counsel for the underwriters in connection with such qualification; (v) the filing fees incident to securing any required review by NASD, Inc. of the terms of the sale of Eligible Securities; (vi) fees and expenses incurred in connection with the listing of Eligible Securities on each securities exchange on which securities of the same class are then listed, and (vii) all SEC and blue sky registration fees attributable to Eligible Securities; except that, Registration Expenses with respect to any registration pursuant hereto shall not include (x) transfer taxes applicable to Eligible Securities, (y) underwriting discounts and selling commissions attributable to the sale of any Eligible Securities, and (z) fees and expenses, if any, of any counsel retained by any Holder or any underwriter, other than the reasonable fees and expenses of any counsel retained by BCR in an amount not to exceed $15,000 annually (collectively, clauses (x), (y) and (z) are referred to as the “Selling Expenses”).
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the relevant time.
     “Selling Holders” means the Holder or Holders who request registration pursuant to Section 3.1, 4.1, 4.2 or 5.1.
     “Shelf Registration Statement” means a “shelf” registration statement of the Company prepared pursuant to the provisions of this Agreement which provides for the offering and sale of Eligible Securities on an appropriate form under Rule 415 under the Securities Act, or any successor or similar rule that may be adopted by the SEC, and all amendments and supplements to such registration statement, including post-effective amendments and prospectus supplements, in each case including the prospectus contained therein, as supplemented, all exhibits thereto and all material incorporated by reference therein.
     “Suspension Notice” has the meaning set forth in Section 6.3(b).
ARTICLE II
EFFECTIVENESS OF REGISTRATION RIGHTS
  2.1. Participation in Registration Process by Holders of BCR Units in Master III. Subject to the Holder’s compliance with the provisions of Articles III, IV or V below, as applicable, a Holder will be permitted to exercise the registration rights described in this Agreement in respect of the Eligible Securities prior to the receipt by such Holder of said Eligible Securities so long as prior to or concurrently with the exercise or participation in a registration process the Holder has, to the extent contractually required to do so, delivered to Master III an exchange or conversion request that complies with the terms of the interests being exchanged or converted including, without limitation, any “lock-up” or other restrictions on the sale or conversion of BCR Units contained in the Master III Operating Agreement; except that, (a) the Company’s obligations to comply with such request for registration shall be suspended, for a period not to exceed ten (10) days after receipt of an Exchange Notice (as defined in the Master III Operating Agreement) by the Company, until Master III delivers an Election Notice (as defined in the Master III Operating Agreement) to the Holder, and (b) the Company will be obligated to satisfy a registration request only with respect to the portion of such exchange or conversion request that is to be satisfied by the issuance of Common Stock to the Holder.
ARTICLE III
INITIAL REGISTRATION RIGHTS
   3.1. Shelf Registration. Following the Principal Closing Date and prior to the [DATE THAT IS THE LOCK-UP EXPIRATION], the Company shall:
     (a) File with the SEC, and thereafter shall use commercially reasonable efforts to cause to be declared effective as promptly as practicable but in no event later than the [DATE THAT IS THE LOCK-UP EXPIRATION], a Shelf Registration Statement relating to the offer and sale of the Eligible Securities by the Holders in accordance with the methods of distribution elected by the Holders participating in, and as set forth in, such Shelf Registration Statement.
     (b) Use commercially reasonable efforts to keep the Shelf Registration Statement continuously effective in order to permit the prospectus, as amended or supplemented, forming part thereof to be usable by Holders for a period of three years after the [DATE THAT IS THE LOCK-UP EXPIRATION], provided such period shall automatically be extended to the extent required to permit brokers and dealers to comply with Rule 174 under the Securities Act or as otherwise provided herein, or for such shorter period that will terminate when all Eligible Securities covered by the Shelf

Registration Statement have been sold pursuant to the Shelf Registration Statement or cease to be outstanding or otherwise to be Eligible Securities (the “Initial Shelf Effectiveness Period”).
     (c) The Company shall promptly supplement and amend the Shelf Registration Statement if required by the rules, regulations or instructions applicable to the registration form used for such Shelf Registration Statement, if required by the Securities Act, or, in the reasonable discretion of the Company, if reasonably requested by the Holders of a majority of the Eligible Securities covered by such Shelf Registration Statement or by any underwriter of such Eligible Securities.
     (d) From and after the date the Shelf Registration Statement is declared effective, the Company shall, as promptly as practicable after the request of a Holder, and in any event upon ten (10) Business Days after such date:
          (i) if required by applicable law, file with the SEC a post-effective amendment to the Shelf Registration Statement or prepare and, if required by applicable law, file a supplement to the related prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that the Holder so requesting is named as a selling securityholder in the Shelf Registration Statement and the related prospectus in such a manner as to permit such Holder to deliver such prospectus to purchasers of the Eligible Securities in accordance with applicable law and, if the Company shall file a post-effective amendment to the Shelf Registration Statement, use its commercially reasonable efforts to cause such post-effective amendment to be declared effective under the Securities Act as promptly as is practicable;
          (ii) provide such Holder copies of any documents filed pursuant to Section 3.1(d)(i); and
          (iii) notify such Holder as promptly as practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to Section 3.1(d)(i).
ARTICLE IV
DEMAND REGISTRATION RIGHTS
       4.1. Notice and Registration. If the Shelf Registration Statement contemplated by Article III hereof is no longer effective, and upon written notice from a Holder or Holders owning Eligible Securities requesting that the Company effect the registration under the Securities Act of all or part of the Eligible Securities held by such Holders, which notice shall specify the intended method or methods of disposition of such Eligible Securities, the Company will use commercially reasonable efforts to effect (as promptly as is practicable under the circumstances) the registration under the Securities Act of such Eligible Securities for disposition in accordance with the intended method or methods of disposition stated in such request (which request may be satisfied by means of a Shelf Registration Statement); and the Company agrees that it will use such a Shelf Registration Statement if the Company is then eligible to do so and a Shelf Registration Statement is requested by the Holder(s) in its written notice requesting registration, provided that:
     (a) If the Company shall have previously effected a registration with respect to a Holder’s Eligible Securities pursuant to this Article IV, the Company shall not be required to effect a registration for such Holder’s Eligible Securities pursuant to this Article IV until a period of twelve (12) months shall have elapsed from the effective date of the most recent such previous registration.
     (b) If, upon receipt of a registration request pursuant to this Article IV, the Company is advised in writing (with a copy to the Selling Holders) by a nationally recognized independent investment banking firm selected by the Company to act as lead underwriter in connection with a public offering of securities by the Company that, in such firm’s opinion, a registration at the time and on the terms requested would materially adversely affect such public offering of securities by the Company (other than an offering in connection with employee benefit and similar plans) (a “Company Offering”) that had been contemplated by the Company prior to the notice by the Holders who initially requested registration, the Company shall not be required to effect a registration pursuant to this Article IV until the earliest of (i) three (3) months after the completion of such Company Offering, (ii) promptly after abandonment of such Company Offering, or (iii) three (3) months after the date of written notice from the Holders who initially requested registration (such period a “Company Sale Period”); except that, the Company may not exercise its rights to delay any registration under this Section 4.1(b) (x) more than once in any twelve (12) month period or (y) within four (4) months of the end of any delay effected pursuant to Section 4.1(c); and provided further that in no event shall Pre-Effective Suspension Events and Company Sale Periods be permitted to take effect for more than an aggregate of ninety (90) days in any twelve (12) month period.
     (c) If, while a registration request is pending pursuant to this Article IV, the Chief Executive Officer and the General Counsel of the Company, with the advice of counsel, determine in good faith, that (A) the filing of a registration statement or the declaration of effectiveness is reasonably likely to adversely affect a material financing, acquisition, disposition, merger or other comparable transaction involving the Company or (B) disclosure is reasonably likely to have a material adverse effect on the Company and, in each of (A) and (B), after the advice of counsel, the filing of a registration statement or the declaration of effectiveness would require the disclosure of material non-public information not otherwise required to be disclosed under applicable law (such circumstances being hereinafter referred to as a “Pre-Effective Suspension Event”), the Company shall deliver a certificate to such effect signed by its Chairman, Chief Executive Officer, President or any Vice President to the Selling Holders, and the Company shall not be required to effect a registration pursuant to this Article IV until the earlier of (i) the date upon which such material information is disclosed to the public or ceases to be material or (ii) ninety (90) days after the Company makes such determination; except that, in no event shall Pre-Effective Suspension Events be permitted to take effect (x) more than twice in any twelve (12) month period or (y) within four (4) months following the end of any Pre-Effective Suspension Event with respect to the same or substantially the same facts or circumstances; and provided further that in no event shall Pre-Effective Suspension Events and Company Sale Periods be permitted to exist for more than an aggregate of ninety (90) days in any twelve (12) month period.
     (d) (1) The Company shall not be required to effect more than one registration in any twelve (12) month period, provided that, at the time of the request for registration under this Section 4.1, at the time of the filing of the registration statement with the SEC and throughout the period in which the registration statement is to remain effective, the Company is eligible to register the Eligible Securities on Form S-3 under the Securities Act or any successor form.
     (2) Subject to Section 4.1(d)(3) below, if at any such time the Company is not eligible to register the Eligible Securities on Form S-3 under the Securities Act or any successor form, the Company shall not be required to file a registration statement for the Holders pursuant to this Section 4.1 after the Company has effected three (3) such registrations on a form other than Form S-3 under the Securities Act or any successor form pursuant to this Section 4.1 and such registrations have been declared or ordered effective.
     (3) Following the fifteenth anniversary of the effectiveness of the Shelf Registration Statement contemplated by Article III hereof, the Company shall not be required to file a registration statement for the Holders pursuant to this Section 4.1 after the Company has effected four (4) such registrations under the Securities Act following that fifteenth anniversary pursuant to this Section 4.1 and such registrations have been declared or ordered effective, except that, notwithstanding the limitation contained in this paragraph, the Holders may require the Company to file one (1) additional registration statement pursuant to this Section 4.1 within one year of the death of BCR. For the avoidance of doubt, for purposes of determining whether the Company has effected four (4) registrations pursuant to this Section 4.1(d)(3), any registrations effected pursuant to Section 4.1(d)(2) or Section 4.4 shall not be counted.
     (4) No registration of Eligible Securities under this Article IV shall relieve the Company of its obligation (if any) to effect registrations of Eligible Securities pursuant to Article V.
     (e) If the Eligible Securities of a Holder are registered for resale pursuant to an effective Shelf Registration Statement filed by the Company in compliance with this Agreement, then, for so long as that Shelf Registration Statement is effective and available for use by that Holder in compliance with applicable securities and other laws and without the need for any further action by the Company, and the Company is otherwise complying with any requirements of this Agreement relating to the Shelf Registration Statement, the Company will be deemed to have satisfied its obligations pursuant to this Article IV with respect to that Holder and the Eligible Securities so registered. For the avoidance of doubt, at any time in its sole discretion the Company may elect to include the Eligible Securities of any Holder, or any portion thereof, in any Shelf Registration Statement being filed by the Company.

  4.2. Other Holder Shares. Upon receipt of the written notice from Holders requesting registration under Section 4.1, the Company shall promptly, and in any event within ten (10) Business Days, give written notice to each of the other Holders (the “Other Holders”). Within ten (10) Business Days after receipt of such notice by any Other Holder, such Other Holder may request in writing that its Eligible Securities be included in such registration and, subject to Section 4.1 hereof, the Company shall include in such registration the Eligible Securities of any such Other Holder requested to be so included. Each such request by such Other Holder shall specify the number of shares of Eligible Securities proposed to be sold and the intended method of distribution thereof.
  4.3. Limitation on Registration Rights. Each registration of Eligible Securities requested by a Holder pursuant to Section 4.1 shall be with respect to a number of shares of Common Stock having an aggregate offering price (determined in the manner required by Form S-3 or any successor form) of not less than $10,000,000 or all of the Eligible Securities subject to this Agreement.
  4.4. Automatic Exercise of Demand Registration Rights. Upon the third anniversary of the effectiveness of the Shelf Registration Statement contemplated by Article III hereof, and thereafter upon each subsequent third anniversary of the effectiveness of any Shelf Registration Statement filed pursuant to this Section 4.4 until the fifteenth anniversary of the effectiveness of the Shelf Registration Statement contemplated by Article III hereof, if the Company is eligible to register the Eligible Securities on Form S-3 or any successor form, then the Holders of Eligible Securities will be deemed to have requested that the Company effect the registration under the Securities Act of all of the Eligible Securities pursuant to Section 4.1 of this Agreement on a Shelf Registration Statement filed pursuant to Rule 415(a)(6) or other applicable rule(s) under the Securities Act. Unless otherwise notified by a Holder or Holders in writing of a change in the method or methods of disposition from that provided for in the currently effective Shelf Registration Statement, the Company will prepare and file the Shelf Registration Statement using the method or methods of disposition provided for in such currently effective Shelf Registration Statement.
ARTICLE V
PIGGY-BACK REGISTRATION
   5.1. Notice and Registration. If the Company proposes to register any shares of Common Stock or other securities issued by it having terms substantially similar to Eligible Securities (“Other Securities”) for public sale under the Securities Act (whether proposed to be offered for sale by the Company or by any other Person) on a form and in a manner which would permit registration of Eligible Securities for sale to the public under the Securities Act, it will give prompt written notice to the Holders of its intention to do so, which notice the Holders shall keep confidential, and upon the written request of a Holder delivered to the Company within fifteen (15) Business Days after the giving of any such notice (which request shall specify the number of Eligible Securities intended to be disposed of by such Holder and the intended method of disposition thereof), the Company will use commercially reasonable efforts to effect, in connection with the registration of the Other Securities, the registration under the Securities Act of all Eligible Securities which the Company has been so requested to register by the Selling

Holders, to the extent required to permit the disposition (in accordance with the intended method or methods thereof as aforesaid) of Eligible Securities so to be registered, except that:
     (a) if, at any time after giving such written notice of its intention to register any Other Securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register the Other Securities, the Company may, at its election, give written notice of such determination to the Holders and thereupon the Company shall be relieved of its obligation to register such Eligible Securities in connection with the registration of such Other Securities (but not from its obligation to pay Registration Expenses to the extent incurred in connection therewith as provided in Section 6.5), without prejudice, however, to the rights (if any) of the Holders immediately to request that such registration be effected as a registration under Article IV;
     (b) the Company will not be required to effect any registration pursuant to this Article V if the Company shall have been advised in writing (with a copy to the Selling Holders) by a nationally recognized independent investment banking firm selected by the Company to act as lead underwriter in connection with the public offering of securities by the Company that, in such firm’s opinion, such registration at that time would materially affect the Company’s own scheduled offering, except that, if an offering of some but not all of the shares requested to be registered by the Holders and other holders of the Company’s securities with piggyback rights would not materially affect the Company’s offering, the offering will include all securities offered by the Company and such number of securities with piggyback rights as is determined by such lead underwriter is the maximum number that can be included without materially affecting the Company’s offering, and the aggregate number of shares requested to be included in such offering by the Selling Holders and each other group of securityholders with piggyback rights shall be reduced pro rata based on the relative number of shares being proposed for inclusion by each; if the aggregate number of Eligible Securities to be included in such offering is reduced in accordance with the foregoing, the total number of shares requested to be including in such offering by each Selling Holder shall be reduced pro rata according to the total number of Eligible Securities requested by each Selling Holder to be registered under the Securities Act in connection with the registration of the Other Securities; and
     (c) the Company shall not be required to effect any registration of Eligible Securities under this Article V incidental to the registration of any of its securities (i) on Form S-8 or any successor form to such Form or in connection with any employee or director welfare, benefit or compensation plan, (ii) on Form S-4 or any successor form to such Form or in connection with an exchange offer, (iii) in connection with a rights offering exclusively to existing holders of shares of the Company’s Class A or Class B common stock, (iv) in connection with an offering solely to employees of the Company or its affiliates, or (v) relating to a transaction pursuant to Rule 145 under the Securities Act.
No registration of Eligible Securities effected under this Article V shall relieve the Company of its obligation (if any) to effect registrations of Eligible Securities pursuant to Article IV.

ARTICLE VI
REGISTRATION PROCEDURES AND EXPENSES
  6.1. Registration and Qualification. If and whenever the Company is required to effect the registration of any Eligible Securities under the Securities Act as provided in Articles III, IV or V, the Company will:
     (a) prepare, file and use commercially reasonable efforts to cause to become effective a registration statement under the Securities Act regarding the Eligible Securities to be offered;
     (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith and take such other actions as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Eligible Securities registered on such registration statement (1) in the case of a Shelf Registration Statement filed pursuant to Article III, until the end of the Initial Shelf Effectiveness Period, and (2) in the case of a registration statement filed pursuant to Article IV or Article V, until the earlier of (A) such time as all of such Eligible Securities have been disposed of in accordance with the intended methods of disposition by the Selling Holders set forth in such registration statement or (B) (i) the expiration of twelve months after such registration statement becomes effective, or (ii) with respect to a Shelf Registration Statement, such longer time as all of such Eligible Securities have been disposed of in accordance with the intended methods of disposition by the Selling Holders set forth in such Shelf Registration Statement up to a maximum of three years from the date the Shelf Registration Statement is declared effective by the SEC; provided that, such longer period will only be available (A) to the extent that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis and (B) if applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (y) includes any prospectus required by Section 10(a) of the Securities Act or (z) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, (i) the incorporation by reference in the Shelf Registration Statement of the information required to be included in (y) and (z) above from periodic reports filed pursuant to Section 12 or 15(d) of the Exchange Act, or (ii) the use of a prospectus supplement, filed pursuant to Rule 424 under the Securities Act, containing the information required to be included in (y) and (z) above;
     (c) furnish to the Selling Holders and to any underwriter of such Eligible Securities such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any supplemental prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus, and such other documents as the Selling Holders or such underwriter may reasonably request;

     (d) use commercially reasonable efforts to register or qualify all Eligible Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as the Selling Holders or any underwriter of such Eligible Securities shall reasonably request, and do any and all other acts and things which may be reasonably requested by the Selling Holders or any underwriter to consummate the disposition in such jurisdictions of the Eligible Securities covered by such registration statement, except the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any jurisdiction where it is not then subject to taxation, or to consent to general service of process in any jurisdiction where it is not then subject to service of process;
     (e) use commercially reasonable efforts to list the Eligible Securities on each national securities exchange on which the Common Stock is then listed, if the listing of such securities is then permitted under the rules of such exchange;
     (f) use commercially reasonable efforts to ensure that (i) any registration statement and any amendment thereto and any prospectus forming part thereof and any supplement thereto complies in all material respects with the Securities Act and the rules and regulations thereunder, (ii) any registration statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (iii) any prospectus forming part of any registration statement, and any supplement to such prospectus (as amended or supplemented from time to time), does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading;
     (g) immediately notify the Selling Holders at any time when a prospectus relating to a registration statement filed pursuant to this Agreement is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, at the request of the Selling Holders, prepare and furnish to the Selling Holders as many copies of a supplement to or an amendment of such prospectus as the Selling Holders reasonably request so that, as thereafter delivered to the purchasers of such Eligible Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and
     (h) immediately notify the Selling Holders of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a registration statement filed pursuant to this Agreement or the initiation of any proceedings for that purpose and take every reasonable effort to obtain the withdrawal of any such stop order.

The Company may require the Selling Holders to furnish the Company such information regarding the Selling Holders and the proposed method of distribution of their respective Eligible Securities as the Company may from time to time reasonably request in writing and as shall be required by law or by the SEC in connection with any registration, and each Selling Holder shall promptly notify the Company of the distribution of such securities. Each Holder agrees that it will respond in writing within ten (10) Business Days to any request by the Company to provide or verify any information regarding that Holder or the Holder’s Eligible Securities that is required to be included in a registration statement relating to the Holder’s Eligible Securities pursuant to the rules and regulations of the SEC.
   6.2. Underwriting.
     (a) If requested by the underwriters for any underwritten offering of Eligible Securities pursuant to a registration requested hereunder, the Company will (i) enter into and perform its obligations under an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution to the effect and to the extent provided in Article VIII hereof; and (ii) (x) furnish to the underwriters an opinion of counsel for the Company, addressed to them, and (y) use its reasonable efforts to furnish to the underwriters, a “comfort letter” signed by the independent registered public accountants who have certified the Company’s financial statements included in such registration statement, addressed to them, each such document described in clause (x) and (y) covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities. The holders of Eligible Securities on whose behalf Eligible Securities are to be distributed by such underwriters shall, if requested by such underwriters, be parties to any such underwriting agreement; provided, however, that in the case of an underwritten offering pursuant to Article V hereof, such underwriting agreement shall not provide for indemnification or contribution obligations on the part of such holders materially greater than the obligations of such holders under this Agreement. Notwithstanding the foregoing, any Selling Holder may elect, in writing, prior to the effective date of the registration statement filed in connection with such registration, not to register such Eligible Securities in connection with such registration.
     (b) In the event that any registration pursuant to Article V hereof shall involve, in whole or in part, an underwritten offering, the Company may require Eligible Securities requested to be registered pursuant to Article V to be included in such underwriting on the same terms and conditions as shall be applicable to the Other Securities being sold through underwriters under such registration. In such case, the holders of Eligible Securities on whose behalf Eligible Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement. Such agreement shall contain such representations and warranties by the Selling Holders and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions; provided, however, such underwriting agreement shall not provide for indemnification or contribution obligations on the part of such Selling Holders materially greater than the obligations of such Selling Holders under this Agreement.
     (c) In the event that any registration pursuant to Article IV hereof shall involve, in whole or in part, an underwritten offering, the Selling Holders shall have the right to select the underwriters for such underwritten offering, which underwriters shall be subject to approval by the Company, which approval shall not be unreasonably withheld or delayed.
  6.3. Blackout Periods.
          (a) At any time when a registration statement filed pursuant to Articles III, IV or V relating to Eligible Securities is effective, subject to the provisions of this Section 6.3 and a good faith determination by the Chief Executive Officer and the General Counsel of the Company, with the advice of counsel, that it is in the best interests of the Company to suspend the use of a registration statement following the effectiveness of a registration statement, the Company, by written notice to the Holders, may direct the Holders to suspend sales of the Eligible Securities pursuant to a registration statement for such times as the Company reasonably may determine is necessary and advisable (but in no event for more than the earlier of (i) the date upon which any material non-public information that is a basis for such determination is disclosed to the public or ceases to be material or (ii) ninety (90) days after the Company makes such determination) if any of the following events shall occur: (I) the Chief Executive Officer and the General Counsel of the Company, with the advice of counsel, in good faith determine that (A) the continued use of a registration statement is reasonably likely to adversely affect a material financing, acquisition, disposition, merger or other comparable transaction involving the Company or (B) disclosure of material non-public information is reasonably likely to have a material adverse effect on the Company and, in each of (A) and (B), the continued use of a registration statement would require the disclosure of material non-public information not otherwise required to be disclosed under applicable law; or (II) the Chief Executive Officer and the General Counsel of the Company, with the advice of counsel, shall have determined in good faith that it is required by law, rule or regulation to supplement the registration statement or file a post-effective amendment to the registration statement in order to incorporate information into the registration statement for the purpose of (A) including in the registration statement any prospectus required under Section 10(a)(3) of the Securities Act; (B) reflecting in the prospectus included in the registration statement any facts or events arising after the effective date of the registration statement (or of the most recent post-effective amendment thereto) that, individually or in the aggregate, represents a fundamental change in the information set forth therein; or (C) including in the prospectus included in the registration statement any material information with respect to the plan of distribution not disclosed in the registration statement or any material change to such information (the circumstances set forth in clauses I and II above are referred to as a “Post-Effective Suspension Event”). Upon the occurrence of any such Post-Effective Suspension Event, the Company shall use its commercially reasonable efforts to promptly amend or supplement the registration statement on a post-effective basis or to take such action as is necessary to permit resumed use of the registration statement as promptly as possible.

          (b) In the case of a Post-Effective Suspension Event, the Company shall give written notice (a “Suspension Notice”) to the Selling Holders to suspend sales of the Eligible Securities and such notice shall certify by the Company’s Chairman, Chief Executive Officer, President or any Vice President to the Selling Holders, that such suspension was approved by the Chief Executive Officer and the General Counsel of the Company, with the advice of counsel, shall continue only for so long as the Post-Effective Suspension Event or its effect is continuing, and the Company is taking all reasonable steps to terminate suspension of the use of the registration statement as promptly as possible. The Selling Holders shall not effect any sales of the Eligible Securities pursuant to such registration statement at any time after receiving a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice (as defined below). The Selling Holders may recommence effecting sales of the Eligible Securities pursuant to the registration statement following further notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to the Selling Holders in the manner described above promptly following the conclusion of any Post-Effective Suspension Event and its effect.
          (c) If there is a Post-Effective Suspension Event, the time period set forth in Section 6.1(b) shall be extended for a number of days equal to the number of days from the date of the suspension of sales by the Selling Holders until the date when such sales may be resumed hereunder.
  6.4. Qualification for Rule 144 Sales. With a view to making available to the Holders the benefits of Rule 144 for so long as any Eligible Securities remain outstanding, the Company shall use commercially reasonable efforts to: (1) keep adequate current public information available (as required by Rule 144); (2) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; (3) furnish to each Holder promptly upon request, (A) a written statement by the Company, if true, that it has complied with the applicable reporting requirements of Rule 144, the Securities Act and the Exchange Act and (B) such other information as may be reasonably requested to permit the Holders to sell such Eligible Securities pursuant to Rule 144 (without regard to Rule 144(k)) without registration. In connection with any sale, transfer or other disposition by any Holder of any Eligible Securities pursuant to Rule 144 under the Securities Act, the Company shall cooperate with the Holder to facilitate the timely preparation and delivery of certificates representing Eligible Securities to be sold and not bearing any Securities Act legend, and enable certificates for such Eligible Securities to be for such number of shares and registered in such names as the Holder may reasonably request at least five (5) Business Days prior to any sale of Eligible Securities hereunder.
  6.5. Expenses. The Company shall pay all Registration Expenses in connection with the registration pursuant to Articles III, IV or V. Each Holder shall pay any Selling Expenses.
  6.6. Compliance with Company Policies and Procedures. Each Holder who is or becomes an officer, director or affiliate, or otherwise is or becomes subject to the Company’s policies and procedures concerning trading in Company securities, acknowledges and agrees that all sales of Eligible Securities shall be made in compliance with the Company’s policies and procedures concerning trading in Company securities, as in effect from time to time.

ARTICLE VII
PREPARATION; REASONABLE INVESTIGATION
     In connection with the preparation and filing of each registration statement registering Eligible Securities under the Securities Act, the Company will give the Selling Holders and the underwriters, if any, and their respective counsel and accountants, drafts of such registration statement for their review and comment prior to filing and such reasonable and customary access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent registered public accountants who have certified its financial statements as shall be reasonably necessary to conduct an investigation within the meaning of the Securities Act, subject in all cases to mutually acceptable confidentiality arrangements.
ARTICLE VIII
INDEMNIFICATION AND CONTRIBUTION
   8.1. Indemnification and Contribution.
     (a) The Company shall indemnify and hold harmless each Person that exercises registration rights hereunder and, to the extent applicable, its directors and officers, its partners, its trustees and each Person who controls any of such Persons, each Person who participates as an underwriter in the offering or sale of such securities, and each Person, if any, who controls such underwriter within the meaning of the Securities Act against any losses, claims, damages, liabilities and expenses, joint or several, to which such Person may be subject under the Securities Act or otherwise insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Eligible Securities were registered under the Securities Act, any preliminary prospectus or final prospectus included therein, any issuer free-writing prospectus, or any amendment or supplement thereto, or any document incorporated by reference therein, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will promptly reimburse each such Person for any legal or any other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding, provided, that, the Company shall not be liable to any Person in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, issuer free-writing prospectus or final prospectus, or any amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Selling Holders or such underwriter expressly for use in the registration statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of

Holders or any such Person and shall survive the transfer of such securities by the Selling Holders.
     (b) Each Selling Holder shall, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 8.1(a)) the Company, each director of the Company, each officer of the Company who shall sign such registration statement, each Person who participates as an underwriter in the offering or sale of such securities, each Person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act, with respect to any statement in or omission from such registration statement, any preliminary prospectus or final prospectus included therein, any issuer free-writing prospectus, or any amendment or supplement thereto, but only to the extent that such statement or omission was made in reliance upon and in conformity with written information furnished by such Selling Holder to the Company expressly for use in the registration statement. Notwithstanding the provisions of this Section 8.1(b), a Holder shall not be required to indemnify the Company, its directors, officers, underwriters or control persons with respect to any amount in excess of the amount of the total proceeds to such Holder from sales of the Eligible Securities under such registration statement, and no Holder shall be liable under this Section 8.1(b) for any statements or omissions of any other Holder. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive the transfer of the registered securities by such Selling Holder and the expiration of this Agreement.
     (c) An indemnified party hereunder shall give reasonably prompt notice to the indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the indemnifying party (i) shall not relieve such indemnifying party from any liability which it may have under the indemnity agreement provided in Sections 8.1(a) or (b) above, unless and to the extent it did not otherwise learn of such action and the lack of notice by the indemnified party results in the forfeiture by the indemnifying party of substantial rights and defenses, and (ii) shall not, in any event, relieve the indemnifying party from any obligations to the indemnified party other than the indemnification obligation provided under Sections 8.1(a) or (b) above. If the indemnifying party so elects within a reasonable time after receipt of such notice, the indemnifying party may assume the defense of such action or proceeding at such indemnifying party’s own expense with counsel chosen by the indemnifying party and approved by the indemnified party, which approval shall not be unreasonably withheld; except that, the indemnifying party will not settle any such action or proceeding or consent to the entry of a judgment in any such action or proceeding without the written consent of the indemnified party unless (i) as a condition to such settlement, the indemnifying party secures the unconditional release of the indemnified party and (ii) the settlement does not include any statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the indemnified party; and provided, further, that if the indemnified party reasonably determines that a conflict of interest exists where it is advisable for the indemnified party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to it which are different from or in addition to those available to the indemnifying party, then the indemnifying party shall not be entitled to assume such defense and the indemnified party shall be entitled to separate counsel at the indemnifying party’s expense. If the indemnifying party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the indemnifying party’s counsel shall be entitled to conduct the indemnifying party’s defense and counsel for the indemnified party shall be entitled to conduct the defense of the indemnified party, it being understood that both such counsel will cooperate with each other to conduct the defense of such action or proceeding as efficiently as possible. If the indemnifying party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the indemnifying party will pay the reasonable fees and expenses of counsel for the indemnified party. In such event, however, the indemnifying party will not be liable for any settlement effected without the written consent of the indemnifying party. If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, the indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified party incurred thereafter in connection with such action or proceeding.
     (d) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections 8.1(a) and (b) above is for any reason held to be unenforceable by the indemnified party or otherwise unavailable although applicable in accordance with its terms, the Company and the relevant Holder shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Company and the Holder, (i) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Holder on the other, in connection with the statements, omissions or violations which resulted in such losses, claims, damages, liabilities or expenses, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative fault of but also the relative benefits to the Company on the one hand and the Holder on the other, in connection with the statements, omissions or violations which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits to the indemnifying party and indemnified party shall be determined by reference to, among other things, the total proceeds received by the indemnifying party and indemnified party in connection with the offering to which such losses, claims, damages, liabilities or expenses relate. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact, omission or alleged omission to state a material fact or other violation of law, has been made by, or relates to information supplied by, the indemnifying party or the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.
     The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 8.1(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this

Section 8.1(d), a Holder shall not be required to contribute any amount in excess of the amount of the total proceeds received by such Holder from sales of the Eligible Securities of such Holder under such registration statement.
     Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8.1(d), each Person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Holder, and each director of the Company, each officer of the Company who signed such registration statement and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Company.
     (e) Indemnification and contribution similar to that specified in the preceding subsections of this Article VIII (with appropriate modifications) shall be given by the Company and the Selling Holders with respect to any required registration or other qualification of such Eligible Securities under any federal or state law or regulation of a governmental authority other than the Securities Act.
ARTICLE IX
MISCELLANEOUS
     9.1. Benefits of Registration Rights. Subject to the limitations of Sections 4.1 and 5.1, any Holder may severally or jointly exercise the registration rights hereunder in such manner and in such proportion as they shall agree among themselves.
     9.2. Integration; Amendment. This Agreement, the Master Contribution Agreement and the Master III Operating Agreement constitute the entire agreement among the parties hereto with respect to the matters set forth herein and supersede and render of no force and effect all prior oral or written agreements, commitments and understandings among the parties with respect to the matters set forth herein, other than any agreement as may exist solely among the Holders. Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Company and either (i) BCR, or (ii) in the event BCR owns, directly or indirectly, less than 5% of the Eligible Securities subject to this Agreement, the Holders of a majority of the then outstanding Eligible Securities subject to this Agreement. Any amendment effected in accordance with clauses (i) or (ii) of the immediately preceding sentence shall be binding upon each Holder of Eligible Securities then outstanding (whether or not such Holder consented to any such amendment). Notwithstanding the foregoing, Schedule A may be amended at any time by the execution and delivery of an addendum to this Agreement, in substantially the form attached hereto as Exhibit 1, acknowledging that a permitted transfer of BCR Units has occurred under the Master III Operating Agreement, setting forth the name and notice address of such permitted transferee and acknowledging, as contemplated by Section 9.4, that such permitted transferee agrees to be bound by the terms of this Agreement, and the consent of no other Holder will be required for such an amendment.

     9.3. Waivers. No waiver by a party hereto shall be effective unless made in a written instrument duly executed by (a) the Company and either (i) BCR or (ii) in the event BCR owns, directly or indirectly, less than 5% of the Eligible Securities subject to this Agreement, the Holders of a majority of the then outstanding Eligible Securities subject to this Agreement or (b) the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument. Neither the waiver by any of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder. Any waiver effected in accordance with Section 9.3(a) shall be binding upon each Holder of Eligible Securities then outstanding (whether or not such Holder consented to any such waiver).
     9.4. Burden and Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal and legal representatives and successors. If a Holder disposes of BCR Units, such BCR Units shall remain subject to this Agreement and, as a condition of the validity of such disposition, the transferee shall be required to execute and deliver an addendum to this Agreement, in substantially the form attached hereto as Exhibit 1, unless such transferee is already a Holder. Thereafter, such transferee shall be deemed to be a Holder for purposes of this Agreement.
     9.5. Notices. All notices called for under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by facsimile transmission and followed promptly by mail, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth opposite their names in Schedule A hereto, or to any other address or addressee as any party entitled to receive notice under this Agreement shall designate, from time to time, to others in the manner provided in this Section 9.5 for the service of notices; except that, notices of a change of address shall be effective only upon receipt thereof. Any notice delivered to the party hereto to whom it is addressed shall be deemed to have been given and received on the day it was received; except that, if such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following such day and if any party rejects delivery of any notice attempted to be given hereunder, delivery shall be deemed given on the date of such rejection. Any notice sent by facsimile transmission shall be deemed to have been given and received on the Business Day next following the transmission.
     9.6. Specific Performance. The parties hereto acknowledge that the obligations undertaken by them hereunder are unique and that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to (i) compel specific performance of the obligations, covenants and agreements of any other party under this Agreement in accordance with the terms and conditions of this Agreement and (ii) obtain preliminary injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement in any court of the United States or any State thereof having jurisdiction.

     9.7. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York, but not including the choice of law rules thereof.
     9.8. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
     9.9. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.
     9.10. Execution in Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.
     9.11. Severability. If fulfillment of any provision of this Agreement, at the time such fulfillment shall be due, shall transcend the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision contained in this Agreement operates or would operate to invalidate this Agreement, in whole or in part, then such clause or provision only shall be held ineffective, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date first hereinabove set forth.

FOREST CITY ENTERPRISES, INC.

By:

Name:

Title:

Signatures of Holders on Next Page

[Signature Page of Holders]

Exhibit 1
Form of Addendum to Registration Rights Agreement
ADDENDUM TO REGISTRATION RIGHTS AGREEMENT
     THIS ADDENDUM TO REGISTRATION RIGHTS AGREEMENT (this “Addendum”) is made and entered into by ___ (the “Additional Holder”) as of ___, 200___.
     WHEREAS, Forest City Enterprises, Inc. (“FCEI”) and the parties listed on Schedule A of that certain Registration Rights Agreement, dated as of ___, 200___ (the “Agreement”), as amended from time to time, entered into the Agreement for the purpose of conferring on holders of the BCR Units certain rights to have shares received in connection with the exchange of such BCR Units registered under the Securities Act of 1933, as amended; and
     WHEREAS, a permitted transfer of BCR Units to the Additional Holder has occurred under the Master III Operating Agreement and the Additional Holder desires to execute this Addendum so that the Additional Holder may have all of the rights and obligations of a Holder under the Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the Additional Holder hereby agrees as follows:
     1. Definitions. Each capitalized word or term used as a defined term but not otherwise defined in this Addendum shall have the meaning assigned to it in the Agreement.
     2. Additional Party to the Agreement. Pursuant to Sections 9.2 and 9.4 of the Agreement, the Additional Holder is, and the Additional Holder hereby agrees to be, a party to the Agreement as a Holder.
     IN WITNESS WHEREOF, the Additional Holder has caused this Addendum to be duly executed as of the date first written above.

ADDITIONAL HOLDER:

Name:

Notice Address:

EXHIBIT C-2
Form of Addendum to Registration Rights Agreement
ADDENDUM TO REGISTRATION RIGHTS AGREEMENT
     THIS ADDENDUM TO REGISTRATION RIGHTS AGREEMENT (this “Addendum”) is made and entered into by ___ (the “Additional Holder”) as of ___, 200___.
     WHEREAS, Forest City Enterprises, Inc. (“FCEI”) and the parties listed on Schedule A of that certain Registration Rights Agreement, dated as of ___, 200___ (the “Agreement”), as amended from time to time, entered into the Agreement for the purpose of conferring on holders of the BCR Units certain rights to have shares received in connection with the exchange of such BCR Units registered under the Securities Act of 1933, as amended; and
     WHEREAS, a permitted transfer of BCR Units to the Additional Holder has occurred under the Master III Operating Agreement and the Additional Holder desires to execute this Addendum so that the Additional Holder may have all of the rights and obligations of a Holder under the Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the Additional Holder hereby agrees as follows:
     1. Definitions. Each capitalized word or term used as a defined term but not otherwise defined in this Addendum shall have the meaning assigned to it in the Agreement.
     2. Additional Party to the Agreement. Pursuant to Sections 9.2 and 9.4 of the Agreement, the Additional Holder is, and the Additional Holder hereby agrees to be, a party to the Agreement as a Holder.
     IN WITNESS WHEREOF, the Additional Holder has caused this Addendum to be duly executed as of the date first written above.

ADDITIONAL HOLDER:

Name:

Notice Address:

EXHIBIT D-1
TAX PROTECTION AGREEMENT
     THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made as of the ___ day of ___, 2006, by and between, FOREST CITY MASTER ASSOCIATES III, LLC, a New York limited liability company (the “Company”), Forest City Enterprises, Inc. (“FCEI”), certain entities associated with FCEI (“FCEI Entities”), Forest City Rental Properties Corporation (“Rental Properties”) and BRUCE C. RATNER, an individual residing at c/o Forest City Ratner Companies, 1 MetroTech Center North, Brooklyn, New York 11201 (“BCR”).
W I T N E S S E T H :
     WHEREAS, FCEI, the FCEI Entities and certain entities affiliated with BCR are parties to a Master Contribution and Sale Agreement of even date herewith (the “Master Contribution Agreement”).
     WHEREAS, as a condition to entering into the Master Contribution Agreement and proceeding with the transactions contemplated by the Master Contribution Agreement, FCEI, the FCEI Entities, Rental Properties and BCR have agreed to enter into this Agreement with the Company.
     NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     Section 1. Definitions. For purposes of this Agreement, each capitalized term that is used herein and is not otherwise defined will have the meaning given to it in the Amended and Restated Limited Liability Company Operating Agreement (the “Operating Agreement”) of the Company by and among certain entities affiliated with FCEI, BCR and certain entities and individuals affiliated with BCR of even date herewith. In addition, each of the following terms will have the meaning set forth below:
     (a) “Affected Interests” is defined in Section 6(c).
     (b) “BCR” is defined in the preamble.
     (c) “Code” means the Internal Revenue Code of 1986, as amended.
     (d) “Company Representative” means the person designated in writing by the Managing Member to represent the Company.
     (e) “Contributed Assets” means (i) the BCR Contributed Interests (as defined in the Master Contribution Agreement) contributed to the Company pursuant to the Master Contribution Agreement and the related Properties, (ii) any assets (such as the Properties) directly or indirectly, in whole or in part, owned by an entity that is a Contributed Asset, and (iii) any assets received as “substituted basis property” (as such term is used in Section 7701(a)(42) of the Code) with respect to a Contributed Asset.

     (f) “Cumulative Liability Adjustment” shall be determined as follows. If Class A Initial Common Units are exchanged or redeemed for the Exchange Consideration or are sold in a taxable transaction, or if there is a Disposition of a Contributed Asset, the number of such Units so exchanged, redeemed or sold, or the number of Units issued for the Contributed Asset in the case of a Disposition of a Contributed Asset, will be multiplied by the dollar amount specified on Schedule 1(m) for such Units. The Cumulative Liability Adjustment is the sum of this product for each exchange, redemption, sale or Disposition.
     (g) “Disposition” means any sale, transfer or other act or transaction by the Company (including a deemed distribution under Section 752 of the Code resulting in recognition of gain under Section 731 of the Code), or by any entity in which the Company holds a direct or indirect interest, involving a Contributed Asset (other than a transaction by a Protected Party).
     (h) “Disposition Gain” means, for each Contributed Asset, any income or gain that is recognized by a Property Owner or the Company for federal income tax purposes as a result of a Disposition of the Contributed Asset and is allocated to a Protected Party provided that the amount of such gain can never exceed the amount of the Section 704(c) Gain attributable to the Contributed Asset as of the date of contribution to the Company.
     (i) “FCEI” is defined in the recitals.
     (j) “Guaranty Opportunity” is defined in Section 4(a).
     (k) “Indemnifiable Disposition” means any Disposition during the Protection Period that results in a Protected Party being allocated Disposition Gain other than Disposition Gain arising from (i) a Disposition of any of the Development Properties, (ii) a Disposition of Columbia Park and Quartermaster Plaza (Phase IV only) if the Disposition of such properties occurs prior to 18 months after the Principal Closing Date, (iii) a Disposition of Woodbridge Crossing if the Disposition occurs prior to January 31, 2007, (iv) a Disposition of 80 Dekalb, and (v) a transaction that results from a casualty to or condemnation of a Contributed Asset in which (x) the lender with respect to indebtedness secured by that Contributed Asset does not allow the proceeds from the casualty or condemnation to be used for repair of or improvements to the Contributed Asset or acquisition of a replacement asset and (y) the Company uses commercially reasonable efforts to qualify for nonrecognition of gain for federal income tax purposes with respect to the casualty or condemnation.
     (l) “Master Contribution Agreement” is defined in the first whereas clause.
     (m) “Protected Party” means Bruce Ratner, Ellen Ratner, Michael Ratner, their spouses, lineal descendants, and any trust for their benefit, that directly or indirectly beneficially own any Class A Initial Common Units. Schedule 1(m) sets forth the number of Class A Initial Common Units to be beneficially owned by them, as of the Principal Closing Date. Schedule 1(m) is subject to revision from time to time to reflect the issuance or transfer of Units to BCR or to an Affiliate or member or the Immediate Family of BCR following the Principal Closing Date. Notwithstanding the foregoing, a Protected Party shall not include any transferee of an interest in the Company that is described in Section 8.1(a)(iv), (v), and (vi) of the Operating Agreement.
     (n) “Protected Party Representative” means the Class A Member Representative.

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     (o) “Protection Period” is defined in Section 3.
     (p) “Section 704(c) Gain” means the amount of gain allocated to a Protected Party under Section 704(c) of the Code from a Disposition of a Contributed Asset, or that would be allocated to such party under Section 704(c) of the Code from a Disposition of a Contributed Asset if Section 704(c) of the Code applied to the difference between the fair market value of the Contributed Asset and its adjusted tax basis on the Principal Closing date or, if later, the date the Contributed Asset is contributed to the Company.
     (q) “Substantial Authority” has the meaning provided in Section 6662 of the Code and the Treasury Regulations promulgated thereunder.
     (r) “Transfer,” “Transferred Interest,” and “Transferring Party,” are defined in Section 6(d).
     (s) “Treasury Regulation” means a final or temporary regulation promulgated under the Code by the U.S. Department of Treasury.
     Section 2. Section 704(c) Method. With respect to the Contributed Assets, the Company will use, and will cause any entity (classified as a partnership for Federal income tax purposes) in which the Company holds a direct or indirect interest to use, the “traditional method with curative allocations” with the curative allocation limited to the gain on a Disposition of a Contributed Asset to the extent permitted under Treasury Regulation Section 1.704-3(c). The Company will cause any entity that is treated as a partnership for federal income tax purposes to which any of the Contributed Assets are transferred in a transaction that is wholly or partially nontaxable (i) to use such “traditional method with curative allocations” with the curative allocation limited to the gain on a Disposition of a Contributed Asset to the extent permitted under Treasury Regulation Section 1.704-3(c), and (ii) to agree, for the benefit of the Protected Parties, to be bound by the provisions of this Section 2 as though such entity were the Company. The parties agree that (i) Section 704(c) of the Code and the principles thereunder will apply to any Disposition of Contributed Assets, (ii) Section 704(c) of the Code and the principles thereunder will not apply to allocations from the Company of items of depreciation from property that has an adjusted tax basis equal to its basis under Section 704(b) of the Code, and (iii) the BCR Interests will not be treated as property subject to the allowance for depreciation or amortization under either Section 704(b) or (c) of the Code. To the extent (x) any of the above methods is determined by a court to be a method that is not permitted under Section 704(c) of the Code or the Treasury Regulations promulgated thereunder, or (y) there is a settlement of an examination of the Company’s federal income tax return to the effect that any of the above methods are not permitted under Section 704(c) of the Code or the Treasury Regulations promulgated thereunder, the Managing Member shall adopt a substitute method that varies from the original method to the least extent permitted under the Code and Treasury Regulations which is as neutral to FCEI as possible, and the method so determined shall be used and shall be deemed to be a method specified in this Section 2. If the Managing Member in consultation with its tax advisor does not believe that the method selected by the Protected Party is supported by Substantial Authority, the Protected Party Representative will select an alternative method, subject again to the Managing Members’ consent.

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     Section 3. Protection Period. The “Protection Period” with respect to each Protected Party is the period of time beginning on the Principal Closing Date and ending on the earliest of (i) the twelfth anniversary of the Principal Closing Date, (ii) the date on which the last of the Class A Initial Common Units directly or indirectly beneficially owned by such Protected Party is exchanged or redeemed for the Exchange Consideration, (iii) the death of the Protected Party, as and to the extent provided in Section 6(c), and (iv) with respect to any transfer of a direct or indirect interest in the Company a taxable transfer to the extent provided in Section 6(d).
     Section 4. Debt Protection
     (a) Subject to the provisions of this Section 4, during the Protection Period, the Company may sell, assign, transfer, refinance (with recourse or nonrecourse indebtedness) mortgage, pledge or otherwise deal with any of the Contributed Assets provided, however, that the Company and/or FCEI will (i) maintain, and cause each of the entities classified as a partnership for Federal income tax purposes in which the Company holds a direct or indirect interest to maintain, an amount of indebtedness, in the aggregate, at least equal to $500 million reduced by the Cumulative Liability Adjustment, (ii) if the Company chooses to refinance (or cause or permit to be refinanced) existing indebtedness, use commercially reasonable efforts to cause such refinancing indebtedness to be “qualified nonrecourse financing” within the meaning of Section 465(b)(6)(B) of the Code; (iii) use commercially reasonable efforts to replace such indebtedness with other indebtedness, rather than retire existing indebtedness with equity or FCEI loans, unless in its reasonable business judgment it is in the best interests of FCEI to do so; and (iv) provide each of the Protected Parties that holds a direct or indirect interest in the Company with an opportunity to undertake obligations in a form reasonably acceptable to, and in no way detrimental to, the Company, the intent of which is to allocate indebtedness to such parties for purposes of Section 752 of the Code and the Treasury Regulations promulgated thereunder (a “Guaranty Opportunity”). If any Protected Party intends to undertake a Guaranty Opportunity, it shall provide a written notification to the Company Representative of such intention. In addition to the foregoing, if in its reasonable business judgment, FCEI or the Company determines that it is in the best interests of FCEI or the Company to retire (or cause to be retired) existing debt with equity contributions, then FCEI will use commercially reasonable efforts to cooperate with the Protected Party Representative in structuring the debt retirement to minimize adverse income tax consequences to a Protected Party through (A) a merger of certain BCR Entities, (B) allowing Protected Parties or affiliates thereof to participate in the equity contribution (e.g., by BCR making a loan to the Company), or (C) any other reasonable request by the Protected Party Representative which would involve no cost to FCEI.
     (b) At least thirty (30) days (or such shorter period if commercially reasonable) prior to the occurrence of any of the following events, the Company Representative shall provide written notice to the Protected Party Representative of any:
     (i) Reductions in the outstanding principal balance of any indebtedness of the Property Owners that differ materially from amortization schedules related to such indebtedness;
     (ii) Refinancings of any indebtedness of the Property Owners; and

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     (iii) Sales or exchanges of any property that serves as security for any indebtedness of the Property Owners.
     (c) The Company has agreed to provide the Protected Party Representative with a list of information (set forth on the Section 4(c) Information List attached hereto) that the Company will provide when reasonably requested to do so by the Protected Party Representative, and at or prior to the Principal Closing Date, the Company will provide a schedule of the indebtedness that the Company expects to report for federal income tax return purposes as being the amount of total indebtedness allocable to the Company as of the Principal Closing Date and the reductions attributable to expected amortization of such indebtedness. In no event is the Company responsible for providing the fair market value of any property, although the Protected Party Representative may request third party appraisals (if any) the Company has already obtained when such information is related to a Guaranty Opportunity a Protected Party may undertake. If the Protected Party Representative proposes a guarantee of indebtedness for which FCEI or any of its affiliates bears the “risk of loss” (as such term is used for purposes of the Treasury Regulations promulgated under Section 752 of the Code), the Company will promptly advise the Protected Party Representative. Once a guaranty has been executed by the Protected Party, the Company will undertake commercially reasonable efforts so that neither FCEI nor any of its affiliates bears the “risk of loss” (as such term is used for purposes of the Treasury Regulations promulgated under Section 752 of the Code) with respect to the portion of the indebtedness that is guaranteed by the Protected Party or, in the case of indemnification or other contractual arrangement, that is subject to indemnification or other contractual arrangement. For purposes of the preceding two sentences, the Company will be entitled to assume that the Protected Party or entity providing the guaranty or indemnity or entering into the contractual arrangements and the affiliates of such Protected Party or entity have not entered into any arrangement that would reduce or eliminate the “risk of loss” (as determined under Treasury Regulations Section 1.752-2) that such entity would have absent such arrangement.
     (d) Except as provided in the third and fourth sentences of the preceding Section 4(c), the Protected Party will bear the risk that a guaranty, indemnification or other action taken pursuant to a Guaranty Opportunity is not effective to cause an allocation for federal income tax purposes of indebtedness of the Property Owners to such Protected Party in the desired amount. Neither FCEI nor any of its affiliates will be required to take a position on any federal, state, or local tax return that is not supportable, as determined by FCEI in its reasonable discretion, by at least Substantial Authority; provided, however, that FCEI shall take the position in question if the Protected Party provides FCEI with a well-reasoned opinion of counsel or an accounting firm that the position is supportable by Substantial Authority. Notwithstanding the preceding proviso, if FCEI or an accounting firm or counsel advising FCEI disagrees with the opinion referred to in the preceding sentence, the parties shall mutually agree on the selection of an independent law firm or accounting firm, which shall be requested to resolve as expeditiously as reasonably possible the question of whether the position in question is supportable by Substantial Authority. With respect to the Guaranty Opportunity, the Protected Party will bear any costs or expenses associated with the contest or litigation of any position taken with regard to any allocation of partnership liabilities under Code Section 752 of the Code and the Treasury Regulations promulgated thereunder, including any costs associated with counsel or an accounting firm providing FCEI the well-reasoned opinion described above.

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     Section 5. Preservation of Tax Status. During the Protection Period, the Company will not take any action that would cause the Company to be treated as a corporation for federal income tax purposes.
     Section 6. Indemnification
     (a) Subject to the other provisions of this Section 6, the Company will indemnify each of the Protected Parties as follows:
     (i) If the Company or an entity in which the Company owns a direct or indirect interest fails to use the allocation method specified in Section 2, the Company will pay to the Protected Party an amount equal to the aggregate federal, state and local income taxes paid, or to be paid, by the Protected Party as a result of, or in connection with, the failure to use such allocation method (taking into consideration all taxes imposed in respect of items allocated to the Protected Party as a result of allocations not permitted by Section 2) plus an amount equal to the aggregate federal, state and local income taxes payable by the Protected Party as a result of the receipt of the payments required by this Section 6(a)(i) (including for this purpose all taxes on payments hereunder intended to compensate or indemnify the recipient for tax liability).
     (ii) If an Indemnifiable Disposition occurs during the Protection Period, the Company will pay to the Protected Party an amount equal to the aggregate federal, state and local income taxes paid, or to be paid, by the Protected Party as a result of, or in connection with, such transaction or event plus an amount equal to the aggregate federal, state and local income taxes payable by the Protected Party as a result of the receipt of the payments required by this Section 6(a)(ii) (including for this purpose all taxes on payments hereunder intended to compensate or indemnify the recipient for tax liability).
     (iii) If the Company or other entity fails to comply with Section 4 or 5, the Company will pay to each of the Protected Parties an amount equal to the aggregate federal, state and local taxes paid, or to be paid, by such Protected Party as a result of such non-compliance plus an amount equal to the aggregate federal, state and local income taxes payable by the Protected Party as a result of the receipt of the payments required by this Section 6(a)(iii) (including for this purpose all taxes on payments hereunder intended to compensate or indemnify the recipient for tax liability).
     (iv) For purposes of determining taxes paid, payable or to be paid for purposes of this section 6(a), (v) all income arising from the transaction or event shall be treated as subject to federal, state and local income tax payable by individuals residing in New York City, determined using the maximum federal, New York State and New York City rates on ordinary income and capital gain (taking into account recapture), as applicable, then in effect, (or in the case of individuals residing outside of New York City, using the appropriate state and local rates, taking into account taxes imposed by New York City and New York State (or other jurisdictions where the property in question is located) on income derived from such jurisdiction, to the extent appropriate), (w) indemnity payments will be assumed to be taxable as guaranteed payments treated as ordinary income, (x) the deduction for such guaranteed payments will be allocated 100% to the FCEI Entities who contributed (or who are related to the party who funded) the capital or

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otherwise funded the amounts to make such payments (to the extent of such contribution), (y) any amounts payable pursuant to the indemnity provided for in this Section will be determined assuming that the transaction or event giving rise to the indemnification obligation was the only transaction or event reported on the Protected Party’s tax return (and, for clarity, without giving effect to any loss carry forwards or other deductions available to the Protected Party) and (z) any amounts payable with respect to state and local income taxes shall be assumed to be deductible for federal income tax purposes.
     (v) Notwithstanding the foregoing, the amount that the Company is required to pay under this Section 6 will be reduced by the amount of any prior distributions made to the Protected Party under Sections 5.2(b)(vi) and (vii) of the Operating Agreement (but only to the extent not previously taken into account under this clause (v)).
     (vi) For purposes of this Section 6, no amount of taxes paid, payable, or to be paid by a Protected Party from an event, sale, refinancing, transaction, or otherwise shall be taken into account more than once.
     (b) Notwithstanding the foregoing, the Company will not be required to indemnify during the Protection Period any Protected Party pursuant to Section 6 as a result of any Indemnifiable Disposition if, based on the terms of the organizational documents for the relevant Property Owner in force on the date of this Agreement or, if giving more control to the Company, the organizational documents in force at the time of the Indemnifiable Disposition, the action is one that cannot reasonably be prevented directly or indirectly by the Company or an Affiliate (or by any successor to the Company’s interest in the Property Owner); provided that, the Company (and any such successor) uses commercially reasonable efforts to prevent the occurrence of such transaction or event through the exercise of its rights under the organizational documents for such Property Owner. For this purpose, the failure by the Company to exercise any buy-sell right, right of first refusal or right of first offer will not be treated as a failure to use commercially reasonable efforts to prevent the occurrence of the relevant transaction or event.
     (c) If a Protected Party dies, then any subsequent owner (including his or her estate and any grantor trust the assets of which are deemed to be included in his estate) of the direct or indirect interests in the Company owned (or treated as owned for federal income tax purposes) by the deceased Protected Party (the “Affected Interests”) and by each BCR Entity through which the deceased Protected Party owned (or was treated as owning for federal income tax purposes) an indirect interest in the Company at death will not, with respect to the Affected Interests, be eligible to receive an indemnity payment under Section 6(a) or to recover damages for a breach of Section 2, 4 or 5 to the extent the subsequent owner’s basis in the Affected Interests is increased to fair market value under Section 1014(a) of the Code (or successor provision of the Code or Internal Revenue law) and the Company has an election under Section 754 in effect for its federal income tax year of the death. To the extent such subsequent owner’s basis in the Affected Interests is increased to fair market value under Section 1014(a) of the Code (or successor provision of the Code or Internal Revenue law) and the Company does not have an election under Section 754 of the Code in effect for its federal income tax year of the death, then the subsequent owner, with respect to the Affected Interests, will be eligible to receive an indemnity payment under Section 6(a) or to recover damages for a breach of Section 2, 4, or 5 with respect to events occurring no later than six months after the date of such death.

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For purposes of this Section 6, the Company shall be treated as having an election under Section 754 of the Code in effect only to the extent a valid election under such Code section is in effect for any federal tax partnership in which the Company owns a direct or indirect equity interest (subject to the conditions of Section 6(j)) so that there is an adjustment to federal income tax basis at the ultimate property level.
     (d) To the extent that a Protected Party (the “Transferring Party”) transfers (the “Transfer”) a direct or indirect interest in the Company (the “Transferred Interest”) in a transaction that is fully taxable for federal income tax purposes, then any subsequent owner of the Transferred Interests and each BCR Entity through which the Transferring Party owned (or was treated as owning for federal income tax purposes) the Transferred Interest will not, with respect to the Transferred Interests, be eligible with respect to events occurring subsequent to the Transfer to receive an indemnity payment under Section 6(a) or to recover damages for a breach of Section 2, 4 or 5.
     (e) As soon as practicable (but in no event more than sixty (60) days after the end of the Company’s federal income tax year), the Company will provide the Protected Party Representative with a written computation of the amount of Disposition Gain or other income for which an indemnity is due. As soon as practicable after receipt of such written computation, the Protected Party will prepare and deliver to the Company Representative a written statement of the computation of the amount of any indemnity payment to which the Protected Party is entitled under Section 6(a), together with all information necessary for the Company to confirm the accuracy of the computation (the statement and information are collectively referred to as the “Computation Statement”). The Company will have thirty (30) days from the date of the receipt of the Computation Statement to review it (“Review Period”).
     (i) If, after its review of the Computation Statement, the Company believes that the amount of the indemnification to which the Protected Party is entitled under Section 6(a) is less than the amount shown on the Computation Statement, then the Company may deliver to the Protected Party Representative prior to the expiration of the Review Period a notice of disagreement setting forth the Company’s computation of the amount of the indemnification to which the Protected Party is entitled. If the Company does not deliver a written notice of disagreement within the Review Period, the Protected Party’s determination of the amount of the indemnification payable under Section 6(a) as shown on the Computation Statement will be final and binding on the parties.
     (ii) If the Company delivers a written notice of disagreement with the Computation Statement within the Review Period, the Protected Party and the Company will attempt in good faith to resolve such disagreement within sixty (60) days from the date on which the Company delivers the notice of disagreement. If the Company and the Protected Party cannot reach agreement within the sixty (60) day period (or such longer period as they may agree), either party may refer the dispute to an independent accounting firm of national reputation that is acceptable to the Company and the Protected Party (the “Independent Accounting Firm”) for binding resolution. The Independent Accounting Firm may conduct such proceedings as it, in its discretion, deems advisable to assist it in resolving the dispute. Any computation by the Independent Accounting Firm must be made on a basis consistent with the provisions of this Agreement. The Independent Accounting Firm will render its decision in writing

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within sixty (60) days following its selection. The decision by the Independent Accounting Firm will be conclusive and binding on the parties. The Protected Party and the Company will each pay one-half of the fees and reimbursable expenses of the Independent Accounting Firm. Each of the parties will bear its own legal, accounting and other fees and expense of participating in such dispute resolution procedure. Unless otherwise agreed by the Company and the Protected Party, non-computational issues, such as legal questions regarding the interpretation of provisions of this agreement, will not be submitted to the Independent Accounting Firm for resolution but will be resolved in accordance with Section 13 of this Agreement.
     (f) The FCEI Entities will contribute to the Company funds sufficient to pay the required indemnity, and the Company will pay the Protected Party the amount of indemnification to which it is entitled at least five (5) business days prior to the date on which the Protected Party is required to pay the taxes (including estimated taxes) for which the indemnification is being paid; provided, however, that the Company is not required to make such payment before the expiration of the Review Period. If there is a dispute with respect to the amount of the indemnity, the Company shall pay the indemnity to the extent not in dispute in accordance with the preceding rules and shall pay the remaining amount due (if any) within five (5) business days after resolution of the dispute. In the event the FCEI Entities fail to pay the required indemnity amount, Rental Properties, by its execution hereof, agrees to guaranty the performance of the FCEI Entities as described in this Section 6(f).
     (g) The indemnification provided in Section 6(a) will be the Protected Parties’ exclusive remedy with respect to an Indemnifiable Disposition or for a breach by the Company of its obligations under Section 2, 4 or 5.
     (h) Notwithstanding anything to the contrary herein, and to avoid uncertainty as to the applicability of any indemnification obligation hereunder, the indemnification obligations provided in this Agreement shall not apply to any of the following:
     (i) The contributions by affiliates of BCR and by BCR of the BCR Contributed Interests to the Company as described in the Master Contribution Agreement;
     (ii) Allocations of Net Income to the Class A Distribution Preference; and
     (iii) Transfers of interests by any Protected Party; and
     (iv) Exercise of Exchange Rights as provided for in the Operating Agreement and any exhibits or addendums thereto; and
     (v) Redemption at Option of Holders of Class A Common Units for In-Kind Distribution; and
     (vi) Allocations of Net Income pursuant to Article 5.1(a)(vi) of the Operating Agreement.
     (i) To the extent any of the methods under Section 704(c) of the Code described in Section 2 above are disallowed by the Internal Revenue Service and as a result of a disposition of a Contributed Asset after the Protection Period expires the FCEI Entities are allocated income or

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gain under Section 704(c) of the Code in excess of the amount that would have been allocated to the FCEI Entities had the methods described in Section 2 above been permitted, then BCR agrees to file claims for refund for any overpayment of federal, state and city income tax attributable to the disallowance by the Internal Revenue Service of the Section 704(c) method used for each of the BCR tax years affected. Upon receipt of such refunds, BCR will contribute to the Company an amount equal to such refunds or the amount that would have been refunded to BCR unreduced by any offsets for other items, and the Company will distribute such amount to the FCEI Entities. The distribution to the FCEI Entities will be treated as a guaranteed payment to the FCEI Entities, and the deduction corresponding to such guaranteed payment will be allocated exclusively to BCR, so that there will be no net credit to the Capital Account of BCR in connection with such contribution.
     (j) With respect to any federal income tax year of the Company (other than the Company’s federal income tax year including the Principal Closing Date), the Company will, at the request of the Protected Party Representative, make or cause to be made an election under Section 754 of the Code for the Company and any federal tax partnership in which the Company holds a direct or indirect interest, if (i) such election does not adversely affect the Company and (ii) the Company has the ability to make such election or cause such election to be made.
     Section 7. Participation in Contest. In connection with any dispute potentially affecting the tax liability of a Protected Party, including a dispute relating to the Section 704(c) method described in Section 2 hereof or the allocation of indebtedness under Section 752, at the election of and expense of the Protected Party Representative, counsel or accountant elected by the Protected Party Representative shall have the right to be present at and participate in any litigation with or administrative hearing before the Internal Revenue Service, and the Company will not settle any such dispute without first consulting with the Protected Party Representative and giving full, fair and deliberate consideration to its recommendations and suggestions. As the Company makes its decision with respect to any litigation or administrative hearing with the IRS, the Company will consider the intentions of the parties as reflected in this agreement and the relative economic impact of the proposed settlement on FCEI and the Protected Parties such that the method selected is as neutral to FCEI as possible.
     Section 8. Third Party Beneficiaries. Each of the Protected Parties is an intended third-party beneficiary of, and may enforce, the provisions of this Agreement.
     Section 9. Notices. All notices, demands, consents, requests or other communications provided for or permitted to be given hereunder by a party to this Agreement will be given in the manner provided in the Master Contribution Agreement.
     Section 10. Assignment. None of the parties to this Agreement will have the right to assign, transfer, convey or otherwise sell (or enter into any agreement to do the same), directly or indirectly, any interest or benefit it may have in or under this Agreement without first having obtained the written consent of the other party (the Protected Party Representative, in the case of any Protected Party), which consent may be withheld in such party’s sole and absolute discretion; provided, however, that consent shall not be required in the case of an assignment permitted under the Operating Agreement.

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     Section 11. Waiver. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of the change, waiver, discharge or termination is sought or, in the case of a default, by the non-defaulting party or parties.
     Section 12. GOVERNING LAW. AS PERMITTED BY SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, THE PARTIES HERETO AGREE THAT THIS AGREEMENT WILL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     Section 13. Jurisdiction. Each of the parties submits to the jurisdiction of any New York State Court or Federal Court of the United States of America sitting in the borough of Manhattan, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement (other than computational issues submitted to the Independent Accounting Firm under Section 6(e)), or for recognition or enforcement of any judgment. All claims in respect of any such suit, action or proceeding may be brought, heard and determined in such New York State Court or, to the extent permitted by law, in such Federal Court. Final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State Court or Federal Court sitting in the borough of Manhattan. Each of the parties waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court. Nothing contained in this Section 13 will be construed as preventing either of the parties from (i) objecting to the jurisdiction of any New York State Court on the ground that the matter involved exceeds the statutory jurisdiction of such court or (ii) from seeking to remove any suit, action or proceeding from a New York State Court to a Federal Court sitting in the borough of Manhattan, or vice versa.
     Section 14. Captions. The captions and section headings included in this Agreement are for convenience only, do not constitute part of this Agreement and will not be considered or referred to in interpreting the provisions of this Agreement.
     Section 15. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same instrument. The submission of a signature page transmitted by facsimile, pdf file or similar electronic transmission facility will be considered as an “original” signature page for purposes of this Agreement.
     Section 16. Severability. If any provision hereof is held invalid or not enforceable to its fullest extent, such provision will be enforced to the extent permitted by law, and the validity of the remaining provisions hereof will not be affected thereby.
     Section 17. Prior Negotiations; Construction. No negotiations concerning or modifications made to prior drafts of this Agreement will be construed in any manner to limit, reduce or impair the rights, remedies, duties and obligations of the parties under this Agreement

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or to restrict or expand the meaning of any of the provisions of this Agreement or to construe any of the provisions of this Agreement in any party’s favor. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendment, schedule or exhibit hereto.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FOREST CITY MASTER ASSOCIATES III, LLC

By:
Name:
Title:

Bruce C. Ratner

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     Section 4(c) Information list
     For any real property and related indebtedness in which the Company owns a direct or indirect interest:
1.	Rent roll and stacking plan;

2.	Selected lease abstracts;

3.	Copy of any third party appraisals dated within 3 years;

4.	Operating agreement;

5.	Account receivable aging;

6.	Schedule of tenant leases in default;

7.	Information concerning any material litigation affecting the property or its owner;

8.	Financial statements for the most recent three fiscal years:

9.	Mortgage and mezzanine loan documents; and

10.	Any other information reasonably requested and related to the property and its owner.

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EXHIBIT D-2
Exhibit D-2
Form of Addendum to Tax Protection Agreement
ADDENDUM TO TAX PROTECTION AGREEMENT
     THIS ADDENDUM TO TAX PROTECTION AGREEMENT (this “Addendum”) is made and entered into by ___ (the “Additional Protected Party”) as of ___, 200___.
     WHEREAS, Forest City Master Associates III, LLC, a New York limited liability company (“Master III”), Forest City Enterprises, Inc. (“FCEI”), certain other entities associated with FCEI, Forest City Rental Properties Corporation and Bruce C. Ratner entered into that certain Tax Protection Agreement, dated as of ___, 200___ (the “Agreement”), as amended from time to time, for the benefit of each Person receiving or entitled to receive any BCR Units; and
     WHEREAS, a transfer of BCR Units that does not terminate the obligations of FCEI, Master III and certain other entities affiliated with FCEI under the Agreement with respect to the Additional Protected Party has occurred and the Additional Protected Party desires to execute this Addendum so that the Additional Protected Party may have all of the rights and obligations of a Protected Party under the Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the Additional Protected Party hereby agrees as follows:
     1. Definitions. Each capitalized word or term used as a defined term but not otherwise defined in this Addendum shall have the meaning assigned to it in the Agreement.
     2. Additional Protected Party to the Agreement. Pursuant to the Agreement, the Additional Protected Party is, and the Additional Protected Party hereby agrees to be, a party to the Agreement as a Protected Party.
     IN WITNESS WHEREOF, the Additional Protected Party has caused this Addendum to be duly executed as of the date first written above.

ADDITIONAL PROTECTED PARTY:

Name:

Notice Address:

EXHIBIT E
VOTING AGREEMENT
     THIS VOTING AGREEMENT (this “Agreement”) is made as of the ___ day of ___, 2006 by and among FOREST CITY ENTERPRISES, INC., an Ohio corporation (“FCEI”), each of the parties listed on Schedule A hereto (each a “Forest City Principal”, and, collectively, the “Forest City Principals”) and Bruce C. Ratner, an individual (“BCR”).
W I T N E S S E T H:
     WHEREAS, FCEI, BCR and certain other parties thereto have entered into that certain Master Contribution and Sale Agreement, dated as of ___, 2006, as the same may have been amended from time to time (the “Master Contribution Agreement”).
     WHEREAS, simultaneously herewith, the Principal Closing under the Master Contribution Agreement is occurring.
     WHEREAS, the Forest City Principals own certain shares of FCEI Class B Common Stock, as described in FCEI’s most recent proxy statement filed with the Securities and Exchange Commission. The currently owned and hereafter acquired shares of FCEI Class B Common Stock of the Forest City Principals are referred to herein as the “Forest City Principal Shares”.
     WHEREAS, FCEI, the Forest City Principals and BCR desire to execute and deliver this Agreement for the purpose of regulating certain aspects of the relationship between the parties commencing as of the Principal Closing.
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     Section 1. Definitions. Capitalized terms used but not defined in this Agreement have the meanings given to them in the Master Contribution Agreement. For purposes of this Agreement, the following terms shall have the meanings given to them in this Section 1:
          (a) “Affiliate” means, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person; as used in this definition, “control” shall mean (a) the ownership of more than ten percent (10%) of the voting securities or other voting interest of any Person (including attribution from related parties), or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
          (b) “Immediate Family of BCR” means the “Immediate Family” (as defined in the Master III Operating Agreement) of BCR together with any estate planning vehicles of BCR and the Immediate Family of BCR.

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          (c) “Person” means any individual, corporation, partnership, association, trust, limited liability company or other entity or organization.
          (d) “Ratner Family” means the “Immediate Family” (as defined in the Master III Operating Agreement) of the Forest City Principals together with any estate planning vehicles of the Forest City Principals and the Immediate Family of the Forest City Principals.
     Section 2. Voting of Forest City Principal Shares.
          (a) Subject to Section 2(c) below, the board of directors of FCEI (the “Board of Directors”) will, no later than February 1, 2007, (i) if necessary, create a vacancy in the Board of Directors by increasing the number of directors and (ii) appoint BCR as a director of FCEI to fill the vacancy. Thereafter, subject to Section 2(b) and Section 2(c) below, (i) the Board of Directors will (A) nominate and recommend BCR to the shareholders of FCEI for election to the Board of Directors at the first meeting of the shareholders of FCEI following the date of BCR’s appointment to the Board of Directors and for re-election to the Board of Directors at each subsequent meeting of the shareholders of FCEI held to consider a vote on BCR’s seat on the Board of Directors and (B) not take any action intended to interfere with the election or re-election of BCR to the Board of Directors, and (ii) the Forest City Principals agree to vote their respective Forest City Principal Shares in favor of BCR for election to the Board of Directors at the first meeting of the shareholders of FCEI following the date of BCR’s appointment to the Board of Directors and for re-election to the Board of Directors at each subsequent meeting of the shareholders of FCEI held to consider a vote on BCR’s seat on the Board of Directors.
          (b) Notwithstanding any other provision in this Section 2, in the event (i) of BCR’s death or a physical or mental incapacity that prevents BCR from performing all duties required of a director of FCEI, or (ii) that (A) in the case that BCR is an employee of the New York Strategic Business Unit, the aggregate number of all BCR Units and FCEI Stock issued upon conversion of any BCR Units owned directly and/or beneficially by BCR, any Affiliate of BCR or any member of the Immediate Family of BCR, taken together as a group, is at any time less than 1,500,000 or (B) in the case that BCR is no longer an employee of the New York Strategic Business Unit, the aggregate number of all BCR Units and FCEI Stock issued upon conversion of any BCR Units owned directly and/or beneficially by BCR, any Affiliate of BCR or any member of the Immediate Family of BCR, taken together as a group, is at any time less than 2,500,000, or (iii) that BCR materially breaches either the non-competition covenant contained in BCR’s then current employment agreement with FCEI or any written policy generally applicable to all members of the Board of Directors and BCR does not cure such breach within thirty (30) days of receipt of notice of such breach from FCEI, all obligations of FCEI, the Board of Directors and the Forest City Principals pursuant to this Agreement will automatically terminate and, in the case of clause (iii) of this sentence, BCR will immediately tender his resignation as a director of FCEI to the Board of Directors; provided, however, in the event BCR, in good faith, disputes FCEI’s claim that BCR is in material breach, as described in clause (iii) of this sentence, BCR shall not be obligated to tender his resignation and this Agreement shall not automatically terminate until there has been a determination by the Audit Committee of the Board of Directors that BCR was in material breach.

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          (c) Notwithstanding anything to the contrary in this Agreement, the obligations of the Forest City Principals pursuant to this Agreement will apply only to their capacities as shareholders of FCEI. Nothing in this Agreement will prohibit, or be deemed to limit in any manner, any Forest City Principal who is serving as an officer or director, solely in his or her capacity as such officer or director, from (i) taking any action or making any statement at any meeting of the Board of Directors or any committee thereof, (ii) making any statement to any officer, director or agent of FCEI, or (iii) otherwise taking any action solely in his or her capacity as an officer or director of FCEI. In no event will any of the Forest City Principals or any member of the Board of Directors be required to take, or be required to refrain from taking, any action that they believe in good faith, after consulting with legal counsel, would constitute a breach of any fiduciary duty owed as a result of serving as an officer or director of FCEI.
          (d) In the event that any Forest City Principal transfers (including by operation of law or through succession, but excluding a proxy given to a representative appointed or designated by FCEI in connection with a particular FCEI shareholder meeting) beneficial ownership of any Forest City Principal Shares to any member of the Ratner Family, the Forest City Principal (or, in the case of death, such deceased Forest City Principal’s legal representatives), concurrently with such transfer, will cause the transferee to execute and deliver a counterpart of this Agreement to BCR pursuant to which the transferee agrees to be bound by the provisions of this Agreement as if it were a Forest City Principal. No transfer of beneficial ownership of any Forest City Principal Shares from any Forest City Principal to any member of the Ratner Family will be effective unless the transferee executes a counterpart of this Agreement and agrees to be bound by each of the terms of this Agreement.
     Section 3. Representations and Warranties of BCR. BCR hereby represents and warrants to FCEI and the Forest City Principals as follows:
          (a) Authority. BCR has full legal power, authority and right to execute and deliver, and to perform its obligations under, this Agreement. This Agreement (i) has been duly executed by BCR and (ii) constitutes a valid and binding agreement of BCR enforceable against him in accordance with its terms, subject to (A) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (B) general principles of equity, regardless of whether considered in a proceeding at law or in equity.
          (b) No Conflicts. Neither the execution and delivery of this Agreement by BCR nor the performance by BCR of his obligations hereunder will violate or result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law or regulation to which BCR is subject or by which BCR is bound.
     Section 4. Representations and Warranties FCEI. FCEI hereby represents and warrants to BCR as follows:
          (a) Authority. FCEI has full legal power, authority and right to execute and deliver, and to perform its obligations under, this Agreement. This Agreement (i) has been duly executed by FCEI and (ii) constitutes a valid and binding agreement of FCEI enforceable against

3

it in accordance with its terms, subject to (A) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (B) general principles of equity, regardless of whether considered in a proceeding at law or in equity.
          (b) No Conflicts. Neither the execution and delivery of this Agreement by FCEI nor the performance by FCEI of its obligations hereunder will violate or result in any breach or violation of or be in conflict with or constitute a default under any term of (i) the organizational documents of FCEI or (ii) any agreement, judgment, injunction, order, decree, law or regulation to which FCEI is subject or by which FCEI is bound.
     Section 5. Representations and Warranties of the Forest City Principals. Each Forest City Principal hereby represents and warrants to BCR as follows:
          (a) Title. As of the date hereof, each of the Forest City Principals owns beneficially and of record its respective Forest City Principal Shares. Each of the Forest City Principals has the sole right, or the shared right with other Forest City Principals, to vote their respective Forest City Principal Shares, and there are no restrictions on rights of disposition or other liens, claims, options, charges or other encumbrances pertaining to the Forest City Principal Shares that would restrict or prevent any of the Forest City Principals from performing their respective obligations pursuant to this Agreement.
          (b) Authority. Each of the Forest City Principals has full legal power, authority and right to execute and deliver, and to perform its obligations under, this Agreement. This Agreement (i) has been duly executed by such Forest City Principal and (ii) constitutes a valid and binding agreement of such Forest City Principal enforceable against such Forest City Principal in accordance with its terms, subject to (A) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (B) general principles of equity, regardless of whether considered in a proceeding at law or in equity.
          (c) No Conflicts. Neither the execution and delivery of this Agreement by the Forest City Principals nor the performance by the Forest City Principals of their respective obligations hereunder will violate or result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law or regulation to which such Forest City Principal is subject or by which such Forest City Principal is bound.
          (d) Right to Vote. None of the Forest City Principals has granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of their respective Forest City Principal Shares or deposited any of their respective Forest City Principal Shares in a voting trust or entered into any arrangement or agreement limiting or affecting such Forest City Principal’s legal power, authority or right to vote their respective Forest City Principal Shares as required by this Agreement. The Forest City Principals will not commit any act that could impose additional restrictions on, or otherwise affect, such Forest City Principal’s legal power, authority and right to vote their respective Forest City Principal Shares as required by this Agreement. The Forest City Principals will not (w) enter into any voting agreement with respect

4

to any of their respective Forest City Principal Shares, (x) grant any Person (other than a representative appointed or designated by FCEI in connection with a particular shareholder meeting) any proxy (revocable or irrevocable) or power of attorney with respect to any of their respective Forest City Principal Shares, (y) deposit any of their respective Forest City Principal Shares in a voting trust or (z) otherwise enter into any agreement or arrangement restricting or affecting such Forest City Principal’s legal power, authority or right to vote as required by this Agreement without, in each case, (A) causing such Person to agree to be bound by the provisions of this Agreement that impose limitations and/or voting obligations on the Forest City Principals or (B) the prior written consent of BCR.
     Section 6. Severalty of Obligations. The obligations under this Agreement of each Forest City Principal are the separate and several obligations of such Forest City Principal, and are not joint obligations with respect to any other Person. No failure by any Forest City Principal to perform its obligations under this Agreement will relieve any other Person of any of its obligations hereunder, and no Forest City Principal will be responsible or liable for the obligations of, or any action taken or omitted by, any other Forest City Principal hereunder.
     Section 7. Specific Enforcement. The parties agree that, in the event that any of the terms or the provisions of this Agreement are not performed or complied with in accordance with their specific terms or are otherwise breached, immediate irreparable injury would be caused for which there is no adequate remedy at law. Accordingly, it is agreed that in the event of a failure by a party to perform its obligations hereunder, the other parties will be entitled to specific performance through injunctive relief to prevent breaches of the terms of this Agreement and specifically to enforce the terms of this Agreement in any action instituted in accordance with Section 9(e) below, in addition to any other remedy to which such other parties may be entitled, at law or in equity.
     Section 8. Termination. This Agreement will automatically terminate following a merger, consolidation or other transaction involving FCEI if, immediately after the consummation of such merger, consolidation or other transaction, the persons who held the voting equity securities of FCEI immediately prior to the consummation of such merger, consolidation or other transaction no longer hold a majority of the voting equity securities of the surviving or resulting entity.
     Section 9. Miscellaneous.
          (a) Notices. All notices, demands, consents, requests or other communications provided for or permitted to be given hereunder by a party to this Agreement will be given in the manner provided in the Master Contribution Agreement.
          (b) Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that none of the parties to this Agreement will have the right to assign, transfer, convey or otherwise sell (or enter into any agreement to do the same), directly or indirectly, any interest it may have in or under this Agreement without first having obtained the written consent of the other parties, which consent may be withheld in such other party’s sole and absolute discretion.

5

          (c) Waiver. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of the change, waiver, discharge or termination is sought or, in the case of a default, by the non-defaulting party or parties.
          (d) GOVERNING LAW. THE PARTIES HERETO AGREE THAT THIS AGREEMENT WILL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO.
          (e) Jurisdiction. Each of the parties submits to the jurisdiction of any Ohio State Court or Federal Court of the United States of America sitting in the City of Cleveland, Ohio, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment. All claims in respect of any such suit, action or proceeding may be brought, heard and determined in such Ohio State Court or, to the extent permitted by law, in such Federal Court. Final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Ohio State Court or Federal Court sitting in the City of Cleveland, Ohio. Each of the parties waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court. Nothing contained in this Section 9(e) will be construed as preventing either of the parties from (i) objecting to the jurisdiction of any Ohio State Court on the ground that the matter involved exceeds the statutory jurisdiction of such court or (ii) from seeking to remove any suit, action or proceeding from an Ohio State Court to a Federal Court sitting in the City of Cleveland, Ohio, or vice versa.
          (f) Captions. The captions and section headings included in this Agreement are for convenience only, do not constitute part of this Agreement and will not be considered or referred to in interpreting the provisions of this Agreement.
          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same instrument. The submission of a signature page transmitted by facsimile, by e-mail (as a pdf file or otherwise) or similar electronic transmission facility will be considered as an “original” signature page for purposes of this Agreement.
          (h) Severability. If any provision hereof is held invalid or not enforceable to its fullest extent, such provision will be enforced to the extent permitted by law, and the validity of the remaining provisions hereof will not be affected thereby.
          (i) Prior Negotiations; Construction. No negotiations concerning or modifications made to prior drafts of this Agreement will be construed in any manner to limit, reduce or impair the rights, remedies, duties and obligations of the parties under this Agreement or to restrict or expand the meaning of any of the provisions of this Agreement or to construe any of the provisions of this Agreement in any party’s favor. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of

6

construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendment, schedule or exhibit hereto.
          (j) Changes in Capitalization. Without duplication of any other provision of this Agreement and subject to Section 8 hereof, if any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, reorganization, liquidation or other similar change or transaction of or by FCEI occurs as a result of which shares of any class of any corporation are issued in respect of outstanding securities of FCEI, all references to FCEI’s securities hereunder will be deemed to be references to the securities received by holders of FCEI’s securities in exchange for or in respect of their FCEI securities pursuant to such transaction.
          (k) No Beneficial Interest in Stock. The parties hereto have acted independently with respect to the negotiation, execution and delivery of this Agreement and all other agreements between them and have not entered into, and do not intend to enter into, any arrangements that would result in the formation of a “group” within the meaning of Section 13(d)(3) or in the creation of any beneficial ownership interest by a party in the shares of FCEI capital stock held by another party hereto for purposes of Rule 13d-3 under the Exchange Act.
          (l) Further Assurances. The parties hereto will each execute and deliver, or cause to be executed and delivered, all further documents and instruments reasonably requested by another party and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, providing any information reasonably requested in order to permit a party hereto to make timely filings under the Securities Act and the Exchange Act.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.
[signature blocks to be added]

7

EXHIBIT F
EXHIBIT F
to
MASTER CONTRIBUTION AND SALE AGREEMENT
ESTOPPEL STANDARDS
1. Anchor Tenants
That the Lease is in full force and effect.
That to Tenant’s knowledge, the Lease is valid and enforceable according to its terms.
That to Tenant’s knowledge, Landlord is not in default under the Lease and no condition exists that, with the giving of notice or passage of time, would constitute a default by Landlord under the Lease.
That to Tenant’s knowledge, there are no set-offs, counterclaims or defenses to the performance or observance of the covenants or agreements to be performed by Tenant under the Lease.
The dates on which the lease term began and, excluding unexercised renewals, will expire. Whether there are options to renew the Lease and, if so, how many and the duration of each such option.
The amount of the base or minimum monthly rent currently payable by Tenant, and the date through which such rent has been paid.
That Tenant is in occupancy of the Premises.
2. Ground Leases
That the Ground Lease is in full force and effect.
That to Lessor’s knowledge, the Ground Lease is valid and enforceable according to its terms.
That to Lessor’s knowledge, all rents, fees, sums, charges, cost, expenses and other amounts due and payable or currently accrued under the Ground Lease have been paid and Lessee is not otherwise in default under the Ground Lease.

Exhibit F-Page 1

That to Lessor’s knowledge, there are no set-offs, counterclaims or defenses to the performance or observance of the covenants or agreements to be performed by Lessor under the Ground Lease.
3. REAs
That, to the knowledge of the undersigned, the REA is in full force and effect, all fees, sums, charges, costs, expenses and other amounts due and payable by the undersigned have been paid, and the undersigned is not otherwise in default.
4. UDAG Loans
The outstanding principal amount of the UDAG Loan.
That, to the Lender’s knowledge, Borrower is not in default under the UDAG Loan and no condition exists that, with the giving of notice or passage of time, would constitute a default under the UDAG Loan.

Exhibit F-Page 2

EXHIBIT G-1
EXHIBIT G-1 TO MASTER CONTRIBUTION AND SALE AGREEMENT1
AMENDED AND RESTATED OPERATING AGREEMENT
     This Amended and Restated Operating Agreement is made and entered into as of the ___ day of [___], 2006 (the “Effective Date”), by and among Forest City Master Associates III, LLC, a New York limited liability company (“Master III”), and [___], a [___] (the “FCE Entity”).
RECITALS:
     WHEREAS, [___,] LLC, a [insert jurisdiction of organization] limited liability company (the “Company”), was formed pursuant to the Articles of Organization dated as of [___ ___], 200[_] (as the same may have been amended, the “Certificate”) and filed with the [insert jurisdiction of organization] Secretary of State on [___], 200[_] for the purposes of acquiring, and owning, a direct or indirect interest in, and developing, financing, managing, operating, improving, leasing and disposing of, the Property and the buildings and improvements now or hereafter located thereon and an Operating Agreement, dated as of [___], 200[_] (as the same may have been amended, the “Initial Agreement”), for the Company was adopted;
     WHEREAS, Forest City Enterprises, Inc., an Ohio corporation (“FCEI”), certain entities affiliated with FCEI (including the FCE Entity), Master III, certain entities affiliated with Master III and certain entities and individuals affiliated with Bruce C. Ratner (the “BCR Parties”) are parties to a Master Contribution and Sale Agreement, dated as of [___], 2006 (as the same may have been amended or otherwise modified from time to time in accordance with the terms thereof, the “Master Contribution Agreement”);
     WHEREAS, pursuant to the Master Contribution Agreement, certain of the BCR Parties and the FCE Entity have, among other things, contributed all or a portion of their respective interests in the Company to Master III in exchange for Class A Common Units (in the case of the BCR Parties) and Class B Common Units (in the case of the FCE Entity) of Master III;
     WHEREAS, Master III and the FCE Entity desire to amend and restate the Initial Agreement in its entirety on the terms and conditions set forth in this Agreement to reflect the admission of Master III as a Member.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual consideration and agreement herein contained, the Members agree that the Initial Agreement shall be amended and restated to read in its entirety as follows:
ARTICLE I
ORGANIZATION AND TERM
     1.1. Formation. The Company was formed under and pursuant to the provisions of the Act by filing the Certificate on or prior to the date hereof. The rights and liabilities of the Members will be as provided under the Act, the Certificate and this Agreement. The fact that the Certificate is on file in the office of the Secretary of State, State of New York, will constitute notice that the Company is a limited liability company.

[1]	To be modified as appropriate at closing for individual entity types and structures on an entity-by-entity basis.

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          In order to maintain the Company as a limited liability company under the laws of the State of New York, the Company will from time to time take appropriate action, including the publication of its formation, and the preparation and filing of such amendments to the Certificate and such other fictitious name certificates, documents, instruments and publications as may be required by law, including, without limitation, action to reflect:
          1.1.1. a change in the Company name;
          1.1.2. a correction of false or erroneous statements in the Certificate or the desire of the Members to make a change in any statement therein in order that it will accurately represent the agreement among the Members; or
          1.1.3. a change in the time for dissolution of the Company as stated in the Certificate and in this Agreement.
     1.2. Name. The business and affairs of the Company will be conducted solely under the name of “___”. The Company will execute and file all assumed or fictitious name certificates required to be filed in the applicable public records of ___County, New York, with the Secretary of State of the State of New York, or in any other county in which the Company is doing business.
     1.3. Term. The term of the Company commenced on the date of filing the Certificate in accordance with the Act and shall continue in perpetuity until dissolved, wound up and terminated in accordance with Article X.
     1.4. Registered Agent and Office. The Company’s registered agent and office in New York will be CT Corporation Systems, whose business address is 3 Winners Circle, Albany, New York 12205. At any time, the Company may designate another registered agent and/or office.
     1.5. Principal Place of Business. The principal place of business of the Company will be c/o [___], 50 Public Square, Terminal Tower, Suite 1360, Cleveland, Ohio 44113. The following items will at all times be maintained at the Company’s principal office:
          1.5.1. a current list of the full name and last known business, residence or mailing address of each Member and Manager, both past and present;
          1.5.2. a copy of the Certificate, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;
          1.5.3. copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent Fiscal Years;
          1.5.4. copies of this Agreement with all amendments and copies of any writings permitted or required under the Act regarding the obligation of a Member to perform any enforceable promise to contribute cash or property or to perform services as consideration for such Member’s Capital Contribution;
          1.5.5. minutes of every meeting of the Members; and
          1.5.6. any written consents obtained from Members pursuant to the Act regarding action taken by Members without a meeting.

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Such records are subject to inspection and copying at the reasonable request and at the expense of any Member during ordinary business hours.
     1.6. Other Instruments. Each Member hereby agrees to execute and deliver to the Company within five (5) days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as any Member reasonably deems necessary, useful or appropriate to comply with any laws, rules or regulations as may be necessary to enable the Company to fulfill its responsibilities under this Agreement and the Act.
ARTICLE II
PURPOSES AND POWERS OF THE COMPANY
     2.1. Purposes. The overall business, purpose and scope of the Company is to directly or indirectly acquire, own, develop, construct, finance, mortgage, maintain, operate, manage, lease, market and sell ___ (the “Project”), including all amenities therein. The overall business, purpose and scope as described above will be the only business or purpose of the Company.
     2.2. Authority of Company. In furtherance of its purpose, but consistent with and subject to the provisions of this Agreement and all applicable laws, the Company is empowered and authorized to do any and all acts and things incidental to, or necessary, appropriate, proper, advisable, or convenient for, the furtherance and accomplishment of the purposes described in Section 2.1 and for the protection and benefit of the Company, including, without limitation:
          2.2.1. acquiring fee and leasehold estates in real and personal property and the rights therein or appurtenant thereto, necessary, appropriate or incidental to the development, construction, ownership, management and maintenance of the Project;
          2.2.2. entering into, performing and carrying out contracts and agreements of any kind, and entering into any kind of activity, in connection with, or incidental to, the accomplishment of the purposes of the Company;
          2.2.3. securing approvals, permits and consents necessary, appropriate or incidental to the accomplishment of the purposes of the Company;
          2.2.4. developing and constructing improvements to the Property and dedicating or otherwise conveying portions of the Company Assets as may further the purposes of the Company;
          2.2.5. borrowing money, and issuing evidences of indebtedness in furtherance of the Company business and securing any Company indebtedness by mortgage, pledge, security interest or other lien, and otherwise financing or refinancing (defined for purposes of this Agreement to include recast, modified, extended or increased) the Project;
          2.2.6. leasing, mortgaging, selling or otherwise disposing of all or any part of the Project and/or the Property for cash, stock, other securities or other property, or any combination thereof;
          2.2.7. entering into partnerships, ventures and other business arrangements, and contributing all or any portion of the Company Assets as consideration for same;

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          2.2.8. to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;
          2.2.9. to appoint agents of the Company, and define their duties and fix their compensation, if any;
          2.2.10. to make and alter operating agreements, not inconsistent with the Certificate, this Agreement or the laws of the State of New York, for the administration and regulation of its affairs;
          2.2.11. to indemnify a Member or Managers or former Member or Managers, and to make any other indemnification that is authorized by the Certificate or by this Agreement in accordance with the Act;
          2.2.12. at the end of the term hereof as provided in Section 1.3, to cease its activities and surrender its Certificate;
          2.2.13. to have and exercise all powers necessary or convenient to effect any or all of the purposes for which the Company is organized;
          2.2.14. to become a member of a general partnership, limited partnership, joint venture or similar association or any other limited liability company;
          2.2.15. to file condominium and homeowner association offering statements, prospectuses or other required documents with the appropriate governmental authorities, and thereafter to sell one or more condominium units in the Project in accordance therewith; and
          2.2.16. doing and performing all other acts and things which may be necessary, appropriate or incidental to the carrying out of the business and purposes of the Company.
     2.3. Certain Transactions. The Company is expressly permitted in the normal course of its business to enter into transactions with any or all Members or with any Affiliate of any or all Members.
     2.4 Certain Restrictions. Notwithstanding anything herein to the contrary, the Company shall neither (i) refrain from distributing any Cash Available for Distribution, Net Refinancing Proceeds or Net Sales Proceeds if such failure to distribute will result in either a Class A Cumulative Distribution Shortfall under the Master III Operating Agreement (as defined in the Master III Operating Agreement) or an inability of Master III to perform its obligations under the Exchange Rights (as defined in the Master III Operating Agreement) under the Master III Operating Agreement nor (ii) take any action (including refraining from distributing any Cash Available for Distribution, Net Refinancing Proceeds or Net Sales Proceeds) or enter into any contract that would materially interfere with Master III’s legal right to make allocations and distributions to the holders of its Class A Common Units or perform its obligations under the Exchange Rights under the Master III Operating Agreement or would otherwise alter such obligations.
ARTICLE III
CAPITAL CONTRIBUTIONS
     3.1. Initial Capital Contributions. The Capital Accounts for each of the Members as of the date of this Agreement are set forth on Exhibit A (the “Initial Capital Contributions”). The Members will have no further liability or responsibility to the Company or any creditor except to the extent specifically set forth herein.

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     3.2. Member Loans. The Members shall have the right, but not the obligation, to make loans to the Company (“Member Loans”), as reasonably determined by the Manager in excess of the Initial Capital Contributions and Additional Capital Contributions. Member Loans shall be repaid with interest thereon at 12% per annum, compounded annually from the date advanced until the date repaid. Any Member Loans made by Master III shall conform with the terms of Section 6.3 of the Master III Operating Agreement.
     3.3. Additional Capital Requirements. The FCE Entity may contribute to the Company all such amounts in excess of its Initial Capital Contribution as may be required to complete the construction, marketing, sale or rental or operations, as applicable, of the Project in accordance with the Project Budget or the Company’s operating budget in such amounts as may be determined by the FCE Entity (collectively, the “Additional Capital Contributions”). The FCE Entity shall not be obligated to make any Additional Capital Contributions. No Member shall be permitted or required to make any Additional Capital Contributions except as provided in this Section 3.3. The FCE Entity will be entitled to a preference from cash distributions of a Priority Return and a return of capital with respect to each Additional Capital Contribution.
     3.4. Withdrawals and Interest. Except as otherwise provided herein, no Member will have the right to withdraw its Initial Capital Contribution or to receive any return, preferred return or interest on any portion of his/its Capital Contributions, including, without limitation, its Initial Capital Contribution or Additional Capital Contributions.
ARTICLE IV
DISTRIBUTIONS
     4.1. Timing of Distributions. Except as otherwise provided in Article X, the Company will distribute any Cash Available for Distribution as promptly as possible, as reasonably determined by the Manager. The Manager will use its best efforts to make sufficient distributions to the Members to pay, when due, taxes attributable to any income or gain has been allocated to the Members.
     4.2 Distributions of Cash Available for Distribution, Net Refinancing Proceeds and Net Sales Proceeds. Cash Available for Distribution, Net Refinancing Proceeds and Net Sales Proceeds will be distributed in the following order and priority:
4.2.1 First, to the FCE Entity in an amount equal to its accrued and unpaid Priority Return.
4.2.2 Second, to the FCE Entity in an amount equal to its Unreturned Capital.
4.2.3 Third, to the Members in an amount equal to their respective accrued and unpaid Preferred Returns.
4.2.4 Fourth, to the Members in an amount equal to their respective Preferred Equity.
4.2.5 Last, to the Members in accordance with their respective Company Percentages.
     Notwithstanding the above, to the extent that the amount being distributed in the aggregate to Master III from all Property Owners and Service Companies (as such terms are defined in the Master III Operating Agreement) is not sufficient to pay currently the Class A Distribution Preference under the Master III Operating Agreement (as such term is defined in the Master III Operating Agreement) and to pay in full any then outstanding Class A Cumulative Distribution Shortfall under the Master III Operating

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Agreement, all Cash Available for Distribution, Net Refinancing Proceeds and Net Sales Proceeds shall be distributed to the Members in accordance with their respective Company Percentages prior to the repayment of any Member Loans (including the payment of any interest thereon) made after the date hereof, accrued and unpaid Priority Return, Unreturned Capital, accrued and unpaid Preferred Returns and Preferred Equity, until such time as Master III receives distributions from the Property Owners and Service Companies in an aggregate amount sufficient to pay currently the Class A Distribution Preference under the Master III Operating Agreement and pay in full any then outstanding Class A Cumulative Distribution Shortfall under the Master III Operating Agreement.
     4.3. Fiscal Year. The fiscal year of the Company for both financial reporting and federal income tax purposes will be the Fiscal Year.
ARTICLE V
ALLOCATIONS
     5.1 Allocations of Income (Including Income from Sale of Property). Income from operations or sale of the Property for each fiscal year or portion thereof shall be allocated among the Members as follows:
5.1.1 First, to the Members, to the extent of and in proportion to, the cumulative amount of net losses allocated to the Members under Section 5.2.4, in excess of any amounts previously allocated under this clause;
5.1.2 Second, to the Members, to the extent of and in proportion to, the cumulative amount of net losses allocated to the Members under Section 5.2.3, in excess of any amounts previously allocated under this clause;
5.1.3 Third, to the FCE Entity, to the extent of the cumulative amount of net losses allocated to the FCE Entity under Section 5.2.2, in excess of any amounts previously allocated under this clause;
5.1.4 Fourth, to the FCE Entity, to the extent of the cumulative amount of net losses allocated to the FCE Entity under Section 5.2.1, in excess of any amounts previously allocated under this clause;
5.1.5 Fifth, to the FCE Entity, to the extent any Priority Return has been distributed under Section 4.2.1 for this and all prior periods, in excess of any amounts previously allocated under this clause;
5.1.6 Sixth, to the Members, to the extent of the cumulative amount of any Preferred Return distributed for this and all prior periods in excess of any amounts previously allocated under this clause; and
5.1.7 Last, to the Members in accordance with their respective Company Percentages.
     5.2 Allocation of Net Loss. Losses for each fiscal year shall be allocated among the Members as follows:
5.2.1 First, to the FCE Entity to the extent of the Priority Return allocated to the FCE Entity under Section 5.1.5 to the extent not previously distributed;

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5.2.2 Second, to the FCE Entity an amount of loss equal to the FCE Entity’s Unreturned Capital;
5.2.3 Third, to the Members, to the extent of any Preferred Return allocated to the Members under Section 5.1.6 to the extent not previously distributed;
5.2.4 Fourth, to the Members, to the extent of their respective positive Capital Account balances; and
5.2.5 Last, to the Members in accordance with their respective Company Percentages.
     5.3 Miscellaneous Tax Matters. All tax and accounting determinations shall be made reasonably and in good faith by the Manager for the benefit of all Members. The Manager may make or decline to make, or may revoke or seek to revoke, any election which the Company may make under the tax laws, including the election provided by section 754 of the Code.
     5.4. Tax Matters Partner. The FCE Entity is designated a tax matters partner (the “TMP”) as defined in Section 6231(a)(7) of the Code, and the Members will take such actions as may be necessary, appropriate, or convenient to effect the designation of the FCE Entity as TMP. The TMP and the other Members will use their best efforts to comply with the responsibilities outlined in this Section 5.4 and in Sections 6222 through 6232 of the Code (including any Treasury Regulations promulgated thereunder).
ARTICLE VI
RIGHTS AND POWERS OF MEMBERS
     6.1. Powers of Members. No act will be taken, sum expended, decision made or obligation incurred by the Company or the Manager or any Member with respect to any matter within the scope of the major decisions enumerated below, unless such matter has been approved by all of the Members, such approval not to be unreasonably withheld or delayed, either separately or as a part of the Project Budget, to-wit:
          6.1.1. the amendment of the Certificate or this Agreement;
          6.1.2. the approval or disapproval of the issuance of additional Interests for sale to then existing Members or new subscribers and the admission of a transferee of all or a portion of a Member’s Interest;
          6.1.3. the dissolution of the Company (except as provided in Article X);
          6.1.4. acquisition of any real property other than the Property;
          6.1.5. the formation of a partnership or other venture between the Company and a third party;
          6.1.6. any decision to pay the Manager, any Member or any Affiliate a salary or other compensation not otherwise provided for herein and the amount of such salary or other compensation and other benefits; and
          6.1.7. amendment of this Section 6.1.

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     The Manager acknowledges, covenants and agrees that in making decisions affecting the Property, the Manager will act reasonably, recognizing its fiduciary responsibility to all Members. To the extent feasible and financially reasonable, the Manager will not make decisions which favor one Member over the others.
     6.2. Transactions Between a Member or Manager and the Company. Except as otherwise provided by applicable law, any Member or Manager may, but will not be obligated to, lend money to the Company, act as surety for the Company and transact other business with the Company and has the same rights and obligations when transacting business with the Company as a person or entity who is not a Member or a Manager.
     6.3. Member Activities. Any of the Members, their Affiliates and any shareholder, officer, director, partner, employee or other Person holding a legal or beneficial interest in an entity which is a Member or an Affiliate thereof, may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including but not limited to the ownership, development, construction, operation and management of residential and commercial property similar to the Project, whether or not in competition with the Project; and neither the Company nor the other Members will have any right, by virtue of this Agreement, to enter into or participate in such independent ventures or to share the income or profits derived therefrom or any other rights therein; and, each of the Members hereby waives whatever statutory or other rights to the contrary which he/she may now or hereafter possess.
     6.4. Affiliates. The fact that a Member, an Affiliate, or a shareholder or partner of a Member or Affiliate is directly or indirectly interested in, owned, employed or connected with any Person employed by the Company or the Members, to render or perform a service for the Company or from which the Company or the Members may buy merchandise, material, services or other property, will not prohibit the Company or the Members from employing such Person or from purchasing merchandise, material, services or other property therefrom or from otherwise dealing with the Person under reasonable terms and conditions such as would be reflected in an arms-length transaction, provided, all such dealings are communicated to the Members in writing prior to implementation.
ARTICLE VII
MANAGER
     7.1. Manager.
          7.1.1. The management of the Company’s business will be vested exclusively in the Manager. The Manager will have the sole authority to sign agreements, checks and other instruments on behalf of the Company, subject only to the provisions of Section 6.1.
          7.1.2. Upon the resignation or removal of the FCE Entity as Manager, the FCE Entity will designate the replacement Manager.
          7.1.3. The Manager may engage in other business activities as permitted by Section 6.3 and will be obliged to devote only as much of its time to the Company’s business as reasonably required in light of the Company’s business and objectives. The Manager will perform its duties as Managers in good faith, in a manner it reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs his duties will not have any liability by reason of being or having been a Manager of the Company.

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     7.2. Powers of the Manager. Subject to the limitations set forth elsewhere in this Agreement, the Manager will have the right and authority to take all actions which it deems necessary, useful or appropriate for the day-to-day management and conduct of the Company’s business. The Manager may exercise all powers of the Company and do all such lawful acts and things as are not by statute, the Act, the Certificate or this Agreement, directed or required to be exercised or done by the Member subject to the provisions of Section 6.1. All instruments, contracts, agreements and documents providing for the acquisition, mortgage or disposition of the Company Assets will be valid and binding on the Company if approved by the Manager and by the Members pursuant to Section 6.1, to the extent such approval is required thereunder.
     7.3. Salaries and Fees. The Company shall not pay to any Manager, Member, or any of their Affiliates a fee or salary as compensation for their services rendered to the Company. Such fees and salaries will be treated as expenses of the Company and will not be deemed to constitute distributions to the recipient of any profit, loss or capital of the Company.
     7.4. Duties of the Manager. The Manager will have the following primary duties and responsibilities, with such limitations on their powers as set forth below and elsewhere in this Agreement:
          7.4.1. The preparation of Project Budget, and expending the capital and revenues of the Company in accordance with approved Project Budget;
          7.4.2. Negotiating and arranging for all financings, and preparing all projections, financial reports and other information or material to be furnished to the lenders;
          7.4.3. Supervising construction, alterations and improvements with respect to the Project; retaining, terminating and/or hiring the services of engineers, surveyors, appraisers, accountants, attorneys, mortgage brokers, corporate fiduciaries, escrow agents, depositories, custodians, agents for collection, insurers, insurance agents, and such other technical or administrative advisors as reasonably deemed necessary by the Manager to further the purposes of the Company; retaining agents and employees for the Company, including property managers and leasing agents, and to delegate any of their powers (but not their obligations) to such agents or employees and direct such agents or employees with respect to the implementation of the Manager’s decisions and the conduct of day-to-day operations of the Company;
          7.4.4. The negotiation, administration, review and coordination of contracts on behalf of the Company for the construction and development of the Project and sales of units in the Project, and the administration and coordination of on-site and offsite improvements, warranty claims and corrective work;
          7.4.5. Entering into and executing (i) agreements and any and all documents and instruments customarily employed in the real estate industry in connection with the development, construction and operation of the Project; and (ii) all other instruments deemed to be necessary or appropriate to the proper operation of the Project or to perform effectively and properly their duties or exercise their powers hereunder;
          7.4.6. Placing or investing Company Assets in bank savings and checking accounts, savings and loan associations, commercial paper, government securities, certificates of deposit, bankers’ acceptances and other short-term interest-bearing obligations; provided, however, that the Manager will use reasonable efforts to cause uninvested cash reserves of the Company to be placed in interest-bearing accounts or instruments. To the extent funds of the Company are sufficient therefor, the Manager may

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maintain reserves for operating or other expenses to the extent contemplated in the Project Budget, subject to any limitations on the establishment of reserves set forth elsewhere in this Agreement;
          7.4.7. The performance of other customary development functions, including seeking to obtain all local, state and federal permits, approvals and land use consents and acting as a liaison with all governmental authorities having jurisdiction over the development of the Project, and processing all governmental permits and approvals; and authorizing such research reports, economic and statistical data, evaluations, analysis, opinions and recommendations as may be necessary to further the purposes of the Company;
          7.4.8. Procuring and maintaining insurance policies with such coverage and in such amounts as required by this Agreement or by the terms of any loan to the Company;
          7.4.9. File protests regarding property tax assessments and commence, defend, and settle litigation arising from such protests;
          7.4.10. Prepare and deliver to each of the Members periodic reports not less than quarterly of the state of the business and the affairs of the Company as well as quarterly financial statements, and maintain, or cause to be maintained, the books and records;
          7.4.11. As soon as reasonably practical after the end of each Fiscal Year, cause the Accountants to conduct any audit which may be required herein, and prepare and deliver to each Member a report setting forth in sufficient detail all such information and data with respect to business transactions affected by or involving the Company during such Fiscal Year as will enable the Company and Members to prepare their federal, state and local income tax returns in accordance with the laws, rules and regulations then prevailing. The Manager will also cause such Accountants to prepare federal, state or local tax returns required of the Company and file the same. The Manager will also furnish to each Member copies of the Company’s audit report, tax return and such other reports on the Company’s operations and conditions as may be reasonably requested by any Member;
          7.4.12. Collecting all revenues payable to the Company and depositing all sums collected in the Company’s account or accounts in a bank or financial institution selected by the Manager; and
          7.4.13. Making, or causing to be made, distributions of Cash Available for Distribution, Net Refinancing Proceeds or Net Sales Proceeds pursuant to Article IV.
     7.5 Expenses of Company. Expenses to carry out the purposes and business of the Company will constitute Company expenditures and, whenever possible and consistent with the Project Budget or operating budgets, will be paid by the Company from its accounts.
ARTICLE VIII
MEMBERS’ AND MANAGER’S LIABILITY AND INDEMNITY
     8.1. Members.
          8.1.1. In the absence of the written agreement of any Member to the contrary, no Member will be liable under a judgment, decree or order of a court, or in any other manner, for the debts, liabilities or obligations of the Company. A Member will have no liability to any other Member and/or the Company when acting pursuant to its authority granted pursuant to the Articles and/or this Agreement except to the extent such Member’s acts or omissions constituted willful misconduct or gross negligence

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of such Member. Additionally, a Member will be liable to the Company for any difference between its Capital Contribution actually paid in and the amount promised by any Member as stated in this Agreement or any writing signed by the Member.
          8.1.2. If a Member has received a distribution in violation of this Agreement or the Act, it shall be liable to the Company to return such distribution.
     8.2. Manager. The Manager does not in any way guarantee the return of any Member’s Capital Contribution or a profit for the Members from the Company’s business. The Manager will incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture regardless of whether such other business or venture competes with the Company or whether the Manager is active in the management or business of such other business or venture. Neither the Company nor any of the Members will have any rights by virtue of the Articles, this Agreement or any applicable law in or to the other business ventures of the Manager or to the income, gains, losses, deductions and credits derived therefrom by the Manager.
     8.3. Company’s Indemnification of Members, Manager, Employees or Agents. The Company agrees to indemnify its Members, Manager, employees and agents to the fullest extent permitted by law and as specifically permitted in the Act.
     8.4. Force Majeure. Notwithstanding anything in this Agreement to the contrary, a Member or a Manager will not be liable (except for such Member’s obligation to contribute or return its Capital Contributions under the Act or this Agreement) for any loss or damage to the Company Assets or operations caused by its failure to carry out any of the provisions of the Articles and/or this Agreement as a result of foreseeable or unforeseeable acts of God or incidents resulting from outside forces, beyond the control of such Member or Manager, such as strikes, labor troubles, riots, fires, weather, floods, acts of a public enemy, insurrections, breakdown or failure of machinery, acts, omissions or delays of governmental authorities and governmental laws, rules, regulations or orders.
     8.5. Remedies. The remedies of the Members hereunder are cumulative and will not exclude any other remedies to which a Member may be lawfully entitled. The Members acknowledge that all legal remedies for any breach of this Agreement may be inadequate, and therefore they consent to any appropriate equitable remedy; provided, that any failure of a Member to abide by the terms of this Agreement, including without limitation any vote or consent that should bind a Member, or any other failure to adhere to the terms of this Agreement which cost the Company or the other Member legal and court costs to enforce same will render the breaching Member liable to the Company and the other Member for any such fees and costs.
     8.6. Waiver. The failure of any Member to insist upon strict performance of a covenant or condition hereunder will not be a waiver of its right to demand strict compliance therewith in the future.
ARTICLE IX
ADDITIONAL MEMBERS AND INTERESTS
     9.1. Additional Interests. By approval of or on behalf of the Members possessing one hundred percent (100%) of the Interests, the Company may issue Additional Interests by sale or other issuance to existing Members or other persons or entities (individually, an “Additional Member”, and collectively, the “Additional Members”). Any such sale or other issuance of Company Interests will be made in accordance with the Certificate and this Agreement. As a condition to such issuance, the Additional Members acquiring such Interests will execute (a) an instrument by which the Additional Members acknowledge the terms and conditions of and covenants and agrees to be bound by the

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Certificate and this Agreement and (b) all other documents and instruments the Company may require. The Additional Members will become Members as regards such Interests upon the date the last of such agreements or instruments are executed. The legal fees and costs associated with the preparation and filing of an amendment to the Certificate to effectuate such admission, if necessary, and all other documents necessary to continue the Company’s right to do business in the jurisdictions in which it is then doing business, will be borne by the Company.
     9.2. Allocations. The Additional Members will not be entitled to any retroactive allocation of profits or losses (or other items of Company income, gain, loss, deduction or credit); provided that the Additional Members will be entitled to their respective shares of profits or losses (or other items of Company income, gain, loss, deduction or credit) arising under contracts entered into before the effective date of the issuance of any Additional Interest to the extent that such profits or losses (or other items of Company income, gain, loss, deduction or credit) arise after such effective date. The Company’s books may be closed at the time Additional Interests are issued (as though the Company’s Fiscal Year had ended) or the Company may credit to such Additional Interests pro rata allocations of profits or losses (or other items of Company income, gain, loss, deduction or credit) for that portion of the Company’s Fiscal Year after the effective date of the issuance of the Additional Interests.
ARTICLE X
TERMINATION AND DISSOLUTION
     10.1. Events Requiring Termination and Dissolution. The Company will be dissolved and terminated upon the happening of any of the following events:
          10.1.1 The insolvency or bankruptcy of the Company;
          10.1.2 At the election of the FCE Entity, an Act of Insolvency by, or the dissolution of, Master III;
          10.1.3 At the election of Master III, an Act of Insolvency by, or the dissolution of, the FCE Entity;
          10.1.4. The sale of all of the real estate Company Assets (provided, however, that if all or a portion of the consideration received by the Company in connection with such sale is evidenced by a promissory note or notes, the Company shall not be dissolved by reason of such sale so long as the Company is the holder of such promissory note or notes);
          10.1.5. The unanimous agreement in writing of the Members to dissolve the Company; or
          10.1.6. Any other event required by law to cause a dissolution of the Company.
     Without limitation on the other provisions hereof, except as provided in subsection 10.1.2 or 10.1.3, the death, retirement, resignation, expulsion or dissolution of any Member, the occurrence of an Act of Insolvency with respect to any Member, the assignment of all or any part of a Member’s Interest in the Company, the occurrence of any event that terminates the continued membership of a Member under the Act or the admission of a new Member shall not dissolve the Company and the business of the Company shall continue.

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     10.2. Management During Liquidation. In the event of the dissolution of the Company, the rights and obligations of the Members with respect to management of the Company will be continued by the Manager during the period of winding up. The Company Assets will be liquidated as promptly as is consistent with obtaining the fair market value of the Assets, and the liquidation will be conducted in compliance with law and sound business practice. The Manager may maintain reasonable reserves (as and to the extent required by applicable law) to provide for the payment of contingent claims and liabilities. The Manager will be entitled to reimbursement for out-of-pocket expenses incurred in connection with the winding-up and liquidation of the Company. Such reimbursement will be paid as an expense of the Company after all debts to all third parties have been repaid but before any repayment of loans or advances by the Members.
     10.3. Members’ Right to Bid for Assets. Upon the dissolution and liquidation of the Company, any Member may make a bid or tender on any of the Company Assets. Those Company Assets as are bid upon by a Member will not be sold to a third party unless the bid made by such third party is upon more favorable terms and conditions than the highest and best bid of a Member.
     10.4. Distribution of Liquidation Proceeds. Liquidation proceeds, to the extent sufficient therefor, will be applied and distributed in the following order of priority:
          10.4.1. First, payment of creditors of the Company (other than Members) in the order of priority as provided by law.
          10.4.2. Second, establishment by the Manager of reasonable reserves to provide for contingent liabilities, if any, as and to the extent required by law.
          10.4.3. Third, payment of debts of the Company to the Members, if any, in the order and priority provided by law.
          10.4.4. Fourth, to the FCE Entity to the extent of the Priority Return accrued during the Fiscal Year and prior Fiscal Years.
          10.4.5. Fifth, to the Members to the extent of their respective Preferred Returns accrued during the Fiscal Year and prior Fiscal Years.
          10.4.6. Last, pro rata, to the Members in accordance with their respective Capital Account.
ARTICLE XI
AMENDMENTS
     11.1. Proposal of Amendments. Amendments to the Articles and this Agreement may be proposed in writing by any Member or Members or by the Manager. If required by the Manager, any such proposed amendment must be accompanied by an opinion of counsel as to the legality and effect on the Members. Copies of any amendments made pursuant to this Article XI must be sent to the Members.
     11.2. Amendments by Members. A proposed amendment will be voted upon at either an annual meeting or a special meeting of the Members duly called for the purpose of voting on the amendment. Such votes will be made as provided in Article VI. Upon the Members’ approval of any amendment, all Members will be deemed to have consented to and will be bound by the terms and provisions thereof.

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     11.3. Amendments by Manager. Notwithstanding any provision of this Agreement, amendments to this Agreement which, in the opinion of counsel to the Company, are necessary to maintain the status of the Company as a tax partnership under federal or state law or for other tax purposes may be made by the Manager without the necessity of a vote of the Members.
ARTICLE XII
MISCELLANEOUS
     12.1. Notice. All notices, requests, consents and other communications required or permitted under this Agreement must be in writing and must either be (as elected by the Person giving such notice) hand delivered by messenger, sent by confirmed facsimile transmission, or sent via recognized overnight courier, such as DHL or Federal Express. In either case, the party sending the communication shall endeavor to send a courtesy copy via fax. Until further notice, such communications shall be addressed to:

If to The FCE Entity:	[ ]
50 Public Square
Terminal Tower, Suite 1100
Cleveland, Ohio 44113
ATTN: James A. Ratner

With a copy to:	50 Public Square
Terminal Tower, Suite 1100
Cleveland, Ohio 44113
Attn: General Counsel

If to Master III:	[ ]
50 Public Square
Terminal Tower, Suite 1100
Cleveland, Ohio 44113
ATTN: James A. Ratner

With a copy to:	50 Public Square
Terminal Tower, Suite 1100
Cleveland, Ohio 44113
Attn: General Counsel
          Each such notice will be deemed given (a) on the date delivered, (b) on the date of facsimile confirmation (if the notice is given by facsimile) or (c) on the date upon which a delivery receipt is signed or delivery is refused, or the notice is designated by the carrier as not deliverable, as the case may be, if sent by overnight courier service such as DHL or Federal Express.
     12.2. Partition. The Members agree that the Company Assets are not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all rights that it may have to maintain any action for partition of any of the Company Assets.
     12.3. Governing Law. This Agreement has been executed and delivered within the [insert jurisdiction of organization], is a contract made under the laws of the [insert jurisdiction of organization], and will be governed by and interpreted in accordance with the laws of the [insert jurisdiction of organization], without regard to conflict of law principles thereunder.

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     12.4. Successors. Except as otherwise specifically provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.
     12.5. Pronouns. Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender will include the masculine, feminine and neuter.
     12.6. Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.
     12.7. Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, is held invalid, the remainder of the Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid, will not be affected hereby.
     12.8. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page, and this Agreement may be executed by the affixing of the signatures of each of the Members to one of such counterpart signature pages, all of which will have the same force and effect as though all of the signatories had signed a single signature page.
     12.9. Entire Agreement; Amendment. This Agreement embodies and constitutes the entire understandings of the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement unless specifically agreed to by the Members. Except as set forth in Article XI, neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing executed by all of the parties hereto.
     12.10. Attorneys’ Fees. If any Member or Manager commences an action against the other Members and/or Manager to interpret or enforce any of the terms of this Agreement or as the result of a breach by the other Member(s) or Manager(s) of any terms hereof, the losing Member(s) or Manager(s) will pay to the prevailing Member(s) or Manager(s) reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action (including at the appellate level).
     12.11. Further Assurances. Each Member agrees to execute and deliver any and all such other and additional instruments and documents and do any and all such other acts and things as may be necessary or expedient to more fully effectuate this Agreement and to carry on the business contemplated hereunder.
     12.12. Equitable Remedies. Each of the parties hereto acknowledges and agrees that, in the event of a breach or threatened breach of this Agreement by any Member or the failure of a Member to perform in accordance with the specific terms hereof, the other parties hereto will be irreparably damaged and that monetary damages would not provide an adequate remedy. Accordingly, it is agreed that, in addition to any and all other rights which may be available, at law or in equity, the non-breaching parties will be entitled to injunctive relief and/or specifically to enforce the terms and provisions hereof.

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     12.13. Indemnities. No Manager or Member will be liable for errors in judgment, whether or not disclosed, unless due to gross negligence, willful neglect or intentional misconduct. From and after the Effective Date, the Company will and does hereby indemnify and hold harmless the Managers and Members from and against any and all claims, actions, suits, liabilities, judgments, obligations, losses, penalties, demands, expenses and damages (and all expenses associated therewith, including court costs and attorney’s fees at all negotiations, trial and appellate levels) incurred by the Managers or Members in respect of any act or omission to act by such Managers or Members, whether or not such act or omission to act was negligent, including without limitation any such act or omission by them when acting in the good faith belief that they were acting or refraining from acting within the scope of their authority under this Agreement on behalf of the Company or in furtherance of their interests, provided that the foregoing will not entitle the Managers or the Members to indemnification for gross negligence, willful neglect or intentional misconduct.
     12.14. Contribution. In the event that one Member is held severally liable for the debts of the Company, and such liability did not arise out of such Member’s grossly negligent or willful act, such Member will be entitled to contribution from the other Member, to the extent of the other Member’s Company Percentage multiplied by the amount of the applicable liability.
     12.15. No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Company and the Members and no other party (including without limitation any creditor of the Company or any Member) will have any right or claim against the Company or any Member by reason of those provisions or be entitled to enforce any of those provisions against the Company or any Member.
     12.16. Reliance on Experts. For purposes of this Agreement, whenever one of the Members reasonably requires or retains the use of an expert in order to discharge a duty hereunder, such Member’s sole responsibility in connection with such duties will be the reasonable reliance upon the advice of the experts, and no Member will be liable on account of any duty or obligation imposed hereunder in the event of a reliance upon professional advice.
     12.17. Submission to Jurisdiction. Each of the Members irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement will be brought in the courts of record of the [insert appropriate venue] or the courts of the United States in the district in which such court is located; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; (c) waives any objection which he/she may have to the laying of venue of any such suit, action or proceeding in any of such courts; (d) consents to service of any court paper by mail, as provided in Section 12.1 hereof, or in such other manner as may be provided under applicable laws or court rules in [insert jurisdiction or organization].
     12.18. Remedies Cumulative. The rights and remedies given in this Agreement to a non-defaulting Member or the Company are deemed cumulative, and the exercise of one of such remedies will not operate to bar the exercise of any other rights and remedies reserved to a non-defaulting Member under the provisions of this Agreement or given to a non-defaulting Member by law.
     12.19. No Waiver. One or more waivers of a breach of any provision of this Agreement by any Member will not be construed as a waiver of a subsequent breach of the same or any other provision, nor will any delay or omission by a non-defaulting Member to seek a remedy for any breach of any provision of this Agreement by a Member be construed as a waiver by the non-defaulting Member of the right to exercise its/his/her remedies and rights with respect to such breach or any subsequent breach, whether similar or not.

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     12.20. Confidentiality. Except as required in the normal conduct of a Member’s business or as required by law, no Member, without the written approval of all Members, whether during continuance of the Company or after its termination, will divulge to any Person not a Member other than its/his/her attorneys, accountants, employees and professional advisers, any information concerning the business of the Company or the content of this Agreement or any other contract or agreement entered into by the Company. A Member may, however, disclose to third parties the existence of the Company and the names of the Members. Notwithstanding anything in this Agreement, including the foregoing provisions of this Section 12.20, to the contrary, in accordance with Section 1.6011-4(b)(3)(iii) of the Treasury Regulations, the Company and each Member (and each employee, representative, or other agent of the Company or any Member) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Company or such Member relating to such tax treatment and tax structure; provided, however, that, as permitted by Section 1.6011-4(b)(3)(ii) of the Treasury Regulations, such disclosure shall not be permitted to the extent, but only to the extent, reasonably necessary to comply with the securities laws of any applicable jurisdiction.
     12.21. Construction. This Agreement will be interpreted without regard to any presumption or rule requiring construction against the party causing this Agreement to be drafted.
     12.22. Time Devoted to Venture. No Member will be required to devote its/his/her entire time or attention to the business of the Company, or more time or attention than reasonably required to carry out its/his/her obligations under this Agreement.
     [Placeholder for any SPE provisions and other requirements of any lender]
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first set forth above.

[ ]
By:

Forest City Master Associates III, LLC
By:

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SCHEDULE I
DEFINITIONS
     As used in this Agreement, the following capitalized terms have the meanings stated below and include the plural as well as the singular number.
     1. “Accountants” means the independent certified public accountants selected by Manager.
     2. “Act” means the [insert jurisdiction of organization]] Limited Liability Company Act, and all amendments thereto from time to time.
     3. “Act of Insolvency” will be deemed to have occurred if (a) a Member files in any court, in accordance with any statute of the United States or of any state, a petition in bankruptcy or insolvency, or files for the appointment of a receiver or trustee of all or a portion of the Member’s property, or makes an assignment for the benefit of creditors or admits in writing its/his/her inability to pay its/his/her debts generally as they become due; or (b) there is filed against a Member in any court in accordance with any statute of the United States or of any state, a petition in bankruptcy or insolvency, or for reorganization, or for appointment of a receiver or a trustee of all or a portion of the Member’s property, and any order or decree is not vacated, or such appointment is not revoked or terminated and such receiver or trustee discharged, within ninety (90) days after entry or appointment, as the case may be.
     4. “Additional Capital Contributions” shall have the meaning given to such term in subsection 3.3.
     5. “Additional Member” shall have the meaning given to such term in Section 9.1.
     6. “Additional Interests” means Interests in the Company issued by the Company subsequent to the date of this Agreement.
     7. “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, or (ii) any Person owning or controlling twenty-five percent (25%) or more of the outstanding voting securities of such Person.
     8. “Agreement” means this Amended and Restated Operating Agreement as originally executed and as subsequently amended or supplemented in accordance with the terms herein.
     9. “Allocation Regulations” means Section 1.704-1 and 1.704-2 of the Treasury Regulations as such regulations may be amended and in effect from time to time (whether in temporary or final form) and any corresponding provisions of succeeding Treasury Regulations.
     10. “Capital Account” means, with respect to any Member, the Capital Account maintained for such Person
     11. “Capital Contribution” means the amount of cash and the Gross Assets Value of property other than cash contributed to the Company by a Member. Such term includes a Member’s Initial Capital Contribution and Additional Capital Contributions.

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     12. “Cash Available for Distribution” means for any Fiscal Year or other period the gross cash revenues and receipts of the Company for such Fiscal Year or other period and any cash previously set aside by the Company as reserves that in the reasonable determination of the Manager is no longer required to be reserved by the Company, less the portion thereof used during such Fiscal Year or other period to pay operating expenses, debt service or capital expenditures, or to establish reserves required by third party lenders or, provided the reserve does not result in any Class A Cumulative Distribution Shortfall (as defined in the Master III Operating Agreement), other reasonable and customary reserves as may be reasonably determined by the Manager. “Cash Available for Distribution” will not be reduced by depreciation, amortization or similar non-cash allowances. For purposes of the last paragraph of Section 4.2 of this Agreement only, “Cash Available for Distribution” will not be net of repayment of Member Loans or any interest thereon.
     13. “Code” means the Internal Revenue Code of 1986, as it may be amended, or any subsequent federal law concerning income tax that is enacted in substitution for, or that corresponds with, such Code.
     14. “Company” means the limited liability company created pursuant to this Agreement in accordance with the Act.
     15. “Company Assets” means any and all property contributed to or acquired by the Company in accordance with this Agreement, including but not limited to the Property and the Project and both tangible and intangible property.
     16. “Company Percentage” means [51]% for the FCE Entity and [49]% for Master III, subject to adjustment as set forth in the Agreement.
     17. “Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an Assets for such Fiscal Year or other period, except that if the Gross Assets Value of an Assets differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation will be an amount which bears the same ratio to such beginning Gross Assets Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, however, if the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year is zero, Depreciation will be determined with reference to such beginning Gross Assets Value using any reasonable method selected by the Manager.
     18. “Fiscal Year” means the fiscal and taxable year of the Company, which unless otherwise required by the Code will be the 12-month period (or portion thereof) ending on each January 31.
     19. “Gross Assets Value” means, with respect to any Assets, the Assets’s adjusted basis for federal income tax purposes, except as follows:
          19.1. The initial Gross Assets Value of any Assets contributed by a Member to the Company will be the gross fair market value of such Assets, as determined by the contributing Member and the Manager;
          19.2. The Gross Assets Values of all Company Assets will be adjusted to equal their respective gross fair market values, as determined by the Members, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more

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than a “de minimis” Capital Contribution; (ii) the distribution by the Company to a Member of more than a “de minimis” amount of Company Assets other than money as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of the Allocation Regulations; provided, however, that adjustments pursuant to clauses (i) and (ii) above will be made only if the Manager reasonably determines that such adjustments are necessary and appropriate to reflect the relative economic interests of the Members in the Company; and
          19.3. If the Gross Assets Value of an Asset has been determined or adjusted pursuant to the above, such Gross Assets Value will thereafter be adjusted by the Depreciation taken into account with respect to such Assets for purposes of computing profits and losses.
     20. “Interest” shall mean a Member’s ownership interest in the Company, including its right to receive its share of Cash Available for Distribution and to vote on those matters herein described where a vote of Members is required or permitted.
     21. “Manager” initially means the [FCE Entity, or another Person selected by the FCE Entity to succeed the FCE Entity as a Manager]. [assuming Company is not required to be Member managed]
     22. “Master III Operating Agreement” means that certain Amended and Restated Limited Liability Company Operating Agreement by and among the members of Master III dated                     , 2006, as the same may be amended from time to time.
     23. “Member” means each of the parties who has executed this Agreement and each of the parties who may hereafter become Additional or Substitute Members as provided in the Articles and in this Agreement.
     24. “Net Refinancing Proceeds” means the amount by which any cash proceeds received by the Company from any permanent loan exceeds (i) the amount required to be paid by the Company in reduction or satisfaction of prior loans or liens upon the Property, (ii) any closing costs incurred or required to be paid by the Company in connection with such permanent loan, (iii) the amount of any such proceeds applied to fund any reserves required by third party lenders or, provided the reserve does not result in any Class A Cumulative Distribution Shortfall (as defined in the Master III Operating Agreement), other reasonable and customary reserves as may be reasonably determined by the Manager, (iv) the amount of any such proceeds applied, to the extent authorized by the Manager and/or a lender, to fund any capital improvements of the Property.
     25. “Net Sales Proceeds” means the amount by which the gross cash proceeds from the sale of the Property exceed (i) the amount required to be paid by the Company in reduction or satisfaction of prior loans or liens upon the Property, (ii) closing costs payable to third parties in connection with such sale and (iii) any reserves required by third party lenders or, provided the reserve does not result in any Class A Cumulative Distribution Shortfall (as defined in the Master III Operating Agreement), other reasonable and customary reserves as may be reasonably determined by the Manager.
     26. “Person” means a natural person, corporation, trust, partnership, joint venture, association or other business or other legal entity.
     27. “Preferred Equity” means the amount with respect to each Member set forth on Exhibit B [amounts to be generated from Schedule P-6C to the Master Contribution Agreement].

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     28. “Preferred Return” means [12]% per annum, compounded annually, on the Preferred Equity of the FCE Entity or Master III, as applicable, commencing on the date of the contribution of such equity.
     29. “Priority Return” means a rate of return of twelve percent (12%) per annum, compounded annually, on the Unreturned Capital of the FCE Entity commencing on the date of the contribution of such capital.
     30. “Project Budget” means the line item budget for the acquisition of the Property, the construction of the Project and the leasing or sale of residential or retail units therein.
     31. “Property” means the land and all easements, covenants, permits, licenses, approvals and other rights appurtenant thereto, located in                     .
     32. “Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     33. “Unreturned Capital” means an amount equal to the Additional Capital Contributions of the FCE Entity that have not been returned.

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EXHIBIT G-2
EXHIBIT G-2
TO
MASTER CONTRIBUTION AND SALE AGREEMENT
FORM AMENDED OPERATING AGREEMENT RELATING TO
DEVELOPMENT PROPERTIES
AMENDED AND RESTATED OPERATING AGREEMENT
     THIS AMENDED AND RESTATED OPERATING AGREEMENT OF [                    ] LLC (as the same may be amended or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is made as of [                    ], 2006 by and between [RRG                     , LLC], a New York limited liability company having an office at 1 MetroTech Center North, Brooklyn, New York 11201 (together with its permitted successors and assigns, “Ratner”), and [Forest City                     , Inc.], a New York corporation having an office at 1100 Terminal Tower, Cleveland, Ohio 44113 (together with its permitted successors and assigns, “Forest City”).
RECITALS:
     WHEREAS, the Members (as such term is hereinafter defined) formed [                    ,] LLC, a New York limited liability company (the “Company”), pursuant Articles of Organization dated as of [                     ___], 200[_] and filed with the New York Secretary of State on [_________ ___], 200[_] and an Operating Agreement dated as of [                                ___], 200[_] (the “Initial Agreement”) for the purposes of acquiring, and owning, a direct or indirect interest in, and developing, financing, managing, operating, improving, leasing and disposing of, certain real property described on Exhibit A hereto and located in                     ,                     , and the buildings and improvements now or hereafter located thereon (the “Property”)1;
     WHEREAS, Ratner, Forest City and certain of their respective affiliates are parties to a Master Contribution and Sale Agreement, dated as of [                     ___], 2006 (as the same may be amended or otherwise modified from time to time in accordance with the terms thereof, the “Master Contribution Agreement”);

[1]	The term “Property” will need to be modified where, as in the case of East River Plaza and Mill Basin, the Company owns an interest in the property owner, rather than the property itself. Other changes to this Agreement may also be required.

     WHEREAS, under the Master Contribution Agreement, Ratner and Forest City have agreed to, among other things and assuming satisfaction of certain conditions, (i) contribute all or a portion of their respective interests in the Company to Forest City Master Associates III, LLC, a New York limited liability company (“Master III”), upon or following the Stabilization Date (as hereinafter defined) in exchange for Class A Additional Common Units (in the case of Ratner) and Class B Common Units (in the case of Forest City) as described in Section 2.3(g)(i) of the Master Contribution Agreement (in which case this Agreement shall be amended and restated in the form attached as Exhibit G-1 to the Master Contribution Agreement on the related Stabilization Closing Date (as defined in the Master Contribution Agreement)) or (ii) continue with the ownership of the Property as Members under this Agreement as described in Section 2.3(g)(iv) of the Master Contribution Agreement (the “Continuation Option”);
     WHEREAS, the Members wish to amend and restate the Initial Agreement in its entirety on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual consideration and agreement herein contained, the Members agree that the Initial Agreement shall be amended and restated to read in its entirety as follows:
ARTICLE I
DEFINITIONS
     “Act of Insolvency” means that a Member:
          (i) shall file a voluntary petition in bankruptcy or is adjudicated as bankrupt or insolvent; or
          (ii) has a receiver appointed for all or substantially all of its business or assets on the ground of insolvency; or
          (iii) has a trustee appointed for it after a petition has been filed for reorganization under the bankruptcy laws of the United States, or any law of the United States now in existence or hereafter enacted having the same general purpose; or
          (iv) makes a general assignment for the benefit of its creditors;
and such act or event, if not voluntary, is not cured or otherwise caused to be set aside within thirty (30) days from the occurrence thereof.
     “Actual Completion Cost” means the total cost to the Company of acquiring the Property and completing the development of the Property in accordance with the Development Plan, including all hard and soft costs thereof included in the Budget.
     “Adjusted Development Cost” means the Actual Completion Cost excluding the Ratner Development Fee, the Forest City Disposition Fee, the Site Management Fee and the Leasing Incentive Fee.

2

     “Affiliate” of, or a person or entity “affiliated” with, a specified person or entity, means a person, entity or trust that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the person or entity specified, or is a member of the family of such person.
     “Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.
     “Appraisers’ Notice” shall have the meaning set forth in Section 11.01(a).
     “Assign” means to sell, transfer, assign, pledge or otherwise dispose of an interest in the Company, or to seek a court order for the liquidation or dissolution of the Company, whether voluntarily or by operation of law. “Assignor,” “Assignee” and “Assignment” have meanings corresponding to the foregoing.
     “Book Value” means, with respect to any asset of the Company, the asset’s adjusted basis as of the relevant date for federal income tax purposes, except as follows:
     (i) the initial Book Value of any asset contributed by a Member to the Company shall be the fair market value of such asset as of the date of contribution, which shall be equal to the amount credited to such Member’s Capital Account for such contribution;
     (ii) the Book Values of all Company assets (including intangible assets such as goodwill) shall be adjusted to equal their respective fair market values as of the following times:
     (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution;
     (B) the distribution by the Company to a Member of more than a de minimis amount of money or Company property as consideration for an interest in the Company; and
     (C) the liquidation of the Company within the meaning of Treasury Regulation section 1.704-1(b)(2)(ii)(g); and
     (iii) if the Book Value of an asset has been determined or adjusted pursuant to this paragraph, such Book Value shall thereafter be used to compute the Depreciation with respect to such asset for purposes of computing Net Income and Net Loss and other items allocated pursuant to Section 4.02.
The foregoing definition of Book Value is intended to comply with the provisions of Treasury Regulation section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.
     “Budget” shall have the meaning set forth in Section 6.02.
     “Business Day” means any day, other than (i) a Saturday or Sunday, or (ii) a day on which banks in New York are required or authorized by law or executive order to close.

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     “Capital Account” shall have the meaning set forth in Section 4.01.
     “Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year after giving effect to the following adjustments:
     (i) such Capital Account shall be deemed to be increased by any amounts which such Member is obligated to restore to the Company (pursuant to this Agreement or otherwise) or is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation section 1.704-2(g) (relating to allocations attributable to nonrecourse debt); and
     (ii) such Capital Account shall be deemed to be decreased by the items described in Treasury Regulation sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
     “Capital Contribution” means, with respect to each Member, the amount of cash and fair market value (valued at contribution) of property which the Member has actually contributed to the Company as of the date in question (reduced by any liabilities to which contributed property is subject or which the Company assumes in connection with such contribution). If an interest in the Company is Assigned pursuant to Article VIII, the Capital Contribution of the Assignee shall include any Capital Contribution previously made by the Assignor.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Company” shall have the meaning set forth in the Recitals to this Agreement.
     “Company Minimum Gain” means the aggregate amount of gain (of whatever character), determined for each nonrecourse liability of the Company, that would be realized by the Company if it disposed of the property subject to such liability in a taxable transaction in full satisfaction thereof, determined in accordance with Treasury Regulation section 1.704-2(d).
     “Company Nonrecourse Deductions” means the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during a fiscal year over the aggregate amount of any distributions during that fiscal year of proceeds of a nonrecourse liability as defined in Treasury Regulation section 1.704-2(c).
     “Completion Date” means the date on which development of the Property has been substantially completed, as evidenced by (i) issuance of a temporary certificate of occupancy for base building of the improvements to be constructed pursuant to the Development Plan, and (ii) completion of all construction work substantially in compliance with the Development Plan (other than punch list items).
     “Construction Loan Closing Date” means the date on which the Company first closes on construction financing pursuant to the Development Plan.
     “Continuation Option” shall have the meaning set forth in the Recitals to this Agreement.

4

     “Continuation Option Stabilized Value” shall mean an amount equal to the Stabilized Value of the Property under, and as determined in accordance with, the Master Contribution Agreement.
     “Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of securities, by contract or otherwise.
     “Depreciation” means for each fiscal year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such fiscal year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such fiscal year bears to such adjusted tax basis.
     “Development Plan” means the plan for the development of the Property attached hereto as Exhibit B, as the same may thereafter be modified by the Management Committee in its discretion.
     “Excess” shall have the meaning set forth in Section 4.03(b).
     “FCE” means Forest City Enterprises, Inc., an Ohio corporation.
     “Forest City” shall have the meaning set forth in the introductory paragraph to this Agreement.
     “Forest City Borrowing Rate” means a rate per annum equal to the weighted average cost of borrowing of Forest City or its Affiliates for the applicable funds plus three percent (3%) or, if such funds are not borrowed, the prime rate announced from time to time by Key Bank, N.A. (or its successors) at its offices in the City of Cleveland for 90-day unsecured commercial loans.
     “Forest City Disposition Fee” shall have the meaning set forth in Section 4.04(d).
     “Full Price” shall have the meaning set forth in Section 8.03(c).
     “Initiating Member” shall have the meaning set forth in Section 11.01(a).
     “IRS” means the Internal Revenue Service.
     “Leasing Incentive Fee” shall have the meaning set forth in Section 4.04(a).
     “LLC Law” means the New York Limited Liability Company Act, as amended from time to time, and any successor to such statute.
     “Management Committee” shall have the meaning set forth in Section 5.01(a).

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     “Managing Member” means Ratner and any successor designated pursuant to the terms of this Agreement.
     “Member Nonrecourse Debt” has the meaning set forth in Treasury Regulation section 1.704-2(b)(4).
     “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulation section 1.704-2(i).
     “Member Nonrecourse Deductions” means the excess, if any, of the net increase, if any, in the amount of Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during a fiscal year over the aggregate amount of any distributions during that fiscal year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation section 1.704-2(i).
     “Members” means Ratner and Forest City, together with any of their respective permitted successors and assigns. Reference to a “Member” means any one of the Members.
     “Membership Value” means the amount a Member would receive in respect of its interest in the Company if the Property had been sold and the Company had received proceeds from such sale in an amount equal to the Property Value, and such proceeds and all cash and other assets of the Company were distributed and applied in accordance with Section 9.02.
     “Net Cash Flow” means, for any given period, all receipts from the conduct of the business of the Company for such period, from whatever source derived, and any releases of funds held in reserve, but specifically excluding any Net Sale Proceeds, Net Refinancing Proceeds and any proceeds from loans, which are available for distribution by the Company following (i) the payment of all operating, debt service and capital expenses of the Company for such period with respect to which no reserves have been established (including, without limitation, any principal and interest due during any such period with respect to any debt of the Company), and (ii) the establishment or replenishment, as deemed reasonably necessary by the Management Committee, of reserves for taxes, debt service, maintenance, repairs and other expenses and other working capital requirements of the Company or for contingent and unforeseen liabilities of the Company.
     “Net Income” and “Net Loss” means for each fiscal year or part thereof, the Company’s taxable income or loss for such year determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:
     (i) any income of the Company that is exempt from federal income tax shall be added to such taxable income or loss;

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     (ii) any expenditures of the Company described in Code section 705(a)(2)(B) or treated as such pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(i) (to the extent such expenditures are not taken into account in computing the Members’ shares of Company Nonrecourse Deductions or Member Nonrecourse Deductions) shall be subtracted from such taxable income or loss;
     (iii) Depreciation for such fiscal year shall be taken into account in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss;
     (iv) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Book Value of the property disposed of, rather than the adjusted tax basis of such property;
     (v) such taxable income or loss shall not be deemed to include any income, gain, loss, deduction or other item thereof allocated pursuant to Section 4.02(d) (relating to allocations caused by the occurrence of deficit Capital Account balances or the presence of nonrecourse debt);
     (vi) if any property is distributed in kind to any Member, the difference between its fair market value and its Book Value at the time of distribution shall be treated as Net Income or Net Loss, as the case may be, recognized by the Company as if from a sale of such property; and
     (vii) if Company assets are adjusted pursuant to clause (ii) of the definition of Book Value, the difference between their fair market value and their Book Value at the time shall be treated as Net Income or Net Loss, as the case may be, recognized by the Company as if from a sale of such assets.
     “Net Refinancing Proceeds” means the amount by which any cash proceeds received by the Company from any permanent loan exceeds (i) the amount required to be paid by the Company in reduction or satisfaction of prior loans or liens upon the Property, (ii) any closing costs incurred or required to be paid by the Company in connection with such permanent loan, (iii) the amount of any such proceeds applied to fund any reserves as the Management Committee deems appropriate or are required by a lender, (iv) the amount of any such proceeds applied, to the extent authorized by the Management Committee and/or a lender, to fund any capital improvements of the Property and (v) the amount of any Ratner Development Fee paid to Ratner.
     “Net Sales Proceeds” means the amount by which the gross cash proceeds from the sale of the Property exceed (i) the amount required to be paid by the Company in reduction or satisfaction of prior loans or liens upon the Property, (ii) closing costs payable to third parties in connection with such sale and (iii) the amount of the Forest City Disposition Fee required to be paid to Forest City.
     “Non-Selling Member” shall have the meaning set forth in Section 5.05(a).
     “Notice” shall have the meaning set forth in Section 12.02.

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     “Offeree” shall have the meaning set forth in Section 8.03(b).
     “Offeror” shall have the meaning set forth in Section 8.03(b).
     “Option Notice” shall have the meaning set forth in Section 8.03(b).
     “Option Price” shall have the meaning set forth in Section 8.03(b).
     “Partial Price” shall have the meaning set forth in Section 8.03(c).
     “Percentage Interests” shall have the meaning set forth in Section 3.03.
     “Pre-Stabilization Priority Return” means the Priority Return of Forest City accrued and unpaid as of the Stabilization Date.
     “Priority Return” means [INSERT BRACKETED PROVISIONS ONLY IF AGREEMENT IS BEING ENTERED INTO PRIOR TO THE CONSTRUCTION LOAN CLOSING DATE: (i) prior to the Construction Loan Closing Date, ten percent (10%) per annum on the Unreturned Capital of Forest City in excess of $5,000,000 but less than $15,000,000, but not on any other portion of Forest City’s Unreturned Capital, commencing on the first anniversary of the Capital Contribution first increasing such portion of Forest City’s Unreturned Capital to an amount in excess of $5,000,000, (ii) ten percent (10%) per annum on the Unreturned Capital of Ratner, and (iii) from and after the Construction Loan Closing Date,] ten percent (10%) per annum on all Unreturned Capital (excluding any portion thereof attributable to Section 3.01(c) Contributions) of a Member outstanding from time to time. The Priority Return shall include any return earned prior to the date hereof by agreement of the parties with regard to development costs paid on behalf of the Company during development of the Property but prior to the date hereof. Upon the Stabilization Date, the Pre-Stabilization Priority Return shall be deemed to be a Capital Contribution of Forest City, shall become part of the Unreturned Capital of Forest City and shall no longer be treated as Priority Return of Forest City. To the extent that the Priority Return is not paid in full for any fiscal year, the unpaid amount will accrue, will be compounded annually as of the first day of each fiscal year, and will be paid in later fiscal years in accordance with Section 4.03.
     “Projection” shall have the meaning set forth in Section 6.02.
     “Property” shall have the meaning set forth in Recitals hereof.
     “Property Value” shall have the meaning set forth in Section 11.01(a).
     “Purchase Offer” shall have the meaning set forth in Section 8.03(c).
     “Put Notice” shall have the meaning set forth in Section 8.04.
     “Put Right” shall have the meaning set forth in Section 8.04.

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     “Ratner” shall have the meaning set forth in the introductory paragraph to this Agreement.
     “Ratner Development Fee” shall have the meaning set forth in Section 4.04(c).
     “Ratner Family Member” shall have the meaning set forth in Section 8.01(b).
     “Requested Amount” shall have the meaning set forth in Section 3.04(a).
     “Sale Notice” shall have the meaning set forth in Section 8.03(c).
     “Section 3.01(c) Contribution” shall have the meaning set forth in Section 3.01(c).
     “Section 3.01(c) Return” means the Forest City Borrowing Rate on the portion of the Unreturned Capital of a Member attributable to Section 3.01(c) Contributions. The Section 3.01(c) Return will be payable out of Net Cash Flow, Net Refinancing Proceeds and Net Sales Proceeds in accordance with Section 4.03. To the extent that the Section 3.01(c) Return is not paid in full for any fiscal year, the unpaid amount will accrue, will be compounded annually as of the first day of each fiscal year, and will be paid in later fiscal years in accordance with Section 4.03.
     “Section 8.02 Member” shall have the meaning set forth in Section 8.02(a).
     “Selling Member” shall have the meaning set forth in Section 5.05(a).
     “Site Management Fee” shall have the meaning set forth in Section 4.04(b).
     “Stabilization Date” means the later of (i) the first day of the February immediately following the earlier of (A) the first calendar quarter in which at least ninety percent (90%) of the leaseable area of the Property is rented and occupied and (B) the third (3rd) anniversary of the “grand opening” of the Property [FOR EAST RIVER PLAZA ONLY: , (ii) the date on which each of the consents set forth on Schedule 1.2B of the Master Contribution Agreement with respect to the Property (to the extent such consents are still required under the applicable agreement with such parties) have been obtained by Ratner] and (ii[i]) the date on which the conditions precedent to Forest City’s (as such term is defined in the Master Contribution Agreement) obligation to consummate the transactions related to the Property set forth in Sections 6.1(e) and 6.1(f) of the Master Contribution Agreement, and the conditions precedent to the BCR Entities’ and BCR Individuals’ (as such terms are defined in the Master Contribution Agreement) obligations to consummate the transactions related to the Property set forth in Sections 6.2(f) and 6.2(g) of the Master Contribution Agreement, have been satisfied.
     “Tag-Along” shall have the meaning set forth in Section 8.03(c).
     “Tax Liabilities” shall have the meaning set forth in Section 4.03(b)(ix).
     “Tax Matters Partner” shall have the meaning set forth in Section 7.03.

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     “Unreturned Capital” means, for any Member as of any date, the excess, if any, of (i) the sum of (A) any Capital Contributions made by such Member pursuant to Section 3.01(a), (B) with respect to Forest City, the Pre-Stabilization Priority Return; (C) such Member’s Section 3.01(c) Contributions, (D) any Capital Contributions made by such Member pursuant to Section 3.04; (E) with respect to Forest City, the net loss incurred by Forest City with respect to the Property prior to this date hereof in the amount of $___ [INSERT ANY NET LOSS DEDUCTED FROM FOREST CITY’S CAPITAL CONTRIBUTION PURSUANT TO SECTION 5.3(A) OF THE FCRC AGREEMENT OR $0 IF NONE]; and (F) the amount of any liabilities of the Company which, in connection with distributions of property by the Company, are assumed by such Member or are secured by any Company property distributed to such Member, over (ii) the cumulative amount of money and the fair market value of any Property (other than money) distributed to such Member under Section 4.03(a)(ii) and (iii), Section 4.03(b)(ii) or (iv), Section 4.03(c)(ii), (iv) or (vi) or Section 4.03(d)(i) or (iii), as of such date.
ARTICLE II
GENERAL PROVISIONS
     2.01 Formation of Company; Qualification. The Members have formed, and wish to continue, the Company under the LLC Law. To the extent not already taken, the Managing Member shall take such action as may be necessary or appropriate in order to form, license, register or qualify the Company under the laws of any jurisdiction in which the Company is doing business or owns or uses property or in which such formation, licensing, registration or qualification is necessary in order to protect the limited liability of the Members or to continue in effect such formation, licensing, registration or qualification. If required by law, the Managing Member shall file or cause to be filed for recordation in the office of the appropriate authorities of the State of New York, and in the proper office or offices in each other jurisdiction in which the Company is formed, licensed, registered or qualified, such documents (including, without limitation, articles of organization) as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are necessary to reflect the identity of the Members and the amounts of their respective Capital Contributions.
     2.02 Name. The name of the Company is [                    ] LLC, or such other name as the Management Committee may from time to time determine.
     2.03 Business. The business of the Company shall be (a) to acquire, own, develop, finance, manage, operate, improve, lease, exchange and dispose of the Property and (b) to carry on any other activity which, in the opinion of the Management Committee, may be necessary or appropriate in connection with or incidental to the foregoing.2
     2.04 Office. The principal office of the Company shall be at One MetroTech Center North, Brooklyn, New York, or such other location in the City of New York as the Managing Member may select from time to time.

[2]	Modify as necessary if Company owns an interest in the property owner, rather than the property itself.

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     2.05 Term. The term of the Company commenced on the date of the Initial Agreement and shall continue until dissolved and terminated in the manner provided in Article IX.
     2.06 Ownership of Company Property. All property acquired by the Company, real, personal or mixed, tangible or intangible, shall be owned by the Company as an entity, and no Member, individually, shall have any ownership interest therein. Each Member hereby expressly waives the right to require partition of any Company property or any part thereof.
ARTICLE III
CAPITAL CONTRIBUTIONS; PERCENTAGE INTERESTS
     3.01 Capital Contributions.
               (a) Forest City. Forest City has paid development costs relating to the Property on behalf of the Company prior to the date hereof, which expenditures will be deemed to constitute Capital Contributions to the Company as of the date hereof. Beginning on the date hereof and ending on the day immediately preceding the Stabilization Date, Forest City will make Capital Contributions to the Company from time to time in such amounts as are necessary, as determined by the Management Committee, to execute the Development Plan and to permit the Company to proceed with the development of the Property in accordance with the Development Plan. The Management Committee will determine, in its sole discretion, the extent to which the Company utilizes debt or equity capital to finance the purchase and development of the Property.
               (b) Ratner. Ratner shall not be required to make any Capital Contributions to the Company.
               (c) Future Funding Requirement. At any time and from time to time on and following the Stabilization Date, to the extent that the Management Committee determines that the Company requires funds, such funds shall be contributed to the Company by Forest City within twenty (20) Business Days after notice from the Managing Member. Any Capital Contribution made by Forest City under this Section 3.01(c) shall be referred to herein as a “Section 3.01(c) Contribution”. Forest City will be entitled to a Section 3.01(c) Return and a return of capital with respect to each Section 3.01(c) Contribution as set forth in the definition of Section 3.01(c) Return and in Section 4.03.
     3.02 Return of Capital Contributions. No Member will have the right to return of its Capital Contribution except in accordance with Article IV or Article IX. Except for the Priority Return and the Section 3.01(c) Return as expressly provided herein, no Member shall have the right to receive interest on its Capital Contribution.
     3.03 Percentage Interests. The Members shall have the following Percentage Interests:3

[3]	Conform to actual percentage interests for the given Development Property Owner.

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Ratner:	[30]	%
Forest City:	[70]	%
     3.04 Failure to Fund.
               (a) The amounts to be contributed by Forest City pursuant to Section 3.01 shall be such Member’s “Requested Amounts.”
               (b) If Forest City fails to contribute to the Company its Requested Amount, and such failure shall continue for five (5) days after notice to Forest City specifying such failure, Ratner at its option may contribute the Requested Amount of Forest City. In such event, Ratner will be entitled to a Priority Return and a return of capital with respect to such Requested Amount as set forth in the definition of Priority Return and in Section 4.03.
               (c) The provisions of Section 3.04(b) shall be applicable each time that Forest City shall fail to contribute all or any portion of a Requested Amount.
     3.05 Additional Contributions. No Member shall be permitted or required to make any additional Capital Contributions to the Company except as provided in Section 3.01 and Section 3.04.
ARTICLE IV
CAPITAL ACCOUNTS; ALLOCATIONS; DISTRIBUTIONS AND FEES
     4.01 Capital Accounts. The Company shall maintain a separate capital account (“Capital Account”) for each Member in accordance with federal income tax accounting principles and Treasury Regulation section 1.704-1(b), which account shall, as of any given date, reflect such Member’s Capital Contributions, (i) increased to reflect its allocable share of Company Net Income and gain (or item thereof) and (ii) decreased to reflect its allocable share of Company Net Loss and deduction (or item thereof), for each fiscal year or fraction thereof, and the amount of cash or the Book Value of property distributed by the Company to such Member.
The following additional rules shall apply in maintaining Capital Accounts:
               (a) For purposes of this definition, amounts described in section 709 of the Code (other than amounts with respect to which an election is in effect under section 709(b) of the Code) shall be treated as described in section 705(a)(2)(B) of the Code.
               (b) In the case of a contribution to the Company of a promissory note (other than a note that is readily tradeable on an established securities market), the Capital Account of the Member contributing such note shall not be increased until (a) the Company makes a taxable disposition of such note, or (b) principal payments are made on such note.
               (c) If the Book Values of Company assets are adjusted, as provided in the definition of Book Value, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss

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equal to the amount of such aggregate net adjustment and such gain or loss were allocated to the Members in the manner required by Section 4.02.
               (d) If, in any taxable year, the Company has in effect an election under section 754 of the Code, Capital Accounts shall be adjusted in accordance with Treasury Regulation section 1.704-1(b)(2)(iv)(m).
               (e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. To the extent such provisions are inconsistent with such regulations or are incomplete with respect thereto, the Capital Accounts of the Members shall be maintained in accordance with such Regulations.
               (f) Except as may otherwise be provided in this Agreement, whenever it is necessary to determine the Capital Account of a Member, the Capital Account of such Member shall be determined after giving effect to all allocations and distributions for transactions effected prior to the time as of which such determination is to be made. Any Member who shall acquire an interest in the Company or whose interest shall be increased by means of a transfer to him of all or part of another Member’s interest in the Company, shall have a Capital Account which reflects such transfer. Any Member which transfers a part of its interest in the Company shall have a Capital Account which reflects such transfer.
     4.02 Allocation of Net Income and Net Loss for Book Purposes.
               (a) Net Income from Operations. Net Income from operations of the Property for each fiscal year or portion thereof shall be allocated among the Members as follows:
          (i) First, to Forest City, to the extent of and in proportion to, the cumulative amount of Net Losses allocated to Forest City under Section 4.02(c)(vi), in excess of any amounts previously allocated under this clause;
          (ii) Second, to the Members, to the extent of and in proportion to, the cumulative amount of Net Losses allocated to the Members under Section 4.02(c)(v), in excess of any amounts previously allocated under this clause;
          (iii) Third, to Ratner, to the extent of the cumulative amount of Net Losses allocated to Ratner under Section 4.02(c)(iv), in excess of any amounts previously allocated under this clause;
          (iv) Fourth, to Forest City, to the extent of the cumulative amount of Net Losses allocated to Forest City under Section 4.02(c)(iii), in excess of any amounts previously allocated under this clause;
          (v) Fifth, to Forest City, to the extent of the cumulative amount of Net Losses allocated to Forest City under Section 4.02(c)(ii), in excess of any amounts previously allocated under this clause;

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          (vi) Sixth, to the Members, to the extent of and in proportion to, the cumulative amount of Net Losses allocated to the Members under Section 4.02(c)(i), in excess of any amounts previously allocated under this clause;
          (vii) Seventh, to Ratner, to the extent of its Priority Return accrued for this and all prior periods, in excess of any amounts previously allocated under this clause;
          (viii) Eighth, to Forest City, to the extent of its Section 3.01(c) Return accrued for this and all prior periods, in excess of any amounts previously allocated under this clause;
          (ix) Ninth, to Forest City, to the extent of its Priority Return accrued for this and all prior periods, in excess of any amounts previously allocated under this clause; and
          (x) Last, to the Members, in proportion to their Percentage Interests.
               (b) Net Income from Sale of the Property. Net Income from sale of the Property shall be allocated among the Members as follows:
          (i) First, to Forest City, to the extent of any losses set forth in clause (E) of the definition of “Unreturned Capital,” in excess of amounts previously allocated under this clause;
          (ii) Second, to Forest City, to the extent of its Pre-Stabilization Priority Return;
          (iii) Third, to Forest City, to the extent of and in proportion to, the cumulative amount of Net Losses allocated to Forest City under Section 4.02(c)(vi), in excess of any amounts previously allocated under this clause and Section 4.02(a)(i);
          (iv) Fourth, to the Members, to the extent of and in proportion to, the cumulative amount of Net Losses allocated to the Members under Section 4.02(c)(v), in excess of any amounts previously allocated under this clause and Section 4.02(a)(ii);
          (v) Fifth, to Ratner, to the extent of the cumulative amount of Net Losses allocated to Ratner under Section 4.02(c)(iv), in excess of any amounts previously allocated under this clause and Section 4.02(a)(iii);
          (vi) Sixth, to Forest City, to the extent of the cumulative amount of Net Losses allocated to Forest City under Section 4.02(c)(iii), in excess of any amounts previously allocated under this clause and Section 4.02(a)(iv);

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          (vii) Seventh, to Forest City, to the extent of the cumulative amount of Net Losses allocated to the Forest City under Section 4.02(c)(ii), in excess of any amounts previously allocated under this clause and Section 4.02(a)(v);
          (viii) Eighth, to Forest City, to the extent of the cumulative amount of Net Losses allocated to Forest City under Section 4.02(c)(i), in excess of any amounts previously allocated under this clause and Section 4.02(a)(vi);
          (ix) Ninth, to Ratner, to the extent of its Priority Return accrued for this and all prior periods, in excess of any amounts previously allocated under this clause and Section 4.02(a)(vii) hereof;
          (x) Tenth, to Forest City, to the extent of its Section 3.01(c) Return accrued for this and all prior periods, in excess of any amounts previously allocated under this clause and Section 4.02(a)(viii);
          (xi) Eleventh, to Forest City, to the extent of its Priority Return accrued for this and all prior periods, in excess of any amounts previously allocated under this clause and Section 4.02(a)(ix); and
          (xii) Last, to the Members, in proportion to their Percentage Interests.
               (c) Net Loss. Net Loss for each fiscal year shall be allocated among the Members as follows:
          (i) First, to the Members, to the extent of and in proportion to, the cumulative amount of Net Income allocated to Members under Section 4.02(a)(x), in excess of any amounts previously allocated under this clause;
          (ii) Second, to Forest City, to the extent of the cumulative amount of Net Income allocated to Forest City under Section 4.02(a)(ix), reduced by all current and prior distributions to it under Section 4.03(b)(v), in excess of any amounts previously allocated under this clause;
          (iii) Third, to Forest City, to the extent of the cumulative amount of Net Income allocated to Forest City under Section 4.02(a)(viii), reduced by all current and prior distributions to it under Section 4.03(b)(iii), in excess of any amounts previously allocated under this clause;
          (iv) Fourth, to Ratner, to the extent of the cumulative amount of Net Income allocated to Ratner under Section 4.02(a)(vii), reduced by all current and prior distributions to it under Section 4.03(a)(i) and 4.03(b)(i), in excess of any amounts previously allocated under this clause;
          (v) Fifth, to the Members, to the extent of and in proportion to, the positive balances in their Capital Accounts; and
          (vi) Last, to Forest City.

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               (d) Regulatory Allocations. Notwithstanding the general allocation rules set forth above, the following special allocation rules shall apply under the circumstances described therein.
          (i) Limitation on Loss Allocations. The Net Losses allocated to any Member pursuant to Section 4.02(c) with respect to any fiscal year shall not exceed the maximum amount of Net Losses that can be so allocated without causing such Member to have a Capital Account Deficit at the end of such fiscal year. All Net Losses in excess of the limitation set forth in this Section 4.02(d)(i) shall be allocated to Members which are not subject to the foregoing limitation.
          (ii) Qualified Income Offset. If in any fiscal year a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and such adjustment, allocation or distribution causes or increases a Capital Account Deficit for such Member, then, before any other allocations are made under this Agreement or otherwise, such Member shall be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) in an amount and manner sufficient to eliminate such Capital Account Deficit as quickly as possible.
          (iii) Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Company fiscal year, each Member shall be allocated items of income and gain for such fiscal year (and, if necessary, for subsequent fiscal years) in proportion to and to the extent of, an amount equal to such Member’s share of the net decrease in Company Minimum Gain, in accordance with Treasury Regulation section 1.704-2(f) and (g).
          (iv) Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company fiscal year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation section 1.704-2(i), shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation section 1.704-2(i).
          (v) Company Nonrecourse Deductions. Company Nonrecourse Deductions for any Company fiscal year shall be specially allocated among the Members in proportion to their Percentage Interests.
          (vi) Member Nonrecourse Deductions. Any Member Nonrecourse Deduction for any Company fiscal year shall be specially allocated

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to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation section 1.704-2(i).
               (e) Tax Allocations.
          (i) Generally. Except as set forth in Section 4.02(e)(ii), allocations for tax purposes of items of income, gain, loss, deduction and credit shall be made in the same manner as allocations for book purposes.
          (ii) Special Rules. In accordance with Code section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed (or distributed with respect to property so contributed) to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value.
In the event the Book Value of Company Property is adjusted pursuant to Section 4.01(c) hereof, subsequent allocations of income, gain, loss, and deduction with respect to the Property shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and the Book Value in the same manner as under Code section 704(c) and the Regulations thereunder.
The Managing Member shall make such allocations in accordance with Treasury Regulation section 1.704-3 using the method selected by the Managing Member.
          (iii) Allocations pursuant to this Section 4.02(e) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profits, losses, other items, or distributions pursuant to any other provision of this Agreement.
     4.03 Distributions. The Managing Member shall make distributions to the Members as follows:
               (a) Net Cash Flow Prior to the Stabilization Date. Prior to the Stabilization Date, the Company shall distribute to the Members all Net Cash Flow of the Company, said distributions to be made from time to time as determined by the Management Committee, but not less often than annually, in the following order of priority:
          (i) First, to Ratner in an amount equal to its accrued and unpaid Priority Return.
          (ii) Second, to Ratner in an amount equal to its Unreturned Capital.
          (iii) Thereafter, to Forest City.

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               (b) Net Cash Flow From and After the Stabilization Date. From and after the Stabilization Date, the Company shall distribute to the Members all Net Cash Flow of the Company, said distributions to be made from time to time as determined by the Management Committee, but not less often than annually, in the following order of priority:
          (i) First, to Ratner in an amount equal to its accrued and unpaid Priority Return.
          (ii) Second, to Ratner in an amount equal to its Unreturned Capital.
          (iii) Third, to Forest City in an amount equal to its accrued and unpaid Section 3.01(c) Return.
          (iv) Fourth, to Forest City in an amount equal to the portion of its Unreturned Capital attributable to Section 3.01(c) Contributions.
          (v) Fifth, to Forest City in an amount equal to its accrued and unpaid Priority Return.
          (vi) Thereafter, in accordance with the Percentage Interests.
          (vii) Notwithstanding Section 4.03(b)(vi), in the event that the federal, state and local income taxes imposed on a Member relating to its share of the Company’s taxable income (the “Tax Liabilities”) for any fiscal year (calculated on the assumption that the taxable income from the Company is its only taxable income, taking into account the federal deduction for state and local income taxes, and assuming an aggregate state and local tax rate applicable to such Member of 40%) exceeds the amount of Net Cash Flow distributed to such Member for such fiscal year (including for this purpose Net Cash Flow distributed to such Member during the first 90 days of the succeeding fiscal year; the “Excess”), Net Cash Flow will first be distributed to such Member, prior to any distribution under Section 4.03(b)(vi), in an amount equal to such Excess. If any amount of Net Cash Flow is distributed to a Member under this Section 4.03(b)(vii) for any fiscal year, such amount will be deducted from the first distributions which would otherwise be made to such Member in later fiscal years when Net Cash Flow or Net Refinancing Proceeds and Net Sales Proceeds otherwise distributable to such Member exceed the Tax Liabilities for such fiscal year, and instead be distributed in a manner which reverses all distributions under this Section 4.03(b)(vii).
          (c) Net Refinancing Proceeds. The Company shall distribute to the Members Net Refinancing Proceeds, said distributions to be made at the times determined by the Management Committee, in the following order of priority:
          (i) First, to Ratner in an amount equal to its accrued and unpaid Priority Return.

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          (ii) Second, to Ratner in an amount equal to its Unreturned Capital.
          (iii) Third, to Forest City in an amount equal to its accrued and unpaid Section 3.01(c) Return.
          (iv) Fourth, to Forest City in an amount equal to the portion of its Unreturned Capital attributable to Section 3.01(c) Contributions.
          (v) Fifth, to Forest City in an amount equal to its accrued and unpaid Priority Return.
          (vi) Sixth, to Forest City in an amount equal to its Unreturned Capital.
          (vii) Seventh, if Forest City has elected (or is deemed to have elected) the Continuation Option, to Ratner until it has received on a cumulative basis an amount equal to the amount that Ratner would have received under Section 4.03(d) assuming (A) a sale of the Property on the Stabilization Date for a cash purchase price equal to the Continuation Option Stabilized Value and closing costs equal to [___] percent ([___]%)4 of such assumed price and (B) that Sections 4.03(c)(vii), 4.03(c)(viii), 4.03(d)(vi) and 4.03(d)(vii) were not included in this Agreement.
          (viii) Eighth, if Forest City has elected (or is deemed to have elected) the Continuation Option, to Forest City until it has received on a cumulative basis an amount equal to the amount that Forest City would have received under Section 4.03(d) assuming (A) a sale of the Property on the Stabilization Date for a cash purchase price equal to the Continuation Option Stabilized Value and closing costs equal to [___] percent ([___]%) of such assumed price and (B) that Sections 4.03(c)(vii), 4.03(c)(viii), 4.03(d)(vi) and 4.03(d)(vii) were not included in this Agreement.
          (ix) Thereafter, in accordance with the Percentage Interests.
               (d) Net Sales Proceeds. The Company shall distribute to the Members Net Sales Proceeds, said distributions to be made at the times determined by the Management Committee, in the following order of priority:
          (i) First, to Ratner in an amount equal to its Unreturned Capital.
          (ii) Second, to Ratner in an amount equal to its accrued and unpaid Priority Return.

[4]	For Development Properties in NYC: 3.025%. For Development Properties in Yonkers: 1.9%.

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          (iii) Third, to Forest City in an amount equal to its Unreturned Capital.
          (iv) Fourth, to Forest City in an amount equal to its accrued and unpaid Section 3.01(c) Return.
          (v) Fifth, to Forest City in an amount equal to its accrued and unpaid Priority Return.
          (vi) Sixth, if Forest City has elected (or is deemed to have elected) the Continuation Option, to Ratner until it has received on a cumulative basis an amount equal to the amount that Ratner would have received under Section 4.03(d) assuming (A) a sale of the Property on the Stabilization Date for a cash purchase price equal to the Continuation Option Stabilized Value and closing costs equal to [___] percent ([___]%) of such assumed price and (B) that Sections 4.03(c)(vii), 4.03(c)(viii), 4.03(d)(vi) and 4.03(d)(vii) were not included in this Agreement.
          (vii) Seventh, if Forest City has elected (or is deemed to have elected) the Continuation Option, to Forest City until it has received on a cumulative basis an amount equal to the amount that Forest City would have received under Section 4.03(d) assuming (A) a sale of the Property on the Stabilization Date for a cash purchase price equal to the Continuation Option Stabilized Value and closing costs equal to [___] percent ([___]%) of such assumed price and (B) that Sections 4.03(c)(vii), 4.03(c)(viii), 4.03(d)(vi) and 4.03(d)(vii) were not included in this Agreement.
          (viii) Thereafter, in accordance with the Percentage Interests.
     4.04 Fees. The Managing Member shall arrange for payment by the Company of the following fees:
               (a) Leasing Incentive Fee. On or before the Completion Date, Ascot Brokerage, an Affiliate of Forest City, will be entitled to a fee of [___] percent ([___]%)5 of the Adjusted Development Cost for services rendered and to be rendered in connection with the leasing of the Property (the “Leasing Incentive Fee”), which fee shall be payable prior to any distribution to the Members pursuant to Section 4.03.
               (b) Site Management Fee. On or before the Completion Date, Forest City Ratner Companies, an Affiliate of Forest City, will be entitled to a fee of [___] percent ([___]%)5 of the Adjusted Development Cost for site management services (the “Site Management Services”), which fee shall be payable prior to any distribution to the Members pursuant to Section 4.03.

[5]	Insert percentage applicable to the given Development Property. To be comparable to like fee in prior projects.

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               (c) Ratner Development Fee. On or before the Completion Date, Ratner will be entitled to a fee from the Company in an amount equal to one and one-half percent (1.5%) of the Adjusted Development Cost (the “Ratner Development Fee”), which fee shall be payable prior to any distribution to the Members pursuant to Section 4.03. [MODIFY FOR NY TIMES, WHERE RATNER WILL HAVE RECEIVED A PRIOR PAYMENT OF THIS FEE AT CLOSING UNDER MASTER CONTRIBUTION AGREEMENT].
               (d) Forest City Disposition Fees. On the sale of the Property, Forest City will be entitled to a fee from the Company in an amount equal to one and one-half percent (1.5%) of the Adjusted Development Cost (the “Forest City Disposition Fee”), which fee shall be payable prior to any distribution to the Members pursuant to Section 4.03.
     4.05 Allocation of Nonrecourse Liabilities. Pursuant to Treasury Regulation section 1.752-3(a), Company nonrecourse liabilities shall be allocated in the following order:
               (a) First, to each Member to the extent of its respective share of Company Minimum Gain.
               (b) Then, to each Member in the amount of any taxable gain that would be allocated to that Member under Code section 704(c) or in connection with a revaluation of Company property pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(f) or (r), if the Company disposed of (in a taxable transaction) all Company property subject to one or more nonrecourse liabilities of the Company in full satisfaction of such liabilities and for no other consideration.
               (c) Then, the excess nonrecourse liabilities will be allocated to the Members in accordance with their Percentage Interests.
ARTICLE V
MANAGEMENT AND CONTROL
     5.01 Management Committee.
               (a) The overall management and control of the business and affairs of the Company shall be vested in a management committee (the “Management Committee”). All decisions with respect to the management and control of the Company that are “approved by the Management Committee” shall be binding on the Company and the Members. Approval or consent of the Management Committee shall require the approval or consent of all of the members of the Management Committee.
               (b) The Management Committee shall be comprised of three (3) members, two (2) designated by Forest City (subject to the further provisions of this Section 5.01(b)) and the other designated by Ratner. Forest City hereby designates James A. Ratner and Charles A. Ratner, and Ratner hereby designates Bruce C. Ratner, as their respective initial representatives on the Management Committee. If either Member shall elect to change its designated representative or representatives, it shall do so only with the approval of the other Member. Upon the death or incapacity of James A. Ratner or Charles A. Ratner (or a successor

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of either of them), the remaining representative of Forest City shall be entitled to exercise the consent and approval rights of both representatives of Forest City until such time as Forest City shall designate a successor representative which is approved by Ratner, which approval shall not be unreasonably withheld if such designee is a spouse, child, sibling, niece, nephew or heir of James A. Ratner or Charles A. Ratner if such designee is a spouse, child, sibling, niece, nephew or heir who is actively involved in the business conducted by the Company or who has experience in real estate development activities similar to those conducted by the Company. Upon the death or incapacity of Bruce C. Ratner, Forest City shall have the sole representative or representatives on the Management Committee until a replacement is designated by Ratner and approved by Forest City, which approval shall not be unreasonably withheld if such designee is a Ratner Family Member who is actively involved in the business conducted by the Company or who has experience in real estate development activities similar to those conducted by the Company.
               (c) Each Member agrees that its representative shall consult in good faith with the representative or representatives of the other Member. In the event of any need for approval or other action by the Management Committee, each Member shall use its best efforts to cause its representative or representatives to respond within five (5) days after the date such representative or representatives is or are notified of the need for such approval or other action.
               (d) The Management Committee shall hold meetings regularly and in any event not less often than quarterly. The Managing Member shall keep the Management Committee and the other Member informed as to all material developments and transactions involving the Company and the Property. Either Member shall have the right to call a special meeting of the Management Committee in Cleveland, Ohio or New York City, New York upon the giving to the other Member of at least five (5) Business Days’ prior written notice thereof, specifying the time, place and date of such meeting. Meetings of the Management Committee may be held in person or by telephone.
               (e) In addition to any other matters set forth in this Agreement which expressly require approval of the Management Committee, and except as may otherwise be expressly provided for herein, no act shall be taken, sum expended, decision made or obligation incurred by the Company with respect to a matter within the scope of any of the following decisions unless and until the same has been approved by the Management Committee:
               (i) the acquisition of any land or other real property or interest therein;
               (ii) subject to Section 5.05 and Section 5.06, the sale or other transfer, or mortgaging or the placing or suffering of any other encumbrance on any of the Company’s assets or any part thereof, including the terms and conditions of any such sale, transfer or mortgaging (it being understood that the Members shall not incur any recourse obligations in connection with any such sale, transfer, mortgaging or other encumbrance);
               (iii) the approval of a Budget and any Projection which includes a change in the aggregate amount of a Budget;

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               (iv) the making of any expenditure or incurring any obligation which, when added to any other expenditures for the Fiscal Year of the Company, exceeds by more than 10% in the aggregate the applicable Budget or Projection therefor;
               (v) the making of a Request for a Capital Contribution pursuant to Section 3.01(c);
               (vi) subject to Section 5.06, the financing, refinancing or repayment (other than pursuant to the terms of any applicable loan documents) of any indebtedness of the Company, including the terms and conditions of any such financing or refinancing (it being understood that no Member shall be obligated to incur any recourse obligation in connection with such financing or refinancing, except that Forest City shall cause its Affiliate, FCE, to provide its standard form of completion guarantee to the lender on the Construction Loan Closing Date);
               (vii) the taking of any act in contravention of this Agreement;
               (viii) the confession of a judgment in a material amount against the Company;
               (ix) the conversion of property of the Company to the use of a Member, or assignment to a Member of any rights in specific property of the Company; and
               (x) the execution or delivery of any general assignment for the benefit of the creditors of the Company.
               (f) Unless otherwise provided in this Agreement, a member of the Management Committee having the right to consent to or approve of any matter shall be reasonable in granting or withholding such consent or approval. If a member of the Management Committee withholds his or her consent or approval to any proposal, such member shall provide the other members with a reasonably detailed explanation in writing of the basis for such refusal. If a member shall fail to respond to a request for consent or approval within a twenty (20) day period and such failure shall continue for a period of ten (10) days after the requesting member shall have given a second notice stating that failure to respond within said ten (10) day period shall be deemed to constitute consent or approval, such failure to respond shall be deemed to constitute consent or approval effective on the expiration of such second ten (10) day period.
     5.02 Managing Member.
               (a) The Managing Member shall supervise, on behalf of the Management Committee and pursuant to the Development Plan, the day to day activities of the Company, and the Managing Member shall be responsible for the implementation of the decisions of the Management Committee and affairs of the Company. The Managing Member shall at all times conform in all material respects to the Budgets approved by the Management Committee and the policies and programs established by the Management Committee, and the scope of the Managing Member’s authority shall be limited by said policies and programs. The Managing Member shall keep the Management Committee informed as to all matters of concern

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to the Company as to which it has actual knowledge. The Management Committee shall respond to all reasonable requests made by the Managing Member for funds necessary for the operation of the Company, which response shall be made promptly given the nature and extent of such request.
               (b) Pursuant to the provisions of this Section 5.02 and subject to the provision of Section 5.01(e), the Managing Member shall have full power and authority to take any and all actions on behalf of the Company. The Managing Member shall take all actions which may be necessary or appropriate for the development, maintenance, preservation and operation of the Property and other assets of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. The Managing Member shall be under a duty to use due care and reasonable diligence in the management of the Company’s business and shall conduct the affairs of the Company in good faith and in accordance with the terms of this Agreement and in a manner consistent with the purposes set forth in Section 2.03.
     5.03 Rights of Members. Except as specifically set forth herein, no Member shall (i) be permitted to take part in the management, control or conduct of the business or affairs of the Company; (ii) have the right to vote on any matters; or (iii) have the authority or power in its capacity as a Member to act as agent for or on behalf of the Company or the other Member, to do any act which would be binding on the Company or the other Member, or to incur any expenditures or indebtedness on behalf of or with respect to the Company or the other Member.
     5.04 Intentionally Omitted.
     5.05 Sale or Conveyance of Property. (a) If, at any time after either (x) the fifth (5th) anniversary of the Stabilization Date or (y) a default by FCE or any of its Affiliates under Sections 2.3 or 4.9 of the Master Contribution Agreement which continues unremedied for more than thirty (30) days after written notice thereof from Ratner to Forest City or any other circumstance that would give rise to a right on the part of Ratner (and/or its Affiliates) to terminate the Master Contribution Agreement with respect to the Property in accordance with Section 9.5(b) thereof, a Member desires to sell the Property pursuant to a bona fide third party offer to purchase, and the other Member does not wish to do so, then the Member desiring to sell (the “Selling Member”) may, by notice to the other Member (the “Non-Selling Member”) accompanied by a copy of the third party offer containing the material and relevant terms of the offer, require the Non-Selling Member to proceed with the sale on the terms proposed by the third party unless within sixty (60) days after receipt of the notice, the Non-Selling Member elects to purchase the Property on the same terms (or to the extent that some or all of the terms cannot be duplicated because of their unique nature, for example, an exchange for a specific property, then on terms substantially similar to and at least equal in value to the terms that cannot be duplicated) as are contained in the third party offer. The exercise of the Non-Selling Member’s election shall be accompanied by a deposit of five (5%) percent of the purchase price, but not more than the deposit required under the third party offer, and the closing must occur within twelve (12) months following the exercise of the election. If the election is made but the Non-Selling Member fails to close as herein provided, the Selling Member may retain the deposit as sole and liquidated damages and the Non-Selling Member shall have no further right to acquire the Property.

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               (b) After the fifth anniversary of the Stabilization Date, if a Selling Member desires to market and offer to sell the Property without having a bona fide offer from a third party and the other Member does not wish to do so, the Selling Member may thereafter notify the Non-Selling Member of the gross price based upon which the Selling Member is willing to sell the Property and the other relevant terms. In such event, the Non-Selling Member, within six (6) months after receipt of such notice, may elect to purchase the Property or may obtain a bona fide offer from a third party to purchase the Property which shall be more favorable to the Company than the terms specified by the Selling Member and invoke the provisions of Section 5.05(a). If the Non-Selling Member does not do so, the Selling Member will, for a period of six (6) months after the expiration of the Non-Selling Member’s right of election, be authorized to enter into an agreement for the sale of the Property for a gross purchase price of not less than ninety five (95%) percent of the price specified in the notice previously given by the Selling Member to the Non-Selling Member, and otherwise on terms consistent with the relevant terms proposed to the Non-Selling Member. If the Selling Member does not enter into such an agreement for sale within the six (6) month period, or having entered into such an agreement, the closing thereunder does not occur and the six (6) month period has expired, the Selling Member must again comply with the terms of this Section 5.05(b). If the Non-Selling Member does elect to purchase the Property for the specified price, then the same terms as govern the deposit, closing date, liquidated damages and waiver contained in Section 5.05(a) above shall apply to the purchase by the Non-Selling Member under this Section 5.05(b).
     5.06 Financing. At any time during which the indebtedness of the Company must be refinanced and the Management Committee is in disagreement with respect thereto, either Member may provide the other Member a notice setting forth the terms on which it believes the Company should enter into an agreement to refinance the indebtedness of the Company. Said notice will contain all relevant and material terms and will comply with any limitations or requirements in this Agreement (such as the requirement that any loan be non-recourse). In the event said other Member provides, within sixty (60) days after receipt of the notice of proposed loan terms, reasonable evidence of the availability of a loan on more favorable terms than those proposed, the Company will diligently pursue a refinancing on the terms and with the lender identified by said other Member. If said other Member is unable to provide such evidence of availability, the Company shall pursue the refinancing on the terms outlined in the initial proposal and may conclude same without the consent or approval of said other Member. If the closing of the refinancing does not occur within six (6) months after the notice of proposed terms was first provided, the applicable Member must again comply with the provisions of this Section 5.06.
     5.07 Removal of Managing Member. If the Managing Member shall commit a material breach of its obligations hereunder or be negligent in the performance of its responsibilities or otherwise breach or default in any of its material obligations hereunder, the other Member shall give the Managing Member notice of such breach, negligence or default and the Managing Member shall cure such breach or default within ten (10) Business Days thereafter; provided, however, that if such cure cannot reasonably be accomplished within such ten (10) Business Day period, the Managing Member shall commence and diligently prosecute such cure to completion within a reasonable period of time under the circumstances. If the Managing Member fails to so cure such breach, negligence or default within such applicable period of time, the other Member shall have the right upon notice to the Managing Member to

25

remove the Managing Member, in which event the other Member shall become the Managing Member hereunder. If the Managing Member becomes the subject of an Act of Insolvency, the other Member shall become the Managing Member on five (5) Business Days’ prior notice. Disputes as to whether or not a Managing Member shall be removed shall be subject to arbitration and, during the pendency of any such arbitration, the role of the Managing Member shall be vested in the Management Committee.
     5.08 Liability of a Member for Good Faith Acts. No Member, including without limitation the Managing Member, shall be liable, responsible or accountable in damages or otherwise to any Member for any act or omission performed or omitted by it in good faith on behalf of the Company and in a manner reasonably believed by such Member to be within the scope of authority granted to it by this Agreement and in the best interest of the Company and the Members, unless such act or omission shall constitute negligence, willful misconduct or a breach of fiduciary duty to the Members.
     5.09 Indemnification of Members.
               (a) In any threatened, pending or completed action, suit or proceeding to which any Member (or its directors, officers, employees, agents or constituent partners, shareholders or members) , including without limitation the Managing Member, becomes a party, or is threatened to be made a party, by reason of the position of such Member (or its directors, officers, employees, agents or constituent partners, shareholders or members) , involving an alleged cause of action for damages arising from activities performed within the scope of such Member’s authority under this Agreement, the Company shall, to the extent of its assets, indemnify such Member against expenses, including attorneys’ fees, judgments and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit or proceeding, if the Member acted in good faith and in a manner reasonably believed by it to be in or not opposed to the best interests of the Company, and provided that such Member’s conduct does not constitute negligence, willful misconduct or a breach of its fiduciary obligations to the Members. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Member did not act in good faith and in a manner reasonably believed by it to be in or not opposed to the best interests of the Company.
               (b) In no event shall a Member (or its directors, officers, employees, agents, or constituent partners, shareholders or members) be liable for any loss or damage to the Company or its property caused by strikes, labor troubles, riots, fires, acts of a public enemy, insurrections, acts of God, breakdown or failure of plant or machinery, failure to carry out the provisions hereof due to the provisions of law, rules or regulations promulgated by any government agency, or any demand or requisition of any government, or from any other cause beyond the control of the Member.
     5.10 Activities of Members.
               (a) The Managing Member shall not be required to devote its full time and effort to the affairs of the Company, but shall devote such time and effort as may reasonably be required to adequately promote the Company’s interests.

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               (b) Members (other than Members who are employees of FCE), or an Affiliate of FCE or a director of FCE during the term of such employment or directorship), and any assignees, officers, directors, members, employees, agents, trustees, affiliates or stockholders of such Member are permitted to engage in other business ventures and investments and are not required to present corporate opportunities to the Company, FCE or their Affiliates, even if such opportunities directly or indirectly compete with FCE, the Company or their Affiliates. Neither FCE, the Company, the other Members nor their Affiliates will have any rights in or to such opportunities, and such opportunities are hereby renounced. Members who are employees of FCE or of an Affiliate of FCE during the term of such employment will be subject to the restrictions on participating in business ventures and investments, and to the requirements for presenting corporate opportunities, that are set forth in FCE’s Code of Legal and Ethical Conduct, as amended from time to time. Any Member who is a director of FCE during the term of such directorship will also be subject to the restrictions on participating in business ventures and investments, and to the requirements for presenting corporate opportunities, that are set forth in FCE’s Corporate Governance Guidelines, as amended from time to time. Such Members acknowledge that the Code of Legal and Ethical Conduct and the Corporate Governance Guidelines may also restrict conduct by their Affiliates.
     5.11 Unauthorized Acts. No Member shall take any action on behalf of or in the name of the Company, or enter into any commitment or obligation binding upon the Company, except as expressly provided in this Agreement. Each Member shall indemnify and hold harmless the other Member and its Affiliates, directors, officers and employees against any loss, liability, damage or expense arising out of any breach of this Section 5.11 by such Member or its Affiliates, directors, officers, agents or employees.
ARTICLE VI
BOOKS AND RECORDS; ACCOUNTS; BUDGETS
     6.01 Books and Records. (a) The Managing Member shall maintain full and accurate books and records at the principal place of business of the Company, in accordance with the accounting policies and procedures of Forest City and its Affiliates.
               (b) Each Member and its duly authorized representatives, including, but not limited to, auditors and any supervisory or regulatory authority having jurisdiction (through its or their representatives), shall have the right to inspect and examine the books, records, files, securities and other documents of the Company during regular business hours upon reasonable prior notice. Such supervisory and regulatory authorities shall also have the right, in connection with an examination of the Company, to interview the employees of the Company in regard to activities of the Company, and to interview any other person having custody or control of documents of the Company with respect to such documents. Any expense for any inspection, examination or interview shall be borne by the Member causing such inspection or review to be conducted.
     6.02 Budgets. Promptly after the execution of this Agreement and not less often than once each fiscal year thereafter, the Managing Member shall prepare and submit to the Management Committee for its consideration a budget (the “Budget”) for the Company setting

27

forth the estimated receipts and expenditures (working capital, operating and other) of the Company for the period covered by the Budget. The Management Committee shall review and adjust the Budget as it determines to be appropriate. When a Budget is approved by the Management Committee, the Managing Member shall implement such Budget and shall be authorized, without the need for further approval by the Management Committee, to make the expenditures and incur the obligations provided for in such Budget. If at any time the Managing Member shall determine, in its reasonable business judgment, that funds in excess of the Budget are required, or that the Budget requires other modifications, then the Managing Member shall prepare and submit to the Management Committee a modification to the applicable Budget, to be reviewed and adjusted in the same manner as a Budget. Similarly, if at any time the Managing Partner shall determine, in its reasonable business judgment, that a prior modification requires further modification, then the Managing Partner shall prepare and submit to the Management Committee a further modification, to be reviewed and adjusted in the same manner as a Budget. All approved modifications to a Budget and to any prior Budget modification shall be referred to herein as a “Projection”. When approved by the Management Committee, the Managing Member shall implement such Projection and shall be authorized, without the need for further approval by the Management Committee, to make the expenditures and incur the obligations provided for in such Projection.
     6.03 Trial Balance. The Managing Member shall prepare, in form satisfactory to the Members, a trial balance for the Company for each month in accordance with the accounting policies and procedures of Forest City and its Affiliates.
     6.04 Company’s Auditors; Audit. The independent auditors of the Company shall be selected by Forest City. After the Completion Date, the Managing Member shall cause the independent auditors to (i) audit the records and accounts of the Company, (ii) render their opinion on the statement of financial condition of the Company as of the end of each fiscal year and of the results of its operations and changes in its financial condition for each fiscal year, and (iii) if requested by the Members, render their opinion as to the accuracy of the Net Cash Flow computations made by the accountants for the Company and whether the distributions thereof are in accordance with this Agreement. The Managing Member shall, to the extent feasible, cause such audit to be furnished to the Members as promptly as practicable but in any event not later than ninety (90) days after the close of each fiscal year after the Completion Date. The fees and expenses of the independent auditors and accountants shall be an expense charged to the Company.
     6.05 Decisions with Respect to Accounting Principles. All decisions as to accounting principles and elections, whether for book or tax purposes, will be made by the Members.
     6.06 Bank Accounts. The funds of the Company shall be maintained in such banks as the Managing Member may from time to time specify. All depository banks shall be approved by the Management Committee. Such account or accounts shall be listed in the name of the Company and shall be subject to withdrawal only upon the signature or signatures of persons designated by the Managing Member. No funds of the Company shall be commingled with any other funds. Reasonable efforts shall be made by the Managing Member to keep excess funds of the Company at hand from time to time invested in savings accounts, certificates of deposit, governmental obligations or other high grade interest-bearing securities.

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     6.07 Fiscal Year. The fiscal year of the Company shall be February 1 through January 31 of each year or such other period as may be selected by Tax Matters Partner in accordance with the Code.
ARTICLE VII
INCOME TAX RETURNS; TAX ELECTIONS
     7.01 Tax Returns. Federal, state and local income tax returns of the Company shall be prepared or caused to be prepared by Forest City. Copies of all tax returns of the Company shall be furnished to the Members at least thirty (30) days prior to statutory date for filing by the Member having the earlier filing date (as extended by any extension thereof previously obtained).
     7.02 Notice of Tax Examinations. Any Member receiving advice that the Internal Revenue Service intends to examine any income tax return of the Company shall promptly notify the other Member.
     7.03 Tax Matters Partner. Forest City shall be the “Tax Matters Partner” as defined in Section 6231 of the Code; provided, however, that all tax elections required or permitted to be made by the Company under the Code or any state or local tax laws and the determination of how to proceed with respect to matters under audit shall be made by mutual agreement of the Members.
ARTICLE VIII
TRANSFER OF INTERESTS IN THE COMPANY
     8.01 Withdrawal; Assignment; Affiliate Transfers.
               (a) Except as otherwise provided in this Agreement, no Member may withdraw from the Company, petition a court for the dissolution, termination or liquidation of the Company or otherwise Assign any portion of its interest in the Company without the approval of the other Member, which approval may be granted or denied in its sole discretion. Any attempted withdrawal or Assignment not permitted hereunder shall be void. For purposes of this Section 8.01, an Assignment shall include the transfer or other disposition of stock, partnership, membership or other interests in a Member, directly or indirectly, other than transfers of publicly traded securities.
               (b) Notwithstanding the provisions of Section 8.01(a) to the contrary:
               (i) Ratner may Assign its entire interest in the Company, and the partners, members, shareholders and other entities holding direct or indirect interests in Ratner may Assign all or a portion of their interests in Ratner, to Master III ,or as otherwise contemplated by the Master Contribution Agreement;
               (ii) Ratner may Assign its entire interest in the Company, and the partners, members, shareholders and other entities holding direct or indirect interests in

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Ratner may Assign all or a portion of their interests in Ratner, (A) to any entity Controlled by or under the Control of Bruce C. Ratner, (B) to the children, spouse, siblings, nieces, nephews or heirs of Bruce C. Ratner or to trustees for the benefit of such children, spouse, siblings, nieces, nephews or heirs of Bruce C. Ratner, (C) to any person that is, at the time of the Assignment, an “Immediate Family Member” of Bruce C. Ratner under the operating agreement of Master III as in effect from time to time (each, a “Ratner Family Member”) or any entity owned by or under the Control of the foregoing and (D) to any individual, entity, trust, association, organization or other person that is a permitted transferee of Class A Common Units under the operating agreement or other organizational documents of Master III from time to time; provided, however, that upon an Assignment by Ratner of its entire interest in the Company permitted by this Section 8.01(b), the transferor shall remain liable for the obligations of such transferor set forth in this Agreement and, subject to Section 5.01(b), Bruce C. Ratner shall remain as the transferor’s representative on the Management Committee. Interests in Ratner may also be transferred to other nominees designated by Bruce C. Ratner provided that (i) such nominees acquire their interests on terms identical to or at least not less favorable to such nominees than the terms under which Ratner and/or Bruce C. Ratner acquired such interests, (ii) Bruce C. Ratner shall remain the sole representative of Ratner on the Management Committee and in the event of his death or incapacity, unless a replacement is proposed by Ratner and approved by Forest City, the Management Committee shall consist solely of the representatives of Forest City, and (iii) Forest City shall consent to such transfer, which consent shall not be unreasonably withheld, provided, however, that if Forest City shall conclude that it cannot establish a satisfactory business relationship with such transferee, it shall not be unreasonable for Forest City to withhold its consent.
               (c) Notwithstanding the provisions of Section 8.01(a) to the contrary, (i) Forest City may Assign all or any portion of its interest in the Company to Master III, and (ii) Forest City may Assign all or any portion of its interest in the Company, and partners, members, shareholders and other entities holding direct or indirect interests in Forest City may Assign all or any portion of their interests in Forest City, (A) to any person or entity which directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with FCE and (B) to any individual, entity, trust, association, organization or other person that is a permitted transferee of Class B Common Units under the operating agreement or other organizational documents of Master III from time to time; provided, however, that upon any Assignment by Forest City of its entire interest in the Company as permitted by this Section 8.01(c), the transferor shall remain liable for the obligations of such transferor and, subject to Section 5.01(b), James A. Ratner and Charles A. Ratner (or their permitted successors) shall remain as the transferor’s representatives on the Management Committee.
               (d) No Assignment of the whole or any part of an interest in the Company shall be effective unless and until all of the following conditions are satisfied:
               (i) a duly executed and acknowledged instrument of assignment which is satisfactory in form and substance to the Managing Member is filed with the Company setting forth the intention (if it be the intention) of the Assignor that the Assignee become a substituted or additional Member;

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               (ii) the Assignor and Assignee execute and acknowledge such other instrument or instruments as the Managing Member may deem reasonably necessary or desirable to effectuate such admission, including the written assumption, acceptance and adoption by the Assignee of all of the terms and conditions of this Agreement as the same may have been theretofore amended;
               (iii) the Assignee pays to the Company the reasonable expenses of the Company incurred in connection with such assignment and substitution; and
               (iv) the Assignor pays to the Company any and all sums owed by it to the Company.
     8.02 Default.
               (a) If any Member (a “Section 8.02 Member”) shall (1) default in its obligations under Section 3.01, (2) commit an Act of Insolvency or (3) violate the restrictions set forth under Section 8.01, the other Member shall have the option (if it shall so elect by notice to the Section 8.02 Member) to acquire the Section 8.02 Member’s interest in the Company by paying to the Section 8.02 Member such Member’s Membership Value.
               (b) Within ten (10) days following the date of the exercise of the option set forth in Section 8.02(a), the Member obligated to purchase shall, by notice to the Section 8.02 Member, fix a closing date which shall be not later than thirty (30) days following the date of the exercise of the option and a place of closing in the City and State of New York, and the closing shall take place on said date at such place in accordance with Section 8.05.
     8.03 Right of First Offer.
               (a) If either Member desires to Assign all of its interest in the Company, it may do so, but only after the fifth (5th) anniversary of the Stabilization Date and if it is not in default under this Agreement, and if it first offers to Assign such interest to the other Member in accordance with this Section 8.03. If Forest City desires to Assign all or any portion of its interest in the Company, in addition to first offering such interest to Ratner as provided in Section 8.03(b), the sale shall be subject to the Tag-Along provisions contained in Section 8.03(c).
               (b) If a Member wishes to Assign all of its interest in the Company as provided in Section 8.03(a) above, such Member (the “Offeror”) must first give notice (the “Option Notice”) to the other Member (the “Offeree”) that it intends to Assign all of its interest in the Company at a purchase price set forth in the Option Notice (the “Option Price”) and upon such other terms and conditions as are set forth in the Option Notice. The Offeree shall have an option, for a period of sixty (60) days from and after the date of the Option Notice, to:
               (i) elect in writing to purchase the Offeror’s interest in the Company, upon the same terms and conditions as are contained in the Option Notice (or to the extent that some or all of the terms cannot be duplicated because of their unique nature, for example, an exchange for a specific property, then on

31

terms substantially similar to and at least equal in value to the terms that cannot be duplicated), except that the Offeree shall remit upon the acceptance thereof a certified or bank check payable to the order of the Offeror in an amount equal to five (5%) percent of the Option Price as a deposit on the Option Price; or
               (ii) elect in writing not to purchase the Offeror’s interest in the Company, in which event the Offeror may Assign its interest in the Company for a purchase price and upon such terms and conditions which are no less favorable to the Offeror than those set forth in the Option Notice within six (6) months after the Offeree shall so elect in writing or the expiration of the sixty (60) day period, whichever is earlier. If the Offeror shall not so Assign its interest within such time period, any subsequent proposed Assignment of the Offeror’s interest in the Company shall again be subject to the provisions of this Section 8.03(b).
If the Offeree does not respond in writing to an Option Notice prior to the expiration of the sixty (60) day option period, the Offeree shall be deemed to have elected not to purchase the Offeror’s interest in the Company.
               (c) If Forest City desires to make an Assignment as to which the provisions of Section 8.03(a) apply, then after compliance with the provisions of Section 8.03, and if Forest City is continuing to pursue such Assignment, Forest City shall give notice (the “Sale Notice”) to Ratner that it continues to desire to Assign its interest in the Company, accompanied by a bona fide third-party offer (the “Purchase Offer”) to purchase, in the alternative, (x) all of the interests of the Members in the Company at a specified purchase price (the “Full Price”) and upon such other terms and conditions set forth in the Purchase Offer, or (y) to purchase just the interest of Forest City in the Company at a purchase price (the “Partial Price”) and upon such other terms and conditions set forth in the Purchase Offer. Ratner shall have the right to (i) join with Forest City in the Assignment of all of the interests in the Company for the Full Price (the “Tag-Along”), (ii) acquire (or cause the acquisition of) Forest City’s interest for the Partial Price (or to the extent that some or all of the terms cannot be duplicated because of their unique nature, for example, an exchange for a specific property, then on terms substantially similar to and at least equal in value to the terms that cannot be duplicated), or (iii) remain in the Company with no change in its interest. If within sixty (60) days after receiving the Sale Notice, Ratner fails to give notice to Forest City of its election under clause (i) , (ii) or (iii) , then Ratner shall be deemed to have elected under clause (iii). If Ratner elects (or is deemed to have elected) under clause (iii), Forest City may, within ninety (90) days after the expiration of said sixty (60) day period or date on which Ratner so elects whichever is earlier, proceed to Assign its interest in the Company to a third party in accordance with the terms of the Purchase Offer; provided, however, that if such Assignment is not closed within said ninety (90) day period, any subsequent proposed Assignment of Forest City’s interest in the Company shall again be subject to this Section 8.03(c) and, if the six (6) month period in Section 8.03(b) shall also have expired, to Section 8.03(b). If Ratner elects under clause (ii) above, the closing shall occur on a date selected by Ratner in the election notice to Forest City, which date must be within twelve (12) months after the date on which Ratner so elects, and at a location in the City and State of New York selected by Ratner in said election notice. The closing shall take place on said date and at such location in accordance with Section 8.05.

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               (d) Upon the Assignment of the Offeror’s interest in the Company pursuant to this Section 8.03, all existing agreements between the Company and any person, firm or corporation with whom the Offeror or a shareholder, director or member thereof is directly or indirectly interested or connected shall, at the option of the Company, be terminated forthwith.
               (e) The provisions of this Section 8.03 shall not apply to any transfer permitted under Section 8.01(b) and Section 8.01(c).
     8.04 Put. Ratner may offer to Forest City the interest of Ratner in the Company (the “Put Right”) at any time after (i) the fifth (5th) anniversary of the Stabilization Date or (ii) the transfer of Control of FCE or Forest City after the date hereof or (iii) a default by FCE or any of its Affiliates under Sections 2.3 or 4.9 of the Master Contribution Agreement which continues unremedied for more than thirty (30) days after written notice thereof from Ratner to Forest City or any other circumstance that would give rise to a right on the part of Ratner (and/or its Affiliates) to terminate the Master Contribution Agreement with respect to the Property in accordance with Section 9.5(b) thereof, in any case by notice given to Forest City (the “Put Notice”). The purchase price to be paid to Ratner for its interest in the Company shall be the Membership Value of Ratner or, if Ratner exercises the Put Right while Forest City has pending an Option Notice, or a Sale Notice, the purchase price shall be one hundred ten percent (110%) of the Membership Value of Ratner. Within thirty (30) days following receipt by Forest City of the Put Notice, Forest City shall, by notice to Ratner, (a) fix a closing date not later than one hundred twenty (120) days after the exercise of the Put Right by Ratner and fix a location for closing in the City and State of New York, said closing to take place on said date and at such location in accordance with Section 8.05, or (b) advise Ratner that it does not wish to acquire the interest of Ratner in the Company. If Forest City fails to provide such notice within said thirty (30) day period, Forest City shall be deemed to have advised Ratner pursuant to clause (b). If Forest City notifies or is deemed to have notified Ratner pursuant to clause (b) that it does not wish to acquire the interest of Ratner in the Company, Ratner may market and sell the Property within twelve (12) months thereafter without the consent of Forest City or the Management Committee and is hereby irrevocably authorized to do so on behalf of the Company for the Property Value. If Ratner shall give to Forest City the Put Notice, the same shall render any notices under Section 5.05, Section 5.06 and Section 8.03 inapplicable unless Forest City shall have notified or is deemed to have notified Ratner pursuant to clause (b) above and Ratner does not sell the Property within twelve (12) months thereafter. In all events, it is understood that Ratner may withdraw a Put Notice at any time prior to the transfer of the interest of Ratner in the Company.
     8.05 Closing.
               (a) If an interest in the Company is to be Assigned pursuant to Section 8.02, 8.03(c) or 8.04, then at the closing, the Assignor shall execute and deliver to the purchasing Member assignments of interest, deeds, bills of sale, instruments of conveyance, and other instruments as the purchasing Member may reasonably require, to give it good and clear record title to all of the Assignor’s right, title and interest in and to the Company and the Property, subject to liabilities and obligations as provided in Section 8.05(b) of this Agreement, and the Assignor hereby irrevocably constitutes and appoints the purchasing Member its attorney-in-fact to execute, acknowledge and deliver such instruments as may be necessary or appropriate to

33

carry out and enforce the provisions of this Section 8.05. The purchase price shall be delivered to the Assignor in cash in immediately available funds at the closing or within five (5) days after determination of the price to be paid, whichever is later.
               (b) The sale by the Assignor of its interest in the Company pursuant to this Section 8.05 shall be subject to all liabilities and obligations of the Company, matured or unmatured, absolute or contingent, other than loans made to the Company by the Assignor, and upon the consummation of such sale, the purchasing Member shall execute and deliver to the Assignor, in form satisfactory to the Assignor, an instrument assuming the aforesaid liabilities and obligations of the Company, together with a covenant to hold the Assignor harmless from and against such liabilities and obligations.
     8.06 No Action Permitted Which Constitutes Default of Company Obligation. Notwithstanding anything in this Article VIII to the contrary, no Member shall be permitted to take action otherwise permitted hereunder if such action would constitute a default under any obligation of the Company.
ARTICLE IX
DISSOLUTION AND LIQUIDATION
     9.01 Events of Dissolution.
     The Company shall be dissolved by any of the following events, whichever shall first occur:
               (a) the sale, disposition or liquidation of substantially all of the property owned by the Company;
               (b) the determination of the Members to do so; or
               (c) as otherwise provided by the LLC Law.
     9.02 Liquidation upon Dissolution. Upon dissolution of the Company, the Management Committee, on behalf of all Members, as liquidating trustee, shall dissolve the Company, sell or distribute all Company properties within a reasonable time, pay or arrange for the payment of all Company debts and expenses and distribute the balance of the Company assets to the Members, following the application of Section 4.03(d) as applicable, in proportion to their respective positive Capital Account balances, as determined following all Capital Account adjustments for the taxable year of the liquidation. Any distributions of Company property in kind shall be made in an equitable manner, taking into account tax and related considerations. Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the Company’s Articles of Organization shall have been cancelled and the assets of the Company shall have been distributed as provided herein. Notwithstanding the dissolution of the Company prior to the termination of the Company, as aforesaid, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

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     9.03 Limited Deficit Capital Account Restoration. Upon the liquidation of the Company pursuant to Section 9.02, no Member shall be obligated to restore or otherwise make a contribution to the Company on account of a deficit balance in such Member’s Capital Account.
ARTICLE X
REPRESENTATIONS AND WARRANTIES
     10.01 Representations and Warranties of Forest City. Forest City hereby represents and warrants to Ratner and the Company that Forest City is a duly formed                                         , validly existing and in good standing under the laws of the State of                     ; that it is not subject to any proceeding for the reorganization, dissolution or liquidation thereof; that it has all requisite authorizations to enter into this Agreement and to consummate the transactions contemplated hereby; and that the parties executing this Agreement on behalf of Forest City are duly authorized to so do.
     10.02 Representations and Warranties of Ratner. Ratner hereby represents and warrants to Forest City and the Company that Ratner is a duly formed                                         , validly existing and in good standing under the laws of the State of                     ; that it is not subject to any proceeding for the reorganization, dissolution or liquidation thereof; that it has all requisite authorizations to enter into this Agreement and to consummate the transactions contemplated hereby; and that the parties executing this Agreement on behalf of Ratner are duly authorized to so do.
ARTICLE XI
VALUATION
     11.01 Valuation. (a) If the Membership Value of an interest in the Company needs to be determined for purposes of Section 8.02 or Section 8.04, then the Member initiating the need for such determination (the “Initiating Member”) shall within thirty (30) days thereafter appoint an appraiser in order to obtain an appraisal of the fair market value of the Property, as of the date in question (the “Property Value”). Within twenty (20) days after the Initiating Member has appointed an appraiser, the other Member shall, by notice to the Initiating Member, appoint a second appraiser. If the second appraiser shall not have been appointed within such twenty (20) day period, the first appraiser shall proceed to make his appraisal, in which event his appraisal alone shall determine the Property Value. If the second appraiser is timely appointed, each appraiser shall, with all possible speed, proceed to make an independent appraisal of the Property. Within 60 days after the appointment of the second appraiser, the two appraisers thus appointed shall attempt to agree on the Property Value, in which event such value shall be the Property Value for purposes hereof; if the two appraisers are within five (5%) percent of each other’s fair market value determination, the Property Value shall be the average of the two values; provided, however, that if the two appraisers fail to agree on the Property Value within five (5%) percent of each other within such sixty (60) day period, then within fifteen (15) days of the expiration of such sixty (60) day period, they shall jointly appoint a third appraiser, who shall

35

make an independent appraisal of the Property. If the two appraisers shall fail to appoint or agree upon the third appraiser within such fifteen (15) day period, the third appraiser shall be selected by the Supreme Court or other appropriate court of the State in which the Property is located. In the event of appointment of a third appraiser, the Property Value shall be the fair market value as determined by the third appraiser. All appraisers shall be disinterested persons of recognized competence who are MAI appraisers with at least five (5) years’ experience in appraising commercial real properties. All appraisals shall be in writing. Each appraiser shall appraise the fair market value of the Property in its condition as of the date in question, at its highest and best use on the basis of all relevant factors affecting market value in accordance with generally accepted appraisal techniques. Promptly after the completion of the independent appraisal(s), the appraiser(s), acting jointly, shall send a copy of each appraiser’s appraisal and a statement of the Property Value as determined by such appraisals (“Appraisers’ Notice”) to each Member and to the Company’s accountants. The Members shall each pay the fees and expenses of the appraiser selected by or on their behalf, and any fees and expenses of the third appraiser and any general expenses incurred by the appraisers in connection with the appraisal shall be divided equally between the Members.
               (b) Within twenty (20) days after the date of the Appraisers’ Notice of the Property Value, the Company’s accountants shall send a notice to each Member containing the Membership Value of the Initiating Member.
ARTICLE XII
MISCELLANEOUS
     12.01 Execution in Counterparts. This Agreement may be executed in counterparts, each of which thus executed shall be deemed an original, but all of which, taken together, shall constitute one and the same document, binding upon the parties hereto, their heirs, executors, administrators, successors and permitted assigns.
     12.02 Notices. Any notice, request, demand, election, consent or other communication (each a “Notice”) which may or must be given hereunder to any party shall be given by hand delivery, by Federal Express or other recognized overnight courier, or by certified or registered mail, return receipt requested, postage prepaid, and shall be deemed to have been duly given or received: (i) if delivered by hand, on the Business Day when received by the party to whom such Notice is to be given; (ii) if sent by overnight courier, the Business Day on which delivery is first attempted by such courier and (iii) if by certified or registered mail, return receipt requested, postage prepaid, three (3) Business Days after mailing, at the addresses set forth below. Any party may change its address for receiving Notice by giving written Notice of such change to the other Member pursuant to this Section 12.02.
     If the Member to receive the Notice is Ratner, addressed to Ratner at:
[RRG                                         ], LLC
c/o Forest City Ratner Companies
One MetroTech Center North
Brooklyn, New York 11201

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Attention: Ms. Joanne Minieri
with a copy to:
[RRG                                         ], LLC
c/o Forest City Ratner Companies
One MetroTech Center North
Brooklyn, New York 11201
Attention: David Berliner, Esq.
     If the Member to receive the Notice is Forest City, addressed to Forest City at:
Forest City Enterprises, Inc.
1100 Terminal Tower
Cleveland, Ohio 44113
Attention: Mr. James A. Ratner
with a copy to:
Forest City Enterprises, Inc.
1100 Terminal Tower
Cleveland, Ohio 44113
Attention: Geralyn Presti, Esq.
     12.03 Confidentiality. Any information delivered or disclosed to a Member which is not otherwise public, known to such Member and independently developed or received by such Member, shall be held as proprietary and confidential information of the Company and shall not be disclosed to any third party except with the prior written consent of the other Member. Each Member will, in good faith, attempt to restrict any such confidential information only to those parties who have a need to know, in order for such Member to perform its duties hereunder. Parties who need to know may include any consultant which may be retained by such Member in performing its duties hereunder. In addition, information covered hereby may be disclosed to any governmental or regulatory agency to which the information must be disclosed by law and may also be introduced or pled in litigation or similar proceedings. Any disclosures of information covered hereby deemed by a Member to be required by law shall, unless otherwise required by law, be preceded by Notice in writing to the other Member at least ten (10) days prior to such disclosure.
     12.04 Amendments. This Agreement may not be amended or otherwise changed except by a writing signed by all of the Members. Notwithstanding the foregoing, the Members acknowledge that this Agreement shall be amended and restated in the form attached as Exhibit G-1 to the Master Contribution Agreement in the event that Forest City elects the option described in Section 2.3(g)(i) of the Master Contribution Agreement with respect to the Property in accordance with the terms of the Master Contribution Agreement, such amendment and restatement to occur on the related Stabilization Closing Date.
     12.05 Additional Documents. Each Member agrees to execute, with acknowledgment or affidavit, if required by the Managing Member, any and all documents which may be

37

necessary or expedient in connection with the formation of the Company and the achievement of its purposes.
     12.06 Validity. In the event that any provision of this Agreement shall be held to be invalid, such invalidity shall not affect in any respect whatsoever the validity of the remainder of this Agreement.
     12.07 Waiver. The waiver by any Member of the breach of any term, covenant, agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein, nor shall any custom, practice or course of dealings arising among the Members in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other party of the terms, covenants, agreements and conditions herein contained.
     12.08 No Third Party Beneficiary. Nothing contained in this Agreement shall be deemed to create any third party beneficiary status or grant any rights to any capital contributions to any party which is not a Member.
     12.09 Publicity. All publicity, signs, press releases, brochures or other information or materials disseminated or made available to the public by the Company shall refer to the development of the Property as a company of the Members and their respective affiliates.
     12.10 Governing Law. This Agreement shall be construed according to and governed by the laws of the State of New York.
     IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

[Ratner], a

By:

[Forest City], a

By:

38

-i-

(continued)

-ii-

(continued)

-iii-

EXHIBIT H
EXHIBIT H
                    , 200___
The BCR Entities and the BCR Individuals
set forth on Exhibit A attached hereto
c/o BR Retail Member, LLC
c/o Forest City Ratner Companies
1 Metrotech Center North — 11th Floor
Brooklyn, NY 11201
Ladies and Gentlemen:
     I am acting as counsel for Forest City Enterprises, Inc., an Ohio corporation (“FCEI”), in connection with the transactions contemplated by that certain Master Contribution and Sale Agreement, dated ___, 2006, by and among FCEI, the FCE Entities, Master III, the Master III Entities, the BCR Entities and the BCR Individuals (as the same may have been amended from time to time, the “Master Contribution Agreement”). Defined terms used but not otherwise defined in this opinion letter will have the meaning given to such terms in the Master Contribution Agreement.
     The consideration to be delivered by Forest City Master III and the Master III Entities pursuant to the Master Contribution Agreement includes a combination of cash and Class A Common Units. Following a one-year lock-up period subject to certain exceptions, the Class A Common Units may be redeemed in kind or exchanged for cash or for shares of FCEI’s Class A Common Stock. FCEI is required to reserve and register with the Securities and Exchange Commission the FCEI Class A Common Stock that may be issued upon the exchange of the Class A Common Units.
     I am of the opinion that FCEI’s Class A Common Stock reserved for issuance upon the exchange of the Class A Common Units in connection with this transaction:
i.	is duly authorized, fully paid and non-assessable;

ii.	is free of preemptive and similar rights and liens; and

iii.	when issued, will not require registration under Section 5 of the Securities Act of 1933, as amended.
     In rendering this opinion, I have examined the Articles of Incorporation and the Code of Regulations of FCEI, and my examination of matters of law has been limited to, and I express no opinion as to the laws of any jurisdiction other than, the laws of the State of Ohio, the Ohio General Corporation Law and the federal laws of the United States.
     This opinion letter is furnished solely for your benefit and for the benefit of your counsel insofar as it relates to matters of the jurisdictions indicated above in connection with the transaction contemplated by the parties under the Master Contribution Agreement, and may not be circulated to, relied upon, described or quoted from any other person without my prior written consent.
     I disavow any obligation to update this opinion letter or advise you of any changes in my opinion letter in the event of changes in applicable laws or facts or if additional or newly discovered information is brought to may attention. This opinion letter is provided to you as a legal opinion only and not as a guarantee or warranty of the matters discussed herein or in the documents referred to herein.

Very truly yours, Geralyn M. Presti General Counsel

GMP/mrh
Enclosure

EXHIBIT A
BCR Entities and BCR Individuals
Brooklyn One Trust
Brooklyn Two Trust
Brooklyn Three Trust
RRG New B.U.G., LLC
RRG New S.I.A.C., LLC
RRG Flatbush Associates, L.P.
RRG Myrtle, LLC
RRG Fulton Associates, L.P.
RRG Tech Place Associates, L.P.
RRG Harlem Office, LLC
RRG Hanson Office, LLC
BR Master Limited Partnership
RRG Queens Place, LLC
RRG Retail Properties, LLC
RRG Hanson, LLC
RRG Gowanus Canal, Inc.
FC Quartermaster Retail II, L.P.
RRG Quartermaster II, LLC
FC Quartermaster Retail III, L.P.
RRG Quartermaster III, LLC
FC Quartermaster Retail, L.P.
FC Quartermaster Retail IV, L.P.
RRG New Residential Properties, LLC
The Ellen Ratner 2000 Trust
FC Forest Avenue Retail, LLC
RRG Court Street Retail, LLC
RRG Steinway Street Retail, LLC
RRG Bloomfield, LLC
BR Basketball, LLC
BR Land, LLC
BR First New York, L.P.
Ratner Realty Group, Inc.
BR 42 Hotel, LLC
BR 8 South, LLC
RRG East River, LLC
RRG Yonkers, LLC
RRG 330 Jay Office, LLC
RRG Mill Basin, LLC
RRG Tilden Associates, L.P.
RRG Tilden, Inc.
BR Retail Member, LLC
Bruce C. Ratner
Michael D. Ratner
Ellen Ratner